                           RIGHTPOINT SOFTWARE, INC.
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD JANUARY 4, 2000

To the Stockholders of RightPoint Software, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of RightPoint Software, Inc., a Delaware corporation, will be held at 9:00 a.m. local time, on January 4, 2000, at the offices of RightPoint Software, Inc., 1500 Fashion Island Boulevard, San Mateo, California 94404, to consider and vote upon the following proposals:

     1. To approve the merger agreement and the merger whereby a wholly-owned subsidiary of E.piphany, Inc. will merge with and into RightPoint and RightPoint stockholders will become stockholders of E.piphany.

     2. To approve the automatic conversion of all outstanding shares of RightPoint preferred stock into RightPoint common stock immediately prior to completion of the merger.

     3. To transact such other business as may properly come before the special meeting or at any postponements or adjournments of the special meeting.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

     The merger and related transactions are more fully described in the proxy statement/prospectus and the annexes thereto, including the merger agreement, accompanying this notice.

     Any action may be taken on any of the foregoing proposals at the special meeting on the date specified above or on any date to which the special meeting may properly be adjourned. Only stockholders of record at the close of business on December 1, 1999 are entitled to notice of and to vote at the special meeting or any adjournment thereof.

                                       By Order of the Board of Directors,

                                       /s/ Gayle Crowell
                                       Gayle Crowell
                                       Secretary

San Mateo, California
December 10, 1999

           PROXY STATEMENT                           PROSPECTUS
                  OF                                     OF
       RIGHTPOINT SOFTWARE, INC                   E.PIPHANY, INC.

The Boards of Directors of E.piphany, Inc. and RightPoint Software, Inc. have agreed to merge a subsidiary of E.piphany with RightPoint, causing RightPoint to become a wholly-owned subsidiary of E.piphany. E.piphany will acquire all outstanding shares of RightPoint common stock and will assume all outstanding options, warrants and other rights to purchase RightPoint common stock. Upon the completion of the merger, RightPoint stockholders will receive approximately
0.1185 of a share of E.piphany common stock for each share of RightPoint common stock held by them, based on RightPoint's outstanding stock, options and warrants as of December 1, 1999. Of this number, approximately 0.0178 of a share of E.piphany common stock will be placed into an escrow fund. Based on RightPoint's outstanding stock, options and warrants as of December 1, 1999, a total of approximately 2,998,000 shares of E.piphany common stock are expected to be issued in the merger, approximately 450,000 shares of which will be placed into the escrow fund. In addition, options and warrants of RightPoint will be converted into options and warrants to purchase approximately 525,000 shares of E.piphany common stock in the merger, based on RightPoint's outstanding options and warrants as of December 1, 1999.

E.piphany common stock trades on the Nasdaq Stock Market under the symbol "EPNY." On December 8, 1999 the closing price of E.piphany common stock was $183.875 per share.

Completion of the merger requires the approval of RightPoint's stockholders of the merger agreement, the merger and the conversion of RightPoint preferred stock into RightPoint common stock. RightPoint has scheduled a special meeting of its stockholders to vote on these proposals. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to RightPoint. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of the proposals. You may vote at the special meeting if you owned shares of RightPoint stock as of the close of business on December 1, 1999. The date, time and place of the special meeting are as follows:

                                January 4, 2000
                             9:00 a.m., local time
                           RightPoint Software, Inc.
                         1500 Fashion Island Boulevard
                              San Mateo, CA 94404

WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 15.

                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE E.PIPHANY COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this proxy statement/prospectus is December 10, 1999 and this proxy statement/ prospectus and the accompanying form of proxy card are first being mailed to the stockholders of RightPoint on or about December 13, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers about the E.piphany/RightPoint
  Merger....................................................     1
Prospectus Summary..........................................     5
Selected Historical Summary Financial Information...........    10
Comparative Per Share Data..................................    13
Market Price Information....................................    14
Risk Factors................................................    15
Where You Can Find More Information.........................    32
Forward-Looking Statements May Prove Inaccurate.............    33
Trademarks..................................................    33
RightPoint's Solicitation of Stockholder Approval...........    34
Proposal No 1: The Merger and Related Transactions..........    37
Terms of the Merger.........................................    46
Other Agreements............................................    55
Proposal No. 2: Automatic Conversion of RightPoint Preferred
  Stock.....................................................    57
Unaudited Pro Forma Combined Condensed Financial
  Information...............................................    59
E.piphany Selected Historical Financial Data................    64
E.piphany Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................    65
E.piphany Business..........................................    72
E.piphany Management........................................    85
Security Ownership of Management and Principal Stockholders
  of E.piphany..............................................    95
Certain Relationships and Related Transactions..............    97
RightPoint Selected Historical Financial Data...............    99
RightPoint Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   100
RightPoint Business.........................................   106
RightPoint Management.......................................   110
Security Ownership of Management and Principal Stockholders
  of RightPoint.............................................   115
Dissenters' Rights..........................................   116
Comparison of Capital Stock.................................   121
Legal Matters...............................................   127
Experts.....................................................   128
Change in Independent Public Accountants....................   128
E.piphany, Inc. Index to Financial Statements...............   F-1
RightPoint Software, Inc. Index to Financial Statements.....  F-27

ANNEX I    Agreement and Plan of Reorganization

ANNEX II   Form of Voting Agreement

ANNEX III  Dissenters' Rights Statutes

                             QUESTIONS AND ANSWERS
                     ABOUT THE E.PIPHANY/RIGHTPOINT MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: E.piphany and RightPoint believe that E.piphany's acquisition of RightPoint will create a combined company that will be able to:

   - Offer customers a more comprehensive and robust set of software solutions,

   - Have greater capacity to develop, market and support its software solutions, and

   - Have increased revenue opportunities.

Q: WHEN IS THE SPECIAL STOCKHOLDERS' MEETING RELATING TO THE MERGER AND WHAT
   SPECIFIC PROPOSALS WILL I BE ASKED TO CONSIDER?

A: The RightPoint special stockholders' meeting will take place on January 4, 2000. At the special meeting:

   - RightPoint stockholders will be asked to approve the merger agreement and the merger whereby a wholly owned subsidiary of E.piphany will merge with and into RightPoint, with RightPoint stockholders becoming stockholders of E.piphany, and

   - Holders of RightPoint preferred stock will also be asked to approve the automatic conversion of all RightPoint preferred stock into RightPoint common stock immediately prior to the completion of the merger.

   THE RIGHTPOINT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THESE PROPOSALS.

Q: IF I AM NOT GOING TO ATTEND THE STOCKHOLDER MEETING, SHOULD I RETURN MY PROXY
   CARD INSTEAD?

A: Yes. Please fill out and sign your proxy card and return it in the enclosed envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the special meeting.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Send in a later-dated, signed proxy card to RightPoint's Secretary before the special meeting or attend the special meeting in person and vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, E.piphany will send RightPoint stockholders written instructions for exchanging their RightPoint stock certificates for E.piphany stock certificates.

Q: WHAT DO I NEED TO DO NOW?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. In addition, you may attend the special meeting in person, rather than signing and mailing your proxy card.

Q: HOW DO RIGHTPOINT'S OFFICERS AND DIRECTORS PLAN TO VOTE ON THE PROPOSALS?

A: RightPoint's board of directors has unanimously approved the merger agreement, the merger and the conversion of RightPoint preferred stock into RightPoint common stock, and recommends that RightPoint's stockholders approve the merger agreement, the merger and the conversion of RightPoint preferred stock into RightPoint common stock. You should also be aware that RightPoint's executive officers, directors and venture capital firms affiliated with some of these officers and directors have already agreed to vote in favor of the merger, the merger agreement and the conversion of RightPoint preferred stock into RightPoint common stock at the RightPoint special meeting. These people and firms control enough votes to ensure that the merger agreement, the merger and the conversion of RightPoint preferred stock into RightPoint common stock will be approved.

Q: WHAT WILL HOLDERS OF RIGHTPOINT COMMON STOCK RECEIVE AS A RESULT OF THE
   MERGER?

A: Based on the number of shares of RightPoint stock outstanding or subject to outstanding options and warrants as of December 1, 1999, each RightPoint stockholder will be entitled to approximately 0.1185 of a share of E.piphany common stock for each share of RightPoint common stock held by the stockholder at the time of the merger.

   For example, if you currently own 10,000 shares of RightPoint common stock, then after the merger you will receive approximately 1,185 shares of E.piphany common stock, subject to the escrow provisions described below.

Q: WHAT IF I CURRENTLY OWN SHARES OF RIGHTPOINT PREFERRED STOCK?

A. It is a condition of the merger that all shares of RightPoint preferred stock convert into RightPoint common stock prior to the merger. Proposal No. 2 to be voted on at the special meeting will provide for automatic conversion of RightPoint preferred stock if the requisite vote is obtained. As a result of the conversion, each share of RightPoint preferred stock will convert into shares of RightPoint common stock as follows:

         SERIES OF              SHARES OF
      PREFERRED STOCK          COMMON STOCK
      ---------------     ----------------------
   Series A preferred...          1.501
   Series B preferred...          1.555
   Series C preferred...          1.995
   Series D preferred...          1.204
   Series E preferred...          1.000

   All shares of RightPoint common stock received upon the conversion of RightPoint preferred stock will be exchanged for E.piphany common stock in the merger.

Q: HOW MANY SHARES OF E.PIPHANY COMMON STOCK WILL BE ISSUED IN THE MERGER?

A: E.piphany will exchange up to approximately 3,523,000 shares of its common stock for all of RightPoint's outstanding shares of common stock and shares underlying options and warrants to purchase RightPoint common stock.

Q: HOW MANY SHARES OF E.PIPHANY COMMON STOCK WILL RIGHTPOINT'S STOCKHOLDERS OWN
   AFTER THE MERGER?

A: Based on the number of shares of RightPoint common stock outstanding as of December 1, 1999, after the merger, stockholders of RightPoint will own approximately 2,998,000 shares of E.piphany common stock. These shares will represent approximately 10% of E.piphany's total common stock outstanding based on the number of shares of E.piphany common stock outstanding as of November 1, 1999. In addition, E.piphany will assume options and warrants to purchase approximately 525,000 shares of E.piphany common stock in the merger, based on RightPoint's outstanding options and warrants as of December 1, 1999.

Q: WHAT IS THE ESCROW FUND?

A: At the time of the merger, 15% of the shares of E.piphany common stock to be issued in the merger in respect of outstanding shares of RightPoint common stock, or a total of approximately 450,000 shares of E.piphany common stock, will be placed into the escrow fund. The escrow fund will be held by U.S. Bank Trust, National Association.

   The escrow fund is similar to a security deposit. RightPoint has made various representations, warranties and covenants in the merger agreement. If these representations, warranties or covenants are inaccurate or breached, E.piphany will be entitled to be compensated for resulting losses to E.piphany from the escrow fund.

   Subject to any unresolved claims that E.piphany may have against the escrow fund, shares of E.piphany common stock will be released from escrow to RightPoint stockholders soon after the twelve month anniversary of the closing of the merger such that approximately 300,000 shares of E.piphany common stock remain in escrow. Subject to unresolved E.piphany claims, the remaining shares of E.piphany common stock will be released to RightPoint stockholders soon after the eighteen month anniversary of the closing of the merger.

Q: WHO IS THE STOCKHOLDER REPRESENTATIVE?

A: RightPoint has appointed Stewart Schuster, a director of RightPoint, as the representative for the RightPoint stockholders. As such, Mr. Schuster will represent your interests after the merger and will be entitled to make certain decisions regarding the escrow fund. By approving the merger agreement, you are consenting to the appointment of Mr. Schuster as your representative.

Q: AM I FREE TO IMMEDIATELY RESELL THE E.PIPHANY COMMON STOCK I RECEIVE IN THE
   MERGER?

A: No. Under the terms of the merger agreement you are being asked to approve, all shares of E.piphany common stock issued in the merger will be "locked-up" until March 20, 2000. In other words, the RightPoint stockholders who receive shares of E.piphany common stock in the merger will not be able to sell or otherwise transfer these shares prior to that date. These resale restrictions are identical to the restrictions imposed on E.piphany's existing stockholders at the time of its initial public offering. There will be a legend on the E.piphany stock certificates you receive as a result of the merger reflecting these restrictions. If the restrictions imposed on E.piphany's existing stockholders are released in full or in part prior to March 20, 2000, the restrictions placed on the RightPoint stockholders will be similarly released.

   In addition, RightPoint's executive officers, directors and their affiliates will be able to resell their common stock only if they comply with certain securities laws that will impose additional restrictions on their resales. These stockholders have also generally agreed to be bound by any "lock-up" restrictions imposed upon E.piphany's officers, directors and greater than 1% stockholders in connection with any future E.piphany public offering.

Q: WILL I RECEIVE FRACTIONAL SHARES AS A RESULT OF THE MERGER?

A: No. All fractional shares of E.piphany common stock will be rounded down to the nearest whole share.

Q: WHAT ARE THE TAX CONSEQUENCES TO STOCKHOLDERS OF THE MERGER?

A: The merger is intended to be treated as a tax-free reorganization for federal income tax purposes. If the merger qualifies as a reorganization, RightPoint stockholders generally will not recognize gain or loss on the exchange of their stock in the merger. Tax matters, however, are very complicated and the tax consequences of the merger to you will depend on the facts of your particular situation. We encourage you to contact your tax advisors to determine the tax consequences of the merger to you. To review the tax consequences to E.piphany and RightPoint stockholders in greater detail, see the section entitled "Proposal No. 1: The Merger and Related
   Transactions -- Certain United States Federal Income Tax Considerations" in this proxy statement/prospectus.

Q: DO I HAVE DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER?

A: Yes. RightPoint stockholders are entitled to dissenters' rights in connection with the merger. These rights are described in the section entitled "Dissenters' Rights" in this proxy statement/prospectus.

Q: WILL MY RIGHTS AS AN E.PIPHANY STOCKHOLDER BE DIFFERENT THAN MY RIGHTS AS A
   RIGHTPOINT STOCKHOLDER?

A: Yes. At the time of the merger, you will become an E.piphany stockholder.
   There are important differences between the rights of stockholders of RightPoint and stockholders of E.piphany. Please carefully review the description of these differences in the section entitled "Comparison of Capital Stock -- Comparison of Capital Stock of E.piphany and RightPoint" in this proxy statement/prospectus.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger immediately after the RightPoint special meeting on January 4, 2000.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the merger, please call Alfred Castino, the chief financial officer of RightPoint, at (650) 287-2000.

                   ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE
                   MERGER OF INTEREST TO RIGHTPOINT EMPLOYEES

Q: WHAT WILL HAPPEN TO EMPLOYEE STOCK OPTIONS HELD BY RIGHTPOINT EMPLOYEES?

A: 1995 Stock Option Plan. All outstanding options to purchase RightPoint common stock under the RightPoint 1995 Stock Option Plan will become fully vested and exercisable as a result of the merger, and will terminate if unexercised when the merger is completed. The administrator of the RightPoint 1995 Stock Option Plan will separately notify the holders of all unexercised options under the 1995 Stock Option Plan of the procedures and timing required for exercising such options.
   1996 Stock Option Plan. All outstanding options to purchase shares of RightPoint common stock under the RightPoint 1996 Stock Option Plan, whether or not exercisable, will be assumed by E.piphany and be generally subject to the same terms and conditions governing outstanding RightPoint options immediately prior to the completion of the merger, except that the number of E.piphany common shares into which each outstanding RightPoint option will be exercisable and the exercise price will be appropriately adjusted to reflect the ratio of E.piphany common stock issuable in exchange for RightPoint common stock pursuant to the merger agreement.

Q: MAY I EXERCISE STOCK OPTIONS BETWEEN NOW AND THE COMPLETION OF THE MERGER?

A: Yes. Any shares you receive by exercise of stock options prior to completion of the merger will be exchanged in the merger and subject to the "lock-up" and escrow provisions described above.

                               PROSPECTUS SUMMARY

The following contains a summary of certain information contained elsewhere in this proxy statement/prospectus. This summary does not contain a complete statement of all material elements of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this proxy statement/prospectus and in the information and documents annexed hereto.

THE COMPANIES

E.piphany, Inc. E.piphany develops and markets software that companies can use to establish, maintain and continually improve customer relationships across both Internet and traditional sales, marketing and distribution channels. The E.piphany E.4 System is an integrated set of software solutions that provide capabilities for analysis of customer data and marketing campaign management. Companies can implement the E.piphany E.4 System to collect and analyze data from their existing software systems and from third party data providers to profile their customers' characteristics and preferences. Business users within these companies can then act on this information by using the Epiphany E.4 System to design and execute marketing campaigns as well as customize products and services. The principal executive offices of E.piphany are located at 1900 South Norfolk Street, Suite 310, San Mateo, California 94403 and its telephone number is (650) 356-3800.

RightPoint Software, Inc. RightPoint develops and markets real-time eMarketing solutions. RightPoint's software solutions enable companies to rapidly optimize and present marketing offers, promotions, and communications while a customer is interacting with a web site, call center agent or other point of customer interaction. RightPoint's real-time marketing software applications provide a single integrated view of the customer across multiple channels, allowing consistent marketing messages and promotions to customers regardless of which of these channels a customer is using. RightPoint's principal executive offices are located at 1500 Fashion Island Boulevard, San Mateo, California 94404, and its telephone number is (650) 287-2000.

Yosemite Acquisition Corporation. Yosemite Acquisition Corporation is a wholly owned subsidiary of E.piphany and is a Delaware corporation recently organized by E.piphany for the purpose of effecting the merger. Yosemite Acquisition Corporation has no material assets and has not engaged in any activities except in connection with the merger.

SPECIAL MEETING OF STOCKHOLDERS OF RIGHTPOINT

Date, Time, Place and Purpose. The date, time and place of the special meeting are as follows:

                                January 4, 2000
                             9:00 a.m., local time
                           RightPoint Software, Inc.
                         1500 Fashion Island Boulevard
                              San Mateo, CA 94404

At the special meeting:

- RightPoint stockholders will be asked to approve the merger agreement and the merger whereby a wholly owned subsidiary of E.piphany will merge with and into RightPoint, with RightPoint stockholders becoming stockholders of E.piphany, and

- Holders of RightPoint preferred stock will also be asked to approve the automatic conversion of all RightPoint preferred stock into RightPoint common stock immediately prior to the completion of the merger.

Holders of RightPoint stock may also consider and vote upon such other matters as may be properly brought before the special meeting.

Record Date. Only RightPoint stockholders of record at the close of business on the RightPoint Record Date, December 1, 1999, are entitled to notice of and to vote at the special meeting.

                                PROPOSAL NO. 1:

                                   THE MERGER

REASONS FOR THE MERGER

E.piphany and RightPoint believe that E.piphany's acquisition of RightPoint will create a combined company that will:

- Offer customers a more comprehensive and robust set of software solutions,

- Have greater capacity to develop, market and support its software solutions, and

- Have increased revenue opportunities.

Required Vote. Under applicable Delaware law, California law and the charter documents of RightPoint, approval of the merger requires the affirmative vote of holders of:

- a majority of the outstanding shares of RightPoint common stock,

- a majority of the outstanding shares of RightPoint preferred stock,

- two-thirds of the outstanding shares of Series B, C, D and E RightPoint preferred stock, voting together, and

- a majority of all outstanding shares of RightPoint common stock and preferred stock, voting together.

All RightPoint executive officers, directors and their affiliates have agreed to vote all shares over which they exercise voting control for the approval of the merger and merger agreement. The vote of these shares by themselves is sufficient to approve the merger and the merger agreement.

As of the RightPoint Record Date, there were:

- 73 stockholders of record of RightPoint common stock and 5,871,815 shares of RightPoint common stock outstanding,

- 60 stockholders of record of RightPoint preferred stock and 15,476,443 shares of RightPoint preferred stock outstanding,

- 49 stockholders of record of RightPoint Series B, C, D and E preferred stock and 13,429,443 shares of these series of preferred stock outstanding, and

- 125 stockholders of record of RightPoint common stock and preferred stock and 25,303,173 shares of RightPoint common stock and preferred stock outstanding on an as-converted basis.

No approval by stockholders of E.piphany is required to effect the merger. E.piphany, as the sole stockholder of Yosemite Acquisition Corporation, has approved the merger and the merger agreement.

RECOMMENDATION OF THE RIGHTPOINT BOARD OF DIRECTORS

The board of directors of RightPoint has unanimously approved the merger agreement and the merger and believes that the merger is fair to, and in the best interests of, RightPoint and its stockholders. The RightPoint Board, therefore, unanimously recommends that holders of RightPoint stock vote FOR approval of the merger and the merger agreement.

Interests of RightPoint Officers and Directors in the Merger. In considering the RightPoint board of directors' recommendation that you approve the merger and the merger agreement, you should note that RightPoint's officers and directors have interests in the merger that are different from, or in addition to, your interests. Specifically, as a result of or in connection with the merger:

- certain RightPoint officers and directors will become officers of E.piphany,

- the vesting of some of the stock options held by RightPoint's officers and directors will accelerate as a result of the merger, and

- certain officers of RightPoint have been granted additional options to purchase

  RightPoint common stock in connection with the merger.

As a result, RightPoint's directors and officers could be more likely to vote to approve the merger and the merger agreement than RightPoint stockholders generally.

THE MERGER AND MERGER AGREEMENT

Effective Time of the Merger. The merger will become effective upon the effectiveness of the filing of a certificate of merger with the Secretary of State of Delaware. Assuming all conditions to the merger are met or waived prior thereto, it is anticipated that the closing of the merger will be on or about January 4, 2000.

Effect of the Merger. At the closing of the merger, Yosemite Acquisition Corporation will be merged with and into RightPoint, the separate corporate existence of Yosemite Acquisition Corporation will cease and RightPoint will continue as the surviving corporation and as a wholly-owned subsidiary of E.piphany.

Subject to the approval of Proposal No. 2, all shares of RightPoint preferred stock will be converted into RightPoint common stock immediately prior to the merger.

As of the closing of the merger, by virtue of the merger and without any action on the part of Yosemite Acquisition Corporation, RightPoint or the holder of any shares of RightPoint stock, the following will occur in accordance with the terms and conditions of the merger agreement:

- All outstanding shares of RightPoint common stock will be converted into the right to receive approximately 0.1185 of a share of E.piphany common stock, based on RightPoint's outstanding stock, options and warrants as of December 1, 1999.

- All outstanding options, warrants and other rights to purchase RightPoint capital stock will be assumed by E.piphany and will become options, rights and warrants to purchase E.piphany common stock. The exercise price and number of shares of E.piphany common stock for which they are convertible will be adjusted to reflect the exchange ratio of approximately 0.1185 of a share of E.piphany common stock for each share of RightPoint common stock.

Escrow Fund. In connection with the merger, 15% of the number of shares of E.piphany common stock issuable in respect of the RightPoint common stock outstanding at the closing of the merger will be placed in escrow with U.S. Bank Trust, National Association. Each RightPoint stockholder will be deemed to have contributed into the escrow fund in proportion to the aggregate number of shares of E.piphany common stock that such stockholder would otherwise have been entitled under the merger agreement. The escrow fund will be available to compensate E.piphany for any losses as a result of any inaccuracy or breach of a representation or warranty of RightPoint contained in the merger agreement or any failure to comply with any covenant contained in the merger agreement. E.piphany may not receive any shares from the escrow fund for a breach of a representation, warranty or covenant unless and until E.piphany suffers cumulative losses in excess of $1.75 million ($500,000 in the event of representations, warranties or covenants related to intellectual property issues). Subject to any unresolved claims that E.piphany may have against the escrow fund, shares of E.piphany common stock will be released from escrow to RightPoint stockholders soon after the twelve month anniversary of the closing of the merger such that 10% of the number of shares of E.piphany common stock issuable in respect of the RightPoint common stock at the closing of the merger remain in escrow. The remaining shares of E.piphany common stock will be released soon after the eighteen month anniversary of the closing of the merger.

Conduct Prior to Merger. RightPoint has generally agreed to operate its business in the ordinary course and consistent with past practice prior to the merger. RightPoint has also agreed not to initiate or engage in discussions regarding a business combination with any party other than E.piphany unless and until the merger agreement is terminated.

Conditions to the Merger. Consummation of the merger is subject to the satisfaction of various conditions, including:

- approval of the merger by the requisite vote of the RightPoint stockholders,

- all RightPoint preferred stock shall have been converted into RightPoint common stock,

- the representations and warranties of each of the parties to the merger agreement shall be materially true and correct immediately prior to the closing of the merger, and

- there shall have been no material adverse change in RightPoint's or E.piphany's condition.

Termination. The merger agreement may be terminated under certain circumstances, including:

- by mutual written consent of E.piphany and RightPoint,

- by either E.piphany or RightPoint if the other party commits certain breaches of representations, warranties or covenants contained in the merger agreement,

- by either E.piphany or RightPoint if the other suffers a material adverse change prior to the merger, or

- if the merger is not consummated on or before March 31, 2000.

Conduct of the Combined Companies Following the Merger. E.piphany currently plans to maintain the operations of RightPoint as an operating division of E.piphany.

RELATED AGREEMENTS

Employment and Noncompetition Agreements. In connection with the merger, Gayle Crowell, President and Chief Executive Officer of RightPoint, and Earl Stahl, Vice President, Products and Strategy of RightPoint, agreed to enter into employment and noncompetition agreements with E.piphany. These agreements provide for the payment of minimum salaries and bonuses and, in certain circumstances, severance payments, to each of these individuals. In addition, Ms. Crowell and Mr. Stahl will agree not to be employed in any capacity by certain named competitors of E.piphany or to solicit or hire any employees of E.piphany for a period of two years following the merger.

Voting Agreements. All RightPoint executive officers, directors and their affiliates have entered into voting agreements with E.piphany and RightPoint. Under the voting agreements, such persons have agreed to vote in favor of approval of the merger and the merger agreement.

Affiliate Agreements. All RightPoint executive officers, directors and their affiliates have entered into affiliate agreements with E.piphany restricting the sale, transfer or other disposition of the shares of E.piphany common stock issued to such affiliate in connection with the merger or otherwise held by such affiliate other than in compliance with the requirements of the federal securities laws.

OTHER CONSIDERATIONS

Market Price Data. E.piphany common stock has been traded on the Nasdaq Stock Market's National Market under the symbol "EPNY" since E.piphany's initial public offering in September 1999. On November 15, 1999, the last trading day before the announcement by E.piphany and RightPoint that they had signed the merger agreement, the closing price of E.piphany common stock as reported on the Nasdaq Stock Market's National Market was $112.50 per share. On December 8, 1999, the closing price of E.piphany common stock as reported on the Nasdaq Stock Market's National Market was $183.875. There can be no assurance as to the actual price of E.piphany common stock prior to, at, or at any time following the closing of the merger.

No established trading market exists for RightPoint stock.

Restrictions on Resale. The E.piphany common stock received in the merger will be subject to certain "lock-up" restrictions that prohibit the sale or transfer of the shares until March 20,

2000, subject to the early release of the restrictions in certain circumstances. In addition, affiliates of RightPoint prior to the merger will be subject to additional restrictions on the resale of RightPoint common stock.

Certain Federal Income Tax Considerations. The merger is intended to qualify as a reorganization under Section 368(a) of the Code. If the merger so qualifies, no gain or loss will generally be recognized by the holders of shares of RightPoint stock on the exchange of their shares of RightPoint stock for shares of E.piphany common stock. All RightPoint stockholders should read carefully the discussion in the "Proposal No. 1: The Merger and Related
Transactions -- Certain United States Federal Income Tax Considerations" section of this proxy statement/prospectus. FURTHER, ALL RIGHTPOINT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEM.

Accounting Treatment. E.piphany intends to account for the merger as a purchase for financial reporting purposes in accordance with generally accepted accounting principles. See the section entitled "E.piphany Management's Discussion and Analysis of Financial Condition and Results of
Operations -- RightPoint Acquisition" in this proxy statement/prospectus.

Dissenters' Rights. Holders of RightPoint stock who do not vote in favor of the merger may, under certain circumstances and by following procedures prescribed by Delaware law and California law, exercise dissenters' rights and receive cash for their shares of RightPoint stock. A dissenting stockholder of RightPoint must follow the appropriate procedures under Delaware law or California law or will lose such rights. See the section entitled "Dissenters' Rights" in this proxy statement/prospectus.

                                PROPOSAL NO. 2:

               AUTOMATIC CONVERSION OF RIGHTPOINT PREFERRED STOCK

THE PROPOSAL

In addition to the merger and the merger agreement, the holders of RightPoint preferred stock are being asked to approve the automatic conversion of RightPoint preferred stock into RightPoint common stock effective immediately prior to the merger.

RECOMMENDATION OF THE RIGHTPOINT BOARD; VOTE REQUIRED

The board of directors of RightPoint has unanimously approved the automatic conversion of RightPoint preferred stock into common stock, and recommends that holders of RightPoint preferred stock vote FOR Proposal No. 2.

Approval of the preferred stock conversion requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of RightPoint preferred stock voting together. RightPoint's executive officers, directors and their affiliates have agreed to vote all of their shares of RightPoint preferred stock in favor of Proposal No. 2, which shares are sufficient to approve the proposal.

               SELECTED HISTORICAL SUMMARY FINANCIAL INFORMATION

The following selected historical summary annual financial information of E.piphany and RightPoint has been derived from their respective audited and unaudited historical financial statements. The financial statements for E.piphany for the two fiscal years ended December 31, 1998 and for RightPoint for the two fiscal years ended June 30, 1999 are included elsewhere in this proxy statement/prospectus. The selected historical financial information as of September 30, 1999, and for the nine month periods ended September 30, 1998 and 1999 for E.piphany and the three months ended September 30, 1998 and 1999 for RightPoint has been derived from the unaudited financial statements of E.piphany and RightPoint as of and for such periods which are included elsewhere in this proxy statement/prospectus, and which, in the opinion of E.piphany's and RightPoint's respective management, reflect all adjustments necessary for the fair presentation of this unaudited interim financial information. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the entire year.

                    E.PIPHANY SUMMARY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                    -----------------------    -------------------
                                                      1997          1998        1998        1999
                                                    ---------    ----------    -------    --------
                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenues..................................   $    --      $  3,377     $ 1,975    $ 10,468
  Cost of revenues................................        --         1,400         850       5,528
  Gross profit....................................        --         1,977       1,125       4,940
  Loss from operations............................    (3,220)      (10,613)     (6,952)    (16,218)
  Net loss........................................    (3,149)      (10,330)     (6,799)    (16,135)
                                                     =======      ========     =======    ========
  Basic and diluted net loss per share............   $ (2.90)     $  (7.19)    $ (3.62)   $  (2.90)
                                                     =======      ========     =======    ========
  Shares used in computing basic and diluted net
     loss per share...............................     1,087         1,437       1,877       5,563
                                                     =======      ========     =======    ========
  Pro forma basic and diluted net loss per share
     (unaudited)..................................                $  (1.17)    $ (0.82)   $  (1.00)
                                                                  ========     =======    ========
  Shares used in computing pro forma basic and
     diluted net loss per share (unaudited).......                   8,833       8,248      16,197
                                                                  ========     =======    ========

                                                               DECEMBER 31,
                                                              ---------------    SEPTEMBER 30,
                                                              1997     1998          1999
                                                              ----    -------    -------------
                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $369    $13,595       $89,701
  Working capital...........................................   131     12,601        85,765
  Total assets..............................................   801     16,364        97,976
  Long-term obligations, net of current portion.............    --        333         7,830
  Total stockholders' equity................................   468     13,440        80,862

---------------

The statement of operations for the year ended December 31, 1997 is presented for the period from inception in November 1996 to December 31, 1997. Operating expenses totaled $12,000 for the period from inception in November 1996 to December 31, 1996.

                    RIGHTPOINT SUMMARY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      THREE MONTHS ENDED
                                                YEAR ENDED JUNE 30,                      SEPTEMBER 30,
                                ---------------------------------------------------   -------------------
                                   1995        1996      1997      1998      1999       1998       1999
                                ----------   --------   -------   -------   -------   --------   --------
                                                                                          (UNAUDITED)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
  Total revenues..............  $      316   $    177   $ 1,345   $   806   $ 3,547   $   516    $ 1,289
  Total cost of revenues......          72         74       214       136       218         9        459
  Gross profit................         244        103     1,131       670     3,329       507        830
  Loss from operations........      (1,597)    (3,246)   (6,189)   (6,032)   (3,911)     (904)    (2,399)
  Net loss....................      (1,491)    (3,238)   (6,110)   (6,028)   (3,809)     (934)    (2,365)
                                ==========   ========   =======   =======   =======   =======    =======
  Basic and diluted net loss
     per share................  $(1,491.00)  $(539.67)  $(48.49)  $(10.48)  $ (3.83)  $ (1.79)   $ (2.12)
                                ==========   ========   =======   =======   =======   =======    =======
  Shares used in computing
     basic and diluted net
     loss per share...........           1          6       126       575       995       522      1,118
                                ==========   ========   =======   =======   =======   =======    =======
  Pro forma basic and diluted
     net loss per share
     (unaudited)..............                                              $ (0.24)  $ (0.08)   $ (0.12)
                                                                            =======   =======    =======
  Shares used in computing pro
     forma basic and diluted
     net loss per share
     (unaudited)..............                                               15,788    11,853     20,549
                                                                            =======   =======    =======

                                                         JUNE 30,
                                       ---------------------------------------------    SEPTEMBER 30,
                                        1995      1996      1997      1998     1999         1999
                                       -------   -------   -------   ------   ------    -------------
                                                                                         (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short
     term investments................  $     4   $   956   $ 2,169   $1,002   $8,076       $5,683
  Working capital (deficit)..........     (103)    2,175     1,136      (51)   7,358        5,099
  Total assets.......................      288     1,444     3,343    1,744    9,223        7,682
  Capital lease obligation, net of
     current portion.................      409       795       834      318       94           38
  Total stockholders' equity.........     (445)     (370)      993       65    7,530        5,705

                      SUMMARY PRO FORMA UNAUDITED COMBINED
                        CONDENSED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The unaudited summary pro forma combined condensed financial information of E.piphany and RightPoint is derived from the unaudited pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto, which are included elsewhere in this proxy statement/prospectus. In preparing the pro forma combined condensed statement of operations data, the RightPoint operations have been included as if the merger had occurred at the beginning of the earliest period presented. The unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position of the combined companies.

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              ------------    -------------
STATEMENT OF OPERATIONS DATA:
Total revenues..............................................   $   4,666        $  14,269
  Cost of revenues..........................................       1,527            6,167
  Gross profit..............................................       3,139            8,102
  Loss from operations......................................    (170,045)        (135,842)
  Net loss..................................................    (169,868)        (135,543)
  Basic and diluted net loss per share......................   $ (110.45)       $  (23.83)
  Shares used in computing basic and diluted net loss per
     share..................................................       1,538            5,688
  Pro forma basic and diluted net loss per share............   $  (16.53)       $   (7.31)
  Shares used in computing pro forma basic and diluted net
     loss per share.........................................      10,277           18,532

                                                                SEPTEMBER 30,
                                                                     1999
                                                              ------------------
BALANCE SHEET DATA AT PERIOD END:
Cash, cash equivalents and short term investments...........       $ 95,384
  Working capital...........................................         83,114
  Total assets..............................................        567,663
  Long-term obligations, net of current portion.............          7,868
  Total stockholders' equity................................        540,822

                           COMPARATIVE PER SHARE DATA

The following table sets forth certain historical per share data of E.piphany and RightPoint and combined per share data on an unaudited pro forma basis after giving effect to the merger and assuming that 0.1185 of a share of E.piphany common stock is issued in exchange for each outstanding share of RightPoint common stock and stock underlying options and warrants. This data should be read in conjunction with the selected historical financial information, the pro forma unaudited combined condensed financial information and the separate historical financial statements of E.piphany and notes thereto and historical consolidated financial statements of RightPoint and notes thereto, included elsewhere in this proxy statement/prospectus. All historical and pro forma share amounts are computed as if the preferred shares of E.piphany and RightPoint were converted to common stock from their date of issuance. The pro forma unaudited combined condensed financial information is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operating results.

The equivalent RightPoint pro forma share amounts are calculated by multiplying the combined pro forma per share amounts by the estimated exchange ratio of
0.1185 of a share of E.piphany common stock for each share of RightPoint common stock, assuming the conversion of all RightPoint preferred stock into RightPoint common stock.

Pro forma combined net loss per share reflects E.piphany's net loss for the year ended December 31, 1998 and the nine months ended September 30, 1999 and RightPoint's net loss for the 12 months ended December 31, 1998 and the nine months ended September 30, 1999 and is based upon E.piphany's weighted average common shares outstanding for the periods presented, and approximately 2,998,000 shares of E.piphany's common stock assumed to be issued in the merger, which excludes options and warrants to purchase approximately 525,000 shares of common stock which will be assumed in the merger.

                                                         YEAR ENDED        NINE MONTHS ENDED
                                                          OR AS OF              OR AS OF
                                                      DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                      -----------------    ------------------
Historical -- E.piphany
Basic and diluted net loss per share................       $ (1.17)              $(1.00)
  Book value per share..............................       $  0.69               $ 3.00

                                                            YEAR              THREE MONTHS
                                                       ENDED OR AS OF        ENDED OR AS OF
                                                        JUNE 30, 1999      SEPTEMBER 30, 1999
                                                      -----------------    ------------------
Historical -- RightPoint
Basic and diluted net loss per share................       $ (0.24)              $(0.12)
  Book value per share..............................       $  0.28               $ 0.37

                                                         YEAR ENDED        NINE MONTHS ENDED
                                                          OR AS OF              OR AS OF
                                                      DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                      -----------------    ------------------
Pro forma combined net loss per share
Pro forma combined net loss per E.piphany share.....       $(16.69)              $(7.36)
  Equivalent pro forma net loss per RightPoint
     share..........................................       $ (1.98)              $(0.87)
Pro forma combined book value per share
  Pro forma book value per E.piphany share..........                             $28.86
  Equivalent pro forma book value per RightPoint
     share..........................................                             $ 3.42

                            MARKET PRICE INFORMATION

E.piphany's common stock has been traded on the Nasdaq Stock Market's National Market under the symbol "EPNY" since September 22, 1999. The following table sets forth, for the periods indicated, the high and low closing prices for E.piphany common stock as reported by the Nasdaq Stock Market's National Market:

                                                               HIGH       LOW
                                                              -------    ------
Third Quarter 1999 (from September 22, 1999)................  $ 48.75    $38.31
  Fourth Quarter 1999 (through December 8, 1999)............  $188.94    $48.50

There is no established trading market for RightPoint capital stock.

As of November 1, 1999, E.piphany estimates that there were approximately 176 holders of record of E.piphany common stock and a substantially greater number of beneficial owners. As of December 1, 1999, there were approximately 125 holders of record of RightPoint capital stock.

To date, E.piphany has not declared or paid dividends on its common stock. The Board of Directors of E.piphany presently intends to retain all earnings for use in E.piphany's business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, E.piphany's credit facilities restrict the payment of dividends. To date, RightPoint has not declared or paid dividends on its common stock. In addition, RightPoint's credit facilities restrict the payment of dividends. The Board of Directors of RightPoint presently intends to retain all earnings for use in RightPoint's business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future.

The table below sets forth the high and low sales prices per share of E.piphany common stock on the Nasdaq Stock Market's National Market on November 15, 1999, the last completed trading day prior to the signing and announcement of the merger agreement, and on December 8, 1999. Also set forth is the implied equivalent value of one share of RightPoint common stock on each such date assuming an exchange ratio of 0.1185 of a share of E.piphany common stock for each share of RightPoint common stock and the conversion of all RightPoint preferred stock into RightPoint common stock.

                                                                           APPROXIMATE
                                                       E.PIPHANY            RIGHTPOINT
                                                      COMMON STOCK          EQUIVALENT
                                                   ------------------    ----------------
                                                    HIGH        LOW       HIGH      LOW
                                                   -------    -------    ------    ------
November 15, 1999................................  $126.00    $109.75    $15.00    $13.00
December 8, 1999.................................  $193.25    $167.00    $23.00    $20.00

As the table above indicates, fluctuations in the market price of E.piphany common stock affect the value of the RightPoint shares for which they are exchanged. The table illustrates that between November 15, 1999 and December 1, 1999, the value of a share of RightPoint common stock, had it been exchanged for E.piphany common stock at the assumed exchange ratio, would have fluctuated between $13.00 and $23.00.

THE FOREGOING TABLE SHOWS ONLY HISTORICAL COMPARISONS. THESE COMPARISONS MAY NOT PROVIDE MEANINGFUL INFORMATION TO YOU IN DETERMINING WHETHER TO APPROVE THE MERGER AND THE MERGER AGREEMENT. BECAUSE THE NUMBER OF SHARES OF E.PIPHANY TO BE ISSUED TO THE HOLDERS OF RIGHTPOINT COMMON STOCK IS FIXED, CHANGES IN THE MARKET PRICE OF E.PIPHANY COMMON STOCK WILL AFFECT THE DOLLAR VALUE OF E.PIPHANY COMMON STOCK TO BE RECEIVED BY STOCKHOLDERS OF RIGHTPOINT IN THE MERGER. RIGHTPOINT STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR E.PIPHANY COMMON STOCK, AND TO REVIEW CAREFULLY THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, PRIOR TO CONSIDERING WHETHER TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

                                  RISK FACTORS

You should carefully consider the risks described below before making your decision to consent to the merger and the merger agreement and investing in E.piphany. The risks and uncertainties described below are not the only ones facing E.piphany and RightPoint. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor may also harm our business operations.

If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or our results of operations could be seriously harmed. If that occurs, the trading price of E.piphany common stock could decline, and you may lose part or all of your investment.

RISKS RELATED TO THE MERGER

The following are risks related to the merger agreement, completion of the merger and the consequences of the merger.

E.PIPHANY AND RIGHTPOINT MAY NOT REALIZE ANY BENEFITS FROM THE MERGER.

Achieving the benefits of the merger will depend in part on the integration of technology, operations and personnel. The integration of E.piphany and RightPoint will be a complex, time consuming and expensive process and may disrupt E.piphany's business if not completed in a timely and efficient manner. Among the challenges involved in this integration are demonstrating to customers and suppliers that the merger will not result in adverse changes in client service standards or business focus, persuading personnel that E.piphany's and RightPoint's business cultures are compatible, retaining key personnel and addressing any perceived adverse changes in business focus. Neither E.piphany nor RightPoint has experience in integrating operations on the scale represented by the merger, and it is not certain that E.piphany and RightPoint can be successfully integrated in a timely manner or at all or that any of the anticipated benefits of the merger will be realized. Failure to do so could seriously harm the business, financial condition and operating results of the combined company.

DECREASES IN E.PIPHANY'S TRADING PRICE WILL REDUCE THE VALUE OF WHAT RIGHTPOINT STOCKHOLDERS RECEIVE IN THE MERGER.

Upon completion of the merger, each share of RightPoint common stock will be exchanged for approximately 0.1185 of a share of E.piphany common stock. There will be no adjustment for changes in the market price of E.piphany common stock, and RightPoint is not permitted to withdraw from the merger or resolicit the vote of its stockholders solely because of changes in the market price of E.piphany common stock. Accordingly, the specific dollar value of E.piphany common stock you will receive upon completion of the merger will depend on the market value of E.piphany common stock at the time of completion of the merger.

For a description of how E.piphany's market price has in the past fluctuated greatly and may continue to fluctuate in the future, refer to "-- Risks Related to E.piphany -- Variations in Quarterly Operating Results Due to Such Factors as Changes in Demand For Our Products and Changes in Our Mix of Revenues May Cause Our Stock Price to Decline." The market price of E.piphany common stock on a recent date is set forth under "Market Price Information."

YOU WILL NOT BE ABLE TO SELL YOUR SHARES PRIOR TO MARCH 20, 2000.

Under the terms of the merger agreement, the shares to be issued to the former stockholders of RightPoint will be subject to a "lock-up" which prohibits sale of the E.piphany common stock issued in the merger prior to March 20, 2000. The terms of the "lock-up" are equivalent to the terms imposed on existing E.piphany stockholders at the time of its initial public offering. E.piphany cannot assure you of the stock price at the expiration of the "lock-up". Affiliates of RightPoint, and those persons who become affiliates of E.piphany after the merger, will also be restricted by securities laws which restrict sales by affiliates after a merger.

IF E.PIPHANY AND RIGHTPOINT DO NOT INTEGRATE THEIR TECHNOLOGY QUICKLY AND EFFECTIVELY, MANY OF THE POTENTIAL BENEFITS OF THE MERGER MAY NOT BE REALIZED.

E.piphany intends to integrate RightPoint's technology into its own software solutions as well as offer RightPoint's solutions separately. E.piphany and RightPoint cannot assure you that they will be able to integrate their technology quickly and effectively. In order to obtain the benefits of the merger, we must make RightPoint's technology, products and services operate together with E.piphany's technology, products and services. We may be required to spend additional time or money on integration which would otherwise be spent on developing our business and services or other matters. If we do not integrate our technology effectively or if management spends too much time on integration issues, it could harm the combined companies' business, financial condition and results of operations.

THE MERGER MAY RESULT IN A LOSS OF RIGHTPOINT OR E.PIPHANY EMPLOYEES.

Despite E.piphany's efforts to hire and retain quality employees, E.piphany might lose some of RightPoint's or its own key employees following the merger. Competition for qualified management, engineering and technical employees in the software industry is intense. E.piphany and RightPoint have different corporate cultures, and RightPoint employees may not want to work for a larger, publicly-traded company instead of a smaller, start-up company. Some key employees of RightPoint hold options which will partially or fully vest as a result of the merger, and this may affect E.piphany's ability to retain these employees. In addition, competitors may recruit employees prior to the merger and during integration, as is common in high technology mergers. As a result, employees of RightPoint or the combined company could leave with little or no prior notice. E.piphany and RightPoint cannot assure you that the combined company will be able to attract, retain and integrate employees following the merger.

As a condition to the merger, Gayle Crowell, President and Chief Executive Officer of RightPoint, and Earl Stahl, Vice President, Products and Strategy of RightPoint, have entered into employment and non-competition agreements which will restrict their ability to compete with E.piphany if they leave E.piphany voluntarily. E.piphany and RightPoint cannot assure you of the enforceability of these non-competition agreements or that these employees will continue to work at E.piphany under their employment agreements after the merger.

THE MERGER MAY RESULT IN A LOSS OF CUSTOMERS.

RightPoint is currently dependent on a few key customers. As a result of the merger, however, some customers or potential customers may not continue to do business with RightPoint. In such case, we may lose significant revenue RightPoint might have otherwise received had the merger not occurred.

MERGER RELATED ACCOUNTING CHARGES WILL DELAY AND REDUCE E.PIPHANY'S
PROFITABILITY.

The RightPoint acquisition is being accounted for by E.piphany under the "purchase" method of accounting. Under the purchase method, the purchase price of RightPoint will be allocated to the assets and liabilities acquired from RightPoint. As a result, E.piphany will incur accounting charges

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from the merger which will delay and reduce E.piphany's profitability. These charges are currently estimated to include:

- amortization of intangible assets estimated to be approximately $462.0 million amortized over three years,

- in-process research and development of approximately $23.7 million, to be expensed in the quarter ended March 31, 2000, and

- other costs not currently known.

IF THE CONDITIONS TO THE MERGER ARE NOT MET, THE MERGER WILL NOT OCCUR.

Several conditions must be satisfied or waived to complete the merger. These conditions are described under "Terms of the Merger -- Conditions to the Merger" and in detail in the merger agreement. E.piphany and RightPoint cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and E.piphany and RightPoint each may lose some or all of the intended benefits of the merger. For example, if either party's representations and warranties are not materially true and correct at the closing or either party suffers a material adverse change in its condition prior to closing, the other party is not required to close. If the merger is not completed, RightPoint will require substantial additional capital resources to continue its business, which resources may not be available on favorable terms, or at all.

RIGHTPOINT OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

Some of the directors and officers of RightPoint have entered into agreements with E.piphany that provide them with interests in the merger that are different from, or are in addition to, your interests. In particular, Ms. Crowell and Mr. Stahl have entered into employment agreements with E.piphany, and Ms. Crowell has agreed to become an officer of E.piphany following the merger. In addition, the vesting of certain stock options held by officers of RightPoint will accelerate as a result of the merger. As a result, these directors and officers could be more likely to vote to approve the merger agreement than if they did not hold these interests. RightPoint stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

RISKS RELATED TO E.PIPHANY AND TO THE COMBINED COMPANY FOLLOWING THE MERGER

The following are risks related to an investment in E.piphany and in the combined company following the merger.

WE HAVE A HISTORY OF LOSSES, WE EXPECT LOSSES IN THE FUTURE AND WE MAY NOT EVER BECOME PROFITABLE.

E.piphany incurred net losses of $16.1 million in the nine months ended September 30, 1999, $10.3 million in the year 1998 and $3.1 million in the year 1997. E.piphany had an accumulated deficit of $29.6 million as of September 30, 1999. RightPoint incurred net losses of $3.8 million for the year ended June 30, 1999 and $2.4 million for the quarter ended September 30, 1999. RightPoint had an accumulated deficit of $23.8 million at September 30, 1999. We expect to incur losses in the foreseeable future. These losses may be substantial, and we may not ever become profitable. In addition, we expect to significantly increase our expenses in the near term, especially research and development and sales and marketing expenses. Therefore, our operating results will be harmed if our revenue does not keep pace with our expected increase in expenses or is not sufficient for us to achieve profitability. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase profitability on a quarterly or annual basis.

                                       17
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OUR LIMITED OPERATING HISTORY MAKES FINANCIAL FORECASTING AND EVALUATION OF OUR
BUSINESS DIFFICULT.

Our limited operating history makes it difficult to forecast our future operating results. E.piphany was founded in November 1996, and RightPoint was founded in 1991. Our revenue and income potential is unproven. E.piphany received its first revenues from licensing its software and performing related services in early 1998, and began shipping its most recent product in June 1999. RightPoint began offering its current real time marketing applications in April 1998. Since we do not have a long history upon which to base forecasts of future operating results, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history.

VARIATIONS IN QUARTERLY OPERATING RESULTS DUE TO SUCH FACTORS AS CHANGES IN DEMAND FOR OUR PRODUCTS AND CHANGES IN OUR MIX OF REVENUES MAY CAUSE OUR STOCK PRICE TO DECLINE.

We expect our quarterly operating results to fluctuate. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Our short-term expense levels are relatively fixed and are based on our expectations of future revenues. As a result, a reduction in revenues in a quarter may harm our operating results for that quarter. Our quarterly revenues, expenses and operating results could vary significantly from quarter-to-quarter. If our operating results in future quarters fall below the expectations of market analysts and investors, the trading price of our common stock will fall. Factors that may cause our operating results to fluctuate on a quarterly basis are:

- varying size, timing and contractual terms of orders for our products,

- our ability to timely complete our service obligations related to product sales,

- changes in the mix of revenue attributable to higher-margin product license revenue as opposed to substantially lower-margin service revenue,

- customers' decisions to defer orders or implementations, particularly large orders or implementations, from one quarter to the next, including decisions to defer related to year 2000 concerns,

- changes in demand for our software or for enterprise software and real time marketing solutions generally,

- announcements or introductions of new products by our competitors,

- software defects and other product quality problems,

- any increase in our need to supplement our professional services organization by subcontracting to more expensive consulting organizations to help provide implementation, support and training services when our own capacity is constrained, and

- our ability to hire, train and retain sufficient engineering, consulting, training and sales staff.

IF CUSTOMERS DO NOT CONTRACT DIRECTLY WITH CONSULTING ORGANIZATIONS TO IMPLEMENT AND SUPPORT OUR PRODUCTS, OUR REVENUES, PROFITABILITY AND MARGINS MAY BE HARMED.

E.piphany and RightPoint's principal focus has been to be providers of software solutions rather than services. As a result, we encourage our customers to purchase consulting, implementation, maintenance and training services directly from consulting organizations instead of purchasing these services from us. While we do not receive any fees directly from these consulting organizations when they contract directly with our customers, we believe that these consulting organizations increase market awareness and acceptance of our software solutions and allow us to focus on software development and licensing. If consulting organizations are unwilling or unable to provide a sufficient level and quality of services directly to our customers or if customers are unwilling to contract directly with these consulting organizations, we may not realize these benefits and our revenues and profitability may be harmed.

Further, to the extent that consulting organizations do not provide consulting, implementation, maintenance and training services directly to our customers, we need to provide these services to the customers. We provide these services to our customers either directly through our internal professional services organization or indirectly through subcontractors we hire to perform the services on our behalf. Because our margins on service revenues are less than our margins on license revenues, our overall margins decline when we provide services to customers. This is particularly true if we hire subcontractors to perform these services because it costs us more to hire subcontractors to perform these services than to provide the services ourselves.

IF OUR INTERNAL PROFESSIONAL SERVICES ORGANIZATION DOES NOT PROVIDE IMPLEMENTATION SERVICES EFFECTIVELY AND ACCORDING TO SCHEDULE, OUR REVENUES AND PROFITABILITY WOULD BE HARMED.

Customers that license our products typically require consulting, implementation, maintenance and training services and obtain them from our internal professional services organization, which employed a staff of 46 as of September 30, 1999, or from outside consulting organizations. RightPoint employed a staff of 11 in its internal professional services organization as of September 30, 1999. When we provide these services we generally recognize revenue from the licensing of our software products as the implementation services are performed. If our internal professional services organization does not effectively implement and support our products or if we are unable to expand our internal professional services organization as needed to meet our customers' needs, our ability to sell software and accordingly our revenues will be harmed.

In addition, when we sell licenses together with professional services for implementation, we generally recognize the revenue from both the license and the services as we perform the implementation services. Therefore, delays in providing implementation services will delay our recognition of revenue. If we are unable to expand our internal professional services organization to keep pace with sales, we will be required to increase our use of subcontractors to help meet our implementation and service obligations, which will result in lower gross margins. In addition, we may be unable to negotiate agreements with subcontractors to provide a sufficient level and quality of services. If we fail to retain sufficient subcontractors, our ability to sell software for which these services are required will be harmed and our revenues will suffer.

THE LOSS OF KEY PERSONNEL OR ANY INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD AFFECT OUR ABILITY TO SUCCESSFULLY GROW OUR BUSINESS.

Our future success will depend in large part on our ability to hire and retain a sufficient number of qualified personnel, particularly in sales, marketing, research and development, service and support. If we are unable to do so, this inability could affect our ability to grow our business. Competition for qualified personnel in high technology is intense, particularly in the Silicon Valley region of Northern California where our principal offices are located. Our future success also depends upon the continued service of our executive officers and other key sales, engineering and technical staff. The loss of the services of our executive officers and other key personnel would harm our operations. None of our officers or key personnel is bound by an employment agreement, and we do not maintain key person insurance on any of our employees. We would also be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.

The market price of E.piphany's common stock has increased substantially since its initial public offering in September 1999. Consequently, potential employees may perceive E.piphany's equity incentives such as stock options as less attractive. In that case, E.piphany's ability to attract

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

employees will be adversely affected. Furthermore, a substantial portion of the equity incentives previously granted to RightPoint employees will accelerate and become fully vested upon the closing of the merger. New options granted to RightPoint employees at the current market price of E.piphany common stock may not be sufficient to retain RightPoint employees. Finally, should E.piphany's stock price decline substantially, the retention value of stock options granted since E.piphany's initial public offering will decline.

OUR SERVICES REVENUES HAVE A SUBSTANTIALLY LOWER MARGIN THAN OUR PRODUCT REVENUES, AND AN INCREASE IN SERVICE REVENUES RELATIVE TO LICENSE REVENUES COULD HARM OUR GROSS MARGINS.

E.piphany's services revenues, which includes fees for consulting, implementation, maintenance and training, were 46% of its revenues for the nine months ended September 30, 1999 and 34% of our revenues for the year ended December 31, 1998. RightPoint's services revenues were 21% of its revenues for the year ended June 30, 1999 and 28% of revenues for the three months ended September 30, 1999. Both companies' services revenues have substantially lower gross margins than license revenues. E.piphany's cost of services revenues for the nine months ended September 30, 1999 was 113% of its services revenues. RightPoint's cost of services revenues for the year ended June 30, 1999 was 29% of its services revenues. An increase in the percentage of total revenues represented by services revenues could adversely affect our overall gross margins.

Services revenues as a percentage of total revenues and cost of services revenues as a percentage of total revenues have varied significantly from quarter to quarter due to our relatively early stage of development. The relative amount of services revenues as compared to license revenues has varied based on the volume of software solution orders compared to the volume of additional user orders. In addition, the amount and profitability of services can depend in large part on:

- the software solution which has been licensed,

- the complexity of the customers' information technology environment,

- the resources directed by customers to their implementation projects,

- the number of users licensed, and

- the extent to which outside consulting organizations provide services directly to customers.

NEW PRODUCT INTRODUCTIONS AND PRICING STRATEGIES BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND COULD RESULT IN PRESSURE TO PRICE OUR PRODUCTS IN A MANNER THAT REDUCES OUR MARGINS.

Competitive pressures could prevent us from growing, reduce our market share or require us to reduce prices on our products and services, any of which could harm our business.

We compete principally with vendors of:

- decision support and data warehousing software, such as Brio Technology, Business Objects, Cognos, Informatica and Sagent Technology,

- enterprise application software, such as Oracle, PeopleSoft, SAP, SAS, Siebel Systems and Sterling Wentworth,

- campaign management software, such as Exchange Applications and Prime Response, and

- real time marketing software, such as Andromedia and Net Perceptions.

Many of these companies have significantly greater financial, technical, marketing, service and other resources. Many of these companies also have a larger installed base of users, have been in business longer or have greater name recognition than we do. For example, in fiscal 1998 the annual revenue

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

of Oracle exceeded $7.1 billion, and the annual revenue of Siebel Systems exceeded $350 million. Some large companies may attempt to build capabilities into their products that are similar to the capabilities of our products. Some of our competitors' products may be more effective than our products at performing particular functions or be more customized for particular needs. Even if these functions are more limited than those provided by our products, our competitors' software products could discourage potential customers from purchasing our products. For example, our competitors' software products may incorporate other capabilities, such as recording accounting transactions, customer orders or inventory management data. A software product that performs these functions, as well as some of the functions of our software solutions, may be appealing to some customers because it would reduce the number of different types of software necessary to effectively run their business. Further, our competitors may be able to respond more quickly than we can to changes in customer requirements.

In addition, our products must integrate with software solutions provided by a number of our existing or potential competitors. These competitors could alter their products so that our products no longer integrate well with them, or they could deny or delay access by us to advance software releases that allow us to timely adapt our products to integrate with their products.

Our competitors have made and may also continue to make strategic acquisitions or establish cooperative relationships among themselves or with other software vendors. This may increase the ability of their products to address the need for software solutions such as ours which provide both the ability to collect data from multiple sources and analyze that data to profile customer characteristics and preferences. Our competitors may also establish or strengthen cooperative relationships with our current or future distributors or other parties with whom we have relationships, thereby limiting our ability to sell through these channels, reducing promotion of our products and limiting the number of consultants available to implement our software.

OUR REVENUES MIGHT BE HARMED BY RESISTANCE TO ADOPTION OF OUR SOFTWARE BY INFORMATION TECHNOLOGY DEPARTMENTS.

Some businesses may have already made a substantial investment in other third party or internally developed software designed to integrate data from disparate sources and analyze this data or manage marketing campaigns. These companies may be reluctant to abandon these investments in favor of our software. In addition, information technology departments of potential customers may resist purchasing our software solutions for a variety of other reasons, particularly the potential displacement of their historical role in creating and running software and concerns that packaged software products are not sufficiently customizable for their enterprises. If the market for our products does not grow for any of these reasons, our revenues may be harmed.

IF THE MARKET IN WHICH WE SELL OUR PRODUCTS AND SERVICES DOES NOT GROW AS WE ANTICIPATE, OUR REVENUES WILL BE REDUCED.

If the market for software that enables companies to establish, maintain and continually improve customer relationships by collecting and analyzing data to design and manage marketing campaigns and customize products and services does not grow as quickly or become as large as we anticipate, our revenues will be reduced. Our market is still emerging, and our success depends on its growth. Our potential customers may:

- not understand or see the benefits of using these products,

- not achieve favorable results using these products,

- experience technical difficulty in implementing or using these products, or

- use alternative methods to solve the same business problems.

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

In addition, because our products can be used in connection with Internet commerce and we are currently developing additional Internet commerce solutions, if the Internet commerce market does not grow as quickly as we anticipate, we may experience sales which are lower than our expectations.

IF WE FAIL TO DEVELOP NEW PRODUCTS OR IMPROVE OUR EXISTING PRODUCTS TO MEET OR ADAPT TO THE CHANGING NEEDS AND STANDARDS OF OUR INDUSTRY, SALES OF OUR PRODUCTS MAY DECLINE.

Our future success depends on our ability to address the rapidly changing needs of our customers and potential customers. We must maintain and improve our E.piphany E.4 System and RightPoint's real time marketing products and develop new products that include new technological developments, keep pace with products of our competitors and satisfy the changing requirements of our customers. If we do not, we may not achieve market acceptance and we may be unable to attract new customers. We may also lose existing customers, to whom we seek to sell additional software solutions and professional services.

To achieve increased market acceptance of our products, we must, among other things, continue to:

- improve and introduce new software solutions for reporting and analysis, distributed database marketing and e-commerce,

- integrate Right Point's real time marketing offerings with the E.piphany E.4 System Offerings,

- improve the effectiveness of our software, particularly in implementations involving very large databases and large numbers of simultaneous users,

- enhance our software's ease of administration,

- improve our software's ability to extract data from existing software systems, and

- adapt to rapidly changing computer operating system and database standards and Internet technology.

We may not be successful in developing and marketing these or other new or improved products. If we are not successful, we may lose sales to competitors.

In addition, we have entered into customer contracts which contain specific performance goals relating to new product releases or enhancements, and if we are not able to meet these goals, we may be required to, among other things, return fees, pay damages and offer discounts.

IF OUR PRODUCTS DO NOT STAY COMPATIBLE WITH CURRENTLY POPULAR SOFTWARE PROGRAMS, WE MAY LOSE SALES AND REVENUES.

The E.piphany E.4 System and RightPoint's real time marketing software must work with commercially available software programs that are currently popular. If these software programs do not remain popular, or we do not update our software to be compatible with newer versions of these programs, we may lose customers.

In order to operate the E.piphany E.4 System or the RightPoint Real Time eMarketing Suite, each of these systems must be installed on both a computer server running the Microsoft Windows NT computer operating system or, in the case of RightPoint, on a version of Unix, and a computer server running database software from Microsoft or Oracle. In addition, users access the E.piphany E.4 System and certain of RightPoint's products through standard Internet browsers such as Microsoft Internet Explorer. If we fail to obtain access to developer versions of these software products, we may be unable to build and enhance our products on schedule.

After installation, each of the E.piphany E.4 System and the RightPoint Real Time eMarketing Suite collects and analyzes data to profile customers' characteristics and preferences. This data may be stored in a variety of our customers' existing software systems, including leading systems from Oracle, PeopleSoft, Siebel Systems, SAP and Vantive, running on a variety of computer operating systems. If we fail to enhance our software to collect data from new versions of these products, we may lose potential customers. If we lose customers, our revenues and profitability may be harmed.

IF DATABASE ACCESS BECOMES STANDARDIZED, DEMAND FOR OUR PRODUCTS WILL BE
REDUCED.

Our products are useful for integrating data from a variety of disparate data sources. Adoption of uniform, industry-wide standards across various database and analytic software programs could minimize the importance of the data integration capabilities of our products. This, in turn, could adversely affect the competitiveness and market acceptance of our products. Also, a single competitor in the market for database and analytic software programs or real time marketing software programs may become dominant, even if there is no formal industry-wide standard. If large numbers of our customers adopt a single standard, this would similarly reduce demand for our product. If we lose customers because of the adoption of standards, we may have lower revenues and profitability.

OUR PRODUCTS HAVE A LONG SALES CYCLE WHICH MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS.

It takes us between three and six months to complete the majority of our sales, but it can take us up to one year or longer. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenditures accordingly. The period between our initial contact with a potential customer and their purchase of our products and services is relatively long due to several factors, including:

- the complex nature of our products,

- our need to educate potential customers about the uses and benefits of our products,

- the purchase of our products requires a significant investment of resources by a customer,

- our customers have budget cycles which affect the timing of purchases,

- many of our customers require competitive evaluation and internal approval before purchasing our products,

- potential customers may delay purchases due to announcements or planned introductions of new products by us or our competitors, and

- many of our customers are large organizations which may require a long time to make decisions.

The delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet our forecasts for a given quarter.

IF WE FAIL TO ESTABLISH, MAINTAIN OR EXPAND OUR RELATIONSHIPS WITH THIRD PARTIES, OUR ABILITY TO GROW REVENUES COULD BE HARMED.

In order to grow our business, we must generate, retain and strengthen relationships with third parties. To date, E.piphany has established relationships with several companies, including consulting organizations and system integrators that implement our software, including Cambridge Technology Partners, Ernst & Young and KPMG; resellers, including Acxiom, Harte Hanks and Pivotal; and application service providers that provide access to our software to their customers over the Internet, including Exactis.com, Bullseye Interactive, and Interrelate. RightPoint has a distribution and OEM agreement in place with Edify Corporation, a reseller agreement with Fair, Isaac & Company, and is developing relationships with integration partners. If the third parties with whom we have relationships do not provide sufficient, high-quality service or integrate and support our software correctly, our revenues may be harmed. In addition, the third parties with whom we have relationships may offer products of other companies, including products that compete with our products. We typically enter into contracts with third parties that generally set out the nature of our relationships. However, our contracts do not require these third parties to devote resources to promoting, selling and supporting our products. Therefore we have little control over these third parties. We cannot assure you that we can generate and maintain relationships that offset the significant time and effort that are necessary to develop these relationships.

We must also effectively take advantage of the resources and expertise of third parties to help us develop additional E.piphany E.4 System and real time marketing software. Our agreements with third parties do not require them to help us develop new software. If we fail to effectively work with third parties, our ability to increase revenues by broadening our software solution offerings, particularly in additional specific industries, will be limited.

IF WE FAIL TO EXPAND OUR DIRECT AND INDIRECT SALES CHANNELS, WE WILL NOT BE ABLE TO INCREASE REVENUES.

In order to grow our business, we need to increase market awareness and sales of our products and services. To achieve this goal, we need to increase both our direct and indirect sales channels. If we fail to do so, this failure could harm our ability to increase revenues. E.piphany currently receives substantially all of its revenues from direct sales, but we intend to increase sales through indirect sales channels in the future. We need to expand our direct sales force by hiring additional salespersons and sales management.

We intend to derive our revenues from our indirect sales channels by selling our software through value added resellers. These resellers offer our software products to their customers together with consulting and implementation services or integrate our software solutions with other software. We also intend to increasingly offer our software through application service providers, who install our software on their own computer servers and charge their customers for access to our software. We need to expand our indirect sales channels by entering into additional relationships with these third parties.

E.piphany has not derived a material amount of revenues from international sales to date, but we expect as part of our strategy to increase international sales principally through the use of indirect sales channels. We will be even more dependent on indirect sales channels in the future due to our international strategy. We also plan to use international direct sales personnel and therefore must hire additional sales personnel outside the United States. Our ability to develop and maintain these channels will significantly affect our ability to penetrate international markets.

OUR REVENUES DEPEND ON A SMALL NUMBER OF LARGE ORDERS FROM OUR TOP CUSTOMERS AND IF WE FAIL TO COMPLETE ONE OR MORE LARGE ORDERS, OUR REVENUES WILL BE REDUCED.

To date, we have received a significant portion of our revenues from a small number of large orders from our top customers. For the nine months ended September 30, 1999, Sallie Mae accounted for 13% of E.piphany's total revenues, and for the nine months ended September 30, 1998, Autodesk, Charles Schwab, Hewlett-Packard, Macromedia and Visio accounted for 40%, 22%, 16%, 11% and 10% of total revenues, respectively. For the three months ended, September 30, 1999, DIRECTV and Nissan accounted for 12% and 10% of total revenues, respectively and for the three months ended September 30, 1998, Charles Schwab, Hewlett-Packard and Autodesk accounted for 36%, 28% and 27% of E.piphany's total revenues, respectively. For the three months ended September 30, 1999

VoiceStream, Edify, AeroFund Bank, and MediaOne accounted for 42%, 20%, 14%, and 10% respectively of RightPoint's total revenues. For the fiscal year ended June 30, 1999, American Express, GTE, and Edify accounted for 41%, 15%, and 12% respectively of RightPoint's total revenues. Our operating results may be harmed if we are not able to complete one or more substantial product sales in any future period or attract new customers.

IF CUSTOMERS DELAY INSTALLATIONS OR PURCHASES OF OUR PRODUCTS TO AVOID HAVING TO PERFORM ADDITIONAL TESTS ON THEIR EXISTING SYSTEMS RELATED TO YEAR 2000 COMPLIANCE, OUR REVENUES WILL BE REDUCED IN THE NEAR TERM.

Many currently installed computer systems and software were written to accept and process only two digits to represent the year when storing dates. Beginning with the year 2000, these systems will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software products used by many companies may need to be upgraded to solve this problem to avoid incorrect or lost data. Some companies may delay installation of new systems during the remainder of 1999 and possibly into early 2000 to avoid having to perform additional tests on their existing systems. If these customers also defer purchases of our products until their year 2000 problems have been resolved, it will reduce our sales in the near term.

WE HAVE GROWN VERY QUICKLY AND IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO GENERATE NEW REVENUES AND ACHIEVE PROFITABILITY WOULD BE HARMED.

E.piphany has grown significantly since its inception and needs to grow quickly in the future. Any failure to manage this growth could impede our ability to increase revenues and achieve profitability. E.piphany has increased its number of employees from 21 at December 31, 1997 to 179 at September 30, 1999. Following the acquisition of RightPoint, we expect to have approximately 280 employees. The acquisition of RightPoint and future expansion could be expensive and strain our management and other resources. In order to manage growth effectively, we must:

- hire, train and integrate new personnel,

- augment our financial and accounting systems,

- manage our sales operations, which are in several locations, and

- expand our facilities.

IF OTHERS CLAIM THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY, WE COULD INCUR SIGNIFICANT EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS.

We cannot assure you that others will not claim that we are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We have not conducted a search for existing intellectual property registrations and we may be unaware of intellectual property rights of others that may cover some of our technology.

We have recently been contacted by a company who has asked us to evaluate the need for a license of a patent it holds directed to data extraction technology. This company has filed litigation alleging infringement of its patent against three of our competitors. We cannot assure you that the holder of the patent will not file litigation against us or that we would prevail in the case of such litigation. In addition, the patent holder has informed us that it has applications pending in numerous foreign countries. The patent holder may also have applications on file in the United States covering related subject matter, which are confidential until the patent is issued.

Any litigation regarding intellectual property rights could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements.

However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or an injunction against use of our products. A successful claim of patent or other intellectual property infringement against us would have an immediate material adverse effect on our business and financial condition.

In addition, in all of RightPoint's software license agreements, RightPoint indemnifies its customers against losses attributable to intellectual property infringement by RightPoint's software. Should a third party claim that RightPoint infringes their intellectual property, we could incur substantial costs in defending and resolving such claims.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THIS INABILITY COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUES AND INCREASE OUR COSTS.

Our success depends in large part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secrets, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, our competitive position may be harmed.

Our pending patent and trademark registration applications may not be allowed or competitors may successfully challenge the validity or scope of these registrations. In addition, our patents may not provide us a significant competitive advantage.

Other software providers could copy or otherwise obtain and use our products or technology without authorization. They also could develop similar technology independently which may infringe our proprietary rights. We may not be able to detect infringement and may lose a competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

In addition, one of the ways in which we charge for our software is based on the number of users at a particular site that will be permitted to use our software. Organizations that have a site license for a fixed number of users for our products may allow unauthorized use of our software by unlicensed users. Unauthorized use is difficult to detect and, to the extent that our software is used without authorization, we may lose potential license fees.

PRIVACY AND SECURITY CONCERNS, PARTICULARLY RELATED TO THE USE OF OUR SOFTWARE ON THE INTERNET, MAY LIMIT THE EFFECTIVENESS OF AND REDUCE THE DEMAND FOR OUR PRODUCTS

The effectiveness of our software products relies on the use of customer data collected from various sources, including information collected on web sites, as well as other data derived from customer registrations, billings, purchase transactions and surveys. Our collection and use of such data for customer profiling may raise privacy and security concerns. Our customers generally have implemented security measures to protect customer data from disclosure or interception by third parties. However, the security measures may not be effective against all potential security threats. If a well publicized breach of customer data security were to occur, our software products may be perceived as less desirable, impacting our future sales and profitability.

In addition, due to privacy concerns, some Internet commentators, consumer advocates, and governmental or legislative bodies have suggested legislation to limit the use of customer profiling technologies. The European Union and some European countries have already adopted some restrictions on the use of customer profiling data. In addition, Internet users can, if they choose, configure their web browsers to limit the collection of user data for customer profiling. Should many Internet users choose to limit the use of customer profiling technologies, or if major countries or regions adopt legislation or other restrictions on the use of customer profiling data, our software would be less useful to our customers, and our sales and profits could decrease.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR INTERNAL SYSTEMS, OUR SOFTWARE PRODUCTS OR THE PRODUCTS WITH WHICH OUR SOFTWARE INTEGRATES COULD ADVERSELY AFFECT OUR BUSINESS.

We cannot assure you that we will not experience unanticipated negative consequences relating to problems of computer systems in processing dates after January 1, 2000. These negative consequences include costs associated with:

- problems with our products,

- problems of the interaction of our products with other software, and

- loss of data in our internal systems.

E.piphany and RightPoint have tested their respective products and believe that these products are year 2000 compliant. E.piphany's and RightPoint's respective significant vendors of internal systems have reported that they are also year 2000 compliant or ready. In addition, E.piphany has tested its material internal systems. RightPoint has not conducted any such tests. We believe that, based on these tests and assurances of our vendors, we will not incur material costs to resolve year 2000 issues for our products and internal systems. If our tests and inquiries did not uncover all year 2000 problems or RightPoint encounters difficulties with its internal systems, we could be exposed to damages resulting from year 2000 failures and claims resulting from damages caused by any incorrect data produced by our software, whether through a claim of breach of warranty, product defect or otherwise.

If our professional services organization does not adequately address existing year 2000 issues of our customers, or there are preexisting errors in our customer databases, the usefulness of our software may be impaired. Although we cannot control the year 2000 compliance of our customers and their third-party vendors, we may still be subject to claims and liability based on the fact that our products provided incorrect data. These claims could divert significant management, financial and other resources and we may not have adequate commercial insurance to cover these claims.

If it comes to our attention that there are any year 2000 problems with our products or that some of our third-party hardware and software used in our internal systems or our products is not year 2000 compliant, then we will endeavor to make modifications to our products and internal systems, or purchase new internal systems, before year 2000 problems arise. Although we do not believe that the cost of these modifications and replacements, if any, will materially affect our operating results, we have no other contingency plan to address effects of year 2000 problems with our products and internal systems. We may not be able to resolve problems that we discover before we suffer losses. We cannot assure you that our products and systems will be year 2000 compliant or that we will not incur material expenses or liability relating to the year 2000 problem.

OUR PRODUCTS ARE NEW, AND IF THEY CONTAIN DEFECTS OR OUR SERVICES ARE NOT PERCEIVED AS HIGH QUALITY, WE COULD LOSE POTENTIAL CUSTOMERS OR BE SUBJECT TO DAMAGES.

E.piphany recently began shipping its first products in early 1998, and in June 1999, began shipping its E.piphany E.4 System software. RightPoint began shipping its current real time marketing software in April 1998. These products are complex and may contain currently unknown errors, defects or failures, particularly since they are new and recently released. In the past we have discovered software errors in some of our products after introduction. We may not be able to detect and correct errors before releasing our products commercially. If our commercial products contain errors, we may be required to:

- expend significant resources to locate and correct the error,

- delay introduction of new products or commercial shipment of products, or

- experience reduced sales and harm to our reputation from dissatisfied customers.

Our customers also may encounter system configuration problems which require us to spend additional consulting or support resources to resolve these problems.

In addition, our customers generally store their data across computer networks, which are often connected to the Internet. Our software operates across our customers' computer networks and can, at the customer's option, be accessed through an Internet connection. Our software contains technology designed to prevent theft or loss of data. Nevertheless, customers may encounter security issues with their existing databases installed across networks, particularly the Internet, or with our software. A security breach involving our software, or a widely publicized security breach involving the Internet generally, could harm our sales. A security breach involving our software could also expose us to claims for damages.

Because our software products are used for important decision-making processes by our customers, product defects may also give rise to product liability claims. Although our license agreements with customers typically contain provisions designed to limit our exposure, some courts may not enforce all or part of these limitations. Although we have not experienced any product liability claims to date, we may encounter these claims in the future. Product liability claims, whether or not successful, could:

- divert the attention of our management and key personnel from our business,

- be expensive to defend, and

- result in large damage awards.

Our product liability insurance may not be adequate to cover all of the expenses resulting from a claim. In addition, if our customers do not find our services to be of high quality, they may elect to use other training, consulting and product integration firms rather than contract for our services. If customers are dissatisfied with our services, we may lose revenues.

IF WE NEED ADDITIONAL FINANCING TO MAINTAIN AND EXPAND OUR BUSINESS, FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

We expect to incur net losses for the foreseeable future. We may need additional funds to expand or meet all of our operating needs. If we need additional financing, we cannot be certain that it will be available on favorable terms, if at all. Further, if we issue common stock, stockholders will experience additional dilution. If we need funds and cannot raise them on acceptable terms, we may not be able to:

- develop or enhance our products,

- take advantage of future opportunities, or

- respond to customers and competition.

WE INTEND TO EXPAND OUR INTERNATIONAL SALES EFFORTS BUT DO NOT HAVE SUBSTANTIAL EXPERIENCE IN INTERNATIONAL MARKETS.

Although our international sales have been immaterial to date, we intend to expand our international sales efforts in the future. We have very limited experience in marketing, selling and supporting our products and services abroad. If we are unable to grow our international operations successfully and in a timely manner, our business and operating results could be seriously harmed. In addition, doing business internationally involves greater expense and many additional risks, particularly:

- unexpected changes in regulatory requirements, taxes, trade laws and tariffs,

- differing intellectual property rights,

- differing labor regulations,

- unexpected changes in regulatory requirements,

- changes in a specific country's or region's political or economic conditions,

- greater difficulty in establishing, staffing and managing foreign operations, and

- fluctuating exchange rates.

We plan to expand our international operations in the near future, and this will require a significant amount of attention from our management and substantial financial resources. E.piphany has begun its efforts at international expansion in Europe and currently has two sales and marketing professionals located in the United Kingdom. RightPoint has European sales operations based in England and France, including four professionals employed in those locations. We are also exploring other regions for future expansion.

IF WE ACQUIRE ADDITIONAL COMPANIES OR TECHNOLOGIES IN THE FUTURE, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR ADVERSELY AFFECT OUR OPERATING RESULTS.

In addition to E.piphany's acquisition of RightPoint, we may acquire or make investments in other complementary companies, services and technologies in the future. We have not completed any acquisitions or investments to date, and therefore our ability as an organization to conduct acquisitions or investments is unproven. If we fail to properly evaluate and execute acquisitions and investments, they may seriously harm our business and prospects. To successfully complete an acquisition, we must:

- properly evaluate the technology,

- accurately forecast the financial impact of the transaction, including accounting charges and transactions expenses,

- integrate and retain personnel,

- combine potentially different corporate cultures, and

- effectively integrate products and research and development, sales, marketing and support operations.

If we fail to do any of these, we may suffer losses or our management may be distracted from our day-to-day operations. In addition, if we conduct acquisitions using convertible debt or equity securities, existing stockholders may be diluted which could affect the market price of our stock.

SEASONAL TRENDS IN SALES OF BUSINESS SOFTWARE MAY AFFECT OUR QUARTERLY REVENUES.

The market for business software has experienced seasonal fluctuations in demand. The first and third quarters of the year have been typically characterized by lower levels of revenue growth. We believe that these fluctuations are caused in part by customer buying patterns, which are influenced by year-end budgetary pressures and by sales force commission structures. As our revenues grow, we may experience seasonal fluctuations in our revenues.

FUTURE SALES OF OUR COMMON STOCK, INCLUDING THOSE PURCHASED IN OUR INITIAL PUBLIC OFFERING AND THOSE ISSUED IN THE MERGER, MAY DEPRESS OUR STOCK PRICE.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. Such sales could create the perception to the public of difficulties or problems with our products and services. As a result, these sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

On September 30, 1999, we had 26,975,223 shares of common stock outstanding. In addition, based on the number of shares of RightPoint stock, options and warrants outstanding at December 1, 1999, we will issue approximately 2,998,426 shares to the former RightPoint shareholders in the merger. Of these shares, the 4,772,500 shares sold in our initial public offering are freely tradable. The remaining approximately 25,201,149 shares will become eligible for sale in the public market as follows:

NUMBER OF SHARES           DATE
----------------           ----
   23,890,515      At March 20, 2000
      937,500      At June 16, 2000
      351,563      At August 19, 2000
       21,571      At September 22, 2000

The above table includes the effect of "lock-up" arrangements which prevent our directors, officers recipients of shares in the merger and other existing stockholders from selling or otherwise disposing of their shares of common stock until March 26, 2000, but excludes options and warrants (including those assumed in the merger). Shares issued upon the exercise of outstanding options (including those assumed in the merger) may generally also be sold in the public market. We and the underwriters may remove the lock-up restrictions in advance without prior notice.

WE DO NOT INTEND TO PAY DIVIDENDS, YOU WILL NOT RECEIVE FUNDS WITHOUT SELLING SHARES AND YOU MAY LOSE THE ENTIRE AMOUNT OF YOUR INVESTMENT.

We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. We further cannot assure you that you will receive a return on your investment when you sell your shares or that you will not lose the entire amount of your investment.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

Our certificate of incorporation and bylaws contain provisions which could make it harder for a third party to acquire us without the consent of our board of directors. For example, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. In addition, our board of directors has staggered terms which make it difficult to remove them all at once. The acquiror would also be required to provide advance notice of its proposal to remove directors at an annual meeting. The acquiror also will not be able to cumulate votes at a meeting, which will require the acquiror to hold more shares to gain representation on the board of directors than if cumulative voting were permitted.

Our board of directors also has the ability to issue preferred stock which would significantly dilute the ownership of a hostile acquiror. In addition, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

Our board of directors could choose not to negotiate with an acquiror that it did not feel was in the strategic interests of E.piphany. If the acquiror was discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the antitakeover measures, you could lose the opportunity to sell your shares at a favorable price.

                      WHERE YOU CAN FIND MORE INFORMATION

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY E.PIPHANY OR RIGHTPOINT. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

E.piphany is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by E.piphany can be inspected and copied at the public reference facilities of the SEC located at:

    Judiciary Plaza              Citicorp Center              Seven World Trade Center
    Room 1024                    Suite 1400                   13th Floor
    450 Fifth Street, N.W.       500 West Madison Street      New York, NY 10048
    Washington, DC 20549         Chicago, IL 60661

Copies of such material can also be obtained from the SEC Public Reference Section at the addresses noted above at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the World Wide Web site is http://www.sec.gov.

E.piphany's common stock is quoted for trading on the Nasdaq Stock Market's National Market, and, accordingly, reports, proxy statements and other information concerning E.piphany may be inspected at:

                            The Nasdaq Stock Market
                           Nasdaq Regulatory Filings
                    9801 Washingtonian Boulevard, 5th Floor
                             Gaithersburg, MD 20878

E.piphany has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to E.piphany, reference is made to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the offices of the SEC Public Reference Section at the addresses noted above.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This proxy statement/prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. Although each of E.piphany and RightPoint believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed herein including, without limitation, in the "Risk Factors" section. All forward-looking statements are expressly qualified in their entirety by these factors and all related cautionary statements. Neither E.piphany nor RightPoint undertakes any obligation to update any forward-looking statements.

                                   TRADEMARKS

This proxy statement/prospectus contains trademarks and service marks of E.piphany and RightPoint and may contain trademarks of others. E.piphany's trademarks include "Adaptive Schema Generator," "E.4," "EpiCenter E.4 System," "E.piphany" and the E.piphany logo. RightPoint's trademarks include "Datamind," "MarketOne," "RightPoint" and "RightPoint.Net." All other brand names or trademarks appearing in this proxy statement/prospectus are the property of their respective holders.

               RIGHTPOINT'S SOLICITATION OF STOCKHOLDER APPROVAL

DATE, TIME AND PLACE OF MEETING

The special meeting of the stockholders of RightPoint will be held at the offices of RightPoint located at 1500 Fashion Island Boulevard, San Mateo, California 94404, on January 4, 2000, at 9:00 a.m., local time.

PURPOSE OF THE SPECIAL MEETING

At the special meeting, RightPoint stockholders will consider and vote upon:

- a proposal to approve the merger and the merger agreement, and

- a proposal that all RightPoint preferred stock be converted into RightPoint common stock immediately prior to the closing.

RightPoint stockholders will also be asked to consider and vote upon such other matters as may be properly submitted at the special meeting. Additionally, RightPoint stockholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Such adjournment or postponement could be used for the purpose of allowing additional time for the soliciting of additional votes to approve the merger agreement.

THE RIGHTPOINT BOARD HAS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT AND THE PREFERRED STOCK CONVERSION, BELIEVES THAT THE TERMS OF THE MERGER, THE MERGER AGREEMENT AND THE PREFERRED STOCK CONVERSION ARE FAIR TO, AND IN THE BEST INTERESTS OF, RIGHTPOINT AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF RIGHTPOINT STOCK VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE PREFERRED STOCK CONVERSION.

RECORD DATE; VOTING RIGHTS; PROXIES

Only holders of RightPoint capital stock at the close of business on December 1, 1999, the record date, are entitled to notice of and to vote at the special meeting.

As of the record date, there were 5,871,815 shares of RightPoint common stock issued and outstanding, and 15,476,443 shares of RightPoint preferred stock issued and outstanding.

The accompanying form of proxy is for use at the special meeting if a stockholder will be unable to attend the special meeting. All shares of RightPoint common and preferred stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF RIGHTPOINT COMMON AND PREFERRED STOCK REPRESENTED BY SUCH PROXIES WILL BE VOTED "FOR" ADOPTION AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT AND "FOR" THE PREFERRED STOCK CONVERSION. RightPoint does not know of any matters other than as described in the notice of special meeting of stockholders that are to come before the special meeting. If any other matter is properly presented for action at the special meeting, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice to the secretary of RightPoint, by signing and returning a later dated proxy, or by voting in person at the special meeting. However, mere attendance at the special meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of election appointed for the special meeting.

SOLICITATION OF PROXIES

Proxies are being solicited by and on behalf of the RightPoint Board. RightPoint will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of RightPoint in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed by RightPoint for out-of-pocket expenses incurred in connection with, such solicitation.

QUORUM

The presence in person or by properly executed proxy of holders of a majority of all the issued and outstanding shares of RightPoint common and preferred stock entitled to vote is necessary to constitute a quorum at the special meeting. For purposes of determining whether a quorum is present, the inspector of election will include shares that are present or represented by proxy, even if the holders of such shares abstain from voting on any particular matter.

REQUIRED VOTE

Adoption and approval of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of RightPoint common stock, a majority of the outstanding shares of RightPoint preferred stock, a majority of the outstanding shares of RightPoint common stock and preferred stock voting together, and 66 2/3% of the Series B, Series C, Series D and Series E preferred stock voting together.

Approval of the preferred stock conversion requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of RightPoint preferred stock.

For all purposes, each share of RightPoint common stock entitles the holder thereof to one vote per share and each share of RightPoint preferred stock entitles the holder thereof to that number of votes equal to the number of shares of RightPoint common stock into which such share of RightPoint preferred stock is convertible. As of the date of this proxy statement/prospectus, the number of votes per share of each series of RightPoint preferred stock is as follows:

Series A Preferred Stock     1.501 votes per share
Series B Preferred Stock     1.555 votes per share
Series C Preferred Stock     1.995 votes per share
Series D Preferred Stock     1.204 votes per share
Series E Preferred Stock     1.000 vote per share

For purposes of determining whether the merger, the merger agreement and preferred stock conversion have been approved, the inspector of election will include abstentions as a portion of the number of shares deemed to have voted on such matters at the special meeting. Accordingly, abstentions will have the effect of a "no" vote on the proposals to approve the merger, merger agreement and preferred stock conversion.

As of December 1, 1999, directors and executive officers of RightPoint and their affiliates were beneficial owners of an aggregate of 4,613,509 shares of RightPoint common stock and shares of preferred stock representing 15,545,251 votes, or approximately:

- 73.1% of the votes attributable to outstanding shares of common stock,

- 80.0% of the votes attributable to outstanding shares of preferred stock voting together,

- 78.3% of the votes attributable to outstanding shares of common stock and preferred stock voting together, and

- 82.7% of the votes attributable to outstanding shares of Series B, C, D and E preferred stock voting together.

All of the RightPoint directors, executive officers and their affiliates have entered into agreements to vote all shares of RightPoint common stock and preferred stock beneficially owned by them in favor of the merger, the merger agreement and the preferred stock conversion.

The matters to be considered at the special meeting are of great importance to the stockholders of RightPoint. Accordingly, stockholders are urged to read and carefully consider the information presented in the proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                PROPOSAL NO. 1:

                      THE MERGER AND RELATED TRANSACTIONS

The following discussion summarizes the proposed merger and related transactions. The discussion is not, however, a complete statement of all provisions of the merger agreement and related agreements. Detailed terms of and conditions to the merger and certain related transactions are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex I. Statements made in this proxy statement/prospectus with respect to the terms of the merger and such related transactions are qualified in their respective entireties by reference to, and holders of RightPoint stock are urged to read the more detailed information set forth in the merger agreement and the other documents annexed hereto.

BACKGROUND OF THE MERGER AND RELATED TRANSACTIONS

E.piphany recently completed its initial public offering and from time to time has evaluated entering into strategic relationships with and strategic acquisitions of companies with complementary businesses and technologies. Since early 1999, RightPoint has been exploring a number of potential relationships with corporate partners, including development and marketing relationships and potential equity investments in RightPoint.

In October 1999, Gayle Crowell, President and Chief Executive Officer of RightPoint, contacted Roger Siboni, President and Chief Executive Officer of E.piphany, to propose a meeting to discuss the possibility of cooperation between the two companies.

On October 26, Ms. Crowell and Mr. Siboni met at E.piphany's headquarters in San Mateo, California. At the meeting, Ms. Crowell and Mr. Siboni discussed the business and strategies of RightPoint and E.piphany for the purpose of evaluating whether cooperation in some form between the two companies would benefit each company strategically. The possibility of an acquisition of RightPoint by E.piphany was not discussed, but both Mr. Siboni and Ms. Crowell agreed to proceed with further discussions.

On October 27, Ms. Crowell and Earl Stahl, Vice President, Products and Strategy of RightPoint met with Mr. Siboni and Philip Fernandez, Executive Vice President of Engineering of E.piphany in San Mateo, California to discuss further the areas where each company's products and technology might be complementary. All participants agreed that there were opportunities for collaboration between the two companies, but no specific agreements were reached.

On October 28, Mr. Siboni telephoned Ms. Crowell at the San Francisco International Airport and proposed a possible acquisition of RightPoint by E.piphany. Ms. Crowell discussed the general parameters of the proposal with Mr. Siboni, including possible price ranges. Ms. Crowell and Mr. Siboni agreed to further discuss the proposal and the possible merger.

Also on October 28, Mr. Fernandez, Donald Fornes, E.piphany's Director, Strategic Planning, Mr. Stahl and Alfred Castino, RightPoint's Chief Financial Officer, met at E.piphany's headquarters in San Mateo. At the meeting, E.piphany and RightPoint entered into a mutual non-disclosure agreement and discussed RightPoint's financial results and products and both companies' management teams.

On November 2, 1999 E.piphany engaged Credit Suisse First Boston Corporation to act as its financial adviser in connection with a possible acquisition of RightPoint. On November 2, RightPoint engaged Hambrecht & Quist LLC to act as its financial adviser.

Over the next several days, representatives of E.piphany and RightPoint met on several occasions to further discuss a possible transaction. E.piphany, Credit Suisse First Boston Corporation and legal counsel to E.piphany then prepared a term sheet summarizing the proposed material terms of a transaction.

On November 6, E.piphany delivered the first draft of the term sheet to RightPoint. Between November 6 and November 9, RightPoint and its legal and financial advisers met frequently with each other and E.piphany and its legal and financial advisers to discuss and negotiate numerous aspects of E.piphany's proposed term sheet.

On November 9, the RightPoint board met telephonically, and Ms. Crowell briefed the board in detail on the proposal from E.piphany. Representatives of Hambrecht & Quist LLC reviewed with the board its preliminary analysis of valuations of comparable companies and comparable transactions. Representatives of Hambrecht & Quist LLC also discussed with the board possible valuations of RightPoint in the event it were to pursue an initial public offering as an alternative to a transaction with E.piphany. The board questioned Ms. Crowell and RightPoint's legal and financial advisers about the proposed transaction extensively. At the end of the meeting, the board authorized Ms. Crowell to proceed with the negotiations, but to seek further guidance before entering into any definitive agreements.

On November 12, Ms. Crowell telephoned each of RightPoint's directors and advised them of the progress in the negotiations. On November 12, RightPoint received the first draft of the merger agreement from E.piphany's counsel. From November 12 to November 15, the parties and their respective advisers met frequently to negotiate the terms of the transaction and conduct financial and legal due diligence.

On November 13, the RightPoint board received copies of the proposed merger agreement.

On November 14, the RightPoint board met again telephonically to discuss the status of negotiations. Ms. Crowell discussed the status of key points in the negotiation. RightPoint's legal adviser then advised the board of its fiduciary obligations in considering a possible transaction with E.piphany, and reviewed with the board the terms of the proposed merger agreement and the status of the negotiation on those terms. Representatives of Hambrecht & Quist LLC then further reviewed with the board its analysis of valuations of comparable companies and comparable transactions and answered the board's questions about comparable transactions. Once again, the board authorized Ms. Crowell to proceed with negotiations, subject to final approval of a definitive agreement by the board.

On November 15, the RightPoint board reconvened telephonically to further consider the proposed transaction with E.piphany. Ms. Crowell and RightPoint's legal advisers once again reviewed the status of the proposed merger agreement and related agreements, and advised the board that all material points of negotiation had been substantially resolved. At the conclusion of the meeting, the board unanimously authorized Ms. Crowell to enter into the proposed merger agreement on behalf of RightPoint, approved a variety of related matters and elected Douglas Leone to the board.

On November 15, the E.piphany board of directors met with its legal counsel and representatives of Credit Suisse First Boston Corporation. Mr. Siboni, Mr. Yeaman, E.piphany's legal counsel and representatives of Credit Suisse First Boston Corporation reviewed with board its views regarding valuation of RightPoint and, together with E.piphany's legal counsel, the terms of the merger agreement, among other things. The board asked numerous questions and discussed the merits of the transaction at length. After such discussion, the board unanimously voted to approve the merger.

JOINT REASONS FOR THE MERGER

The boards of directors of E.piphany and RightPoint have each unanimously approved the merger agreement and the merger, and the RightPoint board unanimously recommends approval of the merger agreement and the merger by RightPoint's stockholders. The boards of both companies have identified a number of potential benefits which they believe will contribute to the success of the combined companies, including:

- creation of a more complete and compelling solution that companies can use to establish, maintain and continually improve customer relationships across both Internet and traditional sales, marketing and distribution channels,

- enabling the combined company to respond more quickly and effectively to technological change, increased competition and market demands in an industry experiencing rapid innovation and change,

- enabling the combined company to more effectively sell and market its solutions, and

- enabling the combined company to increase market penetration by selling both companies' solutions through both companies' sales and distribution channels.

E.PIPHANY'S REASONS FOR THE MERGER

The E.piphany Board has approved the merger and has identified several potential benefits of the merger that it believes will contribute to the success of the combined entity following the merger. The E.piphany Board believes that RightPoint possesses technology that will be valuable to E.piphany's products and services. In the process of approving the merger, the E.piphany Board considered a number of factors, including:

- the opportunity to enhance the E.piphany E.4 System with RightPoint's technology, including:

     - the ability to analyze customer information in real-time,

     - the addition of advanced predictive data mining and collaborative filtering technology, and

     - the ability to provide tighter integration with Web servers, call center applications, email and other points of customer interaction.

- the opportunity to accelerate the development of other new product initiatives,

- increased capacity across the entire organization through the addition of approximately, 80 RightPoint employees, and

- RightPoint's expertise in building a hosted application model whereby the company can host its solutions for customers that subscribe to the solutions as a service.

In the course of its deliberations, the E.piphany board reviewed a number of additional factors relevant to the merger. These factors included:

- information concerning the respective businesses, prospects, historical financial performances and conditions, operations, technologies, management, products, customers and future development plans of both E.piphany and RightPoint,

- the terms of the merger agreement,

- the likelihood of realizing superior benefits through alternative strategies,

- information concerning RightPoint's business, historical performance and operations, and competitive position,

- the value of RightPoint as a part of E.piphany's operations,

- the compatibility of management and businesses of E.piphany and RightPoint, and

- results from E.piphany's management of the findings from their due diligence investigation of RightPoint.

The E.piphany board also considered a variety of potentially negative factors in its deliberations concerning the merger. These factors include:

- the potential loss of revenue from E.piphany's business following the merger as a result of confusion in the marketplace and the possible exploitation of such confusion by competitors of E.piphany,

- the possibility of management distraction associated with the acquisition,

- the risk that benefits sought to be achieved by the acquisition might not be realized,

- accounting charges from the merger, and

- the risks described above under "Risk Factors."

Additionally, in evaluating the proposed acquisition, the E.piphany board of directors considered the pro forma contribution of RightPoint to revenue and net losses both historically and in the near term. Although based on such analyses the E.piphany board of directors concluded that the acquisition would increase losses in the near term, for the strategic reasons set forth above, the board unanimously determined that E.piphany should proceed with the merger agreement and the merger.

RECOMMENDATION OF RIGHTPOINT'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

The RightPoint board has unanimously approved the merger and the merger agreement and has determined that the merger and the merger agreement are fair to, and in the best interests of, RightPoint's stockholders. The RightPoint board therefore unanimously recommends that the RightPoint's stockholders vote FOR the approval of the merger, the merger agreement and the transactions contemplated thereby. In reaching its determination, the RightPoint board consulted with RightPoint's management, as well as its financial adviser and legal counsel, and gave significant consideration to a number of factors bearing on its decision.

Among other things, the RightPoint board considered the following strategic factors in reaching its determination:

- The merger would allow the integration of RightPoint's real-time marketing products, services and technology with the customer information collection and analysis products and technology of E.piphany, creating a product offering which is far broader than RightPoint's current offering. The Board considered RightPoint's prospects for developing products, services and technology similar to E.piphany's on a stand-alone basis, and determined that the merger would give the combined enterprise a greater competitive advantage and technological lead than RightPoint could achieve on its own.

- The merger would potentially create increased sales of RightPoint's products and services by exposing RightPoint to E.piphany's customer base, as well as creating additional cross-selling opportunities with RightPoint's existing customers.

- The merger would allow RightPoint and E.piphany to combine their sales and marketing forces, giving RightPoint greater resources than it could achieve on its own for at least six to nine months.

- The merger would give RightPoint access to E.piphany's substantial capital resources to accelerate the development of RightPoint's products, services and technology.

- The merger would provide liquidity for RightPoint's stockholders through their ownership of E.piphany common stock.

In the course of its deliberations, the Board also considered a number of additional factors relevant to the merger. These factors included:

- information concerning the respective businesses, prospects, historical financial results and condition, operations, management and future development plans of RightPoint and E.piphany,

- the limited trading history and volume of E.piphany common stock and the liquidity constraints that would be imposed on RightPoint's stockholders after the merger,

- the market value of the E.piphany common stock to be issued or issuable in respect of RightPoint stock and options and warrants for RightPoint stock,

- the terms of the merger agreement and the transactions contemplated by the merger agreement,

- the compatibility of the respective management teams and employees of RightPoint and E.piphany,

- levels of interest in and potential valuations of RightPoint offered by other potential investors or acquirors,

- the results of financial and operational due diligence on E.piphany,

- the expectation that the merger will qualify as a tax-free reorganization, and

- the fact that the merger will be accounted for as a purchase.

The RightPoint board also considered a variety of potential negative factors relating to the proposed merger, including:

- the volatility of E.piphany's stock price and the volatility of the prices for technology companies generally,

- the potential disruption of existing and prospective relationships with RightPoint's customers that could result from the announcement or consummation of the merger,

- the potential disruption of RightPoint's management team and employees that could result from the announcement or consummation of the merger,

- the risk that the anticipated benefits of the merger might not be realized,

- the risk that RightPoint stockholders might incur liability for claims of indemnification by E.piphany after the merger, and

- the risks described in "Risk Factors."

The RightPoint board also considered the possibility of pursuing an initial public offering, or IPO, of RightPoint's common stock as an alternative to the merger. The board considered, among other things:

- the value that RightPoint's stockholders could be expected to realize after an IPO, based on comparable public companies, relative to the consideration to be received in the merger,

- the requirement for RightPoint to obtain additional capital prior to undertaking an IPO, and the risks, likely valuations of RightPoint and dilution to RightPoint's stockholders associated with doing so,

- uncertainties with respect to future market conditions and the receptivity of the market to RightPoint's common stock, and

- the anticipated restrictions on liquidity for RightPoint's existing stockholders after an IPO relative to those after the merger.

Considering each of the above factors and the relative risks and merits of an IPO and the merger, the RightPoint board concluded that, on balance, the merger was likely to be more favorable to RightPoint's stockholders than a possible future IPO.

The preceding discussion of the information and factors considered by the RightPoint board is not, and is not intended to be, exhaustive, but is believed to include the material factors considered by the RightPoint board in evaluating the merger. In view of the variety of factors considered in connection with its evaluation of the merger, the RightPoint board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the RightPoint board may have given different weights to different factors. In the course of its deliberations, the RightPoint board did not establish a range of values for RightPoint capital stock; however, based on the factors outlined above and on the advice of its financial adviser, Hambrecht & Quist LLC, the RightPoint board determined that the terms of the merger are fair to, and that the merger is in the best interest of, RightPoint and its stockholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of the RightPoint board with respect to the merger and merger agreement, RightPoint's stockholders should be aware that certain members of the RightPoint board and management have certain interests in the merger that are in addition to the interests of RightPoint's stockholders generally. The RightPoint board was aware of these interests and considered them, among other factors, in approving the merger agreement. These interests are as follows:

- In accordance with the merger agreement, Gayle Crowell, the President and Chief Executive Officer of RightPoint, and Earl Stahl, the Vice President, Products and Strategy of RightPoint, will enter into employment and noncompetition agreements with E.piphany. Pursuant to her agreement, Ms. Crowell is guaranteed a base salary at an annualized rate of $280,000 as an employee of E.piphany plus a bonus of not less than $40,000 on an annualized basis. Pursuant to his agreement, Mr. Stahl is guaranteed a base salary at an annualized rate of $200,000 as an employee of E.piphany plus a bonus of not less than $25,000 on an annualized basis. These agreements also guarantee both such individuals severance payments for up to 12 months in the event of a termination without cause. See "Other Agreements -- Employment and Noncompetition Agreements."

- E.piphany has indicated that it intends to partially release Ms. Crowell and Mr. Stahl from the "lock-up" restrictions applicable to the shares of E.piphany common stock to be received by them in the merger. This release will enable each of Ms. Crowell and Mr. Stahl to pledge their respective shares of E.piphany common stock as collateral for loans of up to $1.0 million and $500,000, respectively, from a third party.

- E.piphany currently anticipates that most employees of RightPoint, including certain officers and directors, will be employed by E.piphany after the merger.

- Some RightPoint stock options granted to each of Gayle Crowell, Earl Stahl, Alfred Castino, Kevin Faulkner, Harold Bloom, David Winter, Ben Balbale and Linda Johnstone provide that the vesting of such options will accelerate upon the change in control of RightPoint such as the merger. In addition, Ms. Crowell holds performance-based stock options in RightPoint that will become fully vested as a result of the merger. We expect that the acceleration of these options will be exempt from the application of Section 280G of the Internal Revenue Code, and therefore will not be "excess parachute payments," by virtue of stockholder approval obtained separately. Absent the requisite approval, the acceleration of these options would be "excessive parachute payments" within the meaning of Section 280G. The aggregate number of shares subject to options vesting as a result of the merger for each officer are as follows:

                               NUMBER
                        OF RIGHTPOINT SHARES
                             SUBJECT TO                       NET VALUE OF SHARES
                              OPTIONS                          ASSUMING EXCHANGE
                            VESTING AS A        EXERCISE      RATIO OF 0.1185 AND
                           RESULT OF THE          PRICE      E.PIPHANY STOCK PRICE
       OFFICER                 MERGER           PER SHARE     AT DECEMBER 8, 1999
       -------          --------------------    ---------    ---------------------
Ben Balbale                     75,000            $0.95           $ 1,563,000
Gayle Crowell                  819,298            $0.23           $17,664,065
Earl Stahl                     128,361            $0.23           $ 2,767,463
Alfred Castino                 207,900            $0.50           $ 4,426,191
Kevin Faulkner                 133,897            $0.23           $ 2,886,819
Harold Bloom                   170,443            $0.23           $ 3,674,751
David Winter                   150,000            $0.23           $ 3,234,000
Linda Johnstone                155,250            $0.50           $ 3,305,273

- In November 1999, certain RightPoint officers exercised options to purchase shares of RightPoint common stock (including unvested shares subject to repurchase by RightPoint), and paid the exercise price for such shares with promissory notes payable to RightPoint, bearing interest at the rate of 6% per annum, due and payable in November 2002. The following table sets forth the indebtedness of such persons to RightPoint as of the date of this proxy statement/prospectus resulting from these option exercises:

                            NAME                               AMOUNT
                            ----                              --------
Ben Balbale                                                   $ 89,063
Harold Bloom                                                  $111,507
Alfred Castino                                                $103,950
Gayle Crowell                                                 $557,889
Kevin Faulkner                                                $ 83,090
Earl Stahl                                                    $113,952
David Winter                                                  $ 47,438

- In connection with the merger, on November 15, 1999, RightPoint granted options to certain executive officers of RightPoint as further incentive to remain with E.piphany after the merger. Such options will not be included in the calculation of the exchange ratio. Each option is exercisable at $12.11 per share, which is equivalent to $102.17 per share of E.piphany common stock after the merger (the price used to determine the number of shares of E.piphany common stock to be issued in the merger). The options granted are as follows:

                                           APPROXIMATE
                                            E.PIPHANY
                   SHARES OF RIGHTPOINT    COMMON STOCK
      NAME             COMMON STOCK         EQUIVALENT
      ----         ---------------------   ------------
Gayle Crowell             485,121             57,486
Earl Stahl                 99,089             11,742
Harold Bloom               96,963             11,490
Linda Johnstone            62,100              7,358
Ben Balbale                30,000              3,555
David Winter               60,000              7,110
Kevin Faulkner             72,252              8,561

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax consequences of the exchange of shares of RightPoint stock for E.piphany common stock pursuant to the merger. This discussion is based on currently existing provisions of the Internal Revenue Code, or the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the U.S. federal income tax consequences to E.piphany, RightPoint or the RightPoint stockholders as described herein.

RightPoint stockholders should be aware that this discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders of RightPoint in light of their particular circumstances, such as stockholders who are banks, insurance companies, tax-exempt organizations, dealers in securities, foreign persons, stockholders who do not hold their RightPoint stock as capital assets, stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, stockholders who hold RightPoint capital stock as part of an integrated investment (including a "straddle") comprised of shares of RightPoint capital stock and one or more other positions, or stockholders who have previously entered into a constructive sale of RightPoint capital stock. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. It is a condition to the obligation of each of E.piphany and RightPoint to complete the merger that E.piphany receive an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and RightPoint receive an opinion of Davis Polk & Wardwell, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, if either tax counsel does not render an opinion, such condition nonetheless will be satisfied if tax counsel to the other party renders an opinion to such other party. Tax counsel's opinions neither bind the Internal Revenue Service, or the IRS, nor preclude the IRS or the courts from adopting a contrary position. Neither E.piphany nor RightPoint intends to obtain a ruling from the IRS on the tax consequences of the merger.

In delivering their opinions, tax counsel will rely on certain customary representations made by E.piphany and RightPoint, including those contained in certificates of officers of E.piphany and RightPoint. Provided that such representations are correct as of the effective time of the merger, that the merger is consummated in the manner described in the merger agreement and this proxy statement/prospectus and that there are no changes in the Code or other applicable law, the merger will be a reorganization within the meaning of
Section 368(a) of the Code. Assuming that the merger is a reorganization, the merger will have the following federal income tax consequences:

- No gain or loss will be recognized by holders of RightPoint stock upon their receipt of E.piphany common stock solely in exchange for RightPoint stock in the merger.

- The aggregate tax basis of the E.piphany common stock received by RightPoint stockholders in the merger (including the escrow shares) will be the same as the aggregate tax basis of RightPoint stock surrendered in exchange therefor.

- The holding period of the E.piphany common stock (including the escrow shares) received in the merger will include the period for which the RightPoint stock surrendered in exchange therefor was held.

- A stockholder who exercises dissenters' rights with respect to a share of RightPoint stock and who receives payment for such stock in cash will generally recognize capital gain or loss measured by the difference between the stockholder's tax basis in such share and the amount of cash received, provided that such payment is neither essentially equivalent to a dividend nor has the effect of a distribution of a dividend. Generally, a disposition of RightPoint stock pursuant to an exercise of dissenters' rights will not be essentially equivalent to a dividend and will not have the effect of the distribution of a dividend if the shareholder exercising such rights will no longer own any shares of E.piphany or RightPoint stock after such exercise (either actually or constructively pursuant to certain attribution rules in Section 318 of the Code).

- E.piphany, Yosemite Acquisition Corporation and RightPoint will not recognize any gain solely as a result of the merger.

A failure of the merger to qualify as a reorganization would result in RightPoint stockholders recognizing taxable capital gain or loss with respect to each share of RightPoint stock surrendered equal to the difference between the stockholder's tax basis in such share and the fair market value, as of the closing of the merger, of the E.piphany common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the E.piphany common stock so received would equal its fair market value as of the closing of the merger and the holding period for such stock would begin the day after the closing of the merger.

This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, RIGHTPOINT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

ACCOUNTING TREATMENT

The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles.

LISTING ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET

The shares of E.piphany common stock to be issued in the merger will be listed on the Nasdaq Stock Market's National Market.

RIGHTS OF DISSENTING RIGHTPOINT STOCKHOLDERS

RightPoint stockholders who properly dissent from the merger will be entitled to certain dissenters' rights. A stockholder that is a stockholder as of the record date and entitled to vote on the merger may dissent from the merger and obtain payment for the fair value of such stockholder's shares after completion of the merger. A stockholder who wishes to assert dissenters' rights must comply with the requirements of California and/or Delaware law regarding dissenters' rights. A RightPoint stockholder that approves the merger will not have a right to dissent from the merger. See "Dissenter's Rights."

                              TERMS OF THE MERGER

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex I to this proxy statement/prospectus and is incorporated herein by reference. The following is not a complete statement of all the terms of the merger agreement. Statements made in this proxy statement/prospectus are qualified by reference to the more detailed information set forth in the merger agreement. You are encouraged to read the entire merger agreement.

THE MERGER

Upon the merger, Yosemite Acquisition Corporation will merge with and into RightPoint and RightPoint will become a wholly-owned subsidiary of E.piphany. The closing of the merger will take place no later than one business day following the approval of the merger by RightPoint stockholders and the satisfaction or waiver of the conditions set forth in the merger agreement unless the parties agree otherwise. If all of the RightPoint stockholders give their written consent to the merger and merger agreement, the closing is anticipated to occur on or about January 4, 2000.

MERGER CONSIDERATION

A total of approximately 3,523,000 shares of E.piphany common stock will be issued or issuable in the merger to RightPoint stockholders, optionholders and warrantholders, subject to the escrow provisions described below.

DIRECTORS AND OFFICERS OF RIGHTPOINT AFTER THE MERGER

The current directors and officers of RightPoint will not be directors and officers of RightPoint after the merger. Upon consummation of the merger, the directors of RightPoint will be:

- Roger S. Siboni, the President and Chief Executive Officer of E.piphany,

- Kevin J. Yeaman, the Chief Financial Officer of E.piphany, and

- Deborah E. Townsend, the Director, Legal Affairs of E.piphany.

In addition, the officers of RightPoint will be:

- Roger S. Siboni, as President,

- Kevin J. Yeaman, as Treasurer, and

- Deborah E. Townsend, as Secretary.

CERTIFICATE OF INCORPORATION AND BYLAWS OF RIGHTPOINT AFTER THE MERGER

The current certificate of incorporation and bylaws of Yosemite Acquisition Corporation will become the certificate of incorporation and bylaws of RightPoint upon the merger.

CONVERSION OF RIGHTPOINT CAPITAL STOCK AS A RESULT OF THE MERGER

As a condition to the closing of the merger, all outstanding shares of RightPoint preferred stock must be converted into shares of RightPoint common stock. See "Proposal No. 2: Automatic Conversion of RightPoint Preferred Stock." As specified in the merger agreement, each share of RightPoint common stock issued and outstanding immediately prior to the merger (other than any shares held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the applicable provisions of Delaware or California law and who has not withdrawn or lost such rights) will be cancelled and extinguished and be converted automatically into the right to receive a number of shares of E.piphany common stock equal to the exchange ratio calculated in accordance with merger agreement. No fractional shares of E.piphany common stock will be issued in the merger. Instead, any fractional share shall be rounded down to the nearest whole share of E.piphany common stock. The number of shares of E.piphany common stock to be received by RightPoint stockholders is an approximation based on information available at this time. The actual numbers may differ based on the actual number of shares of RightPoint common stock and options and warrants for RightPoint common stock outstanding at the time of the merger.

Calculation of Exchange Ratio

Since the merger consideration payable by E.piphany is to be in exchange for all outstanding capital stock and options and warrants to purchase capital stock, the exchange ratio shall be equal to the quotient obtained by dividing the merger consideration by the sum of:

- the outstanding shares of RightPoint common stock, and

- the shares of RightPoint common stock issuable upon exercise or conversion of outstanding options, warrants or other rights, whether or not vested (other than a limited number of shares subject to options granted on or after November 15, 1999 with the consent of E.piphany).

Based on the number of shares of RightPoint stock outstanding or subject to outstanding options or warrants as of December 1, 1999, the exchange ratio would be 0.1185.

RightPoint Stock Options and Warrants

In the merger, all outstanding options and warrants to purchase shares of RightPoint common stock at the effective time of the merger shall be assumed by E.piphany and remain outstanding. However, each RightPoint option will be exercisable for E.piphany common stock. The number of shares of E.piphany common stock issuable upon exercise of a RightPoint option or warrant and the exercise price of RightPoint options and warrants will be adjusted to reflect the exchange ratio of E.piphany common stock for RightPoint common stock in the merger.

PROCEDURE FOR EXCHANGING RIGHTPOINT COMMON STOCK FOR E.PIPHANY COMMON STOCK

The merger agreement requires E.piphany, as soon as practicable after the merger, to deposit with Equiserve or such other institution as it may select (the "Exchange Agent"), for the benefit of the holders of shares of RightPoint capital stock, certificates representing the shares of E.piphany common stock to be issued in the merger.

Exchange Procedures

Promptly after the closing date, E.piphany will mail to each RightPoint stockholder a letter of transmittal. Once a RightPoint stockholder has delivered his or her RightPoint stock certificate to the Exchange Agent, together with an executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, the RightPoint stockholder will receive his or her E.piphany stock certificates, less the 15% portion placed in the escrow fund. See "-- Escrow Fund and Indemnification."

RIGHTPOINT STOCKHOLDERS SHOULD NOT FORWARD RIGHTPOINT STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER. RIGHTPOINT STOCKHOLDERS SHOULD NOT RETURN RIGHTPOINT STOCK CERTIFICATES WITH THEIR PROXY OR CONSENT.

RightPoint stockholders should also note:

No dividends or other distributions on E.piphany common stock declared or made after the merger will be paid to any holder of any unsurrendered RightPoint stock certificate with respect to the shares of E.piphany common stock represented thereby until such RightPoint stock certificate is surrendered to the Exchange Agent.

If any certificate for shares of E.piphany common stock is to be issued in a name other than that in which the RightPoint stock certificate surrendered in exchange therefor is registered, the RightPoint stock certificate so surrendered must be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange will have to pay E.piphany or any agent designated by it any transfer or other taxes required by reason of issuance of a certificate for shares of E.piphany common stock in any name other than that of the registered holder of the RightPoint stock certificate surrendered, or establish to the satisfaction of E.piphany or any agent designated by it that such tax has been paid or is not payable.

In the event that any RightPoint stock certificates representing shares of RightPoint capital stock have been lost, stolen or destroyed, the Exchange Agent will issue shares of E.piphany common stock in exchange for such lost, stolen, or destroyed RightPoint stock certificates upon the making of an affidavit of that fact by the owner of such RightPoint stock certificates and, at the request of E.piphany, upon delivery of a bond in such amount as E.piphany may reasonably direct as indemnity against any claim that may be made against E.piphany or the Exchange Agent with respect to the RightPoint stock certificates alleged to have been lost, stolen or destroyed.

FORM S-8 FILING

E.piphany has agreed to file with the Securities and Exchange Commission, within 30 days after the closing of the merger, a registration statement on Form S-8 to register shares of E.piphany common stock issuable as a result of the exercise of RightPoint options assumed in the merger.

REPRESENTATIONS AND WARRANTIES

The merger agreement contains customary representations and warranties made by RightPoint. These representations and warranties relate to various aspects of RightPoint's business, including:

- Organization and good standing as a corporation,

- Ownership of subsidiaries,

- Capital structure,

- Authorization, execution, delivery and enforceability of the merger agreement and related agreements,

- Absence of conflict with, default under or violation of agreements and laws,

- Absence of need for waivers or consents from any governmental entity or third party,

- Accuracy of financial statements,

- Absence of undisclosed liabilities,

- Absence of certain changes in the business,

- Tax matters,

- Absence of restrictions on business activities,

- Title to property,

- Intellectual property matters,

- Absence of certain types of agreements, contracts and commitments,

- Absence of certain types of transactions with related parties,

- Governmental authorizations related to the business,

- Litigation matters,

- Accounts receivable and inventory of the business,

- Full disclosure of the business' minute books,

- Compliance with environmental matters,

- Broker's and finder's fees incurred in connection with the merger,

- Employee benefit plans,

- Disclosure of all insurance policies in effect,

- Compliance with laws,

- Absence of certain warranties and indemnities related to products or services of the business,

- The vote of RightPoint stockholders required to approve the merger,

- Delivery of documents related to the business,

- Accuracy and completeness of portions of this proxy statement/prospectus, and

- Completeness of representations made.

The representations and warranties of RightPoint terminate one (1) year from the closing date except in the case of representations and warranties relating to intellectual property which terminate eighteen months from the closing date. RightPoint stockholders have an indemnification obligation to E.piphany for breaches of RightPoint's representations and warranties. See "-- Escrow Fund and Indemnification."

The merger agreement also contains customary representations and warranties made by E.piphany and Yosemite Acquisition Corporation. These representations and warranties relate to certain aspects of E.piphany's and Yosemite Acquisition Corporation's business, including:

- Organization and good standing as a corporation,

- Authorization, execution, delivery and enforceability of the merger agreement and related agreements,

- Absence of conflict with, default under or violation of agreements and laws,

- Absence of need for waivers or consents from any governmental entity or third party,

- Capital structure,

- Accuracy and completeness of filings and reports with the Securities and Exchange Commission and accuracy of financial statements,

- Finder's fees incurred in connection with the merger,

- Accuracy and completeness of portions of this proxy statement/prospectus, and

- Absence of material adverse change to E.piphany since September 30, 1999.

The representations and warranties of E.piphany and E.piphany Sub terminate one
(1) year from the closing date.

The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Sub."

CONDUCT OF BUSINESS OF RIGHTPOINT PENDING THE MERGER

RightPoint has agreed in the merger agreement to carry on its business in its usual customary manner during the period from the date of the merger agreement and continuing until the earlier of the

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

termination of the merger agreement or the date of the merger. RightPoint has committed to use its reasonable best efforts consistent with past practice and policies:

- To preserve intact the present business organization of RightPoint,

- To keep available the services of their present officers and key employees, and

- To preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with RightPoint.

RightPoint has also agreed to refrain from taking a variety of actions that could affect RightPoint's business prior to the closing without E.piphany's prior consent. A complete list of these actions is set out at Section 4.1 of the merger agreement, which is included as Annex A to this proxy statement/ prospectus.

NO SOLICITATION BY RIGHTPOINT OF OTHER OFFERS

RightPoint has agreed that it shall not solicit or initiate any other offer or proposal to acquire or invest in RightPoint until the earlier of the termination of the merger agreement or the date of the merger. RightPoint has further agreed that it will not provide information about itself to any other party or enter into any agreements with any party in connection with a proposal to acquire or invest in RightPoint. If RightPoint receives an unsolicited acquisition proposal, RightPoint has agreed to immediately notify E.piphany and disclose the identity of the offeror and the terms of such proposal.

CONDITIONS TO THE MERGER

There are numerous conditions that have to be satisfied or waived before the merger can be completed. These conditions are divided into three categories, and are summarized below.

The Obligations of Each Party to Complete the Merger Are Subject to the Following Conditions:

- The merger and merger agreement must have been approved by the requisite vote of the RightPoint stockholders,

- All necessary approvals from government authorities shall have been obtained,

- No court order or other legal restraint or prohibition preventing the consummation of the merger shall be in effect or pending, and

- E.piphany and RightPoint must each receive from their respective tax counsel an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, if counsel to either E.piphany or RightPoint does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party.

The Obligations of E.piphany and Yosemite Acquisition Corporation to Complete the Merger Are Subject to the Following Conditions:

- RightPoint's representations and warranties must be true and correct in all material respects as of the date the merger is to be completed as if made at and as of such time, except to the extent RightPoint's representations and warranties address matters only as of a particular date in which case they must be true and correct only as of that date.

- RightPoint must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by RightPoint at or before completion of the merger.

- No material adverse effect with respect to RightPoint shall have occurred.

- RightPoint stockholders shall have approved by the requisite vote any payments and benefits to its employees which are characterized as "parachute payments," within the meaning of Section 280G(b)(2) of the Internal Revenue Code as a result of the merger, the merger agreement or the transactions contemplated by the merger agreement.

- There shall not have occurred any final judgment against E.piphany, RightPoint or Yosemite Acquisition Corporation arising out of, or in any way connected with, the merger or the other transactions described in the merger agreement.

- No more than 10% of RightPoint stockholders shall have exercised or given notice of their intent to exercise appraisal rights in accordance with Delaware or California law.

- Certain consents, waivers, assignments and approvals required to consummate the merger shall have been obtained.

- E.piphany shall have received a legal opinion from legal counsel to RightPoint.

- Gayle Crowell and Earl Stahl shall have entered into employment and noncompetition agreements with E.piphany, and each of the agreements shall be in full force and effect as of the date of the merger.

- Each of RightPoint's executive officers, directors and their affiliates shall have entered into an affiliate agreement with E.piphany.

- All outstanding shares of preferred stock of RightPoint shall have been converted into shares of common stock of RightPoint.

- Each of RightPoint's executive officers, directors and their affiliates shall have entered into a voting agreement with E.piphany, and such agreement shall be in full force and effect as of the date of the merger.

- E.piphany shall have received from the secretary of RightPoint a certificate as to organization, existence and good standing of RightPoint and the authorization of the merger agreement and the transactions contemplated by the merger agreement.

- E.piphany shall have received from RightPoint a certificate as to the satisfaction of certain conditions described above.

The Obligations of RightPoint to Complete the Merger Are Subject to the Following Conditions:

- E.piphany's and Yosemite Acquisition Corporation's representations and warranties must be true and correct in all material respects as of the date the merger is to be completed as if made at and as of such time, except to the extent the representations and warranties address matters only as of a particular date in which case they must be true and correct only as of that date.

- E.piphany and Yosemite Acquisition Corporation must perform or comply in all material respects with all of their agreements and covenants required by the merger agreement to be performed or complied with by E.piphany and Yosemite Acquisition Corporation at or before completion of the merger.

- RightPoint shall have received a legal opinion from legal counsel to E.piphany.

- RightPoint shall have received from the secretary of E.piphany a certificate as to organization, existence and good standing of E.piphany and the authorization of the merger agreement and the transactions contemplated by the merger agreement.

- No material adverse effect with respect to E.piphany shall have occurred.

- RightPoint shall have received from E.piphany a certificate as to the satisfaction of certain conditions described above.

TERMINATION OF THE MERGER AGREEMENT

The merger agreement may be terminated and the merger abandoned at any time prior to the merger in certain circumstances which are described below:

- By RightPoint and E.piphany, if they mutually agree,

- By E.piphany or RightPoint if:

     - The merger has not occurred by March 31, 2000, unless such party seeking to terminate the merger agreement had acted or failed to act in such a manner as to be the principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement, or

     - There is a final nonappealable order of a federal or state court in effect preventing the merger, or

     - There is any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the merger by any governmental entity that would make consummation of the merger illegal.

- By E.piphany if:

     - Any governmental entity has prohibited E.piphany's or Yosemite Acquisition Corporation's ownership or operation of any portion of the business of RightPoint, or required E.piphany or RightPoint to dispose of or hold separate all or a portion of the business or assets of RightPoint or E.piphany as a result of the merger, or

     - E.piphany is not in material breach of its obligations under the merger agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of RightPoint and such breach has not been cured within ten days after written notice to RightPoint, but no cure period is required for a breach which by its nature cannot be cured, or

     - An event having a material adverse effect on RightPoint shall have occurred after the date of the merger agreement.

- By RightPoint if:

     - RightPoint is not in material breach of its obligations under the merger agreement and there has been a material breach in any representation, warranty, covenant or agreement contained in the merger agreement on the part of E.piphany or Yosemite Acquisition Corporation and such breach has not been cured within ten days after written notice to E.piphany, but no cure period is required for a breach which by its nature cannot be cured, or

     - An event having a material adverse effect on E.piphany shall have occurred after the date of the merger agreement.

ESCROW FUND AND INDEMNIFICATION

On behalf of each holder of outstanding shares of RightPoint common stock at the time of the merger an aggregate of 15% of the total number of shares of E.piphany common stock that such holder would otherwise be entitled under the merger agreement will automatically be contributed to the escrow fund. The escrow fund will be the exclusive remedy available to compensate E.piphany and its officers, directors and affiliates, or the Indemnified Parties, for:

- Any losses incurred by E.piphany or for which E.piphany would otherwise be liable as a result of any inaccuracy or breach of a representation or warranty of RightPoint contained in the merger agreement or any related agreement, and

- Any failure by RightPoint to perform or comply with any covenant in the merger agreement or any related agreement.

For purposes of compensating E.piphany for its losses, the escrow shares will be valued at $102.17 per share. The escrow fund shall not be available to compensate the Indemnified Parties for any losses until the aggregate losses for which indemnification is sought exceeds $1,750,000, in which case the full amount of the loss (including the $1,750,000) shall be subject to indemnification. However, if aggregate losses attributable to breaches of representations and warranties relating to intellectual property exceed $500,000 before such time as the total aggregate losses exceed $1,750,000, then RightPoint shall have liability to the Indemnified Parties to the extent of the losses attributable to breaches of representations and warranties relating to intellectual property (including the $500,000). Further, if RightPoint has liability to the Indemnified Parties for losses attributable to breaches of representations and warranties relating to intellectual property over and including the $500,000, then the aforementioned $1,750,000 limitation shall be reduced to $1,250,000 (for losses other than losses relating to intellectual property).

Stockholders will have voting rights with respect to the escrow shares while in escrow, and will receive dividends, if any, attributable to the escrow shares.

Subject to resolution of unsatisfied claims by E.piphany, on the twelve month anniversary of the closing of the merger, the escrow fund will be reduced to an amount equal to 10% of the merger consideration, with the balance of the shares distributed to the former stockholders of RightPoint. Subject to any unresolved claims, the escrow fund and the indemnity will terminate on the eighteen month anniversary of the closing date of the merger, and the remaining shares distributed to the former stockholders of RightPoint. After the merger, the escrow shares and the indemnity will be the exclusive remedy of the Indemnified Parties to recover for any losses they suffer by reason of the breach of any representation, warranty or covenant of RightPoint. However, the Indemnified Party's remedy will not be so limited in the case of fraud or willful misconduct by RightPoint.

Stockholder Agent

BY APPROVING THE MERGER AGREEMENT, RIGHTPOINT STOCKHOLDERS WILL HAVE CONSENTED TO THE APPOINTMENT OF STEWART SCHUSTER, A MEMBER OF THE BOARD OF DIRECTORS OF RIGHTPOINT, TO ACT AS THE STOCKHOLDER REPRESENTATIVE ON BEHALF OF RIGHTPOINT STOCKHOLDERS, TO AUTHORIZE DELIVERY OF ESCROW SHARES TO THE INDEMNIFIED PARTIES IN SATISFACTION OF CLAIMS BROUGHT BY THE INDEMNIFIED PARTIES, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTION ON BEHALF OF RIGHTPOINT STOCKHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE VII OF THE MERGER AGREEMENT. RIGHTPOINT STOCKHOLDERS ARE ENCOURAGED TO READ ARTICLE VII OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUND AND RIGHTS WITH RESPECT THERETO.

FEES AND EXPENSES

Regardless of whether the merger is consummated, all fees and expenses incurred in connection with the merger incurred by a party in connection with the merger agreement and the transactions contemplated thereby shall be the obligation of the respective party incurring such fees and expenses.

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

OTHER COVENANTS

The merger agreement also contains various other covenants and agreements that are customary in transactions of this nature, including:

- E.piphany and RightPoint have agreed to prepare and cause to be filed with the Securities and Exchange Commission a registration statement on Form S-4 including this proxy statement/prospectus for the solicitation of approval of the stockholders of RightPoint of the merger agreement and the merger and to register the sale of the shares of E.piphany common stock issuable in the merger.

- E.piphany and RightPoint have agreed to respond promptly to any comments of the staff of the Securities and Exchange Commission and to use their respective reasonable best efforts to have the registration statement on Form S-4 declared effective under the Securities Act as promptly as practicable after it is filed.

- RightPoint has agreed to submit the merger and merger agreement to its stockholders for approval promptly after the registration statement on Form S-4 is declared effective. Pursuant to this provision, the RightPoint stockholders meeting has been scheduled for January 4, 2000.

- E.piphany and RightPoint have agreed to promptly furnish to the other party all information concerning itself, its stockholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by the foregoing provisions.

- If any event related to E.piphany or RightPoint occurs or if E.piphany or RightPoint becomes aware of any information that should be disclosed in an amendment or supplement to the registration statement or the proxy statement/prospectus, then E.piphany or RightPoint, as applicable, shall inform the other thereof and shall cooperate with each other in filing such amendment or supplement with the Securities and Exchange Commission and, if appropriate, in mailing such amendment or supplement to the stockholders of RightPoint.

- In the event that the merger has not closed before January 5, 2000 and the merger agreement is still in effect, E.piphany has agreed to loan $6.0 million to RightPoint with an interest rate of 7%, compounded annually, on terms otherwise to be mutually agreed by the parties. This loan shall be due and payable on the earlier to occur of (A) the date RightPoint raises an amount equal to or greater than the loan amount in a debt or equity financing or (B) the date which is six months from the date of the loan.

- E.piphany has agreed that each employee of RightPoint who remains an employee of E.piphany after the merger will be eligible to participate in E.piphany's employee benefit plans, consistent with E.piphany's human resource policy, and will be given credit for service with RightPoint prior to the merger.

- RightPoint and E.piphany have agreed that, prior to the merger, certain employees of RightPoint will be granted options to purchase an aggregate of 905,524 shares of RightPoint common stock, and that such options shall not be included for purposes of calculating the exchange ratio.

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

                                OTHER AGREEMENTS

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

Concurrent with the execution of the merger agreement and effective as of the merger, Gayle Crowell, the President and Chief Executive Officer of RightPoint, and Earl Stahl, the Vice President, Products and Strategy of RightPoint, entered into employment and noncompetition agreements with E.piphany. The employment and noncompetition agreements provide, among other things, that, beginning on the closing date of the merger and ending on the second anniversary of the merger, such employees shall not, without the consent of E.piphany, become employed in any capacity by certain named competitors of E.piphany. The employment and noncompetition agreements also provide that such employees will not directly or indirectly hire or solicit any employee of E.piphany or RightPoint encourage or induce any employee of E.piphany or RightPoint to terminate their employment with E.piphany or RightPoint. Pursuant to her agreement, Gayle Crowell is guaranteed a base salary at an annualized rate of $280,000 as an employee of E.piphany plus a bonus of not less than $40,000 on an annualized basis. Pursuant to his agreement, Earl Stahl is guaranteed a base salary at an annualized rate of $200,000 as an employee of E.piphany plus a bonus of not less than $25,000 on an annualized basis. These agreements also guarantee both such individuals severance payments for up to 12 months in the event of a termination without cause.

AFFILIATE AGREEMENTS

All directors, executive officers and their affiliates of RightPoint have entered into affiliate agreements with E.piphany. The affiliate agreements provide, among other things, that RightPoint affiliates will not sell, transfer or otherwise dispose of the shares of E.piphany common stock issued to such affiliate in the merger other than in compliance with Rule 145 of the Securities Act unless the affiliate delivers to E.piphany a written opinion from counsel, reasonably acceptable to E.piphany, that such sale, transfer or disposition is otherwise exempt from registration under the Securities Act. Additionally, the affiliate agreements provide that E.piphany shall place legends on the stock certificates and place stop transfer orders with its transfer agent to ensure compliance with Rule 145.

VOTING AGREEMENTS

As a condition to E.piphany entering into the merger agreement, directors, executive officers and their affiliates of RightPoint entered into voting agreements with E.piphany. By entering into the voting agreements, these RightPoint stockholders have agreed to vote their shares of RightPoint stock in favor of the merger agreement, the merger and the preferred stock conversion and to irrevocably appoint E.piphany as their lawful attorney and proxy. These proxies give E.piphany the limited right to vote the shares of RightPoint capital stock beneficially owned by these RightPoint stockholders, including shares of RightPoint capital stock acquired after the date of the voting agreement, in favor of the approval and adoption of the merger agreement and the merger, and, in the case of holders of RightPoint preferred stock, to vote in favor of the automatic conversion of RightPoint preferred stock into RightPoint common stock immediately prior to the merger and in favor of each other matter that could reasonably be expected to facilitate the merger. These RightPoint stockholders may vote their shares of RightPoint capital stock on all other matters.

As of December 1, 1999, these RightPoint stockholders collectively beneficially owned shares representing:

- 73.1% of the votes attributable to outstanding shares of common stock,

- 80.0% of the votes attributable to outstanding shares of preferred stock voting together,

- 78.3% of the votes attributable to outstanding shares of common stock and preferred stock voting together, and

- 82.7% of the votes attributable to outstanding shares of Series B, C, D and E preferred stock voting together.

None of the RightPoint stockholders who are parties to the voting agreement were paid additional consideration in connection with the voting agreement.

Pursuant to the voting agreements, and except as otherwise waived by E.piphany, each RightPoint stockholder who is party to the voting agreement agreed not to sell the RightPoint stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless the transfer is in accordance with any affiliate agreement between the RightPoint stockholder and E.piphany and each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement.

This voting agreement will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger. The form of voting agreement is attached to this proxy statement/prospectus as Annex II, and you are urged to read it in its entirety.

RESTRICTIONS ON RESALES OF E.PIPHANY COMMON STOCK

Under the terms of the merger agreement, the shares of E.piphany common stock to be issued to the former stockholders of RightPoint will be subject to a "lock-up" which prohibits resale of such stock prior to March 20, 2000. The terms of the "lock-up" are equivalent to the terms of the "lock-up" imposed on existing E.piphany stockholders at the time of E.piphany's initial public offering and generally restrict any sale, transfer, or other disposition, such as a pledge or derivative transaction, of E.piphany stock during the period. To give effect to such restrictions, each certificate representing shares of E.piphany common stock issued in the merger shall be imprinted with a restrictive legend, and stop transfer orders may be placed by E.piphany with E.piphany's transfer agent to prevent the transfer of such shares.

In addition, RightPoint's executive officers, directors and their affiliates have agreed to be bound by any future lock-up restrictions imposed on E.piphany's stockholders in connection with any future public offerings, provided all of E.piphany's directors, executive officers and 1% stockholders also agree to be so bound.

In turn, E.piphany has agreed to release any former RightPoint stockholders from the foregoing restrictions if, and to the extent that, existing E.piphany stockholders subject to lock-up restrictions are also released from such restrictions.

                                PROPOSAL NO. 2:

               AUTOMATIC CONVERSION OF RIGHTPOINT PREFERRED STOCK

In connection with the proposed merger, RightPoint's board of directors is requesting the approval of holders of its preferred stock of a proposal to automatically convert all RightPoint preferred stock into RightPoint common stock effective immediately prior to the merger.

THE PROPOSAL

RightPoint's Amended and Restated Certificate of Incorporation provides that RightPoint preferred stock is convertible into RightPoint common stock at any time at the election of the holder, and that all RightPoint preferred stock will automatically convert into RightPoint common stock upon the affirmative vote of at least 66 2/3% of the RightPoint preferred stock, voting as a single class.

Each share of RightPoint preferred stock is presently convertible into the number of shares of RightPoint common stock set forth below:

        Series A Preferred Stock:  1.501 shares of common stock
        Series B Preferred Stock:  1.555 shares of common stock
        Series C Preferred Stock:  1.995 shares of common stock
        Series D Preferred Stock:  1.204 shares of common stock
        Series E Preferred Stock:  1.000  share of common stock

Upon conversion into common stock, holders of preferred stock will no longer be entitled to preferential dividend, liquidation, antidilution and voting rights presently enjoyed by the various series of RightPoint preferred stock. There are no declared but unpaid dividends with respect to any shares of RightPoint preferred stock.

RIGHTPOINT'S REASONS FOR THE PREFERRED STOCK CONVERSION

Under the terms of RightPoint's preferred stock, the proposed merger would be deemed a "liquidation" of RightPoint, thereby triggering the liquidation preferences and distribution of consideration as set forth in RightPoint's Amended and Restated Certificate of Incorporation. Based on the value of the consideration to be paid by E.piphany in the merger at the time the merger agreement was signed and the number of shares of RightPoint stock outstanding or subject to outstanding options or warrants, holders of RightPoint common and preferred stock would receive the same aggregate consideration per share on a common stock equivalent basis, even in such a "liquidation."

The per share consideration to be paid for RightPoint stock in the merger was determined based on the average trading price of E.piphany's common stock for a ten day period ending shortly before the merger agreement was signed. By contrast, the liquidation preference provisions of RightPoint's Amended and Restated Certificate of Incorporation determine the distribution of merger consideration based on the average price of the acquiror's common stock for a ten-day period expiring shortly before the acquisition closes.

As a result of this disparity, a reduction in the price of E.piphany's common stock in the period between signing and closing could result in the holders of RightPoint common stock receiving substantially less per share than holders of RightPoint preferred stock in the merger. The RightPoint board, which is comprised predominantly of members designated by holders of RightPoint preferred stock, determined that such an outcome would not be an equitable distribution of the proceeds of the merger. The conversion of all preferred stock into common stock immediately prior to the merger prevents disparate treatment of holders of RightPoint preferred and common stock.

REQUIRED VOTE AND BOARD RECOMMENDATION

RightPoint's Board of Directors unanimously recommends that all holders of RightPoint preferred stock vote FOR Proposal No. 2. Approval of Proposal No. 2 requires the affirmative vote of holders of preferred stock representing at least 66 2/3% of the votes attributable to RightPoint preferred stock. Abstentions will thus have the effect of a vote against the proposal.

All of RightPoint's executive officers, directors and their afilliates have agreed to vote all of their shares of RightPoint preferred stock in favor of the preferred stock conversion, which shares are sufficient to approve this proposal.

                          UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements give effect to the acquisition by E.piphany of all outstanding shares of RightPoint in a transaction accounted for as a purchase.

The pro forma combined condensed statements of operations of E.piphany for the twelve months ended December 31, 1998 and for the nine months ended September 30, 1999 assume that the acquisition of RightPoint took place as of the beginning of the earliest period presented. The statements combine E.piphany's and RightPoint's statements of operations for the twelve months ended December 31, 1998 and for the nine months ended September 30, 1999, respectively.

The pro forma combined condensed balance sheet as of September 30, 1999 combines E.piphany's September 30, 1999 balance sheet with RightPoint's September 30, 1999 balance sheet as if the acquisition had been consummated on that date.

The unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based on the information available at the date of this proxy statement/prospectus and are subject to change based upon completion of the transaction and final purchase price allocation, including completion of third party appraisals.

E.piphany's condensed financial information included in these pro forma financial statements is derived from its December 31, 1998 audited financial statements and its September 30, 1999 unaudited condensed financial statements included elsewhere in this proxy statement/prospectus. RightPoint's condensed balance sheet included in the accompanying pro forma unaudited combined condensed balance sheet is derived from its unaudited historical consolidated financial statements as of September 30, 1999 included elsewhere in this proxy statement/prospectus. The results of operations for RightPoint included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 were derived from its unaudited financial statements for the same periods that have not been included elsewhere in this proxy statement/prospectus.

The unaudited condensed financial information of E.piphany and RightPoint have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and, in the opinion of E.piphany's and RightPoint's respective managements, include all adjustments necessary for a fair presentation of the financial information for such interim periods.

                                   E.PIPHANY

              PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                       PRO FORMA       PRO FORMA
                                             E.PIPHANY   RIGHTPOINT   ADJUSTMENTS      COMBINED
                                             ---------   ----------   -----------      ---------
ASSETS
Current assets:
  Cash and cash equivalents................  $ 89,701     $  4,229     $     --        $ 93,930
  Short term investments...................        --        1,454           --           1,454
  Accounts receivable, net.................     3,193        1,119           --           4,312
  Prepaid expenses and other assets........     2,155          236           --           2,391
                                             --------     --------     --------        --------
          Total current assets.............    95,049        7,038           --         102,087
  Property and equipment, net..............     2,442          643           --           3,085
  Goodwill and purchased intangibles.......        --           --      462,005(A)      462,005
  Other assets.............................       485            1           --             486
                                             --------     --------     --------        --------
          Total assets.....................  $ 97,976     $  7,682     $462,005        $567,663
                                             ========     ========     ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease
     obligation............................  $     88     $    243     $     --        $    331
  Current portion of notes payable.........       629           --           --             629
  Repayable grant..........................        --          130           --             130
  Trade accounts payable...................     1,587          830           --           2,417
  Accrued liabilities......................     4,442          372        7,750(B)       12,564
  Deferred revenue.........................     2,538          364           --           2,902
                                             --------     --------     --------        --------
          Total current liabilities........     9,284        1,939        7,750          18,973
  Capital lease obligations, net of current
     portion...............................        93           38           --             131
  Notes payable, net of current portion....     7,737           --           --           7,737
                                             --------     --------     --------        --------
          Total liabilities................    17,114        1,977        7,750          26,841
                                             --------     --------     --------        --------
Stockholders' equity:
  Convertible preferred stock..............        --          155         (155)(B)          --
  Common stock.............................         5           12          (12)(B)           5
  Additional paid-in capital...............   113,783       32,408      451,251(B)      597,442
  Warrants to purchase preferred stock.....       532           --           --             532
  Note receivable..........................      (640)          --           --            (640)
  Deferred compensation....................    (3,202)      (3,153)       3,153(B)       (3,202)
  Accumulated other comprehensive income...        --           81          (81)(B)          --
  Accumulated deficit......................   (29,616)     (23,798)          99(B)      (53,315)
                                             --------     --------     --------        --------
          Total stockholders' equity.......    80,862        5,705      454,255         540,822
                                             --------     --------     --------        --------
          Total liabilities and
             stockholders' equity..........  $ 97,976     $  7,682     $462,005        $567,663
                                             ========     ========     ========        ========

                                   E.PIPHANY

        PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      PRO FORMA       PRO FORMA
                                            E.PIPHANY   RIGHTPOINT   ADJUSTMENTS      COMBINED
                                            ---------   ----------   -----------      ---------
Revenues:
Product license...........................  $  2,216     $   952      $      --       $   3,168
  Services................................     1,161         337             --           1,498
                                            --------     -------      ---------       ---------
          Total revenues..................     3,377       1,289             --           4,666
                                            --------     -------      ---------       ---------
Cost of revenues:
  Product license.........................         4          24             --              28
  Services................................     1,396         103             --           1,499
                                            --------     -------      ---------       ---------
          Total cost of revenues..........     1,400         127                          1,527
                                            --------     -------      ---------       ---------
          Gross profit....................     1,977       1,162                          3,139
                                            --------     -------      ---------       ---------
Operating expenses:
  Research and development................     3,769       2,548             --           6,317
  Sales and marketing.....................     6,519       2,769                          9,288
  General and administrative..............     1,503       1,275                          2,778
  Amortization of goodwill and
     intangibles..........................        --          --        154,002(C)      154,002
  Stock-based compensation................       799          --             --             799
                                            --------     -------      ---------       ---------
          Total operating expenses........    12,590       6,592        154,002         173,184
                                            --------     -------      ---------       ---------
          Loss from operations............   (10,613)     (5,430)      (154,002)       (170,045)
Other income (expense)....................       283        (106)            --             177
                                            --------     -------      ---------       ---------
          Net loss........................  $(10,330)    $(5,536)     $(154,002)      $(169,868)
                                            ========     =======      =========       =========
Basic and diluted net loss per share......  $  (7.19)    $ (6.47)                     $ (110.45)
                                            ========     =======                      =========
Shares used in computing basic and diluted
  net loss per share......................     1,437         855                          1,538
                                            ========     =======                      =========
Pro forma basic and diluted net loss per
  share...................................  $  (1.17)    $ (0.45)                     $  (16.53)
                                            ========     =======                      =========
Shares used in computing pro forma basic
  and diluted net loss per share..........     8,833      12,186                         10,277
                                            ========     =======                      =========

                                   E.PIPHANY

        PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      PRO FORMA       PRO FORMA
                                            E.PIPHANY   RIGHTPOINT   ADJUSTMENTS      COMBINED
                                            ---------   ----------   -----------      ---------
Revenues:
Product license...........................  $  5,633     $ 2,892      $      --       $   8,525
  Services................................     4,835         909             --           5,744
                                            --------     -------      ---------       ---------
          Total revenues..................    10,468       3,801             --          14,269
                                            --------     -------      ---------       ---------
Cost of revenues:
  Product license.........................        83           3             --              86
  Services................................     5,445         636             --           6,081
                                            --------     -------      ---------       ---------
          Total cost of revenues..........     5,528         639             --           6,167
                                            --------     -------      ---------       ---------
Gross profit..............................     4,940       3,162             --           8,102
                                            --------     -------      ---------       ---------
Operating expenses:
  Research and development................     4,722       2,213             --           6,935
  Sales and marketing.....................    11,576       3,410             --          14,986
  General and administrative..............     2,546       1,162             --           3,708
  Amortization of goodwill and
     intangibles..........................        --          --        115,501(C)      115,501
  Stock-based compensation................     2,314         500             --           2,814
                                            --------     -------      ---------       ---------
          Total operating expenses........    21,158       7,285        115,501         143,944
                                            --------     -------      ---------       ---------
Loss from operations......................   (16,218)     (4,123)      (115,501)       (135,842)
Other income (expense)....................        83         216             --             299
                                            --------     -------      ---------       ---------
          Net loss........................  $(16,135)    $(3,907)     $(115,501)      $(135,543)
                                            ========     =======      =========       =========
Basic and diluted net loss per share......  $  (2.90)    $ (3.71)                     $  (23.83)
                                            ========     =======                      =========
Shares used in computing basic and diluted
  net loss per share......................     5,563       1,054                          5,688
                                            ========     =======                      =========
Pro forma basic and diluted net loss per
  share...................................  $  (1.00)    $ (0.20)                     $   (7.31)
                                            ========     =======                      =========
Shares used in computing pro forma basic
  and diluted net loss per share..........    16,197      19,701                         18,532
                                            ========     =======                      =========

                        NOTES TO THE UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

The total purchase price of RightPoint reflects the issuance of approximately 2,998,000 shares of E.piphany common stock and the assumption of options and warrants to purchase approximately 525,000 shares of E.piphany common stock. The total purchase price was determined as follows (in thousands):

Value of E.piphany common stock, options and warrants.......  $483,659
Other direct acquisition expenses...........................     7,750
                                                              --------
                                                              $491,409
                                                              ========

The valuation of the E.piphany common stock is based on its weighted average closing price three days prior to and three days following the announcement of the acquisition. The valuation of options and warrants to purchase E.piphany common stock is based upon the Black-Scholes valuation model.

The total purchase price of the RightPoint acquisition has been allocated to acquired assets based on estimates of their fair values. The purchase price of approximately $491.4 million has been assigned to the assets acquired as follows (in thousands):

Tangible net assets acquired................................  $  5,705
Acquired in process research and development................    23,699
Assembled work force and customer list......................     4,100
Developed technology........................................    12,600
Goodwill....................................................   445,305
                                                              --------
                                                              $491,409
                                                              ========

E.piphany expects to allocate approximately $23.7 million of the purchase price to RightPoint's in process research and development, which will be expensed upon consummation of the merger as it has not reached technological feasibility and, in the opinion of management, has no alternative future use. The estimated amount is subject to adjustment based upon completion of third party appraisals. This amount has not been reflected in the accompanying pro forma statements of operations as it is a non-recurring charge, but has been reflected as an adjustment to accumulated deficit in the accompanying pro forma balance sheet.

The adjustments to the pro forma combined condensed balance sheet as of September 30, 1999 are as follows:

     (A) To reflect goodwill and other intangibles of approximately $462.0 million resulting from the acquisition of RightPoint.

     (B) To reflect the purchase price paid as follows: issuance of E.piphany's common stock, options and warrants valued at approximately $483.7 million and acquisition-related expenses of approximately $7.8 million.

The adjustments to the pro forma combined condensed statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 assume the acquisition occurred as of January 1, 1998 and are as follows:

     (C) To reflect the amortization of approximately $462.0 million of estimated goodwill and other intangibles resulting from the acquisition. The intangible assets will be amortized ratably over an estimated useful life of three years.

                  E.PIPHANY SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The following selected financial data and other operating information of E.piphany as of and for the years ended December 31, 1997 and 1998, are derived from E.piphany's financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this proxy statement/prospectus. The financial data as of and for the nine months ended September 30, 1998 and 1999 are derived from E.piphany's unaudited financial statements included elsewhere in this proxy statement/prospectus. E.piphany has prepared this unaudited information on the same basis as the audited financial statements and has included all adjustments, consisting only of normal recurring adjustments that it considers necessary for a fair presentation of its financial position and operating results for such periods. When you read this selected financial data, it is important that you also read the financial statements and related notes included in this proxy statement/prospectus, as well as the section of this prospectus entitled "E.piphany Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results. See Note 2 of Notes to Financial Statements of E.piphany for an explanation of the determination of the number of shares used in computing per share amounts.

                                                                  YEAR ENDED          NINE MONTHS ENDED
                                                                 DECEMBER 31,           SEPTEMBER 30,
                                                              -------------------    -------------------
                                                               1997        1998       1998        1999
                                                              -------    --------    -------    --------
                                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product license...........................................  $    --    $  2,216    $ 1,270    $  5,633
  Services..................................................       --       1,161        705       4,835
                                                              -------    --------    -------    --------
         Total revenues.....................................       --       3,377      1,975      10,468
                                                              -------    --------    -------    --------
Cost of revenues:
  Product license...........................................       --           4          3          83
  Services..................................................       --       1,396        847       5,445
                                                              -------    --------    -------    --------
         Total cost of revenues.............................       --       1,400        850       5,528
                                                              -------    --------    -------    --------
         Gross profit.......................................       --       1,977      1,125       4,940
                                                              -------    --------    -------    --------
Operating expenses:
  Research and development..................................    1,646       3,769      2,617       4,722
  Sales and marketing.......................................    1,200       6,519      4,078      11,576
  General and administrative................................      373       1,503        987       2,546
  Stock-based compensation..................................        1         799        395       2,314
                                                              -------    --------    -------    --------
         Total operating expenses...........................    3,220      12,590      8,077      21,158
                                                              -------    --------    -------    --------
         Loss from operations...............................   (3,220)    (10,613)    (6,952)    (16,218)
Interest income, net........................................       71         283        153          83
                                                              -------    --------    -------    --------
         Net loss...........................................  $(3,149)   $(10,330)   $(6,799)   $(16,135)
                                                              =======    ========    =======    ========
Basic and diluted net loss per share........................  $ (2.90)   $  (7.19)   $ (3.62)   $  (2.90)
                                                              =======    ========    =======    ========
Shares used in calculation of basic and diluted net loss per
  share.....................................................    1,087       1,437      1,877       5,563
                                                              =======    ========    =======    ========
Pro forma basic and diluted net loss per share
  (unaudited)...............................................             $  (1.17)   $ (0.82)   $  (1.00)
                                                                         ========    =======    ========
Shares used in computing pro forma basic and diluted net
  loss per share (unaudited)................................                8,833      8,248      16,197
                                                                         ========    =======    ========

                                                               DECEMBER 31,
                                                              ---------------    SEPTEMBER 30,
                                                              1997     1998          1999
                                                              ----    -------    -------------
                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $369    $13,595       $89,701
  Working capital...........................................   131     12,601        85,765
  Total assets..............................................   801     16,364        97,976
  Long-term obligations, net of current portion.............    --        333         7,830
  Total stockholders' equity................................   468     13,440        80,862

---------------
The statement of operations for the year ended December 31, 1997 is presented for the period from inception in November 1996 to December 31, 1997. Operating expenses totaled $12,000 for the period from inception in November 1996 to December 31, 1996.

               E.PIPHANY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Our E.piphany E.4 System is an integrated set of software solutions that provide capabilities for analysis of customer data and marketing campaign management. Companies can implement the E.piphany E.4 System to collect and analyze data from their existing software systems, and from third party data providers, to profile their customers' characteristics and preferences. Business users within these companies can then act on this information by using the E.piphany E.4 System to design and execute marketing campaigns as well as customize products and services.

E.piphany was founded in November 1996. From our founding through the end of 1997, we primarily engaged in research activities, developing our products and building our business infrastructure. We began shipping our first software product and first generated revenues from software license fees, implementation and consulting fees, and maintenance fees in early 1998. During 1998, we introduced several other software products, and in June 1999, we began shipping our E.piphany E.4 System software solutions. Although our revenues consistently increased from quarter to quarter during 1998, we incurred significant costs to develop our technology and products, to continue the recruitment of research and development personnel, to build a direct sales force and a professional services organization, and to expand our general and administrative infrastructure. Our total headcount has increased from 49 employees at September 30, 1998 to 179 employees at September 30, 1999.

SOURCE OF REVENUES AND REVENUE RECOGNITION POLICY

We generate revenues principally from licensing our software products directly to customers and providing related professional services including implementation, consulting, support and training. Through September 30, 1999, substantially all of our revenues have been derived from sales within the United States through our direct sales force. Our license agreements generally provide that customers pay a software license fee for one or more software solutions for a specified number of users. The amount of the license fee varies based on which software solution is purchased, the number of software solutions purchased and the number of users licensed. Customers can subsequently pay additional license fees to allow additional users to use previously purchased software solutions or to purchase additional software solutions. Each software solution included in the E.piphany E.4 System contains the same core technology, allowing for easy integration of additional software solutions as they are purchased from us. Customers that purchase software solutions receive the software on compact disc or via Internet delivery.

Customers generally require consulting and implementation services which include evaluating their business needs, identifying the data sources necessary to meet these needs and installing the software solution in a manner which fulfills their needs. Customers have generally purchased these services directly from us through our internal professional services organization on either a fixed fee or a time and expense basis. We have historically supplemented the capacity of our internal professional services organization by subcontracting some of these services to consulting organizations, especially to those organizations with which we have relationships such as KPMG, Cambridge Technology Partners and Ernst & Young. However, we intend to increasingly encourage customers to purchase services directly from these consulting organizations. We believe that this would increase the number of consultants which can provide consulting and implementation services related to our software products and that it would increase our overall gross margins by increasing our percentage of license revenue, which has substantially higher gross margins than services revenue, as a percentage of total revenue. We also believe that it will encourage these consulting organizations to generate sales leads within their customer base.

Customers also generally purchase maintenance contracts which provide software upgrades and technical support over a stated term, generally twelve months. Revenue on software upgrades and technical support is recognized ratably over the term of the maintenance contract.

We recognize product license revenues in accordance with the provisions of American Institute of Certified Public Accounts (AICPA) Statement of Position 97-2, "Software Revenue Recognition." Pursuant to the requirements of Statement of Position 97-2, we recognize product license revenues when all of the following conditions are met:

- we have signed a noncancellable agreement with the customer,

- we have delivered the software product to the customer,

- the amount of fees to be paid by the customer is fixed or determinable, and

- we believe that collection of these fees is probable.

To date, when we manage the implementation process for our customers, the implementation services have been considered essential to the functionality of the software products. Accordingly, both the product license revenues and services revenues are recognized in accordance with the provisions of AICPA Statement of Position 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." Prior to 1999, we recognized substantially all of our revenues using the completed contract method as estimates of costs and efforts necessary to complete the implementation were generally not reliable given our lack of history with implementing our products. In 1999 and future periods, we expect to recognize most of our revenues using the percentage of completion method, and therefore both product license and services revenues are recognized as work progresses. While our software solutions can generally be implemented in less than 16 weeks, implementation can take longer depending on the solution which has been licensed, the number of software solutions licensed, the complexity of the customer's information technology environment and the resources directed by customers to the implementation projects. To date, we have managed the implementation of our solutions for the substantial majority of our customers. When we subcontract services to consulting organizations, we are responsible for managing the implementation. To the extent that customers contract directly with consulting organizations to provide implementation services, we do not manage the implementation, and license revenues are recognized when the relevant conditions of Statement of Position 97-2 are met. Some of our contracts provide for the delivery of unspecified future products over a period of time. Accordingly, payments received from our customers upon the signing of these agreements are deferred and the revenues are recognized ratably over the contract period. Revenue allocated to training and other services is recognized as the services are performed.

RIGHTPOINT ACQUISITION

E.piphany expects to account for the RightPoint acquisition as a purchase transaction. As a result, E.piphany expects to incur a write-off related to in-process research and development of approximately $23.7 million in the quarter ended March 31, 2000 upon closing this transaction, as the in-process technology had not reached technological feasibility and, in the opinion of E.piphany's management, has no alternative future use. The estimated amount is subject to adjustment based upon completion of third party appraisals. In addition, intangible assets are preliminarily estimated at approximately $462.0 million and will be amortized ratably over three years.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

Revenues

Total revenues increased to $10.5 million for the nine months ended September 30, 1999, from $2.0 million for the nine months ended September 30, 1998. This rapid growth in revenues reflects our relatively early stage of development, and we do not expect revenues to increase at the same rate in the future.

Product license revenues increased to $5.6 million, or 54% of total revenue, for the nine months ended September 30, 1999 from $1.3 million, or 64% of total revenue, for the nine months ended September 30, 1998. The increase in dollar amount of product license revenues was due to both an increase in the number of licenses sold and the average size of the licenses, and resulted primarily from the growth of our direct sales force and the introduction and shipment of new products.

Services revenues increased to $4.8 million, or 46% of total revenues, for the nine months ended September 30, 1999 from $0.7 million, or 36% of revenues, for the nine months ended September 30, 1998. The increase in dollar amount of service revenues was primarily attributable to increased implementation and consulting services performed in connection with increased license sales and to maintenance contracts sold to E.piphany's new customers.

Services revenues as a percentage of total revenues has varied significantly from quarter to quarter due to our relatively early stage of development. The relative amount of services revenues as compared to license revenues has varied based on the volume of license fees for software solutions compared to the volume of license fees for additional users, which generally do not require services. In addition, the amount of services we provide for a software solution can vary greatly depending on the solution which has been licensed, the complexity of the customers' information technology environment, the resources directed by customers to their implementation projects, the number of users licensed and the extent to which consulting organizations provide services directly to customers. Services revenues as a percentage of total revenues has increased for each of the last three quarters primarily due to growth of our new customer base which has resulted in a higher percentage of new software solution license sales compared to additional user license sales. Services revenues as a percentage of total revenues has also increased because of increased maintenance revenues due to the growth in our customer base. Services revenues have substantially lower margins relative to product license revenues. To the extent that services revenues become a greater percentage of our total revenues and services margins do not increase, our overall gross margins will decline.

This is especially true when we are required to subcontract with consulting organizations to supplement our internal professional services organization. It generally costs us more to subcontract with consulting organizations to provide these services than to provide these services ourselves. To offset the effect that providing services ourselves or through subcontractors has on our gross margins, we intend to further encourage customers to contract directly with consulting organizations for implementation and consulting services. Encouraging direct contracts between our customers and consulting organizations may also increase the overall amount of services available to customers and generate sales leads. We do not receive any services revenues when customers contract directly with consulting organizations for implementation and consulting services.

Cost of Revenues

Total cost of revenues increased to $5.5 million for the nine months ended September 30, 1999 from $0.8 million for the nine months ended September 30, 1998. Cost of product license revenues consists primarily of license fees paid to third parties under technology license arrangements and have not been significant to date. Cost of services revenues consists primarily of the costs of consulting and customer service and support. Cost of services revenues increased to $5.4 million, or 113% of services revenues, for the nine months ended September 30, 1999 from $0.8 million, or 120% of services revenues, for the nine months ended September 30, 1998. The increase in cost of services revenues in absolute dollars resulted primarily from the hiring of additional employees and the subcontracting of consulting services to consulting organizations to support increased customer demand for consulting services. Cost of services revenues has exceeded services revenues due to the rapid growth of our services organization from 5 employees at September 30, 1998 to 46 employees at September 30, 1999 and our investment in experienced management in anticipation of future revenue growth.

OPERATING EXPENSES

Research and Development

Research and development expenses consist primarily of personnel and related costs associated with our product development efforts. Research and development expenses increased to $4.7 million for the nine months ended September 30, 1999 from $2.6 million for the nine months ended September 30, 1998. The increase in absolute dollars was primarily due to an increase in the number of employees engaged in research and development from 22 employees as of September 30, 1998 to 48 employees as of September 30, 1999. Research and development expenses as a percentage of total revenues decreased from 133% for the nine months ended September 30, 1998 to 45% for the nine months ended September 30, 1999. Research and development expenses as a percentage of total revenues decreased primarily due to growth in our revenues. We believe that investments in product development are essential to our future success and expect that the absolute dollar amount of research and development expenses will increase in future periods.

Sales and Marketing

Sales and marketing expenses consist primarily of employee salaries, benefits and commissions, and the costs of trade shows, seminars, promotional materials and other sales and marketing programs. Sales and marketing expenses increased to $11.6 million for the nine months ended September 30, 1999 from $4.1 million for the nine months ended September 30, 1998. Sales and marketing expenses as a percentage of total revenues decreased from 206% for the nine months ended September 30, 1998 to 111% for the nine months ended September 30, 1999. The increase in sales and marketing expenses in absolute dollars was primarily attributable to an increase in the number of direct sales, pre-sales support and marketing employees from 18 as of September 30, 1998 to 67 as of September 30, 1999. We expect that the absolute dollar amount of sales and marketing expenses will continue to increase due to the planned growth of our sales force, including the establishment of sales offices in additional domestic and international locations including Europe and Asia, and due to expected additional increases in advertising and marketing programs and other promotional activities.

General and Administrative

General and administrative expenses consist primarily of employee salaries and related expenses for executive, finance and administrative personnel. General and administrative expenses increased to $2.5 million for the nine months ended September 30, 1999 from $1.0 million for the nine months ended September 30, 1998. The increase in general and administrative expenses in absolute dollars was primarily attributable to an increase in the number of executive, finance and administrative employees from 4 as of September 30, 1998 to 18 as of September 30, 1999. We expect general and administrative expenses to increase in absolute dollars in future periods.

Stock-Based Compensation

Stock-based compensation consists of amortization of deferred compensation in connection with stock option grants and sales of stock to employees at exercise or sales prices below the deemed fair market value of our common stock and compensation related to equity instruments issued to non-employees for services rendered. We have recorded aggregate deferred compensation of $5.9 million related to stock-based compensation to employees. This amount is being amortized over the respective vesting periods of these equity instruments in a manner consistent with Financial Accounting Standards Board Interpretation No. 28. Total stock-based compensation was $2.3 million for the nine months

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ended September 30, 1999. We expect amortization of approximately $619,000,
$1,511,000, $787,000, $312,000, and $26,000 in the last quarter of 1999, the years ended December 31, 2000, 2001, 2002, and the first half of 2003, respectively. See Note 6 to Notes to Financial Statements for further discussion regarding the accounting treatment for stock-based compensation.

INTEREST INCOME, NET

The decreases in interest income, net of interest expense, for the three months and nine months ended September 30, 1999 were not significant when compared to the same period in the prior year. YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUES

Our total revenues were $3.4 million in 1998 and were comprised of the first commercial sales of software products and related services fees from implementation, training and support. Product license revenues were $2.2 million in 1998. Services revenues were $1.2 million in 1998. For 1998, product license revenues and services revenues accounted for 66% and 34% of revenues, respectively. We did not recognize any revenues in 1997.

In 1998, Autodesk, Charles Schwab, Hewlett-Packard, KPMG and Macromedia, accounted for 30%, 17%, 16%, 11% and 11% of total revenues, respectively.

COST OF REVENUES

Cost of revenues was $1.4 million in 1998. Cost of services revenues as a percentage of services revenues was 120%. Cost of services revenues in 1998 resulted primarily from the hiring of employees and, to a lesser extent, the subcontracting of consulting organizations to support customer demand for consulting and maintenance services. We did not have any revenues in 1997 and thus had no cost of revenues in 1997.

OPERATING EXPENSES

Research and Development

Research and development expenses increased to $3.8 million, or 112% of total revenues, in 1998 from $1.6 million in 1997. The increase in research and development expenses was related primarily to an increase in the number of employees engaged in research and development to support the development of new products.

Sales and Marketing

Sales and marketing expenses increased to $6.5 million, or 193% of total revenues, in 1998 from $1.2 million in 1997. The increase in sales and marketing expenses resulted primarily from building a direct sales force and investing in sales and marketing infrastructure which included significant personnel-related expenses, recruiting fees, travel expenses, and related facility and equipment costs, as well as increased marketing activities, including trade shows, public relations, direct mail campaigns and other promotional expenses.

General and Administrative

General and administrative expenses increased to $1.5 million, or 45% of total revenues, in 1998 from $0.4 million in 1997. The increase in dollar amount of general and administrative expenses resulted primarily from the addition of executive, finance and administrative personnel to support the growth of our business.

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Stock-Based Compensation

We recorded aggregate deferred compensation of $3.2 million in 1998 related to stock transactions with employees. Of the deferred compensation, $0.7 million was amortized in 1998. Total stock-based compensation was $0.8 million in 1998.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities totaled $10.8 million and $6.1 million for the nine months ended September 30, 1999 and 1998, respectively. Cash used in operating activities for each period resulted primarily from net losses in those periods, and to a lesser extent, increases in accounts receivable. These uses of cash were partially offset by increases in accrued liabilities and deferred revenue.

Net cash used in investing activities totaled $1.6 million and $0.8 million for the nine months ended September 30, 1999 and 1998, respectively. The increase resulted primarily from the purchase of furniture and equipment, consisting largely of computer servers and workstations.

Net cash provided by financing activities totaled $88.5 million and $20.0 million for the nine months ended September 30, 1999 and 1998, respectively. The increase was due primarily to the receipt of proceeds from our recently completed initial public offering.

At September 30, 1999, we had $89.7 million in cash and cash equivalents. We have a $3.0 million term loan under this senior credit facility that is repayable ratably over a 36 month period beginning March 1, 2000. The term loan bears variable interest at the bank's prime rate plus 0.5%, currently 8.5%. As of September 30, 1999, we had borrowed $3.0 million against this term loan. Both of these loans are secured by essentially all of our assets.

In addition, we have a subordinated debt facility with Comdisco, Inc. under which we are entitled to borrow up to $10.0 million, of which $5.0 million is currently outstanding, over 42 months beginning June 1999 at a fixed interest rate of 10.0%. All borrowings under the subordinated facility are secured by essentially all of our assets after the rights of senior creditors, and we cannot maintain more than $5.0 million of senior debt without approval of the lender. We also have a $2.0 million equipment lease line with Comdisco. Under the equipment lease line, we are entitled to lease equipment with payment terms extending over 42 months. The ability to lease new equipment expires on May 31, 2000 and borrowings bear interest at 8.5% for the first six months of the lease, and 8.0% thereafter.

As of September 30, 1999, our principal sources of liquidity included $89.7 million of cash and cash-equivalents. We anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. We believe that our current cash and cash equivalents will be sufficient to meet our anticipated liquidity needs for working capital and capital expenditures for at least 12 months. If we require additional capital resources to grow our business internally or to acquire complementary technologies and businesses at any time in the future, we may seek to sell additional equity or debt securities or secure an additional bank line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us in the future.

YEAR 2000 ISSUES

We are aware of the issues surrounding the year 2000 and problems relating to computers and computer software incorrectly distinguishing between 21st and 20th century dates. Year 2000 issues could affect both our products and services as well as our internal management control systems.

With respect to our products, we have designed our E.piphany E.4 System and other products to be year 2000 compliant. We have tested our E.piphany E.4 System for year 2000 compliance and based

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on these tests, believe our software is year 2000 compliant. We have also tested our prior products. Based on these tests, we believe that the prior products are also year 2000 compliant. We therefore do not expect to expend significant resources to resolve year 2000 errors in our products. However, we cannot be certain that our test procedures will uncover all possible year 2000 errors in our products. In some cases, we have warranted to our customers that our products are year 2000 compliant. If our tests and design measures have failed to discover and resolve all year 2000 problems in our products, we could be liable to customers for breach of warranty, product defects or otherwise.

In addition, some of the enterprise databases and web browsers with which our software interacts may not be year 2000 compliant. If our customers' databases are not year 2000 compliant, our internal professional services organization may need to address these existing year 2000 issues. Also, preexisting data in our customers' databases accessed by our software may already contain year 2000 errors. Our professional services organization may not be able to adequately address existing year 2000 issues. Although we cannot control the year 2000 compliance of our customers and their third-party vendors, we may still be subject to claims and liability based on the fact that our products provided incorrect data. These claims could divert significant management, financial and other resources and we may not have adequate commercial insurance to cover these claims.

With respect to our information technology and management functions, we have inquired of the year 2000 compliance of our material hardware and software vendors related to internal accounting, management and product development. We have also tested our systems, but only to a very limited extent. Based on the representations of our vendors and the internal tests we have conducted, we do not believe we will incur material losses relating to upgrade and replacement of our systems or from failure of our systems.

We implemented a new accounting and management reporting system in late 1999 for business reasons unrelated to year 2000. We have been assured that our new system is also year 2000 compliant by the vendor. If any of our vendors' representations regarding their products are not accurate, or if we encounter unknown year 2000 problems relating to the interaction of our systems, we could incur significant expenses to resolve these issues or damages resulting from a failure of our systems to perform correctly. For example, if our accounting system fails to properly record our transactions, we would need to devote staff or hire a third party to correct the problem, could lose important data and would have difficulty planning and reporting without accurate financial information.

In the event we discover year 2000 problems in our products or internal systems, we will endeavor to resolve these problems by making modifications to our products or systems or purchasing new systems on a timely basis. However, we have no other contingency plan to address the effect of year 2000 problems with our products and internal systems. In addition, the effect of year 2000 on our customers generally, or on our banks, stock markets and other infrastructure functions is unknown. We cannot assure you that our products and systems will be year 2000 compliant or that we will not incur material expenses or liability relating to the year 2000 problem. Our costs of year 2000 compliance to date have not been material and we do not anticipate material year 2000 compliance costs in the future.

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                               E.PIPHANY BUSINESS

The discussion in this proxy statement/prospectus contains forward-looking statements which involve risks and uncertainties. E.piphany's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in this section and the sections entitled "Risk Factors," as well as those discussed elsewhere in this proxy statement/prospectus.

E.PIPHANY OVERVIEW

E.piphany develops and markets software that companies can use to establish, maintain and continually improve customer relationships across both Internet and traditional sales, marketing and distribution channels. The E.piphany E.4 System is an integrated set of software solutions that provides capabilities for analysis of customer data and marketing campaign management. Companies can implement the E.piphany E.4 System to collect and analyze data from their existing software systems and from third party data providers, to profile their customers' characteristics and preferences. Business users within these companies can then act on this information by using the Epiphany E.4 System to design and execute marketing campaigns as well as customize products and services.

INDUSTRY BACKGROUND

The Internet is fundamentally changing the way businesses interact with their customers and suppliers. Consumers can use the Internet to more quickly evaluate products and prices from a wide range of vendors without regard to geographical constraints. At the same time, companies across a variety of industries are using the Internet to redefine the way that goods and services are marketed, sold and distributed.

To remain competitive in this dynamic business environment, many companies are seeking to increase the longevity and profitability of their customer relationships. E.piphany believes companies that improve their understanding of their customers can gain the loyalty of their most profitable customers by customizing products and services based on each of those customers' characteristics and preferences. Furthermore, when companies understand individual customers, they can market complementary products, known as "cross-selling," or market higher-end products, known as "up-selling." These companies can also use their knowledge of the correlation between customer characteristics and preferences to better market to potential new customers. Finally, companies can also use customer preference information to better anticipate customer demand and optimize their processes for fulfilling customer orders. For example, a company that identifies that many customers prefer a particular product can increase inventories of that product to meet demand and decrease inventories of other products that are not in demand.

Over the past two decades, companies have invested in software applications that reduce costs by automating business processes. AMR Research, an industry and market analysis firm, estimates that, from 1995 through 1998, companies have spent more than $56 billion on industrial enterprise applications software that are focused on automating sales, support, manufacturing, distribution and finance processes. More recently, companies have begun investing in Internet infrastructure software, including systems that enable commercial transactions over the Web, as well as systems that monitor and track customers' behavior on Web sites. Many companies also continue to operate older, custom-built systems that automate critical business processes, such as order processing and accounting. All of these applications have allowed companies to collect and store enormous volumes of customer data, including customer demographic information, historical purchasing information or delivery specifications. This data is often augmented by marketing data from third-party data providers.

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Despite the vast amounts of data generated, these applications remain focused on automating business processes, rather than analyzing data to help companies better understand their customers. Moreover, because this data resides in disparate computer systems in different departments or is delivered from third parties, combining and analyzing this data to provide a comprehensive view of the customer is a significant challenge. For example, a company may have over time acquired sales, customer service, and distribution software applications, each operating on a different computer system. In addition, many companies' Internet commerce systems operate independently of systems that automate their traditional sales channels and fulfillment processes. Because these applications and systems serve different purposes, they collect vastly different types of customer data. To analyze and act on disparate corporate data, many companies have attempted to integrate multiple software tools designed to either extract data from various software systems, store it in a central repository, analyze the data or manage marketing campaigns. Many of these internally developed software systems require substantial amounts of time to integrate and are expensive to implement and maintain. Moreover, once these tools have been integrated, they typically must be customized significantly to solve specific business problems in areas such as sales, marketing, finance and Internet commerce. Finally, these software systems often have complex user interfaces and may not be accessible to all business users across the enterprise.

To allow all business users within a company to analyze and act on meaningful customer information located throughout the organization, companies need new software solutions. These software solutions should be:

- Focused on establishing, maintaining and improving customer relationships. Software should allow companies to identify and differentiate their current and potential customers and act on that knowledge to provide products and services customized to each customer's preferences.

- Deployable to all business users and interactions with customers. Software should be designed to offer the ease of use and availability of the Web to enable all business users, not just information technology professionals and specialized analysts, to access, understand and act on customer information. Additionally, software should easily integrate with companies' Internet infrastructure software to help companies understand customer behavior on websites, market through websites or e-mail and enable customers to query corporate information sources via the Web.

- Packaged to offer faster and less expensive implementation. Software should minimize the time and expense of software implementation and maintenance by including in a single integrated system all of the technologies required to extract, store, analyze and act on customer data. In addition, the software should be designed to solve specific business problems in areas such as sales, marketing, finance and Internet commerce without significant customization.

THE E.PIPHANY SOLUTION

E.piphany's software can be used by companies to establish, maintain and continually improve customer relationships across both Internet and traditional sales, marketing and distribution channels. Companies can use the E.piphany E.4 System to profile customers' characteristics and preferences by collecting and analyzing data from their existing software systems and third party data providers. Business users within these companies can then act on this information by using the E.piphany E.4 System to design and execute marketing campaigns as well as customize products and services. E.piphany's professional services organization implements the E.piphany E.4 System for E.piphany's

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customers and also provides related consulting and training. E.piphany believes that its software is differentiated by its combination of the following characteristics:

Software designed to establish, maintain and improve customer relationships. E.piphany's software helps companies establish, maintain and improve customer relationships by:

- Identifying customers. E.piphany's software can be used by companies to better identify their customers by aggregating and analyzing data from existing software systems as well as from third-party data providers,

- Differentiating customers. E.piphany's software allows companies to differentiate their customers by analyzing customer groups by demographics, profitability, length of sales cycle, cross-sell success rates and other company-defined criteria,

- Interacting with customers more personally. E.piphany's software helps companies to extend customer information to all employees that interact with customers as well as integrate this information with Internet infrastructure software that generates Web pages and e-mail. Moreover, E.piphany's software can be used to design and execute marketing campaigns that tailor marketing messages to each customer based on his or her specific characteristics and preferences, and

- Customizing products, services and fulfillment. E.piphany's software helps companies collect and analyze the data required to customize products and services based on customer characteristics and preferences. In addition, companies can use E.piphany's software to better anticipate customer demand and to better manage their processes for fulfilling orders in a more efficient manner.

Web-based design to promote ease of use and wide-scale deployment to business users. E.piphany's software offers an easy to use interface that is similar to those used on most Web sites. The interface is accessed by business users across a corporate network or the Internet using only a Web browser, such as Microsoft Internet Explorer. The software is installed by the customer in a central location, either on the customer's own computer servers or on those of a third-party hosting service. This Web-based design does not require E.piphany's software to be installed on each user's computer, which reduces the costs of deploying and maintaining software.

Packaged software for faster and less expensive implementation. E.piphany's software solutions are integrated to combine all of the technologies required to collect and analyze customer data or manage marketing campaigns and is designed to solve specific business problems in areas such as sales, marketing, finance and Internet commerce. Because these software solutions are integrated, they can work together as soon as they are implemented. As a result, companies do not need to try to combine multiple vendors' software tools, each of which offers only limited capabilities, into a single software solution and then customize this software solution to meet their needs. E.piphany's software solutions can generally be implemented in 16 weeks or less.

E.PIPHANY PRODUCTS

The E.piphany E.4 System includes multiple software solutions designed to solve specific business problems in areas such as sales, marketing, finance and Internet commerce. Each of these software solutions incorporate core technologies that E.piphany has designed to extract data from existing software systems, store it in a central repository, analyze the data to discover customer characteristics and preferences, and manage marketing campaigns. E.piphany's software solutions can be deployed simultaneously or in incremental steps as E.piphany's customers address new business problems.

The E.piphany E.4 System software solutions are grouped into three product families:

- Reporting and Analysis,

- Distributed Database Marketing, and

- E-Commerce.

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REPORTING AND ANALYSIS

E.piphany's Reporting and Analysis software solutions allow any business user with a Web browser to easily analyze customer, supplier and operational data from across the enterprise. To support this capability, E.piphany has designed the E.piphany E.4 System to extract and manage data from a wide variety of electronic data sources regardless of their format. The analytical capabilities of E.piphany's software solutions range from aggregating data from disparate systems to the application of complex statistical formulas to that data. Once E.piphany's software solutions have analyzed the data, they present the resulting information in an easy-to-use format, such as graphs and tables. E.piphany's current reporting and analysis software solutions include the following:

-------------------------------------------------------------------------------------------------
        SOFTWARE SOLUTION                                    DESCRIPTION
-------------------------------------------------------------------------------------------------
Bookings, Billings &                 Analyzes bookings, billings, backlog and other sales data to
Backlog/Sales Reporting &            identify trends and the status of sales for finance
Analysis                             personnel and sales managers.
-------------------------------------------------------------------------------------------------
  Customer Relationship              Analyzes customer data from sales and support applications
  Management Reporting & Analysis    so that sales support and service managers can better
                                     understand the quantity and status of sales leads, customer inquiries and service calls as well as forecast future
                                     sales.
-------------------------------------------------------------------------------------------------
  Channel Sell-Through Management    Analyzes sales data from indirect business channels such as resellers and distributors. Sales managers can use this
                                     information to track channel inventory trends, distributors'
                                     profit margins or other metrics to better manage sales
                                     through indirect channels.
-------------------------------------------------------------------------------------------------
  Call Center Reporting &            Analyzes data from call centers. Managers of call centers
  Analysis                           can use this information to improve call center efficiency by tracking metrics such as the average cost and time for
                                     problem resolution, the frequency of customer contact and
                                     the profitability of individual representatives.
-------------------------------------------------------------------------------------------------
  Customer Profitability             Analyzes data to segment customers according to their
                                     current and potential profitability and also calculates the profitability of divisions, geographies and the entire
                                     company. Managers throughout the company can use this
                                     information to better understand which customers and areas of the business they should target for profitability
                                     improvements.
-------------------------------------------------------------------------------------------------
  Branch Information                 Analyzes data from branch office systems so that branch
                                     managers can track regional sales, profile their customers and market to those customers.
-------------------------------------------------------------------------------------------------

DISTRIBUTED DATABASE MARKETING

E.piphany's Distributed Database Marketing software solutions allow employees in a company's marketing department to collaborate on profiling customers and designing marketing campaigns that target each customer based on his or her specific characteristics and preferences. Once a campaign is designed, E.piphany's software solutions can execute the campaign by triggering direct mail, personalized e-mail, customized Web pages and other campaign delivery mechanisms. Once campaigns are executed, E.piphany's distributed database marketing software solutions analyze

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response data to refine and tune campaigns. E.piphany's current Distributed
Database Marketing software solutions include the following:

-------------------------------------------------------------------------------------------------
        SOFTWARE SOLUTION                                    DESCRIPTION
-------------------------------------------------------------------------------------------------
Cross-sell/Up-sell                   Analyzes customer characteristics to identify opportunities to sell complementary or higher-end products to existing
                                     customers, manages test marketing campaigns and measures the effectiveness of marketing campaigns.
-------------------------------------------------------------------------------------------------
  Campaign Performance               Monitors the response rates, costs and profitability of
  Measurement                        corporate and regional marketing campaigns, and also
                                     predicts the likely returns on marketing campaign
                                     investments.
-------------------------------------------------------------------------------------------------
  Loyalty Program Management         Analyzes customer buying and attrition data to enable
                                     companies to better identify and understand their most loyal customers as well as measure and improve the effectiveness of their loyalty programs.
-------------------------------------------------------------------------------------------------
  Customer Acquisition               Identifies promising potential customers by integrating and analyzing data from third party data providers, advertising programs and promotional events and then executing,
                                     measuring and refining marketing campaigns to attract those customers.
-------------------------------------------------------------------------------------------------
  Attrition Management               Enables companies to determine why some customers terminate their relationships with the company. Companies can then use this information to maximize the retention of profitable
                                     customers and manage the attrition of unprofitable
                                     customers.
-------------------------------------------------------------------------------------------------

E-COMMERCE

E.piphany's E-Commerce software solutions help companies to analyze customer behavior on Internet commerce Web sites and personalize those sites by integrating customer preference data into the Internet infrastructure software that generates Web pages. As a result, each time a customer accesses the company's Web site, the customer will see and interact with a Web site personalized for his or her preferences. These software solutions also enable companies to design and execute Internet commerce marketing campaigns through e-mail as well as customize products based on customer preference information. Finally, these systems can be used to measure the effectiveness of companies' Internet commerce initiatives as well as their effect on traditional business channels. E.piphany's current E-Commerce software solutions include the following:

-------------------------------------------------------------------------------------------------
        SOFTWARE SOLUTION                                    DESCRIPTION
-------------------------------------------------------------------------------------------------
E-Commerce Reporting & Analysis      Analyzes Internet commerce purchasing patterns and website effectiveness. Marketing and finance personnel can use this information to measure the effect of Internet commerce on
                                     traditional sales, marketing and distribution channels and overall corporate profitability.
-------------------------------------------------------------------------------------------------
  E-Commerce Campaigns               Allows marketing personnel to manage marketing campaigns
                                     through e-mail and websites in addition to conventional
                                     direct mail and phone solicitations.
-------------------------------------------------------------------------------------------------

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E.piphany is actively working to extend its E-Commerce software solutions family to add the following software solutions:

-------------------------------------------------------------------------------------------------
       SOFTWARE SOLUTIONS                                    DESCRIPTION
-------------------------------------------------------------------------------------------------
E.mailer                             E.piphany is designing this software solution to allow
                                     marketing personnel to personalize and send e-mails based on customer characteristics and preferences, track e-mail
                                     delivery and responses, embed Internet addresses in e-mails to provide personalized Web pages and customized offers and finally, measure and help manage the effectiveness of
                                     Internet marketing campaigns.
-------------------------------------------------------------------------------------------------
  Product Customization              E.piphany is designing this software solution to analyze
                                     customer preference data so that product development
                                     personnel can customize products for individual customers as well as develop new products based on current customer
                                     preferences.
-------------------------------------------------------------------------------------------------

PROFESSIONAL SERVICES

E.piphany's internal professional services organization plays an integral role in implementing E.piphany's software for its customers as well as supporting and training its customers. E.piphany believes that providing a high level of customer service and technical support is critical to the satisfaction of E.piphany's customers and E.piphany's own success. As of September 30, 1999, E.piphany's professional services staff consisted of 46 employees. E.piphany's professional services offerings include:

Consulting and implementation services. E.piphany offers consulting and implementation services focused on configuring and implementing its software solutions to meet each of E.piphany's customers' unique needs. These services are delivered primarily by E.piphany's internal professional services organization, but also by outside consulting organizations. When E.piphany works with consulting organizations E.piphany typically subcontracts these consulting organizations or enters into contracts with them to collaborate on specific projects. E.piphany believes that E.piphany's consulting services enhance the quality of E.piphany software solutions, accelerate the implementation and share best business practices with client project teams.

Maintenance services. E.piphany provides its customers with extensive maintenance services including telephone support, Web-based support and updates to its products and documentation. E.piphany enters into maintenance contracts separate from its product license agreements. Fees are typically 15 to 20% of the license fees for the associated software products.

Training services. E.piphany offers extensive training programs to its customers and other companies with which it has relationships to accelerate the implementation and adoption of its solutions by the users within a company. Fees for E.piphany's training services are typically charged separately from its software license fees and consulting fees.

In addition to implementing E.piphany's software and supporting E.piphany's customers, E.piphany's professional services organization works closely with its internal research and development organization to design new E.piphany E.4 System software solutions. Experience gained by E.piphany's professional services organization through repeated implementation of its products is routinely conveyed to E.piphany's research and development staff. E.piphany's research and development staff then uses this experience to design new features into new releases of its software. To promote this interaction, E.piphany has located its professional services organization near its research and development organization, and E.piphany has created a staff exchange program between the two parts of its firm.

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E.PIPHANY E.4 SYSTEM TECHNOLOGY

The E.piphany E.4 System includes core technologies that enable E.piphany's software solutions to extract, manage and analyze data from existing systems. These software technologies allow E.piphany's internal research and development organization to rapidly build and deploy new software solutions as market opportunities arise, without re-developing and configuring the underlying technologies. The major elements of the E.piphany E.4 System's core technologies include:

EpiCenter. EpiCenter is the E.piphany E.4 System software technology E.piphany developed for storing and managing data. E.piphany's software solutions utilize EpiCenter to retrieve the data that they require to perform their analysis. Key functional elements of the EpiCenter datamart include:

- Adaptive Schema Generator. The Adaptive Schema Generator is software technology that E.piphany has developed and marketed as a part of the E.piphany E.4 System. It automatically reconfigures EpiCenter, based on high-level specifications, each time a customer's software solutions are modified. This technology enables rapid customization of E.piphany's products to meet the specific and dynamic business needs of E.piphany's customers and allows system administrators to avoid having to manage complex data storage design tasks.

- Metadata integration. All of the components of the E.piphany E.4 System are integrated through E.piphany's metadata, which is a high-level, software-based description of a customer's E.piphany E.4 System and the data which resides in that system. Generic metadata is included in the E.piphany E.4 System when shipped, and is continually updated by the E.piphany E.4 System as consultants or users make changes to any portion of the system. As a result, when new data elements are added to any software component of a customer's E.piphany E.4 System, all other software components are able to recognize the change and adapt accordingly.

- Accelerators. E.piphany has integrated into its E.piphany E.4 System mathematical formulas called accelerators that improve the performance of its software by pre-computing some information, creating special indices and providing "hints" to the system on how to optimize the processing of user queries.

Data extraction and transformation. E.piphany's E.4 System offers a powerful approach to extracting data from various sources and transforming that data before loading it into EpiCenter. Central to this capability are E.piphany's Packaged Semantic Transformations, which are rules that change customer data into a format well-suited for data analysis by business users.

Software application server. E.piphany's software application server is the software technology E.piphany developed to manage the mathematical formulas that are used to analyze data in response to user queries. In addition, the software application server generates the user interface that end-users interact with through their web browsers.

RELATIONSHIPS AND ALLIANCES

An important element of E.piphany's strategy is to establish relationships and alliances to assist E.piphany in marketing, selling and implementing its software solutions. These relationships and alliances fall into the following four categories:

Consulting and implementation relationships. E.piphany has hired Cambridge Technology Partners, Ernst & Young and KPMG as subcontractors to implement its software on its customers' computer systems. In return for the services provided under these subcontractor agreements, E.piphany pays fees to these entities and provides personnel and technical resources to support their implementation of E.piphany's software. In order to improve their opportunity to generate service fees from E.piphany's customers, each of these entities has committed resources to training their consultants on E.piphany's products, co-marketing E.piphany's products with their services and incorporating

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

E.piphany's products into their customer relationship management market strategies. E.piphany has a contractual relationship with Marketing 1:1 -- a marketing consulting firm -- under which they provide consulting services to E.piphany and co-market and promote E.piphany's software. In return, E.piphany pays consulting fees and other compensation to the firm as well as referral fees for customer referrals. Cambridge Technology Partners, KPMG and Marketing 1:1 are also investors in E.piphany. E.piphany believes these relationships will facilitate the adoption and deployment of E.piphany's software and expands the capabilities of E.piphany's software to target specific industries.

Platform relationships. To help ensure that E.piphany's products are based on industry standards and take advantage of current and emerging technologies, E.piphany has formed relationships with vendors of software and hardware technology platforms. E.piphany currently maintains platform relationships with Hewlett-Packard, Microsoft, Oracle and Sun Microsystems. These companies voluntarily provide E.piphany with early releases of new technology platforms, education related to those platforms and limited access to these vendors' technical resources to facilitate adoption of their technology. As a result, E.piphany is able to more easily integrate its products with these vendors' platforms, and E.piphany can also anticipate required changes to its products based on new versions of these vendors' platforms. E.piphany believes that these relationships allow it to focus on its core competencies, simplify the task of designing and developing software and reduce the time it takes E.piphany to make its software compatible with their software.

Technology relationships. E.piphany has formed relationships with vendors of complementary software products. These relationships consist of non-exclusive contractual agreements to co-market each other's products and share technical resources in order to better integrate each other's products. These agreements also provide, in some instances, for the payment of referral fees to each other for customer referrals. E.piphany currently has such agreements with Art Technology Group, BroadVision, FirePond and Vignette, all of which are providers of Internet infrastructure software.

Reseller and applications service provider relationships. E.piphany has entered into contractual reseller agreements with vendors under which it sells software solutions to them for resale to their customers. E.piphany believes these relationships will extend its sales presence in new and existing markets. E.piphany recently entered into reseller agreements with Acxiom and Harte-Hanks -- two providers of customer data and strategic marketing services -- and a reseller agreement with Pivotal Software -- a vendor of sales force automation and customer support software. Generally, under these agreements E.piphany sells its software solutions to these companies at a discount from its list prices, provides some marketing and training support and must provide advance notice of price increases. Each of these companies has committed resources to training their employees, co-marketing programs and has incorporated E.piphany's products into their customer relationship management marketing strategies. E.piphany provides sales materials, training and support services to these resellers on the implementation of E.piphany's software solutions. E.piphany also currently has a contractual relationship with Exactis.com -- a provider of e-mail application services -- under which Exactis.com hosts E.piphany software solutions as an applications service provider. Exactis.com hosts E.piphany software on its servers and allows its customers to utilize the software over the Internet for a fee. In return, Exactis.com pays E.piphany a license fee. E.piphany has only recently entered into these reseller and applications service provider agreements and has not yet generated any significant revenues from them.

CUSTOMERS

E.piphany's customers represent a wide, cross-industry spectrum of large global institutions. Those customers who have entered into agreements to purchase in excess of $300,000 of software and

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

related services since E.piphany began shipping products in early 1998, through September 30, 1999, are:

    Acxiom                       CSC Holding        Lucent Technologies
    Agilent Technologies         (Cablevision)      Macromedia
    Amazon.com                   DIRECTV            Microsoft
    Autodesk                     DoubleBill         Nissan North America
    California State Automobile  Envision           Procter & Gamble Company
      Association                Fair, Isaac        Sallie Mae
    Capital BlueCross            FileNET            SportsLine USA
    Charles Schwab               Hewlett-Packard    Visio
                                 Hilton Hotels      Wells Fargo
                                 KPMG

These customers have accounted for approximately 93% of our revenues for the year ended December 31, 1998 and 94% of our revenues for the six months ended June 30, 1999. For the six months ended June 30, 1999, Sallie Mae, CSAA, KPMG and Fair, Isaac accounted for 20%, 13%, 11% and 11% of our total revenues, respectively. For the year ended December 31, 1998, Autodesk, Charles Schwab, Hewlett-Packard, KPMG and Macromedia, accounted for 30%, 17%, 16%, 11% and 11% of total revenues, respectively.

SELECTED CUSTOMER EXAMPLES

The selected customer examples below are intended to provide brief descriptions of how E.piphany's customers are using or plan to use the E.piphany E.4 System software solutions to solve their business problems.

------------------------------------------------------------------------------------------------
CUSTOMER                                                    DESCRIPTION
------------------------------------------------------------------------------------------------
California State Automobile         CSAA is an affiliate of the American Automobile Association.
Association (CSAA)                  Because CSAA has separate computer systems for its
                                    membership data and its travel services group transaction
                                    records, its marketing department had difficulty integrating this data to facilitate its efforts to cross-sell and
                                    up-sell services. CSAA is now using E.piphany's Reporting
                                    and Analysis and Distributed Database Marketing software
                                    solutions to integrate this data to allow its employees to profile customers as well as manage marketing campaigns.
------------------------------------------------------------------------------------------------
 Capital BlueCross                  Capital BlueCross is an independent licensee of the
                                    BlueCross and BlueShield Association and offers health care benefits throughout central Pennsylvania. To better
                                    understand the suitability and profitability of its product offerings, Capital BlueCross insurance specialists need to analyze large amounts of customer data. Using E.piphany's
                                    Reporting and Analysis software solutions, Capital BlueCross is now able to analyze enrollment histories and other
                                    patient information to better understand member activity and develop enhancements to existing and future product
                                    offerings.
------------------------------------------------------------------------------------------------
 Hewlett-Packard Asia-Pacific       Hewlett-Packard APCCO manages the flow of Hewlett-Packard's
 Computing Channels Operation       Computing products through its reseller channels in Asia. To
 (HPAPCCO)                          enhance its relationships with these resellers,
                                    Hewlett-Packard APCCO sales and marketing executives needed to analyze channel sales information from throughout the
                                    Asia-Pacific region. These managers are now using
                                    E.piphany's Reporting and Analysis software solutions to
                                    better understand their channel activities. They can then
                                    use this information to tailor channel programs based upon their resellers' past sales and potential future sales.
------------------------------------------------------------------------------------------------

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

------------------------------------------------------------------------------------------------
CUSTOMER                                                    DESCRIPTION
------------------------------------------------------------------------------------------------
Hilton Hotels                       Hilton Hotels develops, owns, manages or franchises hotels, resorts and vacation properties. Hilton has collected guest information in disparate computer systems at individual
                                    hotel properties. Hilton is implementing E.piphany's
                                    Reporting and Analysis and Distributed Database Marketing
                                    software solutions to gather and analyze guest behavior
                                    information from its hotels and resorts. The company can
                                    then make information available to its hotel managers over the Internet. Those managers can then use this information to provide better service to their guests, manage corporate loyalty programs and manage marketing campaigns.
------------------------------------------------------------------------------------------------
 Microsoft                          Microsoft is the worldwide leader in software for personal computers. Microsoft was seeking a campaign management
                                    solution to enhance its internal World Wide Marketing
                                    Database. Microsoft is implementing E.piphany's Distributed
                                    Database Marketing software solutions because of E.piphany's ability to provide an integrated set of solutions focused on improving customer relationships as well as E.piphany's
                                    ability to make its solutions broadly available to employees throughout large corporations.
------------------------------------------------------------------------------------------------
 Sallie Mae                         Sallie Mae is a nationwide provider of funds and servicing for student loans. Sallie Mae is seeking opportunities to
                                    provide better service as well as cross-sell additional
                                    products and services by better understanding its customers.
                                    Using E.piphany's Reporting and Analysis and Distributed
                                    Database Marketing software solutions, Sallie Mae's
                                    marketing managers are able to rapidly analyze customer data and manage marketing campaigns to cross-sell new financial services as customers' financial status changes.
------------------------------------------------------------------------------------------------
 Visio                              Visio develops, markets, and supports drawing and
                                    diagramming software for enterprise-wide use. To support its
                                    Internet commerce initiatives and evaluate their effect on the company's traditional sales, marketing and distribution channels, Visio required a software solution to integrate
                                    and analyze customer data from multiple enterprise systems.
                                    Using E.piphany's E-Commerce software solutions, Visio's
                                    senior executives and marketing managers can discern how the company's Internet commerce initiatives are affecting its
                                    business as a whole. Visio is also using E.piphany's E-
                                    commerce software solutions to incorporate customer
                                    preferences captured on its Internet commerce site into its product development processes.
------------------------------------------------------------------------------------------------

RESEARCH AND DEVELOPMENT

E.piphany's research and development organization is responsible for developing new software products, product architecture, core technologies, product testing, quality assurance and ensuring the compatibility of E.piphany's products with hardware platforms, and software platforms. In addition, this organization supports some pre-sale and customer support activities. E.piphany's research and development organization is divided into teams consisting of development engineers, product managers, quality assurance engineers and technical writers. In addition, E.piphany's professional services staff helps its research and development organization identify potential new product features.

On September 30 1999, our research and development staff consisted of 48 employees. Our total expenses for research and development were $3.8 million for the year ended December 31, 1998 and $1.6 million for the year ended December 31, 1997.

SALES, MARKETING AND DISTRIBUTION

To date, E.piphany has marketed its products primarily through its direct sales force. However, E.piphany intends to expand its sales channels through additional relationships with systems

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

integrators and value-added resellers. In selling its products, E.piphany typically approaches both business users and information technology professionals with an integrated team from its sales and professional services organization. Initial sales activities typically include a demonstration of E.piphany's product capabilities followed by one or more detailed technical reviews. E.piphany also seeks to establish relationships and alliances with major industry vendors that will add value to its products and expand distribution opportunities. As of September 30, 1999, E.piphany's sales and marketing organization consisted of 67 employees.

E.piphany uses a variety of marketing programs to build market awareness of its company, its brand name and its products, as well as to attract potential customers. These programs include E.piphany's own market research, product and strategy updates with industry analysts, public relations activities, direct mail programs, telemarketing and telesales, seminars, trade shows, reseller programs, speaking engagements and Web site marketing. E.piphany's marketing organization also produces marketing materials in support of sales to prospective customers that include brochures, data sheets, white papers, presentations and demonstrations.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

E.piphany's future success depends in part on legal protection of its technology. To protect its technology, E.piphany relies on a combination of the following among others:

- patent laws,

- copyright laws,

- trademark laws,

- trade secret laws, or

- employee and third-party nondisclosure agreements and confidentiality procedures.

E.piphany has applied for seven patents on its technology in the United States; E.piphany has also applied for additional trademarks. E.piphany's pending patent and trademark applications may not be allowed. Even if they are allowed, these patents may not provide E.piphany a competitive advantage. Competitors may successfully challenge the validity and scope of E.piphany's patents and trademarks.

E.piphany's end-user licenses are designed to prohibit unauthorized use, copying and disclosure of its software and technology. However, these provisions may be unenforceable under the laws of some jurisdictions and foreign countries. Unauthorized third parties may be able to copy some portions of E.piphany's products or reverse engineer or obtain and use information and technology that E.piphany regards as proprietary. Third parties could also independently develop competing technology or design around E.piphany's technology. If E.piphany is unable to successfully detect infringement and enforce its rights in E.piphany technology, E.piphany may lose competitive position in the market. E.piphany cannot assure you that its means of protecting its proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology. In addition, some of E.piphany's licensed users may allow additional unauthorized users to use its software, and if E.piphany does not detect such use E.piphany could lose potential license fees.

From time to time, E.piphany may encounter disputes over rights and obligations concerning intellectual property. E.piphany believes that its products do not infringe the intellectual property rights of third parties. However, E.piphany cannot assure you that E.piphany will prevail in all intellectual property disputes. E.piphany has not conducted a search for existing patents and other intellectual property registrations, and E.piphany cannot assure you that its products do not infringe upon issued patents. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which would relate to E.piphany's products.

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

E.piphany indemnifies some of its customers against claims that its products infringe upon the intellectual property rights of others. E.piphany could incur substantial costs in defending itself and its customers against infringement claims. In the event of a claim of infringement, E.piphany or its customers may be required to obtain one or more licenses from third parties. E.piphany cannot assure you that such licenses could be obtained from third parties at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any such required license would have a material adverse effect on E.piphany's business.

COMPETITION

The market for E.piphany's products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. E.piphany's integrated software competes against various vendors' software tools designed to accomplish specific elements of a complete process, including extracting data, storing and managing data, analyzing data, or managing marketing campaigns. E.piphany's competitors include companies that sell:

- data management and data analysis software tools such as Brio Technology, Business Objects, Cognos, Informatica and Sagent Technology,

- enterprise application software such as Oracle and Siebel Systems, and

- marketing campaigns management software tools such as Exchange Applications and Prime Response.

In addition, enterprise application software vendors such as PeopleSoft and SAP are beginning to offer software for data analysis, although they typically tend to support only the analysis of data from their own operational systems. E.piphany may also face competition from vendors of software that recommend products to customers based on simple logic rules, such as Net Perceptions.

Many of E.piphany's competitors have longer operating histories, significantly greater financial, technical, marketing, or other resources, or greater name recognition than E.piphany does. E.piphany's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competition could seriously harm E.piphany's ability to sell additional software, maintenance renewals, and services on terms favorable to E.piphany. Competitive pressures could reduce E.piphany's market share or require E.piphany to reduce the price of products and services, any of which could materially and adversely affect E.piphany's business, financial condition and operating results.

E.piphany competes on the basis of certain factors, including:

- product performance,

- product features,

- user scalability,

- open architecture,

- ease of use,

- product reliability,

- analytic capabilities,

- time to market,

- customer support, and

- product pricing.

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

E.piphany believes that it presently competes favorably with respect to each of these factors. However, the market for E.piphany's products are still rapidly evolving, and E.piphany may not be able to compete successfully against current and potential competitors.

EMPLOYEES

As of September 30, 1999, we had 179 full-time employees. Of these employees, 48 were engaged in research and development, 67 were engaged in sales and marketing, 46 were engaged in professional services and 18 were engaged in finance and administration.

None of E.piphany's employees are represented by a labor union or a collective bargaining agreement. E.piphany has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

E.piphany currently leases approximately 32,500 square feet of office space for its headquarters in one building in San Mateo, California. E.piphany also leases sales offices near Atlanta, Boston, Chicago, Detroit, Dallas, Los Angeles, Minneapolis, Phoenix, St. Louis and Stamford, Connecticut. E.piphany believes its facilities are adequate for its current needs. E.piphany may need to locate additional space to meet its needs in the future.

LEGAL PROCEEDINGS

From time to time, E.piphany may become involved in litigation relating to claims arising from its ordinary course of business. E.piphany believes that there are no claims or actions pending or threatened against it, the ultimate disposition of which would have a material adverse effect on E.piphany.

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

                              E.PIPHANY MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information with respect to E.piphany's current executive officers and directors.

                 NAME                   AGE                       POSITION
                 ----                   ---                       --------
Roger S. Siboni.......................  45    President, Chief Executive Officer and Director
Kevin J. Yeaman.......................  33    Chief Financial Officer
Phillip M. Fernandez..................  38    Executive Vice President, Product Development
Anthony M. Leach......................  48    Executive Vice President, Operations and Services
Karen A. Richardson...................  36    Executive Vice President, Worldwide Sales
Julie A Petersen-Dunnington...........  42    Vice President, Corporate Marketing
Paul A. Rodwick.......................  36    Vice President, Marketing
Eliot L. Wegbreit.....................  55    Chairman of the Board of Directors
Paul M. Hazen.........................  58    Director
Robert L. Joss........................  58    Director
Sam H. Lee............................  39    Director
Douglas J. Mackenzie..................  40    Director

Roger S. Siboni has served as President, Chief Executive Officer and a member of the board of directors of E.piphany since August 1998. Prior to joining E.piphany, Mr. Siboni served as Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting organization, from October 1996 to July 1998 and served as National Managing Partner of KPMG's information and communications practice from June 1993 to October 1996. He serves on the board of directors of Cadence Design Systems, Inc., FileNET, Inc., Macromedia, Inc. and Pivotal Corporation. Mr. Siboni has accepted a position as Chairman of the advisory board of the Haas Graduate School of Business at the University of California at Berkeley. Mr. Siboni holds a B.S. in Business Administration from the University of California at Berkeley and is a Certified Public Accountant in New York and California.

Kevin J. Yeaman has served as Chief Financial Officer of E.piphany since August 1999, as Vice President, Finance and Administration of E.piphany from June 1999 to August 1999 and as Controller of E.piphany from August 1998 to June 1999. From February 1998 to August 1998, Mr. Yeaman served as Worldwide Vice President of Field Operations for Informix Software, Inc., a provider of relational database software. From September 1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG Peat Marwick LLP, an accounting firm, serving most recently as a senior manager. Mr. Yeaman holds a B.S. in Commerce from Santa Clara University and is a Certified Public Accountant in California.

Phillip M. Fernandez has served as Executive Vice President, Product Development of E.piphany since April 1999. Prior to joining E.piphany, Mr. Fernandez served in several executive positions at Red Brick Systems Inc., a provider of database software. Mr. Fernandez served as Executive Vice President and Chief Operating Officer of Red Brick Systems Inc. from June 1998 to December 1998, as Senior Vice President of Products and Services from November 1996 to May 1998 and as Vice President of Product Development from December 1991 to October 1996. From January 1999 to March 1999, after Red Brick Systems, Inc. was acquired by Informix, Mr. Fernandez served as a consultant to Informix. Mr. Fernandez holds a B.A. in History from Stanford University.

Anthony M. Leach has served as Executive Vice President, Operations and Services of E.piphany since January 1999. Prior to joining E.piphany, Mr. Leach was employed by Oracle Corporation, a database system and applications supplier, as Senior Vice President of Consulting Services for

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

Europe, the Middle East and Africa from November 1994 to June 1997, and as Senior Vice President of World Wide Consulting from June 1997 to January 1999. From August 1975 to November 1994, Mr. Leach served with KPMG, an accounting and services firm, in Europe, and became a partner in the firm in 1984.

Karen A. Richardson has served as Executive Vice President, Worldwide Sales of E.piphany since June 1998. From November 1995 to May 1998, Ms. Richardson served as Vice President of Sales at Netscape Communications Corporation, an internet software company. From December 1994 to November 1995, Ms. Richardson served as Vice President of Sales at Collabra Software, Inc., a developer of groupware software. From November 1993 to September 1995, Ms. Richardson served as Vice President of Marketing at Be Incorporated, a provider of software operating systems for digital media applications. Ms. Richardson holds a B.S. in Industrial Engineering from Stanford University.

Julie A. Petersen-Dunnington has served as Vice President, Corporate Marketing of E.piphany since June 1998. In January 1997 Ms. Petersen-Dunnington co-founded JPD Marketing, a marketing consulting firm, and served as its President from January 1997 to July 1998. In January 1995, Ms. Petersen-Dunnington co-founded Lightowl L.L.C., a marketing consulting firm, and served as a partner at Lightowl L.L.C. from January 1995 to January 1997. From December 1992 to January 1995, Ms. Petersen-Dunnington was Director of Emerging Technologies for Waggener Edstrom, Inc., a strategic public relations and communications firm. From August 1990 to December 1992, Ms. Petersen-Dunnington served as Director of Brand Development and Marketing at Lucasfilm Ltd., an independent film production company. Ms. Petersen-Dunnington holds a B.A. in Education from Mankato State University and an M.A. in Mass Communications from Drake University.

Paul A. Rodwick has served as Vice President, Marketing of E.piphany since August 1999. Prior to joining E.piphany, Mr. Rodwick served in several executive positions at Red Brick Systems. Mr. Rodwick served as Vice President, Marketing of Red Brick Systems from July 1998 to December 1998, as acting Vice President, Development from April 1998 to June 1998, and as Senior Director, Product Management from January 1996 to June 1998. From January 1999 to March 1999, after Red Brick Systems was acquired by Informix, Mr. Rodwick served as Vice President, Marketing for Informix. From October 1994 to January 1996, Mr. Rodwick served as Senior Product Manager for Sybase, Inc.'s New Media Division, a provider of interactive television and World Wide Web software. From August 1990 to October 1994, Mr. Rodwick served in a variety of senior development management, product management and product marketing positions at Metaphor, Inc., a provider of decision support systems. Mr. Rodwick holds a B.S. in Computer Engineering from University of Illinois at Urbana -- Champaign.

Eliot L. Wegbreit co-founded E.piphany in November 1996 and has served as chairman of the board of directors of E.piphany since December 1996. Dr. Wegbreit also served as Chief Executive Officer and Chief Financial Officer of E.piphany from December 1996 to May 1998 and as Executive Vice President, Research and Development from May 1998 to April 1999. From May 1988 to December 1998, Dr. Wegbreit was a principal at Hambrecht & Quist Venture Capital, a venture capital investment firm. From January 1991 to January 1995, Dr. Wegbreit served as Chairman of the Board of Directors and Chief Executive Officer of Kubota Pacific Inc., a manufacturer of graphics workstations. Dr. Wegbreit holds a B.E.S. in Engineering Physics from Johns Hopkins University and a Ph.D. in Computer Science from Harvard University.

Paul M. Hazen has served as a director of E.piphany since June 1999. Mr. Hazen serves as chairman of the board of directors of Wells Fargo & Co., a position he has held since January 1995. Mr. Hazen also served as Chief Executive Officer of Wells Fargo & Co. from January 1995 to November 1998 and as President and Chief Operating Officer from July 1984 to January 1995.

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

Mr. Hazen serves on the board of directors of Safeway, Inc., Phelps Dodge Corporation, and Vodafone Group, plc. Mr. Hazen holds a B.S. in Finance from the University of Arizona and an M.B.A. from the University of California at Berkeley.

Robert L. Joss has served as a director of E.piphany since June 1999. Mr. Joss became dean of the Graduate School of Business at Stanford University on September 1, 1999. From January 1993 to June 1999, Mr. Joss served on the Board of Directors of Westpac Banking Corporation, a banking and financial services company. From February 1993 to February 1999, Mr. Joss also served as Chief Executive Officer of Westpac Banking Corporation. Mr. Joss holds a B.A. in Economics from the University of Washington and an M.B.A. and Ph.D. in Finance from Stanford University.

Sam H. Lee has served as a director of E.piphany since March 1997. Mr. Lee is a co-founder and general partner of Information Technology Ventures, a venture capital firm, a position he has held since June 1994. From June 1990 to May 1994, Mr. Lee served as vice president of Philadelphia Ventures, a venture capital firm. Mr. Lee serves on the board of directors of several private companies. Mr. Lee holds a Bachelor of Science degree in Electrical Engineering from Mississippi State University, a Masters of Engineering degree from Texas A&M University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Douglas J. Mackenzie has served as a director of E.piphany since January 1998. Mr. Mackenzie has been a general partner of the venture capital firm of Kleiner Perkins Caufield & Byers since 1994. Mr. Mackenzie serves on the board of directors of Marimba, Inc., Pivotal Corporation and Visio Corporation. He also serves on the board of directors of several private companies. Mr. Mackenzie holds an A.B. in Economics from Stanford University, an M.S. in Industrial Engineering from Stanford University and an M.B.A. from Harvard University.

CLASSIFIED BOARD

E.piphany's certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of E.piphany's board of directors will be elected each year. To implement the classified structure, prior to the consummation of E.piphany's recent initial public offering, two of the nominees to the board were elected to one-year terms, two were elected to two-year terms and two were elected to three-year terms. Thereafter, directors will be elected for three-year terms. Sam H. Lee and Roger S. Siboni were designated Class I directors whose term expires at the 2000 annual meeting of stockholders. Douglas
J. Mackenzie and Eliot L. Wegbreit were designated Class II directors whose term expires at the 2001 annual meeting of stockholders. Paul M. Hazen and Robert L. Joss were designated Class III directors whose term expires at the 2002 annual meeting of stockholders. For more information on the classified board, see the section entitled "Comparison of Capital Stock -- Description of E.piphany Capital Stock -- Anti-takeover Effects of E.piphany's Certificate and Bylaws and Delaware Law."

Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of E.piphany's directors, officers or key employees.

BOARD COMMITTEES

E.piphany established an audit committee in June 1999 and compensation committee in June 1999.

E.piphany's audit committee consists of Sam H. Lee and Paul M. Hazen. The audit committee reviews E.piphany's internal accounting procedures and consults with and reviews the services provided by E.piphany's independent accountants.

E.piphany's compensation committee consists of Douglas J. Mackenzie and Robert
L. Joss. The compensation committee reviews and recommends to the board of directors the compensation and benefits of E.piphany's employees.

The board of directors selects the directors who will serve as members of these committees and may reduce or enlarge the size of the committees or change the scope of their responsibilities. The board has no current plans to take any of these actions. The rules of The Nasdaq National Market, on which E.piphany's common stock is listed, requires E.piphany to maintain an audit committee consisting of at least two directors who are not employees of E.piphany.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of E.piphany's board of directors or compensation committee.

DIRECTOR COMPENSATION

Directors do not currently receive any cash compensation from E.piphany for their service as members of the board of directors. Under E.piphany's 1999 stock plan, outside directors are granted an option to purchase 25,000 shares of E.piphany's common stock upon appointment to E.piphany's board of directors. In addition, an option to purchase up to 12,500 shares of common stock is granted to each outside director at the start of each of the second and third years of his service at the then fair market value of E.piphany's common stock at that time. During 1999, the board of directors granted options to purchase 25,000 shares to each of Robert L. Joss and Paul M. Hazen at an exercise price of $6.00 per share under E.piphany's 1997 stock plan. Future grants will be made under E.piphany's 1999 stock plan. See the section entitled "Incentive Stock Plans."

EXECUTIVE COMPENSATION

The table below summarizes the compensation earned for services rendered to E.piphany in all capacities for the fiscal year ended December 31, 1998, by each person that served as chief executive officer during the last fiscal year and E.piphany's next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998. These executives are referred to herein as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                     ANNUAL         ------------
                                                  COMPENSATION       SECURITIES
                                               ------------------    UNDERLYING     ALL OTHER
         NAME AND PRINCIPAL POSITION            SALARY     BONUS      OPTIONS      COMPENSATION
         ---------------------------           --------   -------   ------------   ------------
Roger S. Siboni..............................  $104,166   $    --           --       $178,867
President and Chief Executive Officer
Eliot L. Wegbreit............................   162,500        --           --             --
  Chairman of the Board of Directors,
  Former President and Chief Executive
     Officer
Steven G. Blank..............................   162,500        --           --             --
  Former Executive Vice President, Marketing
Karen A. Richardson..........................    84,712    61,909      242,500             --
  Executive Vice President, Worldwide Sales

In July 1998, Dr. Wegbreit resigned as our President and Chief Executive Officer and Mr. Siboni was appointed to these positions. Mr. Siboni joined us in August 1998, and his annual salary is $250,000. Ms. Richardson joined us in June 1998, and her annual salary is $150,000. Mr. Blank resigned from his employment with E.piphany effective August 6, 1999.

The other compensation paid to Mr. Siboni represents amounts loaned to Mr. Siboni in connection with his relocation to E.piphany in 1998, plus accrued interest through December 31, 1998. As provided in Mr. Siboni's employment agreement, these amounts were forgiven by E.piphany on March 31, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information with respect to stock options granted to each of the named executive officers in the fiscal year ended December 31, 1998, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 0%, 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent E.piphany's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of E.piphany's common stock.

In the fiscal year ended December 31, 1998, E.piphany granted options to purchase up to an aggregate of 2,620,163 shares to employees, directors and consultants. All options were granted under E.piphany's 1997 stock plan at exercise prices at or above the fair market value of E.piphany's common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, check, cancellation of any outstanding indebtedness of the option holder to E.piphany or delivery of already-owned shares of E.piphany's common stock. All options listed below are immediately exercisable upon grant; however, any unvested shares are subject to repurchase by E.piphany at their cost if the optionee's service with E.piphany terminates. All option shares listed in the table below vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month thereafter.

                                              INDIVIDUAL GRANTS
                         -----------------------------------------------------------
                                      % OF TOTAL
                           NUMBER       OPTIONS                 DEEMED
                             OF       GRANTED TO                VALUE                     POTENTIAL REALIZABLE VALUE AT
                         SECURITIES    EMPLOYEES    EXERCISE     PER                      ASSUMED ANNUAL RATES OF STOCK
                         UNDERLYING     IN LAST      PRICE      SHARE                   PRICE APPRECIATION FOR OPTION TERM
                          OPTIONS       FISCAL        PER      ON DATE    EXPIRATION   ------------------------------------
         NAME             GRANTED        YEAR        SHARE     OF GRANT      DATE          0%           5%          10%
         ----            ----------   -----------   --------   --------   ----------   ----------   ----------   ----------
Roger S. Siboni........        --          --           --         --           --            --           --           --
Eliot L. Wegbreit......        --          --           --         --           --            --           --           --
Steven G. Blank........        --          --           --         --           --            --           --           --
Karen A. Richardson....   242,500        9.26%       $0.60      $1.58      7/14/08      $237,650     $478,611     $848,292

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table describes for the named executive officers their option exercises for the fiscal year ended December 31, 1998, and exercisable and unexercisable options held by them as of December 31, 1998.

The "Value of Unexercised In-the-Money Options at December 31, 1998" is based on a value of $3.92 per share, the deemed fair market value of E.piphany's common stock as of December 31, 1998, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under E.piphany's 1997 stock plan. All options listed below are immediately exercisable; however, as a condition of exercise, the optionee must enter into a restricted stock purchase agreement granting E.piphany the right to repurchase any unvested portion of the shares issuable by such exercise at their cost in the event of the optionee's termination of employment. The shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each month thereafter.

                                     NUMBER OF
                                      SHARES                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                     ACQUIRED                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                                    OPTIONS AT                 DECEMBER 31, 1998
                                                                 DECEMBER 31, 1998        ---------------------------
                                        ON        VALUE     ---------------------------   ---------------------------
               NAME                  EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                  ---------   --------   -----------   -------------   -----------   -------------
Roger S. Siboni....................        --          --          --                --          --                --
Eliot L. Wegbreit..................        --          --          --                --          --                --
Steven G. Blank....................        --          --          --                --          --                --
Karen A. Richardson................   121,250    $172,175     121,250                --    $402,550                --

INCENTIVE STOCK PLANS

1997 STOCK OPTION PLAN

E.piphany's 1997 stock plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights. As of November 1, 1999, options to purchase an aggregate of 3,103,267 shares of common stock were outstanding under E.piphany's 1997 stock plan. E.piphany's board of directors has determined that no further options will be granted under the 1997 stock plan after E.piphany's recent initial public offering. The 1997 stock plan provides that if E.piphany merges with or into another corporation, or sells substantially all of its assets, each outstanding option must be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the E.piphany options, the E.piphany options will terminate as of the closing of the merger or sale of assets.

1999 STOCK PLAN

E.piphany's 1999 stock plan was adopted by E.piphany's board of directors in June 1999 and approved by the stockholders in July 1999. As of November 1, 1999, 50,147 options or stock purchase rights have been granted under E.piphany's 1999 stock plan. E.piphany's 1999 stock plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants.

A total of 3,614,613 shares of E.piphany's common stock has been reserved for issuance under the 1999 stock plan.

In addition, commencing January 1, 2000, annual increases will be added to the 1999 stock plan equal to the lesser of: (A) 2,500,000 shares, (B) 4% of all outstanding shares of E.piphany's common stock or (C) a lesser amount determined by E.piphany's board of directors.

Unless terminated sooner, E.piphany's 1999 stock plan will terminate automatically on September 21, 2009.

The administrator of E.piphany's 1999 stock plan, which is currently E.piphany's board of directors, has the power to determine among other things:

- the terms of the options or stock purchase rights granted, including the exercise price of each option or stock purchase right,

- the number of shares subject to each option or stock purchase right,

- the exercisability of each option or stock purchase right, and

- the form of consideration payable upon the exercise of each option or stock purchase right.

In addition, the administrator has the authority to amend, suspend or terminate E.piphany's 1999 stock plan, so long as the action does not affect any shares of common stock previously issued and sold or any option previously granted under E.piphany's 1999 stock plan. During any fiscal year, each optionee may be granted options to purchase a maximum of 750,000 shares. In addition, in connection with an optionee's initial employment with E.piphany, such optionee may be granted an option covering an additional 750,000 shares.

Options and stock purchase rights granted under E.piphany's 1999 stock plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under E.piphany's 1999 stock plan must generally be exercised within three months after the end of the optionee's status as an employee, director or consultant of E.piphany, or within twelve months after such optionee's termination by death or disability, but not later than the expiration of the option's term.

In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement grants E.piphany a repurchase option, exercisable for any unvested stock purchase rights, upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with E.piphany for any reason, including death or disability. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to E.piphany. The repurchase option lapses at a rate determined by the administrator.

The exercise price of all incentive stock options granted under the 1999 stock plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 1999 stock plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of E.piphany's common stock on the date of grant. With respect to any participant who owns stock having more than 10% of the voting power of all classes of E.piphany's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1999 stock plan may not exceed ten years.

The 1999 stock plan provides that if E.piphany merges with or into another corporation, or sells substantially all of E.piphany's assets, each option and stock purchase right must be assumed or an equivalent option or stock purchase right substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the optionees shall become fully vested in and have the right to exercise such options or stock purchase rights. If an option or stock purchase right becomes fully vested and exercisable in the event of a merger or sale of assets, the administrator must notify the optionee that the option or stock purchase right is fully exercisable for a period of 15 days from the date of the notice, and the option or stock purchase right will terminate upon the expiration of the 15 day period.

1999 EMPLOYEE STOCK PURCHASE PLAN

E.piphany's 1999 employee stock purchase plan was adopted by E.piphany's board of directors in June 1999, and approved by the stockholders in July 1999. A total of 2,000,000 shares of E.piphany's common stock have been reserved for issuance under the 1999 purchase plan, plus annual increases equal to the lesser of: (A) 2,000,000 shares, (B) 4% of the outstanding shares on such date or (C) a lesser amount determined by E.piphany's board of directors. Currently, no shares have been issued under the 1999 purchase plan.

The 1999 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commenced on September 21, 1999 and ends on the last trading day on or before October 31, 2001.

Employees are eligible to participate if they are customarily employed by E.piphany or any participating subsidiary for at least 20 hours per week and for more than five months in any calendar year. However, employees may not be granted an option to purchase stock under the 1999 purchase plan if they either:

- immediately after grant, own stock possessing 5% or more of the total combined voting power or value of all classes of E.piphany's capital stock, or

- hold rights to purchase stock under E.piphany's employee stock purchase plans which accrue at a rate which exceeds $25,000 worth of stock for each calendar year.

The 1999 purchase plan permits participants to purchase E.piphany's common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings, overtime, shift premium and bonuses, but excludes other compensation. The maximum number of shares a participant may purchase during a single purchase period is 20,000 shares.

Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 1999 purchase plan is generally 85% of the lower of the fair market value of the common stock either:

- at the beginning of the offering period, or

- at the end of the purchase period.

In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with E.piphany.

Rights granted under the 1999 purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1999 purchase plan. The 1999 purchase plan provides that, if E.piphany merges with or into another corporation or sells substantially all of E.piphany's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The new exercise date will be set prior to the proposed date of the merger or sale of assets.

E.piphany's board of directors has the authority to amend or terminate the 1999 purchase plan, except that they may not adversely affect any outstanding rights to purchase stock under the 1999 purchase plan. However, the board of directors may terminate an offering period on any exercise date if the board determines that the termination of the 1999 purchase plan is in E.piphany's best interests and the best interests of E.piphany's stockholders. Notwithstanding anything to the contrary, the board of directors may in its sole discretion amend the 1999 purchase plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. The 1999 purchase plan will terminate automatically on September 21, 2009 unless terminated earlier by E.piphany's board of directors.

401(k) PLAN

In January 1999, E.piphany adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Employees become eligible to participate in the 401(k) plan on the first day they perform an hour of service for E.piphany. Eligible participants may elect to reduce their current compensation up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit, currently $10,000, and have such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, E.piphany to make additional matching contributions to the 401(k) plan on behalf of eligible participants. E.piphany has not made any matching contributions to the 401(k) plan to date. All contributions made by and on behalf of participants are subject to a maximum contribution limitation currently equal to the lesser of 25% of their compensation or $30,000 per year. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants or by E.piphany to the 401(k) plan, and income earned on plan contributions, are generally not taxable to the participants until withdrawn, and contributions by E.piphany, if any, are generally deductible by E.piphany when made.

CHANGE IN CONTROL, SEVERANCE AND EMPLOYMENT ARRANGEMENTS

In connection with E.piphany's hiring of Roger S. Siboni as President and Chief Executive Officer in July 1998, E.piphany sold 1,600,000 shares of its common stock to him at a purchase price of $0.40 per share in exchange for a promissory note and cash. E.piphany has a right to repurchase these shares of stock at a price of $0.40 per share. E.piphany's right to repurchase Mr. Siboni's shares lapses as to 1/48 of his total number of shares at the end of each month after May 1, 1998. As of November 1, 1999, E.piphany's repurchase right had lapsed with respect to 600,000 of Mr. Siboni's shares, leaving 1,000,000 of his shares subject to the repurchase right. However, E.piphany's right to repurchase Mr. Siboni's shares terminates as to all of his shares upon a change in control of E.piphany in which Mr. Siboni is not given equivalent compensation and title in the post change of control entity. See the sections entitled "Certain Relationships and Related Transactions -- Common Stock Purchases and Sales" and "-- Employee Loans."

In a merger or a sale of substantially all of E.piphany's assets, if the options under E.piphany's 1997 stock plan are not assumed or substituted for, each outstanding option will terminate as of the closing of the merger or sale of assets. In a merger or a sale of substantially all of E.piphany's assets, if the options outstanding under E.piphany's 1999 stock plan are not assumed or substituted, each outstanding option will vest fully and become immediately exercisable.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

E.piphany's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

- any breach of their duty of loyalty to the corporation or its stockholders,

- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

- unlawful payments of dividends or unlawful stock repurchases or redemptions, or

- any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

E.piphany's certificate of incorporation and bylaws provide that E.piphany shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. E.piphany believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. E.piphany's bylaws also permit E.piphany to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether E.piphany's bylaws would permit indemnification.

E.piphany has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its bylaws. These agreements, among other things, provide for indemnification of E.piphany's directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at E.piphany's request. E.piphany believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                      PRINCIPAL STOCKHOLDERS OF E.PIPHANY

The table below sets forth information regarding the beneficial ownership of E.piphany's common stock as of November 1, 1999, by the following individuals or groups:

- each person or entity who is known by E.piphany to own beneficially more than 5% of E.piphany's outstanding stock,

- each of the named executive officers,

- each of E.piphany's directors, and

- all directors and executive officers as a group.

Unless otherwise indicated, the address for each stockholder listed in the following table is c/o E.piphany, Inc., 1900 South Norfolk Street, Suite 310, San Mateo, California 94403. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the following table is based on 26,953,277 shares of common stock outstanding as of November 1, 1999 and assumes E.piphany will issue 2,998,426 shares of E.piphany common stock to former RightPoint stockholders in the merger.

To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire E.piphany's capital stock that are presently outstanding or granted in the future or reserved for future issuance under E.piphany's stock plans, there will be further dilution to E.piphany's investors.

                          PRINCIPAL STOCKHOLDERS TABLE

                                                                              PERCENTAGE OF
                                                           NUMBER OF       SHARES OUTSTANDING
                                                             SHARES      -----------------------
                                                          BENEFICIALLY     BEFORE       AFTER
                    NAME AND ADDRESS                         OWNED       THE MERGER   THE MERGER
                    ----------------                      ------------   ----------   ----------
Kleiner Perkins Caufield & Byers(1).....................    3,959,291       14.7%        13.2%
  2750 Sand Hill Road
  Menlo Park, California 94025
Information Technology Ventures(2)......................    3,947,296       14.6         13.2
  3000 Sand Hill Road
  Building 1, Suite 280
  Menlo Park, California 94025
Eliot L. Wegbreit(3)....................................    2,175,820        8.1          7.3
Steven G. Blank(4)......................................    1,996,064        7.4          6.7
Roger S. Siboni.........................................    1,600,000        5.9          5.3
Karen A. Richardson(5)..................................      257,646        1.0            *
Douglas J. Mackenzie(6).................................    3,959,291       14.7         13.2
Sam H. Lee(7)...........................................    3,947,296       14.6         13.2
Paul M. Hazen(8)........................................       60,000          *            *
Robert L. Joss(9).......................................       60,000          *            *
All directors and officers as a group (12
  persons)(10)..........................................   12,843,054       47.6         42.9

-------------------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 3,648,882 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 211,426 shares held by KPCB VIII Founders Fund, L.P., and 98,983 shares held by KPCB Information

     Services Zaibatsu Fund II, L.P. The general partner of Kleiner Perkins Caufield & Byers VIII, L.P. and KPCB VIII Founders Fund, L.P. is KPCB VIII Associates, L.P. The general partner of KPCB Information Sciences Zaibatsu Fund II, L.P. is KPCB VII Associates, L.P. Douglas J. Mackenzie, a member of the board of directors of E.piphany, is a general partner of both KPCB VIII Associates, L.P. and KPCB VII Associates, L.P.

 (2) Includes 3,844,768 shares held by Information Technology Ventures, L.P. and 102,528 shares held by ITV Affiliates Fund, L.P. The general partner of each of these two limited partnerships is ITV Management, L.L.C. Sam H. Lee, a member of the board of directors of E.piphany, is a principal member of ITV Management, L.L.C.

 (3) 2,174,570 shares are held by Eliot L. Wegbreit as trustee of the Wegbreit Trust, 625 shares are held by David Abraham Wegbreit Trust, Eliot L. Wegbreit and Beth A. Wegbreit trustees and 625 shares are held by Jennifer Allison Wegbreit.

 (4) Includes 31,063 shares held by Steven G. Blank as Trustee of the Elliot-Blank Revocable Trust, 39,063 shares held by David Elliot as Trustee of the Katherine Elliot Blank Trust and 39,063 shares held by David Elliot as Trustee of the Sarah Elliot Blank Trust. Mr. Blank disclaims beneficial ownership of the shares held by the Katherine Elliot Blank and Sarah Elliot Blank Trusts. Mr. Blank is a founder of E.piphany and was formerly its Executive Vice President, Marketing.

 (5) Includes 15,146 shares issuable upon exercise of currently exercisable stock options.

 (6) All 3,959,291 shares are held by entities associated with Kleiner Perkins Caufield & Byers, a venture capital firm (see footnote (1) above). Mr. Mackenzie disclaims beneficial ownership of the shares held by the entities associated with Kleiner Perkins Caufield & Byers except for his monetary interest arising from his general partnership interest in the entities.

 (7) All 3,947,296 shares are held by entities associated with ITV Management, L.L.C., a venture capital firm. Mr. Lee disclaims beneficial ownership of the shares held by the entities associated with ITV Management, L.L.C. except for his monetary interest arising from his principal membership interest in ITV Management, L.L.C.

 (8) Includes 50,000 shares issuable upon exercise of currently exercisable stock options.

 (9) Includes 50,000 shares issuable upon exercise of currently exercisable stock options.

(10) Includes the information contained in footnotes (3) to (9) above and includes an aggregate of 827,646 shares issuable upon exercise of stock options held by the directors and officers that are exercisable within 60 days of November 1, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PREFERRED STOCK SALES

Series C Preferred Stock. In September and October 1998, E.piphany sold shares of Series C Preferred Stock, at a purchase price of $3.38 per share, to raise capital to finance its operations. The following 5% stockholders purchased shares in that financing:

                                                              NUMBER OF      AGGREGATE
                         PURCHASER                             SHARES      CONSIDERATION
                         ---------                            ---------    -------------
Kleiner Perkins Caufield & Byers............................  1,479,291     $5,000,000
Information Technology Ventures.............................  1,183,433     $4,000,000

Partnerships controlled by Kleiner Perkins Caufield & Byers own 18.3% of E.piphany's stock and were allotted one seat on E.piphany's board of directors, currently filled by Douglas J. Mackenzie, in connection with their investment in E.piphany's Series B Preferred Stock financing. Partnerships controlled by Information Technology Ventures own 18.2% of E.piphany's stock and were allotted one seat on E.piphany's board of directors, currently filled by Sam H. Lee, in connection with their investments in E.piphany's preferred stock financings.

Series B Preferred Stock. In January 1998, E.piphany sold shares of Series B Preferred Stock, at a purchase price of $2.50 per share, to raise capital to finance its operations. The following 5% stockholders purchased shares in that financing:

                                                              NUMBER OF      AGGREGATE
                         PURCHASER                             SHARES      CONSIDERATION
                         ---------                            ---------    -------------
Kleiner Perkins Caufield & Byers............................  2,230,000     $5,575,000
Information Technology Ventures.............................    596,932     $1,492,329

Series A Preferred Stock. In March and September 1997, E.piphany sold shares of Series A Preferred Stock, at a purchase price of $1.13 per share, to raise capital to finance its operations. The following directors, officers, and 5% stockholders purchased shares in that financing:

                                                              NUMBER OF      AGGREGATE
                         PURCHASER                             SHARES      CONSIDERATION
                         ---------                            ---------    -------------
Information Technology Ventures.............................  2,166,931     $2,448,632
Eliot L. Wegbreit as Trustee of Wegbreit Trust..............     74,570         84,264
Steven G. Blank as Trustee of Elliot-Blank Revocable
  Trust.....................................................     31,063         35,101

Eliot L. Wegbreit currently serves as chairman of E.piphany's board of directors, currently owns 10.0% of E.piphany's stock, and, at the time of the purchase, was also an officer of E.piphany. Steven G. Blank currently owns 9.3% of E.piphany's stock and was an officer of E.piphany at the time of the purchase.

COMMON STOCK PURCHASES AND SALES

At the time of E.piphany's foundation, E.piphany entered into stock purchase agreements with Steven G. Blank and Eliot L. Wegbreit, founders of E.piphany. On January 24, 1997, Mr. Blank and Dr. Wegbreit each purchased 2,100,000 shares of E.piphany's common stock under their agreements at a purchase price of $0.0005 per share for $1,050 each. Mr. Blank was an officer of E.piphany and Dr. Wegbreit is chairman of our board of directors. E.piphany had the right to repurchase Mr. Blank's and Dr. Wegbreit's shares at their original purchase price of $0.0005 per share if E.piphany terminated their respective employment for cause or upon their death or disability. E.piphany's repurchase right lapsed as to 1/48 of the total number of shares at the end of each month after November 1, 1996.

In March 1999, Dr. Wegbreit resigned as Executive Vice President, Engineering of E.piphany. In accordance with the terms of his stock purchase agreement, Dr. Wegbreit's remaining shares of common stock are no longer subject to E.piphany's repurchase right.

On August 6, 1999, Steven G. Blank, who was at the time E.piphany's Executive Vice President of Marketing, resigned from E.piphany to pursue other interests. In connection with Mr. Blank's resignation, 125,000 shares of his common stock were repurchased by E.piphany for a total purchase price of $62.50. In accordance with the terms of his stock purchase agreement, Mr. Blank's remaining shares of common stock are no longer subject to E.piphany's repurchase right. Mr. Blank has agreed to continue as a consultant to E.piphany for up to five days per month, until February 6, 2000. E.piphany will not be required to pay any consulting fees to Mr. Blank, however, after the earlier of February 6, 2000 or the termination of the lock-up period which restricts Mr. Blank's sale of his shares of E.piphany common stock for up to 180 days following E.piphany's initial public offering.

In connection with E.piphany's hiring of Roger S. Siboni, E.piphany's President and Chief Executive Officer, on July 7, 1998 E.piphany sold an aggregate of 1,600,000 shares of common stock to Mr. Siboni at a purchase price of $0.40 per share. Mr. Siboni paid for his shares with a promissory note in the amount of $639,680 and $320 in cash. The principal amount of the note accrues simple interest at a rate of 5.88% per year.

On January 16, 1998, in connection with E.piphany's Series B financing, E.piphany sold an aggregate of 250,000 shares of E.piphany's common stock to entities affiliated with Kleiner Perkins Caufield & Byers, a 5% stockholder of E.piphany, at a purchase price of $0.25 per share.

EMPLOYEE LOANS

In addition to the loan to purchase stock given to Mr. Siboni, in connection with his offer of employment as E.piphany's President and Chief Executive Officer, Mr. Siboni received a loan of $175,000 for relocation expenses. The entire amount of the loan was forgiven under the terms of the loan on March 31, 1999. E.piphany has also offered to loan to Mr. Siboni up to $250,000 per year for two years, drawable monthly. Mr. Siboni is currently drawing down this loan at a rate of $20,833 per month. As of November 1, 1999, the total outstanding principal amount of this loan is $356,000. This loan bears interest at a rate per annum of 5.6% compounded monthly and is repayable upon Mr. Siboni's first sales of E.piphany's stock. Mr. Siboni is also eligible for an annual bonus of up to $125,000, which is first applied to any outstanding loan balance that Mr. Siboni has with E.piphany including the loan described above.

INDEMNIFICATION AGREEMENTS

E.piphany has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in E.piphany's bylaws. These agreements, among other things, provide for indemnification of E.piphany's directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at E.piphany's request. E.piphany believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

E.piphany believes that the shares sold in transactions described above were sold at fair market value and the terms of the other arrangements described above were no less favorable than E.piphany could have obtained from unaffiliated third parties.

In addition to the transactions described above, E.piphany has compensation arrangements with directors and officers which are described under the section entitled "E.piphany Management."

                 RIGHTPOINT SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The following selected financial data and other operating information of RightPoint as of and for the years ended June 30, 1998 and 1999, are derived from RightPoint's financial statements, which have been audited by KPMG LLP, independent public accountants, and are included elsewhere in this proxy statement/prospectus. The selected financial data and other operating information as of and for the years ended June 30, 1995, 1996 and 1997 are derived from RightPoint's audited financial statements not included herein. The financial data as of and for the three months ended September 30, 1998 and 1999 are derived from RightPoint's unaudited financial statements included elsewhere in this proxy statement/prospectus. RightPoint has prepared this unaudited information on the same basis as the audited financial statements and has included all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of its financial position and operating results for such periods. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included in this proxy statement/prospectus, as well as the section of this prospectus entitled "RightPoint Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results. See Note 1 of Notes to Consolidated Financial Statements of RightPoint for an explanation of the determination of the number of shares used in computing per share data.

                                                                                                 THREE MONTHS
                                                                                                     ENDED
                                                         YEAR ENDED JUNE 30,                     SEPTEMBER 30,
                                         ---------------------------------------------------   -----------------
                                            1995        1996      1997      1998      1999      1998      1999
                                         ----------   --------   -------   -------   -------   -------   -------
                                                                                                  (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
DATA:
Revenues:
  License............................    $      232   $     96   $   872   $   428   $ 2,819   $   456   $   933
  Services...........................            84         81       473       378       728        60       356
                                         ----------   --------   -------   -------   -------   -------   -------
    Total revenues...................           316        177     1,345       806     3,547       516     1,289
Cost of revenues:
  License............................             1         32        12        46        10        --         3
  Services...........................            71         42       202        90       208         9       456
                                         ----------   --------   -------   -------   -------   -------   -------
    Total cost of revenues...........            72         74       214       136       218         9       459
                                         ----------   --------   -------   -------   -------   -------   -------
Gross profit.........................           244        103     1,131       670     3,329       507       830
Operating expenses:
  Research and development...........           642      1,326     2,439     2,474     2,616       592       808
  Selling and marketing..............           649      1,056     3,822     3,007     3,301       547     1,489
  General and administrative.........           550        967     1,059     1,221     1,323       272       432
  Stock-based compensation...........            --         --        --        --        --        --       500
    Total operating expenses.........         1,841      3,349     7,320     6,702     7,240     1,411     3,229
                                         ----------   --------   -------   -------   -------   -------   -------
Loss from operations.................        (1,597)    (3,246)   (6,189)   (6,032)   (3,911)     (904)   (2,399)
Interest and other income (expense),
  net................................           106          8        79         4       101       (30)       34
                                         ----------   --------   -------   -------   -------   -------   -------
    Net loss.........................    $   (1,491)  $ (3,238)  $(6,110)  $(6,028)  $(3,810)  $  (934)  $(2,365)
                                         ==========   ========   =======   =======   =======   =======   =======
Basic and diluted net loss per
  share..............................    $(1,491.00)  $(539.67)  $(48.49)  $(10.48)  $ (3.83)  $ (1.79)  $ (2.12)
                                         ==========   ========   =======   =======   =======   =======   =======
Shares used in calculation of basic
  and diluted net loss per share.....             1          6       126       575       995       522     1,118
                                         ==========   ========   =======   =======   =======   =======   =======
Pro forma basic and diluted net loss
  per share..........................                                                $ (0.24)  $ (0.08)  $ (0.12)
                                                                                     =======   =======   =======
Shares used in computing pro forma
  basic and diluted net loss per
  share..............................                                                 15,788    11,853    20,549
                                                                                     =======   =======   =======

                                                                   JUNE 30,
                                                  -------------------------------------------    SEPTEMBER 30,
                                                   1995     1996     1997     1998      1999         1999
                                                  ------   ------   ------   ------    ------    -------------
                                                                                                  (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short term
investments.....................................  $    4   $  956   $2,169   $1,002    $8,076       $5,683
Working capital.................................    (103)   2,175    1,136      (51)    7,358        5,099
Total assets....................................     288    1,444    3,343    1,744     9,223        7,682
Capital lease obligation, net of current
  portion.......................................     409      795      834      318        94           38
Total stockholders' equity (deficit)............    (445)    (370)     993       65     7,530        5,705

                RIGHTPOINT MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

RightPoint develops and markets real time eMarketing solutions. RightPoint's software solutions enable companies to rapidly optimize and present marketing offers, promotions and communications while a customer is interacting with a web site, call center agent or other point of customer interaction. RightPoint's real time marketing software applications provide a single integrated view of the customer across multiple channels allowing consistent marketing messages and promotions to customers regardless of which of these channels a customer is using.

From its inception as a French corporation in 1991 as "inferOne, S.A.," RightPoint operated principally out of its corporate headquarters in France (the "French Company"). In July 1994, the French Company changed its name to "neurOagent, S.A." In October 1995, RightPoint reincorporated into California as DataMind Corporation (the "California Company"), with the French Company remaining a wholly owned subsidiary. Former holders of the French Company's stock received Series A Preferred Stock in the California Company, and at the same time the California Company issued Series B Preferred Stock to raise an aggregate of $3.4 million. In August 1996 and February 1997, the California Company issued Series C Preferred Stock to raise an aggregate of $7.4 million. In August 1997, the California Company completed a three for two split of its common stock, reincorporated into Delaware as Datamind Corporation (the "Delaware Company"), and the Delaware Company issued Series D Preferred Stock to raise an aggregate of $5.0 million. In July 1998, the Delaware Company issued notes (the "Bridge Notes") and warrants to purchase up to 294,196 shares of its common stock to raise an aggregate of $2.0 million. The Delaware Company changed its name to RightPoint Software, Inc. in November 1998, and in January 1999 RightPoint issued Series E Preferred Stock to raise an aggregate of $11.2 million, which amount included the conversion of principal and accrued interest on all Bridge Notes.

RightPoint's products consisted solely of data mining technology until the first quarter of calendar 1998. RightPoint commenced development of its real time marketing suite of products in August 1997, leading to the initial release of its Real Time eMarketing Suite of software products in April 1998. During the first quarter of calendar 1998, RightPoint appointed Gayle Crowell as Chief Executive Officer to lead RightPoint in the transition to its present focus on providing a suite of real-time marketing software applications and to assemble a new management team. During this period of transition from selling data mining technologies to selling marketing applications, RightPoint's revenues declined and employee turnover increased. Headcount remained steady until fiscal year 1999 when headcount increased from 34 employees as of June 30, 1998 to 41 employees as of June 30, 1999 and 58 employees as of September 30, 1999. Fiscal year ended June 30, 1999 represents the first full year of operations under the new market focus.

SOURCE OF REVENUES AND REVENUE RECOGNITION POLICY

RightPoint's revenues are generated primarily from licensing software products to customers, and to a lesser extent from consulting services rendered to help customers integrate and operate RightPoint's products with their existing information technology infrastructure. RightPoint's license agreements generally provide for the license of software on a per user or per computer basis, depending on the product licensed. RightPoint software list prices begin at approximately $200,000 and can range to over $1,000,000 depending on the customer configuration. We recognize product license revenues in accordance with the provisions of American Institute of Certified Public Accounts (AICPA) Statement of Position 97-2, "Software Revenue Recognition." Pursuant to the requirements of

Statement of Position 97-2, we recognize product license revenues when all of the following conditions are met:

- we have signed a noncancellable purchase order with the customer,

- we have delivered the software product to the customer,

- the amount of fees to be paid by the customer is fixed or determinable, and

- we believe that collection of these fees is probable.

To date, consulting services are not considered to be essential to the functionality of the software products. Therefore, substantially all software license revenues are recognized upon shipment and acceptance of the software.

In June 1999, RightPoint introduced the RightPoint.net Real Time eMarketing Portal, which provides customers with the option of utilizing the RightPoint technology with the customer's web site while the RightPoint suite of applications are located on computer servers owned and operated by RightPoint and accessible through the Internet. Licenses for RightPoint.net are priced on a subscription basis based on the monthly traffic to clients' websites. RightPoint.net monthly subscription pricing starts at $7,500 per month and may range to over $50,000 depending on the client's web traffic. There were no revenues from RightPoint.net through September 30, 1999.

Most of RightPoint's customers purchase consulting services directly from RightPoint or from integration partners to assist with systems integration, configuration and maintenance. In addition, RightPoint's consulting revenues are also generated from assisting customers with marketing campaign and promotion generation. Consulting revenues are recognized as the consulting services are performed, generally on a time and materials basis.

Customers typically purchase maintenance contracts when the software is licensed. These contracts are generally for a term of 12 months and the revenue is recognized ratably over the service period.

During all periods presented, customers located outside of the U.S. accounted for less than 10% of total revenue.

COST OF REVENUES AND OPERATING EXPENSES

RightPoint's cost of license revenue consists primarily of printing costs for user documentation. All third party technology agreements for technologies used in RightPoint's products are based on fixed fees that are not variable on unit sales or revenue dollars and are insignificant to date. RightPoint's cost of service revenues include salaries and related expenses, including facilities and depreciation expenses, for consulting services, technical support and maintenance.

Operating expenses are classified into three general categories: research and development, sales and marketing, and general and administrative. RightPoint classifies all charges to these operating expense categories based on the nature of the expenditures. The costs for facilities and fixed asset depreciation are allocated to these categories based on headcount.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

REVENUE

Total revenue increased to $1.3 million for the three months ended September 30, 1999, from $516,000 for the three months ended September 30, 1998. The increase in revenue was due to increased acceptance of RightPoint's real time marketing software applications. For the three months ended September 30, 1999, VoiceStream, Edify, AeroBankcorp.com, and MediaOne accounted for 42%, 20%, 14%, and 10%, respectively, of RightPoint's total revenue. For the three months ended

September 30, 1998, American Express and Halifax Bank accounted for 58% and 24%, respectively, of RightPoint's total revenue.

License revenue increased to $933,000 for the three months ended September 30, 1999, from $456,000 for the three months ended September 30, 1998. This increase in license revenues is due primarily to the increase in the average dollar amount of each customer purchase. Customers generally start with a pilot deployment of the software before executing a larger, enterprise-wide implementation. License revenue as a percentage of total revenue decreased to 72% from 88% due to an increase in consulting service revenue.

Services revenue increased to $356,000, or 28% of total revenue, for the three months ended September 30, 1999, from $60,000, or 12% of total revenue, for the three months ended September 30, 1998. This increase in services revenue is due primarily to an increase in consulting services performed for new license customers and, to a lesser extent, an increase in maintenance revenues due to an increase in the installed base of customers under maintenance service contracts. RightPoint expects services revenue to increase in dollar amount and as a percentage of total revenue as it continues to develop and expand its marketing consulting, technical support, and maintenance services to a larger customer base in the future.

COST OF REVENUE

Total cost of revenues increased to $459,000 for the three months ended September 30, 1999, from $9,000 for the three months ended September 30, 1998. This increase in total cost of revenue is due primarily to an increase in the cost of service revenue.

Cost of license revenue consists primarily of printing costs for user documentation and has not been significant to date.

Cost of services revenue includes salaries and related costs of consulting, technical service and support personnel. Cost of services revenue increased to $456,000, or 128% of services revenue for the three months ended September 30, 1999, from $9,000, or 15% of services revenue for the three months ended September 30, 1998. The cost of services revenue has increased due to the hiring of additional employees to support an increasing customer base. Employees engaged in consulting, technical and support services increased to 11 as of September 30, 1999 from 5 as of September 30, 1998. RightPoint expects to continue to incur losses on services for at least the next several quarters due to costs involved with developing and expanding its services organization.

OPERATING EXPENSES

Research and development expense consists primarily of salaries and related costs associated with RightPoint's product development efforts. Research and development expenses increased 36% to $808,000 for the three months ended September 30, 1999, from $592,000 for the three months ended September 30, 1998. This increase is due primarily to the hiring of additional employees. Employees engaged in research and development increased to 18 as of September 30, 1999, from 11 as of September 30, 1998. Research and development expenses as a percentage of total revenue decreased to 63% from 115% due to the increase in license revenue. RightPoint expects the dollar amount of research and development expenses to continue to increase in the future as it develops RightPoint.net and expands the features of its current product line.

Sales and marketing expense consists primarily of salaries and related costs for sales and marketing personnel, sales commissions, travel expenses, marketing research and tradeshows. Sales and marketing expense increased 172% to $1.5 million for the three months ended September 30, 1999, from $547,000 for the three months ended September 30, 1998. As a percentage of revenue, sales and marketing expense increased to 116% from 106%. These increases are due primarily to the hiring of additional employees engaged in sales and marketing activities. Sales and marketing headcount increased to 21 as of September 30, 1999 from 8 as of September 30, 1998.

General and administrative expense consists primarily of personnel salaries and related costs for general corporate functions such as finance, accounting, professional services and human resources. General and administrative expenses increased 59% to $432,000 for the three months ended September 30, 1999, from $272,000 for the three months ended September 30, 1998. This increase is due to an increase in employee costs as a result of additional hiring. General and administrative personnel increased to 8 as of September 30, 1999 compared to 4 as of September 30, 1998. As a percentage of total revenue, general and administrative expense increased to 34% from 53% due primarily to the increase in employee costs offset in part by an increase in revenue.

Stock compensation expense is recorded as the difference between the aggregate deemed fair market value of stock subject to options on the date of grant and the aggregate exercise price of such options. The RightPoint board believes that through September 30, 1999, all employee stock options granted by it have had exercise prices equal to fair market value on the date of grant. However, in light of the proposed merger, management has recorded deferred stock compensation of an aggregate of $3.7 million in connection with options granted in the three months ended September 30, 1999. Approximately $500,000 of this amount was amortized in the three months ended September 30, 1999 and the remaining balance will be amortized over the vesting schedule of the options.

RESULTS OF OPERATIONS

FISCAL YEARS ENDED JUNE 30, 1999 AND 1998

REVENUE

Total revenue increased to $3.5 million in the fiscal year ended June 30, 1999 from $806,000 for the fiscal year ended June 30, 1998. The significant increase in revenue was a result of RightPoint's transition during fiscal year 1998 to selling real time, personalized marketing applications from selling data mining technology. For the fiscal year ended June 30, 1999, real time, personalized marketing customers American Express, GTE, and Edify accounted for 41%, 13%, and 12%, respectively, of RightPoint's total revenue. For the fiscal year ended June 30, 1998, data mining customers Red Brick and GE Appliances accounted for 21% and 20%, respectively of RightPoint's total revenue.

License revenue increased to $2.8 million, or 79% of total revenue, for the fiscal year ended June 30, 1999, from $428,000, or 53% of total revenue, for the fiscal year ended June 30, 1998. These increases in license revenue are due primarily to the transition of operations in fiscal year 1998 as well as an increase in the average dollar amount of each license sale inherent with real time, personalized marketing applications.

Services revenue increased to $728,000 for the fiscal year ended June 30, 1999 from $378,000 for the fiscal year ended June 30, 1998. This increase in services revenue resulted primarily from consulting services rendered in connection with RightPoint's real time, personalized marketing applications in fiscal year 1999 and, to a lesser extent, an increase in maintenance revenues due to higher maintenance prices associated with RightPoint's real time, personalized marketing applications.

COST OF REVENUES

Total cost of revenues increased to $218,000 for the fiscal year ended June 30, 1999, from $136,000 for the fiscal year ended June 30, 1998. This increase in total cost of revenue is due to an increase in the cost of services revenue.

Cost of license revenue consists primarily of printing costs for user documentation and, in the fiscal year ended June 30, 1998, expenses related to the manufacture of physical media. These costs have not been significant to date.

Cost of services revenue increased to $208,000, or 29% of service revenue for the fiscal year ended June 30, 1999, from $90,000, or 24% of service revenue for the fiscal year ended June 30, 1998. The cost of services revenue has increased due to the additional hiring of employees to support an increasing demand for marketing consulting services and to provide for anticipated growth in consulting services. Employees engaged in consulting and technical support services increased to 7 as of June 30, 1999, from 4 as of June 30, 1998.

OPERATING EXPENSES

Research and development expenses increased 6% to $2.6 million for the fiscal year ended June 30, 1999, from $2.5 million for the fiscal year ended June 30, 1998. This increase was due primarily to salary increases for research and development employees. The average number of employees engaged in research and development activities remained constant at 14 for the fiscal years ended June 30, 1999 and 1998.

Sales and marketing expense increased 10% to $3.3 million for the fiscal year ended June 30, 1999, from $3.0 million for the fiscal year ended June 30, 1998. This increase is due primarily to the hiring of additional employees as well as annual salary increases for existing employees. The number of employees engaged in sales and marketing increased to 13 as of June 30, 1999 from 8 as of June 30, 1998.

General and administrative expenses increased 8% to $1.3 million for the fiscal year ended June 30, 1999, from $1.2 million for the fiscal year ended June 30, 1998. This increase was due to an increase in travel and outside professional fees associated with international management recruiting and additional equity financing. General and administrative personnel decreased to 5 as of June 30, 1999 compared to 8 as of June 30, 1998.

LIQUIDITY

As of September 30, 1999, RightPoint's cash and cash equivalents were $4.2 million. Based on RightPoint's current cash flow trends, these cash assets will fund operations until January 2000 in the absence of additional financing or the consummation of the merger.

If the merger has not closed by December 31, 1999 and the merger agreement is still in effect, E.piphany has agreed to loan $6.0 million to RightPoint with an interest rate of 7%, compounded annually on terms to be mutually agreed by the parties. The loan will be due on the earlier to occur of the date which is six months from the date of the loan or on the date that RightPoint raises an amount equal to or greater than the loan amount in a debt or equity financing. If the merger does not close and the agreement terminates, RightPoint will require additional cash to meet obligations and fund operations. RightPoint may raise the required funds through a debt or equity financing arrangement. RightPoint cannot assure you that any financing arrangement will be available in amounts or on terms acceptable to RightPoint.

Current commitments of RightPoint include capital and operating leases for equipment, leasehold improvements and office leases. On September 29, 1999, RightPoint signed an agreement for a lease line of credit. Under this line, RightPoint may finance up to $400,000 in equipment and $100,000 in leasehold improvements. As of September 30, 1999, there was no outstanding balance under this line of credit.

YEAR 2000 COMPLIANCE

Because RightPoint and its clients depend to a very substantial degree upon the proper functioning of computer systems, a failure of these systems to correctly recognize dates as a result of the year 2000 problem could disrupt operations. Any disruptions could harm RightPoint's business. Additionally,

RightPoint's failure to provide year 2000 compliant solutions to our clients could result in financial loss, reputational harm and legal liability to RightPoint.

RightPoint has tested its products and believes that they are year 2000 compliant. RightPoint's significant vendors of internal systems have reported that they are also year 2000 compliant or ready, although RightPoint has not conducted any tests of its internal systems.

RightPoint generally uses industry standard third-party hardware and software. Substantially all of RightPoint's computer equipment and software was purchased in the past eighteen months. Based on representations of its vendors, RightPoint believes that this computer equipment and software are generally year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of this computer equipment and software or the ability of this computer equipment and software to correctly create, store, process and output data involving dates.

As a result, RightPoint has not engaged any third parties to independently verify its year 2000 readiness. RightPoint has not, to date, incurred any costs, separate from the expenditures for acquiring computer equipment and infrastructure in the ordinary course of its business, to address year 2000 issues, and does not anticipate incurring any such costs in the future. Further, RightPoint has not deferred any of its ongoing development efforts to address year 2000 issues.

RightPoint has not, to date, sought assurances from its customers that their products or systems are year 2000 compliant, but instead has relied on publicly available information in some cases as to their products or computer systems being year 2000 compliant. RightPoint generally does not have any contractual indemnity obligations to these customers if their software or hardware fails to function due to year 2000 issues. However, if failures occur that affect the performance of RightPoint's products, RightPoint may incur unexpected expenses to remedy these problems.

RightPoint currently does not have any special contingency plans for a lengthy systems infrastructure failure due to year 2000 issues. In the event RightPoint discovers year 2000 problems in its products or internal systems, RightPoint will endeavor to resolve these problems by making modifications to its products or systems or purchasing new systems on a timely basis. In addition, the effect of year 2000 issues on RightPoint's clients generally, or on its banks, the stock markets and other infrastructure functions, such as its telephone system, electrical systems and water supplies, is unknown. RightPoint cannot assure you that its systems will be year 2000 compliant. Unanticipated costs associated with any year 2000 compliance could materially harm RightPoint's quarterly and annual results of operations.

                              RIGHTPOINT BUSINESS

The discussion in this proxy statement/prospectus contains forward-looking statements which involve risks and uncertainties. RightPoint's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in this section and the sections entitled "Risk Factors," as well as those discussed elsewhere in this proxy statement/prospectus.

OVERVIEW

RightPoint develops and markets real-time eMarketing software solutions. RightPoint's software solutions enable companies to rapidly optimize and present marketing offers, promotions and communications while a customer is interacting with a web site, call center agent or other point of customer interaction. To accomplish this, RightPoint's software solutions collect customer information from existing software systems and third party data providers as well as information gathered in real time during the customer interaction. RightPoint's analytical engine evaluates this customer information to rank the probability of the customer accepting alternative marketing campaign offers or promotions. RightPoint's software solutions identify the offer or promotion most likely to be accepted by a particular customer. RightPoint's software solutions then deliver the recommendation to the customer in real time by integrating with software applications, such as call center automation applications and Internet infrastructure applications at the point of customer interaction. To continually improve the effectiveness of its recommendations, RightPoint's software solutions track customer acceptance or rejection of offers or campaigns and use that information to refine probability calculations and improve companies' understanding of their customers.

RIGHTPOINT'S PRODUCTS

The RightPoint Real-Time eMarketing Suite offers solutions for developing, targeting, executing and evaluating real-time marketing campaigns for web sites, call centers and other points of customer interaction. Underlying RightPoint's solutions are profiling, prediction and decision management engines architected for high performance, real-time execution. The Real-Time eMarketing Suite is designed to be easily integrated with existing software applications, such as customer relationship management and web commerce application packages.

RightPoint.net is a subscription service delivering real-time emarketing decisions and the Real-Time eMarketing Suite via the Internet. RightPoint.net is targeted to meet both the marketing needs and the capital infrastructure requirements of emerging e-companies.

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

REAL-TIME EMARKETING SUITE COMPONENTS

The RightPoint Real-Time eMarketing Suite is a family of products used to define and deliver real-time emarketing campaigns. These products are explained in the table below.

----------------------------------------------------------------------------------------------------------
  SOFTWARE SOLUTION             DESCRIPTION
----------------------------------------------------------------------------------------------------------
  Control Center                Allows marketing professionals and business managers to define and create real-time marketing campaigns using RightPoint's web-based user interface.
                                This solution uses input from other solutions including the Campaign
                                Workshop and DataCruncher.
----------------------------------------------------------------------------------------------------------
  Campaign Workshop             Allows technical analysts to create and manage data elements used within the Control Center such as business rules, predictive models and elements used to define campaigns.
----------------------------------------------------------------------------------------------------------
  DataCruncher                  Allows technical analysts to perform complex analysis, or data mining, on large sets of customer data to understand the influence of different factors on customer behavior and preferences. This analysis is then used within Control Center during the process of designing marketing campaigns.
----------------------------------------------------------------------------------------------------------
  Real-Time Campaign Server     Executes the marketing campaigns developed using Control Center in real-time. When a customer makes contact with an end-user of the Real-Time
                                Campaign Server, the Real-Time Campaign Server accesses existing customer information, pre-defined campaigns and information gathered during the current interaction to provide the most appropriate recommendation to the customer.
----------------------------------------------------------------------------------------------------------
  Customer Touchpoints          Integrates the Real-Time Campaign Server with software applications at the point of customer interaction, such as call center automation and Internet infrastructure applications. This allows the Real-Time Campaign Server to collect customer data from these applications systems as well as present recommendations within these applications.
----------------------------------------------------------------------------------------------------------
  Admin Center                  Allows an information technology professional to manage the deployment and integration of the various RightPoint software solutions, including the definition of different users' roles and responsibilities.
----------------------------------------------------------------------------------------------------------

RIGHTPOINT.NET EMARKETING PORTAL

The RightPoint.net eMarketing Portal offers Real Time eMarketing Suite functionality as an internet based subscription service. A RightPoint.net subscription eliminates the need for a subscriber to undertake an extensive campaign infrastructure setup. RightPoint.net consultants provide the guidelines and information needed to identify a campaign strategy, and set up all the elements needed to define and manage campaigns. Advice for integrating campaigns into existing software systems, such as Internet infrastructure applications, is available as required. Once the campaign elements have been set up, Control Center is used to define and manage the real-time emarketing campaigns. Campaign targeting occurs using secure Internet communications, thereby protecting company information and web visitor privacy. RightPoint.net campaign delivery components reside in a secure facility that provides high-speed networking, redundant power, and around-the-clock system

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

management and availability. RightPoint.net was launched in the third quarter of calendar 1999, and there were no revenues from RightPoint.net as of September 30, 1999.

CUSTOMERS AND MARKETS

RightPoint's customers come from a wide variety of industries, including financial services, telecommunications, and Internet retailing. The customers who accounted for over 95% of revenues for the year ended June 30, 1999 and the quarter ended September 30, 1999 include:

AeroFund Bank               Halifax Bank
American Express            MediaOne
Citibank                    US West
Edify                       VoiceStream
GTE

RESEARCH AND DEVELOPMENT

RightPoint's research and development organization is responsible for product and technology development and enhancements, quality assurance, product architecture, and ensuring product compatibility with different operating systems and computer hardware. In addition, this organization works closely with RightPoint's product marketing organization in developing overall product strategy. As of September 30, 1999, the research and development organization consisted of 18 employees.

SALES AND MARKETING

RightPoint markets its products and services primarily through its direct sales force and professional services organization. Sales staff are located in five cities across the United States, while international sales staff are located in the UK and France. As of September 30, 1999, there were 21 employees in RightPoint's sales and marketing organization. In addition to its direct sales organization, RightPoint has a distribution and OEM agreement in place with Edify, a reseller agreement with Fair, Isaac & Company, and is developing relationships with consulting and system integration firms such as Andersen Consulting, Nexgenix, LogicSpan, and eLoyalty. Consulting and integration firms often play a role in customer selection of business software, as well as aiding customers in their implementation efforts. In addition to RightPoint's direct sales and indirect sales channels, RightPoint promotes its products through advertising, other lead generation activities, such as direct mailings and industry trade shows, and reviews its products and strategy with industry analysts.

CONSULTING SERVICES

RightPoint provides implementation and training services to its customers, both of which are purchased separately from RightPoint's software solutions. Implementation of RightPoint's solutions typically require four to eight weeks plus training of staff, and RightPoint typically provides one or two consultants to assist the customer with systems integration, marketing campaign and promotions setup, system configuration and other implementation steps. RightPoint also provides maintenance services to customers, including telephone support and updates to its products and documentation. Fees are typically 18% to 22% annually of the license fees for the associated software solutions. As of September 30, 1999, the professional services and support organizations consisted of 11 employees.

INTELLECTUAL PROPERTY

RightPoint's future success depends partly on the legal protection of its intellectual property. RightPoint protects its intellectual property through a combination of the following methods, among others

- patent laws,

- copyright laws,

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

- trademark laws,

- employee and third-party nondisclosure agreements and confidentiality procedures, and

- trade secret laws.

RightPoint holds one patent issued by the U.S. Patent and Trademark Office, or the PTO, two trademarks registered with the PTO and one application for trademark registration pending with the PTO. RightPoint also has a number of trademarks registered or pending in foreign jurisdictions. There is no assurance that the steps RightPoint has taken to protect its intellectual property will be sufficient.

RightPoint believes that its software products do not infringe on the intellectual property of any third party. RightPoint has not been presented any claims of infringement. However, RightPoint has not conducted a thorough search of all patents, trademarks, and copyrights, and RightPoint cannot be sure that it does not infringe the intellectual property rights of third parties. In all of RightPoint's software license agreements, RightPoint indemnifies its customers against losses attributable to intellectual property infringement by RightPoint's software. Should a third party claim that RightPoint infringes their intellectual property, RightPoint could incur substantial costs in defending such claims. Should RightPoint's software be found to infringe on third property intellectual property rights, RightPoint would need to incur costs to change its software, or pay a royalty to continue licensing software to customers, or RightPoint may be required to cease the licensing of its software products and refund to customers all license fees paid. If such infringement were to occur, the steps RightPoint would need to take to remedy the infringement could have a material adverse effect on RightPoint's revenues, profits, and statement of financial position.

COMPETITION

RightPoint's markets are very competitive and subject to rapid changes in products, technology, and market acceptance. In the traditional call center market, RightPoint competes against Sterling Wentworth and SAS, both of whom offer off-line analytics competitive with RightPoint's real time applications. In the web market, RightPoint competes directly against Net Perceptions and Andromedia, both of whom offer a real time product known as collaborative filtering. Collaborative filtering typically works well for simple recommendations of largely undifferentiated products, but it does not utilize individual customer profiling, cannot make personalized offers, and is not able to manage loyalty and retention campaigns. However, each of these competitors could develop a more robust and comprehensive real time personalization product that could compete effectively with RightPoint.

In addition to these direct competitors, a number of other companies either compete indirectly through their marketing messages, or they and others may develop products which will compete directly with RightPoint's products. Such companies include Annuncio, Market First, Personify, Siebel Systems, Rubric, Responsys, Exchange Applications, and Prime Response. In addition, enterprise application software vendors such as Oracle, PeopleSoft and SAP have begun to offer marketing data analysis applications, and they may choose in the future to compete directly with RightPoint.

Many of RightPoint's competitors and potential competitors have longer operating histories and significantly greater financial resources than RightPoint does. While RightPoint believes it compares favorably today against all of RightPoint's competitors, it may not be able to compete successfully if the companies named above or others enter RightPoint's market space with stronger product offerings.

                             RIGHTPOINT MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information with respect to RightPoint's current executive officers and directors:

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Gayle Crowell.............................  49     Chairman of the Board, Chief Executive
                                                   Officer
                                                   and Secretary
Harold Bloom, Jr. ........................  45     Vice President, North American Sales
Earl Stahl................................  45     Vice President, Products and Strategy
Kevin Faulkner............................  43     Vice President, Marketing
David Winter..............................  39     Vice President, Professional Services
Ben Balbale...............................  28     Vice President, Business Development
Alfred Castino............................  47     Chief Financial Officer
Linda Johnstone...........................  47     Managing Director, Europe, Middle East
                                                   and Africa
John Balen................................  38     Director
Douglas Leone.............................  42     Director
Jeffrey Miller............................  48     Director
Stewart Schuster..........................  54     Director
Carol Snell...............................  50     Director
Christopher Spray.........................  43     Director

Gayle Crowell joined RightPoint in January 1998 as President, Chief Executive Officer and Director. Ms. Crowell was named Chairman of the Board in May 1998. Prior to joining RightPoint, Ms. Crowell served as senior vice president and general manager of worldwide field operations for Mosaix, Inc., which provides enterprise customer management call-center solutions to more than 1,300 customers worldwide. Ms. Crowell spent the first 14 years of her career in senior executive sales and marketing roles with Oracle Corporation, Recognition International, DSC, and Cubix Corporation. She holds a Bachelor of Science degree from the University of Nevada, Reno.

Harold Bloom, Jr. joined RightPoint in February 1998 as Vice President, North American Sales. Prior to joining RightPoint, Mr. Bloom served as Vice President of North American Sales for Mosaix, Inc. For the past 17 years, Mr. Bloom has held key roles in sales and marketing, with Intelus Corporation, Recognition International, Pertec Computer Corporation, and NCR. He holds a degree in Business Administration and Marketing from the University of Maryland.

Earl Stahl joined RightPoint in October 1997 as Vice President, Products and Strategy. Prior to joining RightPoint, Mr. Stahl held a variety of engineering management roles with Centura Software Corporation, including Senior Vice President of Engineering and Chief Technology Officer. Mr. Stahl has also held technology management and development positions with Bell Northern Research, Dest Corporation and VisiCorp. He holds a Computer Science degree from San Diego State University.

Kevin Faulkner joined RightPoint in October 1998 as Vice President, Marketing. Prior to joining RightPoint, Mr. Faulkner was director of marketing for Hewlett-Packard's customer management solutions program focusing on call centers for the financial services and telecommunications industries. Mr. Faulkner has over 15 years of marketing, engineering and management experience in customer management, call centers, e-commerce, networking and Internet security with Hewlett-Packard. He has eight years of international marketing experience, including a six-year European assignment and five years experience managing international marketing programs and worldwide sales/marketing teams. He holds a Master of Science degree in Computer Science and a Bachelor of Arts degree in Psychology from Indiana University.

David Winter joined RightPoint in March 1999 as Vice President, Professional Services. Mr. Winter has more than 15 years experience in the management and delivery of professional services. He was founder and President of Abacus Technology Inc., a consulting firm specializing in large-scale project implementations in the healthcare industry. Subsequently he joined ViewStar where he directed international business development and strategic projects organizations. When ViewStar merged with DSI to form Mosaix, Mr. Winter became the Executive Director of Strategic Projects. Most recently he was Director of E-Business Development at SPL WorldGroup.

Ben Balbale joined RightPoint in October 1999 as Vice President, Business Development. Mr. Balbale worked most recently as the Producer for e-commerce at Microsoft WebTV. Prior to working at Microsoft, he was senior consultant at Renaissance Worldwide, where he advised technology, Internet and telecommunications clients on issues of marketing and corporate strategy. Mr. Balbale has also been a consultant at Gemini Consulting and a software developer at the Allied Signal Research and Technology Lab. He holds a Masters of Business Administration from Harvard Business School and a Bachelor of Arts degree from Harvard College.

Alfred Castino joined RightPoint in August of 1999 as Chief Financial Officer. Prior to joining RightPoint, Mr. Castino was Chief Financial Officer, secretary and senior vice president of finance and administration at Peoplesoft. Prior to PeopleSoft, Mr. Castino was Vice President and Corporate Controller of Chiron Inc., and prior to that he had senior financial management roles at Sun Microsystems, including Director of Finance and Planning for European Operations and Director of Finance for U.S. Operations. He holds a Bachelor of Arts degree in Finance and Accounting from Holy Cross College in Massachusetts and a Masters of Business Administration from Stanford University.

Linda Johnstone joined RightPoint in August 1999 as Managing Director, Europe, Middle East and Africa. Prior to joining RightPoint, Ms. Johnstone spent 11 years in management positions at Aspect Communications, where she most recently served as Vice President for Europe, the Middle East and Africa. Her prior positions at Aspect included director of customer operations in the UK, director of European marketing and director of business development in Europe. Prior to joining Aspect, Ms. Johnstone held sales and marketing positions with Datapoint Limited, British Telecom, and Phillips Business Systems. She holds a Masters of Business Administration from Oxford Brookes University.

John Balen has served as a director of RightPoint since August 1997. Since September 1995 Mr. Balen has served as a Principal at Canaan Partners, a venture capital firm. From June 1985 to June 1995, Mr. Balen served as an Associate and a Managing Director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen holds a Masters of Business Administration and a Bachelors of Science degree in Electrical Engineering from Cornell University.

Douglas Leone has been a director of RightPoint since November 1999. Mr. Leone has been a partner at Sequoia Capital, a venture capital firm, since August 1988, most recently as a General Partner. He is a member of the board of directors of Scient. Mr. Leone received a Bachelor of Mechanical Engineering from Cornell University, a Master of Industrial Engineering from Columbia University and a Master of Management from Massachusetts Institute of Technology, Sloan School of Management.

Jeffrey Miller has served as a director of RightPoint since February 1997. He has been the Chief Executive Officer and a director of Documentum, a provider of document management software systems, since July, 1993. From April 1991 to March 1993, Mr. Miller was a division president at Cadence Design Systems, Inc., a supplier of electronic design automation software. From February 1983 to April 1991, Mr. Miller was Vice President and General Manager and Vice President of Marketing of Adaptec, a supplier of computer input/output controllers. From 1976 to 1983,

Mr. Miller held various positions at Intel. Mr. Miller holds a Masters of Business Administration and Bachelors of Science degree in Electrical Engineering and Computer Science from the University of Santa Clara.

Stewart Schuster has been director of RightPoint since 1995. He has been a partner of Brentwood Venture Capital since 1995. Prior to that, he was Executive Vice President of Marketing at Sybase. Mr. Schuster received a Bachelor of Science degree from Washington University and a Ph.D. in computer science from the University of Illinois.

Carol Snell has been a director of RightPoint since September 1998. She serves as a management consultant to early stage technology companies, and was a co-founder of Aspect Telecommunications in 1985 where she served in various executive roles until 1993. She was the Chief Executive Officer of Aristacom International from August 1993 until June 1994, and a Senior Vice President of Octel Communications from July 1994 until July 1996. Ms. Snell received a Bachelor of Science degree from the University of North Carolina.

Christopher Spray has served as a director of RightPoint since 1995. Since 1986, Mr. Spray has been a partner of Atlas Ventures, a venture capital firm. Mr. Spray holds a Bachelor of Arts from Oxford University and a Masters of Business Administration from INSEAD.

EXECUTIVE COMPENSATION

The table below summarizes the compensation earned for services rendered to RightPoint in all capacities for the fiscal year ended June 30, 1999 by RightPoint's President, Chief Executive Officer, the only executive officer of RightPoint expected to become an executive officer of E.piphany after the merger.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                    ANNUAL          ------------
                                                 COMPENSATION        SECURITIES
                                              -------------------    UNDERLYING     ALL OTHER
        NAME AND PRINCIPAL POSITION            SALARY     BONUS       OPTIONS      COMPENSATION
        ---------------------------           --------   --------   ------------   ------------
Gayle Crowell...............................  $189,000   $113,000    1,015,606             --

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information with respect to stock options granted to Ms. Crowell in the fiscal year ended June 30, 1999, including the potential realizable value over the 10 year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent an estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of E.piphany common stock.

                                                        INDIVIDUAL GRANTS
                                   -----------------------------------------------------------    POTENTIAL REALIZABLE
                                                % OF TOTAL                                              VALUE AT
                                     NUMBER       OPTIONS                 DEEMED                     ASSUMED ANNUAL
                                       OF       GRANTED TO                VALUE                      RATES OF STOCK
                                   SECURITIES    EMPLOYEES    EXERCISE     PER                   PRICE APPRECIATION FOR
                                   UNDERLYING     IN LAST      PRICE      SHARE                        OPTION TERM
                                    OPTIONS       FISCAL        PER      ON DATE    EXPIRATION   -----------------------
              NAME                  GRANTED        YEAR        SHARE     OF GRANT      DATE          5%          10%
              ----                 ----------   -----------   --------   --------   ----------   ----------   ----------
Gayle Crowell(1).................  1,015,606       30.0        $0.23      $0.23      1/28/09      $146,903     $372,281

---------------
(1) Includes options to purchase 203,121 shares of RightPoint's common stock, vesting of which is accelerated upon achievement of certain performance criteria. If performance criteria are not met, these options vest five years from the date of grant. None of the performance criteria had been achieved as of June 30, 1999. Upon consummation of the merger, all of these options will vest. The remaining 812,485 shares vest ratably over four years. Half of the shares that are unvested at the closing of the merger will become vested as a result of the merger.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table describes for Ms. Crowell option exercises for the fiscal year ended June 30, 1999, and exercisable and unexercisable options held by her as of June 30, 1999.

The "Value of Unexercised In-the-Money Options at June 30, 1999" is based on a value of $0.23 per share, the deemed fair market value of RightPoint's common stock as of June 30, 1999, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

                                                                NUMBER OF SECURITIES
                                    NUMBER OF                  UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                     SHARES                          OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                    ACQUIRED                       JUNE 30, 1999                   JUNE 30, 1999
                                       ON        VALUE     ------------------------------   ---------------------------
               NAME                 EXERCISE    REALIZED   EXERCISABLE(1)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                 ---------   --------   --------------   -------------   -----------   -------------
Gayle Crowell.....................   --          --          2,425,606           --           --            --

---------------
(1) All of Ms. Crowell's options may be exercised at any time for vested and unvested shares. Unvested shares are subject to a lapsing right of repurchase in favor of RightPoint until such shares vest.

EMPLOYMENT AGREEMENTS

See "Other Agreements -- Employment and Noncompetition Agreements" for a description of the employment agreement for Gayle Crowell entered into in connection with the merger.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                      PRINCIPAL STOCKHOLDERS OF RIGHTPOINT

The following table sets forth certain information regarding beneficial ownership of RightPoint as of December 1, 1999 (i) by each person known by RightPoint to own beneficially more than 5% of an outstanding class of RightPoint Shares, (ii) by each of the officers and directors of RightPoint and
(iii) by all of RightPoint's directors and officers as a group. All share ownership numbers include shares of common stock subject to options and warrants exercisable within 60 days of December 1, 1999. Percentage ownership is shown on an as-converted to common stock basis, and for each person or group includes shares subject to options and warrants exercisable within 60 days of December 1, 1999.

                                                                                                                    PERCENT OF
                                                                                                  PERCENT OF       COMMON STOCK
                             SHARES OF        SHARES OF       PERCENT OF    PERCENT OF SERIES   TOTAL PREFERRED   AND PREFERRED
 NAME OF BENEFICIAL OWNER   COMMON STOCK   PREFERRED STOCK   COMMON STOCK     B-E PREFERRED          STOCK        STOCK COMBINED
 ------------------------   ------------   ---------------   ------------   -----------------   ---------------   --------------
Brentwood Associates(1)...      92,118        4,347,828           1.5%            26.6%              22.4%             17.3%
Stewart Schuster(1).......     152,166        4,426,494           2.4             26.7               22.8              17.8
Atlas Ventures(2).........          --        3,656,475            --             18.8               18.8              14.2
Christopher Spray(2)......          --        3,656,475            --             18.8               18.8              14.2
Sequoia Capital(3)              47,692        2,432,916             *             14.9               12.5               9.6
Douglas Leone(3)..........      47,692        2,432,916             *             14.9               12.5               9.6
Canaan Partners(4)........      39,786        2,059,023             *             12.6               10.6               8.2
John Balen(4).............      39,786        2,063,752             *             12.6               10.6               8.2
Draper Fisher
  Associates(5)...........      42,494        1,529,018             *              9.3                7.9               6.1
Gayle Crowell.............   2,427,055            7,520          38.5               --                 --               9.5
Earl Stahl................     496,892            7,520           7.9               --                 --               2.0
Harold Bloom, Jr..........     486,262            7,520           7.7               --                 --               1.9
Alfred Castino............     207,900               --           3.3               --                 --                 *
Kevin Faulkner............     361,260                            5.7               --                 --               1.4
Linda Johnstone...........          --               --            --               --                 --                --
David Winter..............     206,250               --           3.3               --                 --                 *
Ben Balbale...............      93,750               --           1.5               --                 --                 *
Jeffrey Miller............      35,335           40,214             *                *                  *                 *
Carol Snell...............      16,667               --             *               --                 --                 *
Khai Minh Pham............           1        1,373,822             *               --                7.1               5.3
Directors and Officers as
  a group.................   4,613,509       15,545,251          73.1             82.7               80.0              78.3

---------------

 *  Less than one percent.

(1) Includes securities owned by Brentwood Associates IX L.P. and Brentwood Affiliates Fund II, L.P.

(2) Includes securities owned by Atlas Venture Netherlands and Atlas Venture U.S.A., Atlas Venture Europe Fund, and Atlas Venture Fund II.

(3) Includes securities owned by Sequoia Capital VII, Sequoia 1997, Sequoia 1995, and SQP 1997.

(4) Includes securities owned by Canaan SBIC L.P., Canaan Capital Ltd Partnership, Canaan Venture II Offshore L.P., Canaan Venture II L.P., Canaan Capital Offshore L.P., Canaan Equity L.P.

(5) Includes securities owned by Draper Fisher III, Draper Fisher Partners.

                               DISSENTERS' RIGHTS

If the merger agreement is approved by the required vote of RightPoint stockholders and is not abandoned or terminated, holders of RightPoint capital stock who did not vote in favor of the merger may, by complying with Section 262 of the Delaware General Corporation Law, or the DGCL, and/or Sections 1300 through 1312 of the California Corporations Code, be entitled to appraisal rights as described therein. The record holders of the shares of RightPoint capital stock that are eligible to, and do, exercise their appraisal rights with respect to the merger are referred to herein as "Dissenting Stockholders," and the shares of stock with respect to which they exercise appraisal rights are referred to herein as "Dissenting Shares."

The following discussion is not a complete statement of the law pertaining to dissenters' appraisal rights under the DGCL and the California Corporations Code and is qualified in its entirety by reference to Section 262 of the DGCL and Sections 1300 through 1312 of the California Corporations Code, the full texts of which are attached to this proxy statement/prospectus as Annex III and incorporated herein by reference. Annex III should be reviewed carefully by any RightPoint stockholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute will result in the loss of dissenters' rights.

ANY HOLDER OF RIGHTPOINT COMMON STOCK WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

DELAWARE APPRAISAL RIGHTS

Under the DGCL, the holders of RightPoint common stock are entitled to appraisal rights under Delaware law with respect to the merger. The holders of E.piphany common stock are not entitled to any appraisal rights with respect to the merger because E.piphany is not a constituent corporation in the merger.

In the event the merger is consummated, record holders of RightPoint common stock who meet and comply with the requirements of Section 262 of the DGCL will be entitled to dissenters' appraisal rights in respect of their shares of RightPoint common stock. RightPoint stockholders will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising from the accomplishment or expectation of the merger). Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. In order to exercise dissenters' appraisal rights, dissenting stockholders must comply with the procedural requirements of Section 262 of the DGCL, a description of which is provided immediately below. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of dissenters' appraisal rights.

The dissenters' appraisal rights described below are available to holders of record of RightPoint common stock. A person having a beneficial interest in shares of RightPoint common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' appraisal rights the beneficial owner may have.

Under the DGCL, holders of shares of RightPoint common stock who follow the procedures set forth in Section 262 will be entitled to have their shares of RightPoint common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.

Under Section 262, a corporation, not less than 20 days prior to the meeting at which a proposed merger is to be voted on, must notify each of its stockholders entitled to dissenters' appraisal rights as of the record date of the meeting that such appraisal rights are available and include in such notice a copy of
Section 262. This proxy statement/prospectus shall constitute such notice to the holders of shares of RightPoint common stock and a copy of Section 262 is attached to this proxy statement/ prospectus as Annex III.

A RightPoint stockholder wishing to exercise his dissenters' appraisal rights must deliver to RightPoint, as the surviving corporation in the merger, prior to the vote on the merger proposal at the RightPoint special meeting, a written demand for appraisal of his shares of RightPoint common stock. A proxy or vote against the merger will not constitute such a demand. In addition, a holder of shares of RightPoint common stock wishing to exercise his dissenters' appraisal rights must hold of record such shares on the date the written demand for appraisal is made, must continue to hold such shares until the date of consummation of the merger and must not vote in favor of the merger proposal or consent thereto in writing pursuant to Section 228 of the DGCL.

Only a holder of record of shares of RightPoint common stock is entitled to assert appraisal rights for the shares of RightPoint common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his name appears on his stock certificates. If the shares of RightPoint common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of RightPoint common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker, who holds shares of RightPoint common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of RightPoint common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of RightPoint common stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of RightPoint common stock as to which appraisal is sought and where no number of shares of RightPoint common stock is expressly mentioned the demand will be presumed to cover all shares of RightPoint common stock held in the name of the record owner. Stockholders who hold their shares of RightPoint common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to RightPoint, c/o RightPoint Software, Inc. at 1500 Fashion Island Boulevard, San Mateo, California 94404, Attention: Secretary.

Within 120 days after the consummation of the merger, but not thereafter, RightPoint or any stockholder entitled to dissenters' appraisal rights under
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of the shares of RightPoint common stock held by any such stockholders. RightPoint is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of RightPoint common stock. Accordingly, it is the obligation of the RightPoint stockholders to initiate all necessary action to perfect their dissenters' appraisal rights within the time prescribed in Section 262.

Within 120 days after the consummation of the merger, any RightPoint stockholder who has complied with the requirements for exercise of dissenters' appraisal rights will be entitled, upon written request, to receive from RightPoint a statement setting forth the aggregate number of shares of RightPoint common stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed to such holders of the RightPoint common stock within ten days after a written request therefor has been received by RightPoint or within ten days after the expiration of the 20-day period for delivery of demands for appraisal by holders of the RightPoint common stock outlined above, whichever is later.

If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the RightPoint stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of RightPoint common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the "fair value." Stockholders considering seeking appraisal should be aware that the "fair value" of their shares of RightPoint common stock as determined under
Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of RightPoint common stock. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of RightPoint common stock entitled to appraisal.

Any holder of shares of RightPoint common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the merger, be entitled to vote the shares of RightPoint common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of RightPoint common stock as of a date on or prior to the date of consummation of the merger).

If any RightPoint stockholder who demands appraisal of his or her shares of RightPoint common stock under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, each share of RightPoint common stock of such stockholder will be converted into the right to receive approximately 0.1185 shares of E.piphany common stock (with cash in lieu of fractional shares) in accordance with the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if no petition for appraisal is filed within 120 days after the consummation of the merger, or if the RightPoint stockholder delivers to RightPoint a written withdrawal of his demand for appraisal and acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the consummation of the merger will require the written approval of RightPoint.

CALIFORNIA DISSENTERS' RIGHTS

By virtue of Section 2115 of the California Corporations Code, the holders of RightPoint common stock may be entitled to appraisal rights under California law with respect to the merger.

Shares of RightPoint stock must satisfy each of the following requirements to qualify as Dissenting Shares under California law:

- the shares of RightPoint capital stock must have been outstanding on December 1, 1999,

- the shares of RightPoint stock must not have been voted in favor of the merger,

- the holder of such shares of RightPoint stock must make a written demand that RightPoint repurchase such shares of RightPoint capital stock at fair market value (as described below), and

- the holder of such shares of RightPoint capital stock must submit certificates for endorsement (as described below).

A vote by proxy or in person against the merger does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1312 of the California Corporations Code, holders of Dissenting Shares may require RightPoint to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within ten days following approval of the merger by RightPoint stockholders, RightPoint is required to mail a dissenters' notice to each person who did not vote in favor of the merger. The dissenters' notice must contain the following:

- a notice of the approval of the merger,

- a statement of the price determined by RightPoint to represent the fair market value of Dissenting Shares (which shall constitute an offer by RightPoint to purchase such Dissenting Shares at such stated price), and

- a brief description of the procedures for such holders to exercise their rights as Dissenting Stockholders.

Within 30 days after the date on which the notice of the approval of the merger by the outstanding shares is mailed to Dissenting Stockholders, a Dissenting Stockholder must:

- demand that RightPoint repurchase such shareholder's Dissenting Shares;

        - the demand shall set forth the number and class of Dissenting Shares held of record by such Dissenting Stockholder that the Dissenting Stockholder demands that RightPoint purchase, and

        - the demand shall include a statement of what such Dissenting Stockholder claims to be the fair market value of the Dissenting Shares as of the day before the announcement of the proposed merger. The statement of fair market value constitutes an offer by the Dissenting Stockholder to sell the Dissenting Shares at such price within such 30-day period.

- submit to RightPoint or its transfer agent certificates representing any Dissenting Shares that the Dissenting Stockholder demands RightPoint purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

If upon the Dissenting Stockholder's surrender of the certificates representing the Dissenting Shares, RightPoint and a Dissenting Stockholder agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid to the Dissenting Stockholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived.

If RightPoint and a Dissenting Stockholder disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, such holder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the shareholders' approval of the merger is mailed, to resolve such dispute. In such action, the court will determine whether the shares of RightPoint common stock held by such shareholder are Dissenting Shares, the fair market value of such shares of RightPoint common stock, or both. California law provides, among other things, that a Dissenting Stockholder may not withdraw the demand for payment of the fair market value of Dissenting Shares unless RightPoint consents to such request for withdrawal.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF E.PIPHANY CAPITAL STOCK

GENERAL

E.piphany is authorized to issue 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description of our capital stock is subject to and qualified in its entirety by our amended certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

As of November 1, 1999, there were 26,953,277 shares of common stock outstanding which E.piphany estimates were held of record by approximately 176 stockholders and a substantially greater number of beneficial holders. As of November 1, 1999, no shares of preferred stock were outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See the section entitled "Market Price Information" for a discussion of E.piphany's dividend policy. In the event of the liquidation, dissolution or winding up of E.piphany, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

- restricting dividends on the common stock,

- diluting the voting power of the common stock,

- impairing the liquidation rights of the common stock, or

- delaying or preventing a change in control of E.piphany without further action by the stockholders.

No shares of preferred stock are outstanding, and E.piphany has no present plans to issue any shares of preferred stock.

WARRANTS

At November 1, 1999, there were warrants outstanding to purchase up to 75,000 shares of Series B preferred stock and up to 31,250 shares of Series C preferred stock which are convertible in the aggregate into 106,250 shares of common stock.

REGISTRATION RIGHTS

The holders of 18,474,847 shares of common stock and the holders of warrants to purchase preferred stock convertible into 75,000 shares of common stock are entitled to the following rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between E.piphany and the holders of registrable securities. Beginning 180 days following September 21, 1999 but not before March 18, 2000, if holders of at least 50% of the then outstanding registrable securities request that at least 30% of the then outstanding registrable securities be registered, E.piphany may be required, on up to two occasions, to register its shares for public resale. E.piphany is obligated to register these shares only if the outstanding registrable securities have an anticipated public offering price of at least $6,000,000. Also, holders of registrable securities may require on two separate occasions within any twelve month period that E.piphany register its shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $2,000,000. Depending on market conditions, however, E.piphany may defer such registration for up to 120 days. Furthermore, in the event E.piphany elects to register any of its shares of common stock for purposes of effecting any public offering, the holders of the registrable securities described above and additional holders of warrants to purchase preferred stock convertible into an additional 22,124 shares of common stock are entitled to include their shares of common stock in the registration, but E.piphany may reduce the number of shares proposed to be registered in view of market conditions. E.piphany plans to obtain waivers of these registration rights with respect to this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by E.piphany. All registration rights will terminate five years following the consummation of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three month period under Rule 144 of the Securities Act.

LIMITATION OF LIABILITY OF DIRECTORS

The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. E.piphany's certificate of incorporation includes such a provision to the maximum extent permitted by law.

While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

E.piphany's certificate of incorporation and bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of E.piphany as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, and held harmless by E.piphany to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by E.piphany are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, E.piphany's certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, E.piphany is authorized to purchase and maintain insurance on behalf of its directors and officers.

Additionally, E.piphany may pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if E.piphany receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by E.piphany.

ANTI-TAKEOVER EFFECTS OF E.PIPHANY'S CERTIFICATE AND BYLAWS AND DELAWARE LAW

Some provisions of Delaware law and E.piphany's certificate of incorporation and bylaws could make the following more difficult:

- acquisition of E.piphany by means of a tender offer,

- acquisition of E.piphany by means of a proxy contest or otherwise, or

- removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of E.piphany to first negotiate with E.piphany's board of directors. E.piphany believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure E.piphany outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Election and Removal of Directors. E.piphany's board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by E.piphany's stockholders. For more information on the classified board, see the section entitled "E.piphany Management -- Executive Officers and Directors." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of E.piphany because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholder Meetings. Under E.piphany's bylaws, only the board of directors, the chairman of the board and the president may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. E.piphany's bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Delaware Anti-Takeover Law. E.piphany is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of Stockholder Action By Written Consent. E.piphany's certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Elimination of Cumulative Voting. E.piphany's certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board of directors' decision regarding a takeover.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of E.piphany. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of E.piphany.

Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

BankBoston, N.A., serves as the transfer agent and registrar of E.piphany common stock.

COMPARISON OF CAPITAL STOCK OF E.PIPHANY AND RIGHTPOINT

This section of the proxy statement/prospectus describes material differences between the rights of holders of RightPoint common stock and E.piphany common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of RightPoint and being a stockholder of E.piphany.

RightPoint's Restated Certificate of Incorporation and Bylaws, each as currently in effect, govern your rights as a stockholder of RightPoint. After completion of the merger, you will become a stockholder of E.piphany. E.piphany's Restated Certificate of Incorporation and Bylaws will govern your rights as a stockholder of E.piphany. We are each incorporated under the laws of the State of Delaware. Accordingly, the Delaware General Corporation Law will continue to govern your rights as a stockholder after completion of the merger.

Board of Directors

E.piphany's bylaws provide that its board of directors shall consist of seven directors. The number of directors on E.piphany's board may be changed by a duly adopted amendment to E.piphany's certificate of incorporation or bylaws. E.piphany's board of directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. At the 2000 annual meeting of stockholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the 2001 annual meeting of stockholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the 2002 annual meeting of stockholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

RightPoint's board of directors currently consists of seven directors. The number of directors on RightPoint's board of directors may be changed by the board of directors of RightPoint for changes in the number of directors between 6 and 7. Changes in the number of directors to provide for less than 6 or more than 7 directors must be approved by RightPoint shareholders by a duly adopted amendment to the articles of incorporation or by an amendment to the bylaws adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote thereon.

Removal of Directors

E.piphany's directors, or the entire E.piphany board, may be removed with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of E.piphany entitled to vote in the election of directors. "Cause" is not defined in E.piphany's certificate of incorporation or bylaws.

Pursuant to Section 141(k) of the Delaware General Corporation Law, RightPoint's directors, or the entire RightPoint board, may be removed without cause by the holders of a majority of the outstanding shares of capital stock of RightPoint entitled to vote in the election of directors. Unless the entire RightPoint board is so removed, an individual RightPoint director may not be removed without cause if the number of votes cast against such director's removal is at least equal to the number of votes that would be required to elect such director in an election of directors. "Cause" is not defined in RightPoint's certificate of incorporation or bylaws.

Filling Vacancies on the Board of Directors

Vacancies and newly created directorships in E.piphany's board of directors resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided however, a vacancy created by the removal of a director by the vote of the stockholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum).

If, at the time of filling any vacancy or any newly created directorship of E.piphany, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares then outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the General Corporation Law of Delaware as far as applicable.

Any vacancies on RightPoint's board of directors, resulting from any increase in the number of authorized directors or by the departure of a director (other than vacancies created by the removal of a director by the vote or written consent of the stockholders or by court order), may be filled by a majority of the remaining members of such board of directors, even though less than a quorum, or by a sole remaining director. A vacancy created by a removal of a director by the vote or written consent of the stockholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a majority of the required quorum) or by the unanimous written consent of all shares entitled to vote thereon.

Stockholders' Ability to Act by Written Consent Without a Meeting

The RightPoint Bylaws, as amended, allow for the RightPoint Stockholders to act by written consent without a meeting, whereas E.piphany' Certificate of Incorporation, as amended, eliminates the ability of the E.piphany Stockholders to act by written consent without a meeting. The elimination of the ability of stockholders to act by written consent could lengthen the amount of time required to take stockholder actions by requiring all actions to occur at a duly noticed and formally called stockholders' meeting. This lengthening of time has the potential to deter hostile takeover attempts. If the ability of stockholders to act by written consent is eliminated, a holder or group of holders controlling a majority in interest of a corporation's capital stock, for example, would not be able to amend such corporation's bylaws or remove its directors pursuant to a stockholders' written consent.

Ability to Call Special Meetings

E.piphany's board of directors, chairman of the board or president may call special meetings of E.piphany stockholders at any time. E.piphany stockholders do not have the ability to call special meetings.

RightPoint's board of directors, chairman of the board, president, or the holders of at least 10% of the outstanding shares of capital stock of RightPoint entitled to vote may call special meetings of RightPoint stockholders.

Preferred Stock

E.piphany's certificate of incorporation provides that its board of directors is authorized to issue shares of undesignated preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

RightPoint's certificate of incorporation provides that its board of directors is authorized to issue shares of designated preferred stock in five series. The holders of preferred stock receive preferences as to dividends and liquidation preferences. The holders of preferred stock shall be entitled to a number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted at the record date for determination of the stockholders entitled to vote on such matters.

Amendment of Certificate of Incorporation

Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation. Under E.piphany's certificate of incorporation, certain provisions of its certificate of incorporation may be amended only with the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of E.piphany entitled to vote, unless such amendment shall be approved by a majority of the directors of E.piphany. RightPoint's certificate of incorporation does not contain any provision requiring a vote greater than that required by Delaware law to amend its certificates of incorporation.

Amendment of Bylaws

Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power.

Each of our boards of directors is expressly authorized to adopt, amend and repeal our respective bylaws by an affirmative vote of a majority of the total number of authorized directors at that time, regardless of any vacancies, except for certain changes to the number of directors as described above in "Board of Directors." Our stockholders may also adopt, amend or repeal our bylaws in accordance with Delaware law.

Applicability of California Law to RightPoint

Section 215 of the California Corporations Code makes substantial portions of the California Corporations Code applicable to RightPoint, despite the fact that RightPoint is incorporated in Delaware. The provisions of the California Corporations Code to which RightPoint is subject include:

- provisions governing a director's standard of care in performing the duties of director,

- a stockholder's right to vote cumulatively in any election of directors,

- a director's or stockholder's right to inspect corporate records,

- indemnification provisions concerning directors, officers and others,

- the corporate requirements to approve mergers or other corporate reorganizations, and

- dissenters' rights.

Under Section 2115, the provisions of the California Corporations Code applicable to RightPoint purportedly apply to the exclusion of similar provisions of the Delaware General Corporation Law. E.piphany is exempt from the application of Section 2115 of the California Corporations Code, and thus the provisions of that section will not be available to RightPoint's stockholders after the merger.

                                 LEGAL MATTERS

The validity of the E.piphany common stock issuable pursuant to the merger will be passed on by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Davis Polk & Wardwell is acting as counsel for RightPoint in connection with certain legal matters relating to the merger and the transactions contemplated thereby.

                                    EXPERTS

The audited financial statements of E.piphany, Inc. for the years ended December 31,1998 and 1997 included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this proxy statement/prospectus in reliance upon the authority of said firm as experts in giving said reports.

The consolidated financial statements of RightPoint as of June 30, 1999 and 1998 for the years then ended included in this proxy statement/prospectus have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

In July 1998, KPMG LLP resigned as E.piphany's independent public accountants, as KPMG LLP became an integrator of E.piphany's products and purchased E.piphany's preferred stock. The former independent accountants' report on E.piphany's financial statements for the year ended December 31, 1997 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. The former independent public accountants' report does not cover any of E.piphany's financial statements in this registration statement. KPMG LLP did not issue an audit opinion on E.piphany's financial statements for any other period. There were no disagreements with the former public accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to E.piphany's financial statements up through the time of dismissal that, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. In September 1998, E.piphany retained Arthur Andersen LLP as its independent public accountants. The decision to retain Arthur Andersen LLP was approved by resolution of the board of directors. Prior to retaining Arthur Andersen LLP, E.piphany had not consulted with Arthur Andersen LLP regarding accounting principles.

                                E.PIPHANY, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Audited Financial Statements
Report of Independent Public Accountants....................   F-2
  Condensed Balance Sheets as of December 31, 1998 and
     1997...................................................   F-3
  Condensed Statements of Operations for the years ended
     December 31, 1998 and 1997.............................   F-4
  Condensed Statements of Stockholders' Equity and
     Comprehensive Loss for the years ended December 31,
     1998 and 1997..........................................   F-5
  Condensed Statements of Cash Flows for the years ended
     December 31, 1998 and 1997.............................   F-6
  Notes to Condensed Financial Statements...................   F-7

Unaudited Financial Statements
  Unaudited Condensed Balance Sheet as of September 30,
     1999...................................................  F-20
  Unaudited Condensed Statements of Operations for the nine
     months ended September 30, 1999 and 1998...............  F-21
  Unaudited Condensed Statements of Cash Flows for the nine
     months ended September 30, 1999 and 1998...............  F-22
  Notes to Unaudited Condensed Financial Statements.........  F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To E.piphany, Inc.:

We have audited the accompanying balance sheets of E.piphany, Inc. (a Delaware corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and comprehensive loss, and cash flows for the years then ended. These financial statements are the responsibility of E.piphany's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E.piphany, Inc., as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Jose, California
June 19, 1999
(except with respect to the matters
discussed in Note 10, as to which the
date is September 20, 1999)

                                E.PIPHANY, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   369    $ 13,595
  Accounts receivable, net of allowance for doubtful
    accounts of $0 and $30..................................       16       1,243
  Prepaid expenses and other assets.........................       79         354
                                                              -------    --------
         Total current assets...............................      464      15,192
  Property and equipment, net...............................      337       1,172
  Other assets..............................................       --          --
                                                              -------    --------
         Total assets.......................................  $   801    $ 16,364
                                                              =======    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligation...............  $    --    $     --
  Current portion of notes payable..........................       --         167
  Trade accounts payable....................................      117       1,015
  Accrued liabilities.......................................      140       1,028
  Deferred revenue..........................................       76         381
                                                              -------    --------
         Total current liabilities..........................      333       2,591
  Capital lease obligations, net of current portion.........       --          --
  Notes payable, net of current portion.....................       --         333
                                                              -------    --------
         Total liabilities..................................      333       2,924
                                                              -------    --------
  Commitments (Note 7)
  Stockholder's equity:
    Convertible preferred stock, $0.0001 par value;
    Series A:
       Authorized -- 3,250 shares
       Outstanding -- 3,228 shares in 1997 and 1998;
       liquidation preference of $3,648.....................        1           1
    Series B:
       Authorized -- 3,304 shares
       Outstanding -- 3,229 shares in 1998; liquidation
       preference of $8,072.................................       --           1
    Series C:
       Authorized -- 4,462 shares
       Outstanding -- 4,166 shares in 1998; liquidation
       preference of $14,080................................       --           1
    Series C':
       Authorized -- 750 shares
       Outstanding -- 0 shares..............................       --          --
    Common stock, $0.0001 par value:
       Authorized -- 25,000 shares
       Outstanding -- 5,620 in 1997 and 8,913 shares in
       1998.................................................        1           2
    Additional paid-in capital..............................    3,615      30,030
    Warrants to purchase preferred stock....................       --          --
    Note receivable.........................................       --        (640)
    Deferred compensation...................................       --      (2,476)
    Accumulated deficit.....................................   (3,149)    (13,479)
                                                              -------    --------
         Total stockholders' equity.........................      468      13,440
                                                              -------    --------
         Total liabilities and stockholders' equity.........  $   801    $ 16,364
                                                              =======    ========

   The accompanying notes are an integral part of these financial statements.

                                E.PIPHANY, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Revenues
Product license.............................................  $    --    $  2,216
  Services..................................................       --       1,161
                                                              -------    --------
          Total revenues....................................       --       3,377
                                                              -------    --------
Cost of revenues:
  Product license...........................................       --           4
  Services..................................................       --       1,396
                                                              -------    --------
          Total cost of revenues............................       --       1,400
                                                              -------    --------
          Gross profit......................................       --       1,977
                                                              -------    --------
Operating expenses:
  Research and development..................................    1,646       3,769
  Sales and marketing.......................................    1,200       6,519
  General and administrative................................      373       1,503
  Stock-based compensation..................................        1         799
                                                              -------    --------
          Total operating expenses..........................    3,220      12,590
                                                              -------    --------
          Loss from operations..............................   (3,220)    (10,613)
Other income (expense):
  Interest income...........................................       71         333
  Interest expense..........................................       --         (48)
  Other.....................................................       --          (2)
                                                              -------    --------
          Total other income................................       71         283
                                                              -------    --------
          Net loss..........................................  $(3,149)   $(10,330)
                                                              =======    ========
Basic and diluted net loss per share........................  $ (2.90)   $  (7.19)
                                                              =======    ========
Shares used in computing basic and diluted net loss per
  share.....................................................    1,087       1,437
                                                              =======    ========
Pro forma basic and diluted net loss per share
  (unaudited)...............................................             $  (1.17)
                                                                         ========
Shares used in computing pro forma basic and diluted net
  loss per share (unaudited)................................                8,833
                                                                         ========

   The accompanying notes are an integral part of these financial statements.

                                E.PIPHANY, INC.

            STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                 CONVERTIBLE PREFERRED STOCK          COMMON STOCK       ADDITIONAL
                              ---------------------------------   --------------------    PAID-IN        NOTE        DEFERRED
                                SHARES     AMOUNT     WARRANTS      SHARES     AMOUNT     CAPITAL     RECEIVABLE   COMPENSATION
                              ----------   -------   ----------   ----------   -------   ----------   ----------   ------------
Issuance of common stock....          --     $--        $ --         5,600       $ 1      $      2      $  --         $    --
    Exercise of common stock
      options...............          --      --          --             8        --             1         --              --
    Issuance of common stock
      in exchange for
      services..............          --      --          --            11        --             1         --              --
    Issuance of Series A
      preferred stock,
      net...................       3,228       1          --            --        --         3,611         --              --
    Comprehensive loss:
      Net loss..............          --      --          --            --        --            --         --              --
                              ----------     ---        ----        ------       ---      --------      -----         -------
        Total comprehensive
          loss..............
Balance, December 31,
  1997......................       3,228       1          --         5,619         1         3,615         --              --
    Issuance of Series B
      preferred stock,
      net...................       3,229       1          --            --        --         8,019         --              --
    Sale of common stock to
      Series B investors....          --      --          --           250        --            62         --              --
    Issuance of common stock
      to officer............          --      --          --         1,600        --           640       (640)             --
    Issuance of common stock
      in exchange for
      services..............          --      --          --            60        --            36         --              --
    Issuance of Series C
      preferred stock,
      net...................       4,160       1          --            --        --        13,992         --              --
    Exercise of common stock
      options...............          --      --          --         1,540         1           488         --              --
    Repurchase of stock.....          --      --          --          (156)       --           (70)        --              --
    Issuance of Series C
      preferred stock in
      exchange for
      services..............           6      --          --            --        --            20         --              --
    Stock-based
      compensation..........          --      --          --            --        --            11         --              --
    Deferred stock
      compensation..........          --      --          --            --        --         3,217         --          (3,217)
    Amortization of deferred
      stock compensation....          --      --          --            --        --            --         --             741
    Comprehensive loss:
      Net loss..............          --      --          --            --        --            --         --              --
                              ----------     ---        ----        ------       ---      --------      -----         -------
        Total comprehensive
          loss..............
Balance, December 31,
  1998......................      10,623     $ 3        $ --         8,913       $ 2      $ 30,030      $(640)        $(2,476)
                              ==========     ===        ====        ======       ===      ========      =====         =======

                                                TOTAL
                              ACCUMULATED   STOCKHOLDERS'   COMPREHENSIVE
                                DEFICIT        EQUITY           LOSS
                              -----------   -------------   -------------
Issuance of common stock....   $     --       $      3
    Exercise of common stock
      options...............         --              1
    Issuance of common stock
      in exchange for
      services..............         --              1
    Issuance of Series A
      preferred stock,
      net...................         --          3,612
    Comprehensive loss:
      Net loss..............     (3,149)        (3,149)       $ (3,149)
                               --------       --------        --------
        Total comprehensive
          loss..............                                  $ (3,149)
                                                              ========
Balance, December 31,
  1997......................     (3,149)           468
    Issuance of Series B
      preferred stock,
      net...................         --          8,020
    Sale of common stock to
      Series B investors....         --             62
    Issuance of common stock
      to officer............         --             --
    Issuance of common stock
      in exchange for
      services..............         --             36
    Issuance of Series C
      preferred stock,
      net...................         --         13,993
    Exercise of common stock
      options...............         --            489
    Repurchase of stock.....         --            (70)
    Issuance of Series C
      preferred stock in
      exchange for
      services..............         --             20
    Stock-based
      compensation..........         --             11
    Deferred stock
      compensation..........         --             --
    Amortization of deferred
      stock compensation....         --            741
    Comprehensive loss:
      Net loss..............    (10,330)       (10,330)       $(10,330)
                               --------       --------        --------
        Total comprehensive
          loss..............                                  $(10,330)
                                                              ========
Balance, December 31,
  1998......................   $(13,479)      $ 13,440
                               ========       ========

   The accompanying notes are an integral part of these financial statements.

                                E.PIPHANY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Cash flows from operating activities:
Net loss....................................................  $(3,149)   $(10,330)
  Adjustments to reconcile net loss to net cash used for
     operating activities:
       Depreciation.........................................       47         269
       Allowance for doubtful accounts......................       --          30
       Loss on sale of property and equipment...............        9          --
       Noncash compensation expense.........................        1         799
       Changes in operating assets and liabilities:
          Accounts receivable...............................      (16)     (1,257)
          Prepaid expenses and other assets.................      (79)       (275)
          Accounts payable..................................      117         898
          Accrued liabilities...............................      140         888
          Deferred revenue..................................       76         305
                                                              -------    --------
          Net cash used in operating activities.............   (2,854)     (8,673)
                                                              -------    --------
Cash flows from investing activities:
  Purchase of property and equipment........................     (408)     (1,104)
  Proceeds from the sale of property and equipment..........       15          --
                                                              -------    --------
          Net cash used in investing activities.............     (393)     (1,104)
                                                              -------    --------
Cash flows from financing activities:
  Borrowings................................................       --         500
  Proceeds from sale of convertible preferred stock, net....    3,612      22,033
  Proceeds from sale of common stock........................        4         470
                                                              -------    --------
          Net cash provided by financing activities.........    3,616      23,003
                                                              -------    --------
Net increase in cash and cash equivalents...................      369      13,226
Cash and cash equivalents at beginning of period............       --         369
                                                              -------    --------
Cash and cash equivalents at end of period..................  $   369    $ 13,595
                                                              =======    ========
Supplemental cash flow information:
  Cash paid for interest....................................  $    --    $     48
                                                              =======    ========
Non-cash transactions:
  Loan to officer to purchase stock.........................  $    --    $    640
                                                              =======    ========

   The accompanying notes are an integral part of these financial statements.

                                E.PIPHANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. ORGANIZATION AND OPERATIONS

E.piphany, Inc. ("E.piphany" or the "Company"), formerly Epiphany Marketing Software, Inc., was incorporated in Delaware in November 1996, and develops and markets software that companies can use to establish, maintain and continually improve customer relationships across both Internet and traditional sales, marketing and distribution channels. In 1997, E.piphany was in the development stage and was primarily engaged in obtaining equity financing and performing research and development activities. Although E.piphany began actively selling its products in 1998 and no longer considers itself to be in the development stage, it has not operated profitably to date and there are no assurances that it will operate profitably in the future.

E.piphany has incurred net operating losses since inception and, as of December 31, 1998, had an accumulated deficit of $13.5 million. E.piphany is subject to various risks associated with companies in a comparable stage of development, including having a limited operating history; competition from substitute products and larger competitors; dependence on a limited number of customers; dependence on key individuals; and the ability to obtain adequate financing to support its growth.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

STATEMENTS OF CASH FLOWS

For purposes of the statements of cash flows, E.piphany considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents consist of amounts on deposit at a commercial bank and investments in commercial paper and other securities.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

E.piphany provides credit to its customers in the normal course of business, performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, to date, have not been material.

Sales to significant customers as a percentage of total revenues were as follows:

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1997     1998
                                                              ----     ----
Customer A..................................................  --        30%
Customer B..................................................  --        17%
Customer C..................................................  --        16%
Customer D..................................................  --        11%
Customer E..................................................  --        11%

                                E.PIPHANY, INC.

In September 1998, the President and Chief Executive Officer of E.piphany was elected to the board of directors of Customer D. E.piphany recognized $357,000 in revenue from this customer in 1998 and had $146,000 in accounts receivable due from Customer D at December 31, 1998. The majority of the agreements relating to this revenue were entered into before the chief executive officer was employed by E.piphany or elected to Customer D's board of directors.

The President and Chief Executive Officer of E.piphany is a member of the board of directors of two additional customers. E.piphany had $68,000 in accounts receivable at December 31, 1998 from these customers. An outside director of E.piphany is also a member of the board of directors of one of these customers.

An outside director of E.piphany is a member of the board of directors of a customer. E.piphany recognized $233,000 in revenue and $57,000 in accounts receivable from this customer for the year ended December 31, 1998. The first agreement with this customer was entered into before the outside director was elected to E.piphany's board of directors.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives, generally three to five years. Depreciation expense is included in operating expenses.

Property and equipment consists of the following (in thousands):

                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1998
                                                              ----    ------
Computer software and equipment.............................  $372    $1,329
Furniture and fixtures......................................    12       159
                                                              ----    ------
                                                               384     1,488
Less: Accumulated depreciation..............................   (47)     (316)
                                                              ----    ------
                                                              $337    $1,172
                                                              ====    ======

SOFTWARE DEVELOPMENT COSTS

Software development costs incurred prior to the establishment of technological feasibility are included in research and development expenses. E.piphany defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the products are capitalized, if material, after consideration of various factors, including net realizable value. To date, software development costs that are eligible for capitalization have not been material and have been expensed.

                                E.PIPHANY, INC.

ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

                                                              DECEMBER 31,
                                                              -------------
                                                              1997    1998
                                                              ----   ------
Accrued professional services...............................  $ 42   $  158
Accrued sales tax...........................................    17       93
Accrued compensation........................................    16      614
Accrued other...............................................    65      163
                                                              ----   ------
                                                              $140   $1,028
                                                              ====   ======

STOCK-BASED COMPENSATION

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," in October 1995. This accounting standard permits the use of either a fair value based method of accounting or the method defined in Accounting Principles Board Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employees" to account for stock-based compensation arrangements. Companies that elect to employ the method proscribed by APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method. E.piphany has elected to continue to account for its stock-based compensation arrangements under the provisions of APB 25, and accordingly, has included in Note 6 the pro forma disclosures required under SFAS No. 123.

REVENUE RECOGNITION

E.piphany generates several types of revenue including the following:

License Fees. E.piphany's standard end user license agreement for E.piphany's products provides for an initial fee to use the product in perpetuity up to a maximum number of users. E.piphany also enters into other license agreement types, which allow for the use of E.piphany's products, usually restricted by the number of employees, the number of users, or the license term. Fees from licenses are recognized as revenue upon contract execution, provided all shipment obligations have been met, fees are fixed or determinable, and collection is probable. Fees from license agreements which include the right to receive unspecified future products are recognized over the term of the arrangement or, if not specified, the estimated economic life of the product.

When licenses are sold together with consulting and implementation services, license fees are recognized upon shipment, provided that (1) the above criteria have been met, (2) payment of the license fees is not dependent upon the performance of the consulting services, and (3) the services do not include significant alterations to the features and functionality of the software. To date, services have been essential to the functionality of the software products for substantially all license agreements entered into which included implementation services. For these arrangements and other arrangements which don't meet the above criteria, both the product license revenues and services revenue is recognized in accordance with the provisions of Statement of Position ("SOP") 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." When reliable estimates are available for the costs and efforts necessary to complete the implementation services, the Company accounts for the arrangements under the percentage completion contract method pursuant to SOP 81-1. When such estimates are not available, the completed contract

                                E.PIPHANY, INC.

method is utilized. License revenue recognized pursuant to SOP 81-1 comprised 76% of total product revenue for the year ended December 31, 1998.

E.piphany provides for sales returns based on historical rates of return which, to date, have not been material.

Maintenance Agreements. Maintenance agreements generally call for E.piphany to provide technical support and software updates to customers. Revenue on technical support and software update rights is recognized ratably over the term of the maintenance agreement and is included in services revenue in the accompanying statements of operations.

Consulting, Implementation and Training Services. E.piphany provides consulting, implementation and training services to its customers. Revenue from such services, when not sold in conjunction with product licenses, is generally recognized as the services are performed.

ADVERTISING COSTS

The Company expenses all advertising costs as incurred. The Company does not incur any direct-response advertising costs.

COMPREHENSIVE INCOME (LOSS)

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which E.piphany adopted beginning on January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with shareholders ("comprehensive income"). Comprehensive income is the total of net income and all other non-owner changes in equity. For the two years ended December 31, 1998, E.piphany's comprehensive income was equal to net loss.

                                E.PIPHANY, INC.

COMPUTATION OF BASIC AND DILUTED NET LOSS PER SHARE AND PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

Basic and diluted net loss per common share are presented in conformity with SFAS No. 128, "Earnings Per Share," for all periods presented. In accordance with SFAS No. 128, basic net loss per common share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. Basic and diluted pro forma net loss per common share, as presented in the statements of operations, has been computed as described above and also gives effect to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Net loss....................................................  $(3,149)   $(10,330)
                                                              =======    ========
Basic and diluted:
  Weighted average shares of common stock outstanding.......    5,486       7,235
Less: Weighted average shares subject to repurchase.........   (4,399)     (5,798)
                                                              -------    --------
Weighted average shares used in computing basic and diluted
  net loss per common share.................................    1,087       1,437
                                                              =======    ========
  Basic and diluted net loss per common share...............  $ (2.90)   $  (7.19)
                                                              =======    ========
  Net loss..................................................             $(10,330)
                                                                         ========
  Shares used above.........................................                1,437
  Pro forma adjustment to reflect weighted effect of assumed conversion of convertible preferred stock
     (unaudited)............................................                7,396
                                                                         --------
  Shares used in computing pro forma basic and diluted net
     loss per common share (unaudited)......................                8,833
                                                                         ========
  Pro forma basic and diluted net loss per common share
     (unaudited)............................................             $  (1.17)
                                                                         ========

E.piphany has excluded all convertible preferred stock, warrants for convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share were approximately 8,124,000, and 14,952,000 for the years ended December 31, 1997 and 1998. See Notes 5 and 6 for further information on these securities.

SEGMENT REPORTING

During 1998, E.piphany adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires a new basis of determining reportable business segments (i.e., the management approach). This approach requires that business segment information used by management to assess performance and manage company resources be the source for information disclosure. On this basis, E.piphany is organized and operates as one business segment, the design, development, and marketing of software solutions.

During the years ended December 31, 1997 and 1998, E.piphany did not generate significant revenues in foreign countries.

                                E.PIPHANY, INC.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to record derivative financial instruments on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS No. 137, "Accounting For Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (or January 1, 2001 for E.piphany). This Statement will not have a material impact on the financial condition or results of the operations of E.piphany.

In December 1998, the AICPA issued Statement of Position ("SOP") 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 by extending the deferral of the application of certain provisions of SOP 97-2 amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. E.piphany does not anticipate that this statement will have a material impact on its statement of operations.

 3. LONG-TERM DEBT

Subsequent to year end, E.piphany entered into several new borrowing arrangements. The following table represents all arrangements in place through June 19, 1999 and the applicable amounts outstanding under arrangements in place as of December 31 (in thousands):

                                                              DECEMBER 31,
                                                              -------------
                                                              1997    1998
                                                              ----    -----
Subordinated convertible debt facility for $10.0 million.
  Expires in February 2000. Borrowings bear interest at 10%
  and are payable in equal monthly installments of interest
  only through June 2001 and equal installments of principal
  and interest from June 2001 to December 2002..............  $ --    $  --
Non-revolving equipment line of credit with a bank for $3.0
million. Expires in March 2000 with all payments due March
2003. Borrowings bear interest at the bank's prime rate plus
0.5% (8.25% at December 31, 1998)...........................    --       --
Non-revolving equipment line of credit with a bank for $1.25 million. Borrowings bear interest at the bank's prime rate plus 0.5% (8.25% at December 31, 1998) and are payable in
  monthly installments through October 2001.................    --      500
Revolving line of credit with a bank for $1.0 million.
  Expires in December 1999. Borrowings bear interest at the
  bank's prime rate (7.75% at December 31, 1998)............    --       --
Equipment lease line for $2.0 million. Expires in May 2000.
  Borrowings bear interest at 8.5% for the first six months
  of the lease..............................................    --       --
                                                              ----    -----
  Total borrowings outstanding..............................    --      500
  Less: current portion.....................................    --     (167)
                                                              ----    -----
          Total long-term debt..............................  $ --    $ 333
                                                              ====    =====

                                E.PIPHANY, INC.

All of the debt arrangements above are collateralized by substantially all of E.piphany's assets. E.piphany must comply with certain covenants under some of these arrangements including minimum deposits, liquidity ratios, and quarterly profitability requirements.

The subordinated convertible debt facility lender has the option to convert forty-five percent of the outstanding borrowings under the facility to shares of E.piphany's Series C' preferred stock at a price of $6.40 per share. The conversion warrant is exerciseable irrespective of whether borrowings are outstanding under the arrangement and terminates within forty-five days of notice to the lender of an initial public offering of E.piphany's stock. The fair value of the warrant at the date of issuance was determined to be $391,000 and was estimated using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.6%; expected life of 0.25 years; and expected volatility of 85%. This amount will be recognized as additional interest expense over the term of this arrangement with the lender.

In June 1999, E.piphany borrowed $5,000,000 on the subordinated convertible debt facility.

 4. COMMITMENTS

E.piphany leases its facilities under operating lease agreements. The facility leases expire at various dates in 1999. As of December 31, 1998, future minimum payments required under E.piphany's operating leases in 1999 were $464,000.

In April 1999, E.piphany entered into an operating lease agreement for a new office facility. The term of the lease is four years and expires in October 2003. Future minimum lease payments under the lease are as follows (in thousands):

          YEAR ENDED DECEMBER 31,
          -----------------------
1999........................................  $  416
2000........................................   1,259
2001........................................   1,297
2002........................................   1,336
2003........................................   1,135
                                              ------
                                              $5,443
                                              ======

Total rent expense for the years ended December 31, 1997 and 1998 was approximately $127,000 and $610,000, respectively.

 5. PREFERRED STOCK

CONVERTIBLE PREFERRED STOCK

The rights, preferences, and privileges of the holders of preferred stock are as follows:

- Dividends are noncumulative and payable only upon declaration by E.piphany's board of directors at a rate of $0.12, $0.24, $0.34 and $0.34 per share per annum for Series A, B, C and C' preferred stock, respectively.

- The holders of Series A, B, C and C' preferred stock have voting rights equal to an equivalent number of shares of common stock into which it is convertible.

- Each share of Series A, B, C and C' preferred stock is convertible at any time into one share of common stock at the option of the holder, subject to adjustment to protect against dilution.

                                E.PIPHANY, INC.

  E.piphany can be required to convert the preferred stock into common stock at the consent of not less than two-thirds of the outstanding Series A, B, C and C' preferred stockholders, voting together as a single class. Each share of preferred stock automatically converts upon the closing of the sale of E.piphany's common stock in a public offering in which the gross proceeds exceed $10,000,000 and the offering price equals or exceeds $10.00 per share or whenever less than 1,250,000 shares of preferred stock remain outstanding.

- In the event of liquidation, dissolution or winding up of E.piphany, the holders of Series A, B, C, and C' preferred stock are entitled to receive $1.13, $2.50, $3.38 and $3.38 per share, respectively, as well as any declared but unpaid dividends on each share, prior to any distribution to the holders of common stock. Any remaining distributable assets of E.piphany would be distributed among the holders of Series A, B, C and C' preferred stock and common stock on a pro-rata basis, up to a total distribution of $3.40, $7.50, $10.14 and $10.14 per Series A, B, C and C' preferred stock share, respectively, after which any remaining assets are distributed solely to the holders of common stock.

In September 1998, 6,020 shares of Series C preferred stock were granted to an outside firm for services rendered to E.piphany. The fair value of the Series C preferred stock of $20,347 has been reflected in operating expenses in 1998.

WARRANTS

In May 1997, E.piphany issued a warrant to purchase 22,124 shares of Series A preferred stock at $1.13 per share in connection with obtaining a line of credit. The warrant is exercisable through May 2002. The fair value of the warrant at the date of issuance was estimated using the Black-Scholes model with the following assumptions: risk-free interest rate of 6.4%; expected life of 4 years; and expected volatility of 85%. The value was determined to be immaterial.

In January 1998, E.piphany issued a warrant to purchase shares of Series B preferred stock at $2.50 per share in connection with obtaining a line of credit with a bank. The number of shares is calculated based on $97,500 plus a percentage of borrowings under the revolving line of credit divided by the share price. At December 31, 1998, this warrant allowed for the purchase of 75,000 shares. The warrant is exercisable through the earlier of January 9, 2003, or three years after the initial public offering of E.piphany. The fair value of the warrant at the date of issuance was estimated using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.6%; expected life of 3 years; and expected volatility of 85%. The value was determined to be immaterial.

 6. COMMON STOCK

During January and February 1997, E.piphany issued 5,600,000 shares of common stock, under restricted stock purchase agreements, for $0.0005 per share in exchange for cash. Pursuant to the restricted stock purchase agreements, E.piphany has the right to repurchase the common stock at the original purchase price. The repurchase right expires over a 48-month period. In July 1998, E.piphany's chief executive officer purchased 1,600,000 shares of common stock under a restricted stock purchase agreement in exchange for a promissory note (see Note 8). Pursuant to the stock purchase agreement, E.piphany has the right to repurchase the common stock at the original purchase price. The repurchase right expires over a 48-month period. All exercised but unvested stock options are also subject to repurchase by E.piphany at the original purchase price. As of December 31, 1998, 5,798,019 shares of common stock were subject to repurchase under these agreements.

                                E.PIPHANY, INC.

In December 1997, 11,250 shares of common stock valued at $1,350 were granted to an outside consultant for services rendered to E.piphany. In July 1998, 60,000 shares of common stock valued at $36,000 were granted to a marketing firm for services rendered to E.piphany. The fair value of these shares is reflected in operating expenses in the respective years.

As of December 31, 1998, E.piphany had reserved the following shares of authorized but unissued common stock:

Conversion of Series A preferred stock......................   3,227,878
Conversion of Series B preferred stock......................   3,228,823
Conversion of Series C preferred stock......................   4,165,791
Conversion of preferred stock upon the exercise of stock
  warrants..................................................      97,124
Stock options outstanding and remaining to be granted under
  1997 stock option plan....................................   4,080,813
                                                              ----------
          Total shares reserved.............................  14,800,429
                                                              ==========

In January 1998, E.piphany sold 250,000 shares of common stock to a Series B preferred stock holder for $0.25 per share for cash.

STOCK-BASED COMPENSATION

In connection with the grant of certain stock options to employees during the year ended December 31, 1998, the Company recorded deferred compensation of approximately $3.2 million, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price or stock sale price at the date of the option grant or stock sale. Such amount is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable options in a manner consistent with Financial Accounting Standards Board Interpretation No. 28. Approximately $0.7 million was expensed during the year ended December 31, 1998. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

During the years ended December 31, 1997 and 1998, E.piphany recorded stock-based compensation of $1,000 and $58,000, related to equity instruments issued to non-employees. Stock-based compensation related to stock options to purchase common stock which are issued to non-employees is determined based upon the fair value at the date of issuance in accordance with the provisions of SFAS No. 123.

STOCK OPTIONS

In 1997, E.piphany adopted the 1997 Stock Plan (the "Plan") under which incentive stock options and nonstatutory stock options may be granted to employees and consultants of E.piphany. The exercise price for incentive stock options is at least 100% of the fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is at least 110% of the fair market value on the date of grant for employees owning more than 10% of voting power of all classes of stock and at least 85% for employees owning less than 10% of the voting power of all classes of stock. Options generally expire in 10 years. Options are immediately exercisable, but shares so purchased vest over periods determined by the board of directors, generally four years. Upon

                                E.PIPHANY, INC.

termination of employment, unvested shares may be repurchased by E.piphany for the original purchase price.

As of December 31, 1998, an aggregate of 2,419,577 shares were available for future option grants under the Plan.

E.piphany accounts for the Plan under APB 25 whereby the difference between the exercise price and the fair value at the date of grant is recognized as compensation expense. Had compensation expense for stock option plans been determined consistent with SFAS No. 123, net losses would have increased to the following pro forma amounts (in thousands, except per share data):

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Net loss as reported........................................  $(3,149)   $(10,330)
Net loss pro forma..........................................   (3,163)    (10,457)

Net loss per share as reported..............................  $ (2.90)   $  (7.19)
Net loss per share pro forma................................    (2.91)      (7.28)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 1997 and 1998:

                                                                1997         1998
                                                              ---------    ---------
Risk-free interest rate.....................................  5.8 - 6.9%   4.3 - 5.7%
Expected life of the option.................................  4.5 years    4.5 years
Dividend yield..............................................     0%           0%
Volatility..................................................     0%           85%

The following table summarizes the stock option plan activity under the Plan (in thousands, except per share data):

                                                   YEAR ENDED            YEAR ENDED
                                               DECEMBER 31, 1997      DECEMBER 31, 1998
                                               ------------------    -------------------
                                                         WEIGHTED               WEIGHTED
                                                         AVERAGE                AVERAGE
                                                         EXERCISE               EXERCISE
                                               SHARES     PRICE      SHARES      PRICE
                                               ------    --------    -------    --------
Outstanding at beginning of period...........      --     $0.00        1,210     $0.12
Granted......................................   1,218     $0.12        2,560     $0.56
  Exercised..................................      (8)    $0.12       (1,540)    $0.31
  Canceled...................................      --     $0.00         (569)    $0.25
                                               ------                -------
Outstanding at end of period.................   1,210     $0.12        1,661     $0.57
                                               ======                =======
Vested and exercisable at end of period......      60     $0.15          156     $0.13
                                               ======                =======
Weighted average fair value per share........  $ 0.08                $  0.28
                                               ======                =======

                                E.PIPHANY, INC.

                                                            OPTIONS VESTED
                             OPTIONS OUTSTANDING           AND EXERCISABLE
                       -------------------------------    ------------------
                                 WEIGHTED     WEIGHTED              WEIGHTED
  DECEMBER 31, 1998               AVERAGE     AVERAGE               AVERAGE
      RANGE OF                   REMAINING    EXERCISE              EXERCISE
   EXERCISE PRICES     NUMBER      YEARS       PRICE      NUMBER     PRICE
  -----------------    ------    ---------    --------    ------    --------
        $0.12            380       8.68        $0.12        151      $0.12
  $0.30 - $0.40....      342       9.30        $0.37          5      $0.35
  $0.60 - $1.00....      939       9.71        $0.83         --         --
                       -----                              -----
                       1,661       9.39        $0.57        156      $0.13
                       =====                              =====

During the years ended December 31, 1997 and 1998, E.piphany issued 11,250 and 60,000 shares, respectively, under the plan for services rendered. The fair value of these shares is reflected in operating expenses in the respective years.

 7. INCOME TAXES

E.piphany accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." A valuation allowance has been recorded for the total deferred tax assets of E.piphany as a result of uncertainties regarding the realization of the assets based on the limited operating history of E.piphany, the lack of profitability to date, and the uncertainty of future profitability. The components of net deferred tax assets are as follows (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1998
                                                           -------    -------
Net operating loss carryforwards.........................  $ 1,238    $ 4,889
Research and development credits.........................       76        333
                                                           -------    -------
Total deferred tax assets................................    1,314      5,222
Valuation allowance......................................   (1,314)    (5,222)
                                                           -------    -------
Net deferred tax assets..................................  $    --    $    --
                                                           =======    =======

As of December 31, 1998, E.piphany had net operating loss carryforwards of approximately $11.7 million for federal and state tax purposes. The federal net operating loss and other credit carryforwards expire on various dates beginning on 2012 through 2018. The state net operating loss carryforwards will expire in 2004.

Under current tax law, net operating loss and credit carryforwards available to offset future income in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interests.

The provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income rate of 34% to income (loss) before taxes as follows:

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1998
                                                              -----    -----
Federal statutory rate......................................  (34.0)%  (34.0)%
State taxes, net of federal benefit.........................   (5.8)    (5.8)
Change in valuation allowance...............................   39.8     39.8
                                                              -----    -----
                                                                  0%       0%
                                                              =====    =====

                                E.PIPHANY, INC.

 8. RELATED PARTY TRANSACTIONS

In 1998, E.piphany loaned its chief executive officer $175,000 for relocation expenses. In accordance with the loan agreement, the entire amount of the loan was forgiven on March 31, 1999. The loan was charged to compensation expense and is included in general and administrative expense in the accompanying statement of operations for the year ended December 31, 1998. The chief executive officer was also offered a loan of $250,000 per year for two years, drawable monthly. This loan bears interest at 5.6% per annum compounded monthly and is repayable by the officer's first stock sales. As of December 8, 1998, $279,000 was outstanding on this loan. As the repayment of this amount was contingent on future stock sales, this amount has been expensed as paid. Advances under the loan were charged to compensation expense in the period in which the amounts were loaned to the officer and $104,000 is included in general and administrative expense in the accompanying statements of operations for the year ended December 31, 1998. This chief executive officer was also given a loan to purchase 1,600,000 shares of common stock at $0.40 per share. This loan is due on July 1, 2008 and accrues interest at 5.88% per annum.

 9. 401(k) PLAN

In January 1999, the Company adopted a 401(k) plan (the "401(k)"). Participation in the 401(k) is available to all employees. Employees are eligible to participate in the 401(k) at any time beginning with their first day of employment. Each participant may elect to contribute an amount up to 15% of his or her annual base salary plus commission and bonus, but not to exceed the statutory limit as prescribed by the Internal Revenue Code. The Company may make discretionary contributions to the 401(k). To date, no contributions have been made by the Company.

10. EVENTS SUBSEQUENT TO DATE OF INDEPENDENT PUBLIC ACCOUNTANTS' REPORT (UNAUDITED)

SERIES D PREFERRED STOCK

In June 1999, E.piphany issued 937,500 shares of Series D preferred stock at $6.40 per shares for total proceeds of $6,000,000. The rights, preferences and privileges of the holders of Series D preferred stock are similar to those of the holders of the Series A, B, C and C' preferred stock (see Note 5).

WARRANTS

In June 1999, E.piphany issued a warrant to purchase 31,250 shares of Series C preferred stock at $3.38 per share in connection with obtaining an equipment lease line. The warrant is exercisable immediately and expires in June 2009. The fair value of the warrant at the date of issuance was determined to be $141,000 and was estimated using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.2%; expected life of 3 years; and expected volatility of 85%. This amount will be recognized as additional interest expense over the term of this arrangement with the lender.

1999 STOCK PLAN

On June 30, 1999, the board of directors approved the adoption of E.piphany's 1999 Stock Plan (the "1999 Plan"). A total of 3,500,000 shares of common stock have been reserved for issuance related to stock options under the 1999 Plan.

                                E.PIPHANY, INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

On June 30, 1999, the board of directors approved the adoption of E.piphany's 1999 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 2,000,000 shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase shares of common stock through payroll deductions at 85% of the fair market value of the common stock, as defined in the Purchase Plan.

INITIAL PUBLIC OFFERING

On June 30, 1999 the board of directors authorized E.piphany to undertake an initial public offering ("IPO") of E.piphany's common stock. In addition, the board approved an amendment to the Certificate of Incorporation to be effective upon the closing of the IPO to authorize 100,000,000 shares of common stock and 5,000,000 shares of undesignated Preferred Stock.

STOCK SPLIT

On June 30, 1999, E.piphany's board of directors approved a 1 for 2 reverse stock split of E.piphany's outstanding common and preferred shares which became effective immediately prior to E.piphany's initial public offering. All share and per share information included in these financial statements have been retroactively adjusted to reflect this reverse stock split.

                                E.PIPHANY, INC.

                            CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 89,701
  Accounts receivable, net..................................       3,193
  Prepaid expenses and other assets.........................       2,155
                                                                --------
          Total current assets..............................      95,049
  Property and equipment, net...............................       2,442
  Other assets..............................................         485
                                                                --------
          Total assets......................................    $ 97,976
                                                                ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligation...............    $     88
  Current portion of notes payable..........................         629
  Trade accounts payable....................................       1,587
  Accrued liabilities.......................................       4,442
  Deferred revenue..........................................       2,538
                                                                --------
          Total current liabilities.........................       9,284
  Capital lease obligations, net of current portion.........          93
  Notes payable, net of current portion.....................       7,737
                                                                --------
          Total liabilities.................................      17,114
                                                                --------
Commitments
Stockholders' equity:
  Convertible preferred stock...............................          --
  Common stock..............................................           5
  Additional paid-in capital................................     113,783
  Warrants to purchase preferred stock......................         532
  Note receivable...........................................        (640)
  Deferred compensation.....................................      (3,202)
  Accumulated deficit.......................................     (29,616)
                                                                --------
          Total stockholders' equity........................      80,862
                                                                --------
          Total liabilities and stockholders' equity........    $ 97,976
                                                                ========

     The accompanying notes are an integral part of the condensed financial statements.

                                E.PIPHANY, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
Revenues:
Product license.............................................  $ 1,270    $  5,633
  Services..................................................      705       4,835
                                                              -------    --------
          Total revenues....................................    1,975      10,468
                                                              -------    --------
Cost of revenues:
  Product license...........................................        3          83
  Services..................................................      847       5,445
                                                              -------    --------
          Total cost of revenues............................      850       5,528
                                                              -------    --------
          Gross profit......................................    1,125       4,940
                                                              -------    --------
Operating expenses:
  Research and development..................................    2,617       4,722
  Sales and marketing.......................................    4,078      11,576
  General and administrative................................      987       2,546
  Stock-based compensation..................................      395       2,314
                                                              -------    --------
          Total operating expenses..........................    8,077      21,158
                                                              -------    --------
          Loss from operations..............................   (6,952)    (16,218)
Other income (expense), net.................................      153          83
                                                              -------    --------
          Net loss..........................................  $(6,799)   $(16,135)
                                                              =======    ========
Basic and diluted net loss per share........................  $ (3.62)   $  (2.90)
                                                              =======    ========
Shares used in computing basic and diluted net loss per
  share.....................................................    1,877       5,563
                                                              =======    ========
Pro forma basic and diluted net loss per share..............  $ (0.82)   $  (1.00)
                                                              =======    ========
Shares used in computing pro forma basic and diluted net
  loss per share............................................    8,248      16,197
                                                              =======    ========

     The accompanying notes are an integral part of the condensed financial statements.

                                E.PIPHANY, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
                                                                  (UNAUDITED)
Cash flows from operating activities:
Net loss....................................................  $(6,799)   $(16,135)
  Adjustments to reconcile net loss to net cash used for
     operating activities:
     Depreciation and amortization..........................      166         549
     Allowance for doubtful accounts........................       --          50
     Noncash compensation expense...........................      395       2,314
     Noncash interest expense...............................       --          47
     Changes in operating assets and liabilities:
       Accounts receivable..................................     (480)     (2,000)
       Prepaid expenses and other assets....................     (359)     (1,763)
       Trade accounts payable...............................      365         572
       Accrued liabilities..................................      457       3,414
       Deferred revenue.....................................      172       2,157
                                                              -------    --------
          Net cash used in operating activities.............   (6,083)    (10,795)
                                                              -------    --------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (819)     (1,594)
                                                              -------    --------
          Net cash used in investing activities.............     (819)     (1,594)
                                                              -------    --------
Cash flows from financing activities:
  Borrowings................................................      500       8,000
  Repayments on line of credit..............................       --        (135)
  Principal payments on capital lease obligations...........       --         (44)
  Proceeds from initial public offering of common stock,
     net....................................................       --      69,866
  Proceeds from exercise of warrant.........................       --       2,250
  Proceeds from sale of convertible preferred stock, net....   19,043       5,970
  Proceeds from sale of common stock........................      451       2,588
                                                              -------    --------
          Net cash provided by financing activities.........   19,994      88,495
                                                              -------    --------
Net increase in cash and cash equivalents...................   13,092      76,106
Cash and cash equivalents at beginning of period............      369      13,595
                                                              -------    --------
Cash and cash equivalents at end of period..................  $13,461    $ 89,701
                                                              =======    ========

     The accompanying notes are an integral part of the condensed financial statements.

                                E.PIPHANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

The financial statements included herein reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to fairly state the Company's financial position, results of operations and cash flows for the periods presented. These financial statements and notes included herein should be read in conjunction with the Company's audited financial statements and notes for the year ended December 31, 1998, included elsewhere in this proxy statement/prospectus.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

E.piphany generates several types of revenue including the following:

License Fees. E.piphany's standard end user license agreement for E.piphany's products provides for an initial fee to use the product in perpetuity up to a maximum number of users. E.piphany also enters into other license agreement types, which allow for the use of E.piphany's products, usually restricted by the number of employees, the number of users, or the license term. Fees from licenses are recognized as revenue upon contract execution, provided all shipment obligations have been met, fees are fixed or determinable, and collection is probable. Fees from license agreements which include the right to receive unspecified future products are recognized over the term of the arrangement or, if not specified, the estimated economic life of the product.

When licenses are sold together with consulting and implementation services, license fees are recognized upon shipment, provided that (1) the above criteria have been met, (2) payment of the license fees is not dependent upon the performance of the consulting services, and (3) the services do not include significant alterations to the features and functionality of the software. To date, services have been essential to the functionality of the software products for substantially all license agreements entered into which included implementation services. For these arrangements and other arrangements which don't meet the above criteria, both the product license revenues and services revenue is recognized in accordance with the provisions of Statement of Position ("SOP") 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." When reliable estimates are available for the costs and efforts necessary to complete the implementation services, the Company accounts for the arrangements under the percentage completion contract method pursuant to SOP 81-1. When such estimates are not available, the completed contract method is utilized. License revenue recognized pursuant to SOP 81-1 comprised 85% and 76% of total product revenue for the nine months ended September 30, 1998, and September 30, 1999, respectively. E.piphany provides for sales returns based on historical rates of return which, to date, have not been material.

                                E.PIPHANY, INC.

                                  (UNAUDITED)

Maintenance Agreements. Maintenance agreements generally call for E.piphany to provide technical support and software updates to customers. Revenue on technical support and software update rights is recognized ratably over the term of the maintenance agreement and is included in services revenue in the accompanying statements of operations.

Consulting, Implementation and Training Services. E.piphany provides consulting, implementation and training services to its customers. Revenue from such services, when not sold in conjunction with product licenses, is generally recognized as the services are performed.

As of September 30, 1999, $36,000 of accounts receivable was unbilled due to services performed in advance of billings.

STOCK-BASED COMPENSATION

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," in October 1995. This accounting standard permits the use of either a fair value based method of accounting or the method defined in Accounting Principles Board Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employees" to account for stock-based compensation arrangements. Companies that elect to employ the method proscribed by APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method. E.piphany has elected to continue to account for its stock-based compensation arrangements under the provisions of APB 25.

COMPREHENSIVE INCOME (LOSS)

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which E.piphany adopted beginning on January 1, 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with shareholders ("comprehensive income"). Comprehensive income is the total of net income and all other non-owner changes in equity. For the nine months ended September 30, 1998, and the nine months ended September 30, 1999, E.piphany's comprehensive income (loss) was equal to net loss.

3. COMPUTATION OF BASIC AND DILUTED NET LOSS PER SHARE AND PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

Basic and diluted net loss per common share are presented in conformity with SFAS No. 128, "Earnings Per Share," for all periods presented. In accordance with SFAS No. 128, basic net loss per common share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. Basic and diluted pro forma net loss per common share, as presented in the statements of operations, has been computed as described above and also gives effect to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

                                E.PIPHANY, INC.

                                  (UNAUDITED)

The following table presents the calculation of basic and pro forma basic net loss per share (in thousands, except per share amounts):

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1998       1999
                                                              -------   --------
Net loss....................................................  $(6,799)  $(16,135)
  Basic and diluted:
  Weighted average shares of common stock outstanding.......    6,691      9,913
Less: Weighted average shares subject to repurchase.........   (4,814)    (4,350)
                                                              -------   --------
Weighted average shares used in computing basic and diluted
  net loss per common share.................................    1,877      5,563
                                                              =======   ========
  Basic and diluted net loss per common share...............  $ (3.62)  $  (2.90)
                                                              =======   ========
  Net loss..................................................  $(6,799)  $(16,135)
                                                              =======   ========
  Shares used above.........................................    1,877      5,563
  Pro forma adjustment to reflect weighted effect of assumed
     conversion of convertible preferred stock..............    6,371     10,634
                                                              -------   --------
  Shares used in computing pro forma basic and diluted net
     loss per common share..................................    8,248     16,197
                                                              =======   ========
  Pro forma basic and diluted net loss per common share.....  $ (0.82)  $  (1.00)
                                                              =======   ========

E.piphany has excluded all convertible preferred stock, warrants for convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share were approximately 12,818,000 and 18,504,000 for the nine months ended September 30, 1998 and September 30, 1999, respectively.

4. INITIAL PUBLIC OFFERING

On September 22, 1999 the Company completed an initial public offering in which it sold 4,772,500 shares of common stock, including 622,500 shares in connection with the exercise of the underwriters' over-allotment option, at $16 per share. The Company received $71.0 million in cash, net of underwriting discounts and commissions. As of the closing date of the offering, all of the preferred stock outstanding was converted into an aggregate of 11,911,555 shares of common stock.

5. STOCK SPLIT

On June 30, 1999, E.piphany's board of directors approved a 1 for 2 reverse stock split of E.piphany's outstanding common and preferred shares which became effective immediately prior to E.piphany's initial public offering on September 22, 1999. All share and per share information included in these condensed financial statements have been retroactively adjusted to reflect this reverse stock split.

                                E.PIPHANY, INC.

                                  (UNAUDITED)

6. RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to record derivative financial instruments on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS No. 137, "Accounting For Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (or January 1, 2001 for E.piphany). This Statement will not have a material impact on the financial condition or results of the operations of E.piphany.

In December 1998, the AICPA issued Statement of Position ("SOP") 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 by extending the deferral of the application of certain provisions of SOP 97-2 which were amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. E.piphany does not anticipate that this statement will have a material impact on its statement of operations.

7. SUBSEQUENT EVENT

On November 15, 1999, E.piphany entered into a definitive agreement (the "Merger Agreement") with RightPoint Software, Inc. ("RightPoint"). Under the terms of the Merger Agreement, stockholders of RightPoint will exchange approximately
0.1185 shares of E.piphany common stock for each share of RightPoint common stock they own at the time the Merger is consummated. In addition, options and warrants to acquire RightPoint common stock will be converted as a result of the Merger into equivalent options and warrants for E.piphany common stock, based upon the exchange ratio. The Merger is expected to be completed in January 2000, subject to approval of the Merger Agreement and the Merger by the stockholders of RightPoint as well as the satisfaction or waiver of customary closing conditions. The transactions involving RightPoint and E.piphany and the various agreements entered into in connection therewith are described more fully elsewhere in this proxy statement/prospectus. E.piphany expects to incur costs directly related to completing the Merger of $7.8 million.

                           RIGHTPOINT SOFTWARE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors'.............................  F-28
Consolidated Balance Sheets.................................  F-29
Consolidated Statements of Operations and Comprehensive
  Loss......................................................  F-30
Consolidated Statements of Stockholders' Equity.............  F-31
Consolidated Statements of Cash Flows.......................  F-32
Notes to Consolidated Financial Statements..................  F-33

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
RightPoint Software, Inc.:

We have audited the accompanying consolidated balance sheets of RightPoint Software, Inc. and subsidiary (the Company) as of June 30, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RightPoint Software, Inc. and subsidiary as of June 30, 1998 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG LLP SIGNATURE
Mountain View, California
September 10, 1999

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   JUNE 30,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,002   $  4,307     $  4,229
  Short-term investments....................................        --      3,769        1,454
  Accounts receivable, net of allowance of $0, $15 and $15
     at June 30, 1998, 1999 and September 30, 1999,
     respectively...........................................       145        728        1,119
  Prepaid expenses and other current assets.................       163        153          236
                                                              --------   --------     --------
          Total current assets..............................     1,310      8,957        7,038
Property and equipment, net.................................       395        265          643
Other assets................................................        39          1            1
                                                              --------   --------     --------
                                                              $  1,744   $  9,223     $  7,682
                                                              ========   ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................  $    140   $     --     $     --
  Accounts payable..........................................       395        464          830
  Accrued liabilities.......................................       201        406          372
  Deferred revenue..........................................        66        249          364
  Repayable grant...........................................       330        236          130
  Current portion of capital lease obligation...............       229        244          243
                                                              --------   --------     --------
          Total current liabilities.........................     1,361      1,599        1,939
Capital lease obligation, less current portion..............       318         94           38
Commitments
Stockholders' equity:
  Convertible preferred stock, $0.01 par value; shares
     authorized, issued, and outstanding:
       Series A, 2,047 shares with liquidation preference of
        $1,822 as of June 30, 1998 and 1999 and September
        30, 1999,...........................................        20         20           20
       Series B, 1,482 shares with liquidation preference of
        $3,365 as of June 30, 1998 and 1999 and September
        30, 1999............................................        15         15           15
       Series C, 1,673 shares with liquidation preference of
        $7,412 as of June 30, 1998 and 1999 and September
        30, 1999............................................        17         17           17
       Series D, 2,174 shares with liquidation preference of
        $5,000 as of June 30, 1998 and 1999 and September
        30, 1999............................................        22         22           22
       Series E, 8,100 shares with liquidation preference of
        $-0- as of June 30, 1998 and $11,178 as of June 30
        and September 30, 1999, respectively................        --         81           81
  Common stock, $0.01 par value; 25,000, 25,000 and 30,000
     shares authorized; 957, 1,108 and 1,157 shares issued
     and outstanding at June 30, 1998 and 1999 and September
     30, 1999, respectively.................................        10         11           12
  Additional paid-in capital................................    17,537     28,708       32,408
  Notes receivable from stockholders........................       (36)        --           --
  Deferred compensation.....................................        --         --       (3,153)
  Accumulated other comprehensive income....................       103         89           81
  Accumulated deficit.......................................   (17,623)   (21,433)     (23,798)
                                                              --------   --------     --------
          Total stockholders' equity........................        65      7,530        5,705
                                                              --------   --------     --------
                                                              $  1,744   $  9,223     $  7,682
                                                              ========   ========     ========

See accompanying notes to consolidated financial statements.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                    (IN THOUSANDS, EXCEPT IN PER SHARE DATA)

                                                                                      THREE MONTHS ENDED
                                                              YEAR ENDED JUNE 30,       SEPTEMBER 30,
                                                              --------------------    ------------------
                                                                1998        1999       1998       1999
                                                              --------    --------    -------    -------
                                                                                         (UNAUDITED)
Revenues:
License.....................................................  $   428     $ 2,819     $   456    $   933
  Service...................................................      378         728          60        356
                                                              -------     -------     -------    -------
    Total revenues..........................................      806       3,547         516      1,289
Cost of revenues:
  License...................................................       46          10          --          3
  Service...................................................       90         208           9        456
                                                              -------     -------     -------    -------
    Total cost of revenues..................................      136         218           9        459
                                                              -------     -------     -------    -------
    Gross margin............................................      670       3,329         507        830
Operating expenses:
  Research and development..................................    2,474       2,616         592        808
  Selling and marketing.....................................    3,007       3,301         547      1,489
  General and administrative................................    1,221       1,323         272        432
  Stock-based compensation..................................       --          --          --        500
                                                              -------     -------     -------    -------
    Total operating expenses................................    6,702       7,240       1,411      3,229
                                                              -------     -------     -------    -------
    Loss from operations....................................   (6,032)     (3,911)       (904)    (2,399)
Interest income.............................................      187         188          22         22
Interest expense............................................     (123)       (197)        (52)       (52)
Other income and expenses, net..............................      (60)        110          --         64
                                                              -------     -------     -------    -------
    Net loss................................................   (6,028)     (3,810)       (934)    (2,365)
Other comprehensive income (loss):
  Currency translation adjustment...........................       49         (14)        (79)        (8)
                                                              -------     -------     -------    -------
    Net comprehensive loss..................................  $(5,979)    $(3,823)    $(1,013)   $(2,373)
                                                              =======     =======     =======    =======
Basic and diluted net loss per share........................  $(10.48)    $ (3.83)    $ (1.79)   $ (2.12)
                                                              =======     =======     =======    =======
Weighted average shares used in computing basic and diluted
  net loss per share........................................      575         995         522      1,118
                                                              =======     =======     =======    =======
Pro forma basic and diluted net loss per share..............              $ (0.24)    $ (0.08)   $ (0.12)
                                                                          =======     =======    =======
Weighted average shares used in computing pro forma basic
  and diluted net loss per share............................               15,788      11,853     20,549
                                                                          =======     =======    =======

See accompanying notes to consolidated financial statements.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  YEARS ENDED JUNE 30, 1998 AND 1999, AND THE THREE MONTHS ENDED SEPTEMBER 30,
                                      1999
                                 (IN THOUSANDS)
  (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

                                       CONVERTIBLE                                       NOTES                       ACCUMULATED
                                     PREFERRED STOCK    COMMON STOCK     ADDITIONAL    RECEIVABLE                       OTHER
                                     ---------------   ---------------    PAID-IN         FROM         DEFERRED     COMPREHENSIVE
                                     SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION      INCOME
                                     ------   ------   ------   ------   ----------   ------------   ------------   -------------
Balances as of June 30, 1997.......   5,202    $ 52    1,102     $11      $12,601        $(131)             --         $   55
Issuance of Series D preferred
stock, net of issuance costs of
$43................................   2,174      22       --      --        4,935           --              --             --
Issuance of common stock on
  exercise of options..............      --      --       85       1           19           --              --             --
Repurchase of common stock.........      --      --     (441)     (4)         (65)          95              --             --
Issuance of common stock...........      --      --      211       2           47           --              --             --
Currency translation adjustment....      --      --       --      --           --           --              --             48
Net loss...........................      --      --       --      --           --           --              --             --
                                     ------    ----    -----     ---      -------        -----         -------         ------
Balances as of June 30, 1998.......   7,376    $ 74      957     $10      $17,537        $ (36)             --         $  103
Issuance of Series E preferred
  stock for cash and on conversion
  of debt, net of issuance costs of
  $31..............................   8,100      81       --      --       11,119           --              --             --
Issuance of common stock on
  exercise of options..............      --      --      166       1           40           --              --             --
Repurchase of common stock.........      --      --      (21)     --           (3)          --              --             --
Issuance of common stock and
  warrants in exchange for
  services.........................      --      --        6      --           15           --              --             --
Repayment of notes receivable from
  stockholders.....................      --      --       --      --           --           36              --             --
Currency translation adjustment....      --      --       --      --           --           --              --            (14)
Net loss...........................      --      --       --      --           --           --              --             --
                                     ------    ----    -----     ---      -------        -----         -------         ------
Balances as of June 30, 1999.......  15,476    $155    1,108     $11      $28,708        $  --              --         $   89
Issuance of common stock on
  exercise of options
  (unaudited)......................      --      --       34       1            7           --              --             --
Issuance of common stock and
  warrants in exchange for services
  (unaudited)......................      --      --       15      --           40           --              --             --
Deferred stock compensation
  (unaudited)......................      --      --       --      --        3,653           --          (3,653)            --
Amortization of deferred stock
  compensation (unaudited).........      --      --       --      --           --           --             500             --
Currency translation adjustment
  (unaudited)......................      --      --       --      --           --           --              --             (8)
Net loss (unaudited)...............      --      --       --      --           --           --              --             --
                                     ------    ----    -----     ---      -------        -----         -------         ------
Balances as of September 30, 1999
  (unaudited)......................  15,476    $155    1,157     $12      $32,408        $  --          (3,153)        $   81
                                     ======    ====    =====     ===      =======        =====         =======         ======


                                                       TOTAL
                                     ACCUMULATED   STOCKHOLDERS'
                                       DEFICIT        EQUITY
                                     -----------   -------------
Balances as of June 30, 1997.......   $(11,595)       $   993
Issuance of Series D preferred
stock, net of issuance costs of
$43................................         --          4,957
Issuance of common stock on
  exercise of options..............         --             20
Repurchase of common stock.........         --             26
Issuance of common stock...........         --             49
Currency translation adjustment....         --             48
Net loss...........................     (6,028)        (6,028)
                                      --------        -------
Balances as of June 30, 1998.......   $(17,623)       $    65
Issuance of Series E preferred
  stock for cash and on conversion
  of debt, net of issuance costs of
  $31..............................         --         11,200
Issuance of common stock on
  exercise of options..............         --             41
Repurchase of common stock.........         --             (3)
Issuance of common stock and
  warrants in exchange for
  services.........................         --             15
Repayment of notes receivable from
  stockholders.....................         --             36
Currency translation adjustment....         --            (14)
Net loss...........................     (3,810)        (3,810)
                                      --------        -------
Balances as of June 30, 1999.......   $(21,433)       $ 7,530
Issuance of common stock on
  exercise of options
  (unaudited)......................         --              8
Issuance of common stock and
  warrants in exchange for services
  (unaudited)......................         --             40
Deferred stock compensation
  (unaudited)......................         --             --
Amortization of deferred stock
  compensation (unaudited).........         --            500
Currency translation adjustment
  (unaudited)......................         --             (8)
Net loss (unaudited)...............     (2,365)        (2,365)
                                      --------        -------
Balances as of September 30, 1999
  (unaudited)......................   $(23,798)       $ 5,705
                                      ========        =======

See accompanying notes to consolidated financial statements.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED       THREE MONTHS ENDED
                                                                   JUNE 30,           SEPTEMBER 30,
                                                               -----------------   -------------------
                                                                1998      1999       1998       1999
                                                               -------   -------   --------   --------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
Net loss....................................................   $(6,028)  $(3,810)  $  (934)   $(2,365)
  Adjustment to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization.........................       257       232        62          5
      Issuance of common stock and warrants for services....        41        15        --         40
      Stock-based compensation..............................        --        --        --        500
      Provision for returns and doubtful accounts...........        --        15        --         --
      Loss on disposal of property and equipment............        43         6        --         18
      Proceeds from sale of short-term investments..........     1,021        --        --      2,315
      Purchases of short-term investments...................        --    (3,769)       --         --
      Changes in operating assets and liabilities:
         Accounts receivable................................       141      (599)     (369)      (391)
         Prepaid expenses and other assets..................        31        48        44        (83)
         Accounts payable...................................       205        69      (154)       366
         Accrued liabilities................................      (573)      205         3        (34)
         Deferred revenue...................................       (15)      183         6        114
                                                               -------   -------   -------    -------
           Net cash provided by (used in) operating
             activities.....................................    (4,877)   (7,405)   (1,342)       485
                                                               -------   -------   -------    -------
Cash flows from investing activities:
  Purchases of property and equipment.......................        --      (109)      (16)      (417)
  Proceeds from sale of property and equipment..............        --         1        --         17
  Other long-term assets....................................        31        --        --         --
                                                               -------   -------   -------    -------
           Net cash provided by (used in) investing
             activities.....................................        31      (108)      (16)      (400)
                                                               -------   -------   -------    -------
Cash flows from financing activities:
  Repayment of capital lease obligation.....................      (203)     (209)      (55)       (57)
  Repayment of repayable grant..............................      (260)      (94)       26       (106)
  Proceeds from bridge loan.................................       138     1,890     1,890         --
  Repayment of bridge loan..................................       (17)       (2)       --         --
  Repayment of notes receivable from stockholders...........        29        36        --         --
  Net proceeds from issuance of common stock................        24        42         1          8
  Repurchases of common stock...............................        --        (3)       (3)        --
  Net proceeds from issuance of preferred stock.............     4,956     9,172        --         --
                                                               -------   -------   -------    -------
           Net cash provided (used in) by financing
             activities.....................................     4,667    10,832     1,859       (155)
                                                               -------   -------   -------    -------
Effect of foreign currency exchange rates on cash and cash
  equivalents...............................................        31       (14)      (79)        (8)
                                                               -------   -------   -------    -------
Net increase (decrease) in cash and cash equivalents........      (148)    3,305       422        (78)
Cash and cash equivalents at beginning of period............     1,150     1,002     1,002      4,307
                                                               -------   -------   -------    -------
Cash and cash equivalents at end of period..................   $ 1,002   $ 4,307   $ 1,424    $ 4,229
                                                               =======   =======   =======    =======
Supplemental disclosures of cash flow information:
  Cash paid during the period:
    Income taxes............................................   $     3   $     2   $    --    $    --
                                                               =======   =======   =======    =======
    Interest................................................   $   102   $    66   $    12    $    12
                                                               =======   =======   =======    =======
  Noncash financing and investing activities:
    Issuance of preferred stock on conversion of debt.......   $    --   $   138   $    --    $    --
                                                               =======   =======   =======    =======
    Property and equipment recorded under capital lease.....   $    76   $    --   $    --    $    --
                                                               =======   =======   =======    =======
    Repurchase of common stock for promissory notes.........   $    66   $    --   $    --    $    --
                                                               =======   =======   =======    =======

See accompanying notes to consolidated financial statements.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) DESCRIPTION OF THE COMPANY

RightPoint Software, Inc. was originally incorporated under the laws of France in 1991. The Company was reincorporated under the laws of California in October 1995 and reincorporated under the laws of Delaware in July 1997. The Company designs, develops, markets, and supports real-time marketing software for business environments. The Company operates as one business segment.

(b) PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, RightPoint Software France SARL (formerly neurOagent, S.A.). All significant intercompany accounts and transactions have been eliminated.

(c) CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents as of September 30, 1999, June 30, 1999 and 1998 consisted primarily of money market funds, recorded at cost, which approximates fair value.

The Company classifies its investments as trading and records them at fair market value.

(d) SOFTWARE DEVELOPMENT COSTS

Statement of Financial Accounting Standard ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", requires the capitalization of software development costs once technological feasibility has been established. Software development costs are included in research and development and expensed as incurred. To date, no software development costs have been capitalized after technological feasibility was reached, as such costs have not been significant.

(e) PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Equipment recorded under capital lease and leasehold improvements are amortized using the straight-line method over the shorter of the lease-term or estimated useful life of the asset.

(f) REVENUE RECOGNITION

Revenues consist of fees for licenses of the Company's software products, maintenance, support, consulting, and training.

License revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectibility is probable.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

Maintenance and support revenues are recognized ratably over the term of the contract, which is generally 12 months. Revenues from consulting and training are recognized when the services are performed.

(g) FOREIGN CURRENCY

The functional currency of the Company's French subsidiary is the local currency. All foreign assets and liabilities are translated into U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of the subsidiary's financial statements are reported as cumulative translation adjustment as a component of accumulated other comprehensive income in stockholders' equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during any of the periods presented.

(h) USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i) CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company maintains its cash and cash equivalents in commercial checking and money market accounts with high-quality financial institutions.

As of and for the year ended June 30, 1998, two customers comprised 21% and 20%, respectively, of revenue and 0% and 16%, respectively, of accounts receivable. As of and for the year ended June 30, 1999, three customers comprised approximately 41%, 13% and 12%, respectively of revenue and 5%, 52% and 0%, respectively, of accounts receivable. As of and for the three months ended September 30, 1999, four customers comprised 42%, 20%, 14%, and 10%, respectively, of revenue and 58%, 0%, 18%, and 12%, respectively of accounts receivable.

(j) INCOME TAXES

Income taxes are computed using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the current enacted tax rates and laws.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

(k) STOCK-BASED COMPENSATION

The Company accounts for its stock-based compensation using the intrinsic-value method prescribed in the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

The Company provides additional pro forma disclosures as required under SFAS No. 123, Accounting for Stock-Based Compensation.

(l) COMPREHENSIVE INCOME AND LOSS

Comprehensive loss consists of net loss and foreign currency translation adjustments, and is presented in the accompanying consolidated statements of operations and comprehensive loss. Accumulated other comprehensive loss consists entirely of cumulative foreign currency translation adjustments. No tax effects have been recorded.

(m) COMPUTATION OF NET LOSS PER SHARE

Basic net loss per common share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. Basic and diluted pro forma net loss per common share, as presented in the statements of operations, has been computed as described above and also gives effect to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

Calculations of historical and pro forma net loss per share are as follows (in thousands):

                                                                           THREE MONTHS
                                                       YEAR ENDED             ENDED
                                                        JUNE 30,          SEPTEMBER 30,
                                                    -----------------    ----------------
                                                     1998       1999      1998      1999
                                                    -------    ------    ------    ------
                                                                           (UNAUDITED)
HISTORICAL
Net loss..........................................  $(6,028)   (3,810)     (934)   (2,365)
  Basic and diluted:
  Weighted average shares of common stock
     outstanding..................................    1,047     1,023       947     1,142
  Less: Weighted average shares subject to
     repurchase...................................      472        47       425        24
                                                    -------    ------    ------    ------
Weighted average shares used in computing basic
  and diluted net loss per common share...........      575       976       522     1,118
                                                    =======    ======    ======    ======
  Basic and diluted net loss per common share.....  $(10.48)    (3.90)    (1.79)    (2.12)
                                                    =======    ======    ======    ======

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

                                                                           THREE MONTHS
                                                       YEAR ENDED             ENDED
                                                        JUNE 30,          SEPTEMBER 30,
                                                    -----------------    ----------------
                                                     1998       1999      1998      1999
                                                    -------    ------    ------    ------
                                                                           (UNAUDITED)
PRO FORMA
  Net loss........................................  $(6,028)   (3,810)     (934)   (2,365)
                                                    =======    ======    ======    ======
  Shares used above...............................      575       976       522     1,118
  Pro forma adjustment to reflect weighted effect
     of assumed conversion of convertible
     preferred stock..............................             14,793    11,331    19,431
                                                               ------    ------    ------
  Shares used in computing pro forma basic and
     diluted net loss per common share............             15,769    11,853    20,549
                                                               ======    ======    ======
  Pro forma basic and diluted net loss per common
     share........................................              (0.24)    (0.08)    (0.12)
                                                               ======    ======    ======

The Company has excluded all convertible preferred stock, warrants for convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share were approximately 15,098,000, 25,671,000, 26,878,000, and 14,857,000 for the years ended June 30, 1998 and 1999 and the three months ended September 30, 1998 and 1999, respectively.

Pro forma diluted net loss per share gives effect to the conversion of convertible preferred stock. However, outstanding warrants, stock option, and shares subject to repurchase have been excluded from the calculations of pro forma diluted net loss per share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of pro forma diluted net loss per share were approximately 6,239,000, 3,526,000 and 7,447,000 for the year ended June 30, 1999 and the three months ended September 30, 1998 and 1999, respectively.

(n) NEW ACCOUNTING PRONOUNCEMENTS

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. SFAS No. 133, as amended by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133" is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management does not believe the adoption of SFAS No. 133 will have a material effect on the Company's consolidated financial position.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

(2) PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 1998 and 1999 and September 30, 1999, consisted of the following (in thousands):

                                                         JUNE 30,    JUNE 30,    SEPTEMBER 30,
                                                           1998        1999          1999
                                                         --------    --------    -------------
Computer equipment and software........................    $478        $507         $  604
Furniture, fixtures, and office equipment..............     289         312            528
Leasehold improvements.................................      32          32             92
                                                           ----        ----         ------
                                                            799         851          1,224
Less accumulated depreciation and amortization.........     404         586            581
                                                           ----        ----         ------
                                                           $395        $265         $  643
                                                           ====        ====         ======

The cost of assets recorded under capital leases included in property and equipment is approximately $723,000 as of June 30, 1998 and 1999 and September 30, 1999. The accumulated amortization associated with these assets was $363,000, $547,000, and $618,000 for the years ended June 30, 1998 and 1999 and the quarter ended September 30, 1999, respectively. Amortization of assets recorded under capital leases is included in depreciation and amortization expense.

(3) LEASE COMMITMENTS

The Company leases its main U.S. facilities under an operating lease agreement expiring in August 2004 and leases its facilities in France under an operating lease expiring in December 2004. In addition, the Company leases certain equipment under operating and capital lease agreements.

Future minimum lease payments under capital and noncancelable operating leases as of June 30, 1999 are as follows (in thousands):

                        YEARS ENDING                          CAPITAL    OPERATING
                          JUNE 30,                            LEASES      LEASES
                        ------------                          -------    ---------
2000........................................................   $289        $106
2001........................................................     82           7
2002........................................................     20           1
Thereafter..................................................     --          --
                                                               ----        ----
Total minimum lease payments................................    391        $114
                                                                           ====
Less amount representing imputed interest...................    (53)
                                                               ----
Present value of minimum lease payment......................    338
Less current portion........................................   (244)
                                                               ----
Long-term portion of capital lease obligation...............   $ 94
                                                               ====

Rent expense from operating leases was approximately $417,000, $540,000 and $180,000 for the years ended June 30, 1998 and 1999 and the quarter ended September 30, 1999, respectively.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

In July, 1999 the Company signed a five year lease agreement for its main U.S. facilities. Annual rent is approximately $891,000 in the first year with annual incremental increases to $1,042,000 in the fifth year. The lease expires in August 2004.

(4) FINANCING ARRANGEMENTS

REPAYABLE GRANT AGREEMENTS

As of June 30, 1998 and 1999 and September 30, 1999, the Company had $330,000, $236,000 and $130,000 respectively, outstanding in the form of an interest-free repayable grant from a French organization. Under the grant agreement, payment is due in fiscal 2000.

NOTE PAYABLE

As of June 30, 1998, the Company had a balance outstanding of approximately $140,000 under a bridge loan agreement that was signed in conjunction with a convertible debt offering. All outstanding debt was subsequently converted into Series E Preferred Stock in January 1999.

LEASE AGREEMENT

As of September 30, 1999, the Company had a lease line of credit available up to a minimum commitment amount of $400,000 and $100,000 for the financing of equipment and leasehold improvements, respectively. Upon request and formal approval by the Lessor, these lines would be extended for an additional $400,000 and $100,000, respectively. As of September 30, 1999 there was no outstanding balance under this line of credit.

(5) STOCKHOLDERS' EQUITY

(A) CONVERTIBLE PREFERRED STOCK

The rights, preferences, and privileges of the preferred stock are as follows:

- The holders of Series A, B, C, D, and E preferred stock are entitled to receive noncumulative annual dividends at the rate of $0.07, $0.18, $0.35, $0.18, and $0.11 per share, respectively, with certain adjustments for stock splits, stock dividends, recapitalization, and similar events, when and if declared by the Board of Directors, in preference and priority to any payment of dividends to holders of common stock.

  The liquidation preference for the Series A, B, C, D, and E preferred stock is $0.89, $2.27, $4.43, $2.30, and $1.38 per share, respectively, plus all declared but unpaid dividends. If the assets are insufficient to make payments in full to all holders of preferred stock, assets will be distributed ratably among the holders of preferred stock in proportion to the full amounts to which they would have otherwise been entitled. Any remaining assets shall be distributed ratably among the holders of common and preferred stock on an "as if converted" basis until such time that aggregate distributions to holders of Series A, B, C, D, and E preferred stock equals $1.78, $4.54, $8.86, $6.90, and $4.14 per share, respectively. After that time, any remaining assets will be distributed on

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

  a pro rata basis to the holders of common stock and preferred stock, based on the number of shares of common stock held by each, assuming conversion of all preferred stock.

- At June 30, 1999, each share of Series A, B, C, D and E preferred stock is convertible into 1.51, 1.55, 2.00, 1.20, and 1.00 shares of common stock subject to future adjustments for antidilution. Each share of preferred stock will automatically convert into one share of common stock, subject to certain adjustments for antidilution, upon the closing of an underwritten public offering with a per share price reflecting a valuation of the Company of at least $50,000,000, and with gross proceeds of at least $20,000,000 or the role of two-thirds of the holders of the preferred stocks, voting together.

- The holders of preferred stock have voting rights on an "as if converted" basis.

- The holders of preferred stock have certain registration rights and a right of first offer in future rounds of financing under certain conditions.

The Company has reserved 19,431,358 shares of common stock for the conversion of the preferred stock.

(B) STOCK-BASED COMPENSATION

In connection with the grant of stock options and the sale of common stock to certain employees during the three months ended September 30, 1999, the Company recorded deferred compensation of approximately $3,700,000, representing the difference between the fair value of the common stock and the option exercise price or stock sale price at the date of the option grant or stock sale. Such amount is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable options in a manner consistent with Financial Accounting Standards Board Interpretation No. 28. Approximately $500,000 was expensed during the three months ended September 30, 1999.

(C) STOCK OPTION PLANS

The Company adopted stock option plans in October 1995 and July 1996 that provide for the issuance of incentive and nonstatutory options to purchase shares of common stock. As of June 30, 1999, the Company has reserved 1,978,176 and 5,458,612 shares of common stock for issuance under the 1995 and 1996 plans, respectively. Nonstatutory options may be granted to employees and consultants and incentive options to employees. Options have a term no greater than 10 years and generally vest 25% at the end of the first year and at a rate of 1/48 per month thereafter. Options granted under the 1995 and 1996 plans may be exercised prior to being fully vested. However exercised and unvested shares are subject to repurchase by the Company at the exercise price. The Company's repurchase right decreases as shares vest under the original option terms. As of June 30, 1998, 1999, and September 30, 1999 the number of shares outstanding and subject to repurchase were 466,650, 31,169 and 27,487, respectively.

Vesting of certain options accelerates in full upon a change in control of the Company.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

Nonstatutory options are exercisable at a price not less than 85% of fair market value of the stock at the date of grant, as determined by the Company's Board of Directors, unless they are granted to an individual who owns more than 10% of the voting rights of all classes of stock, in which case the exercise price shall be no less than 110% of the fair market value. Incentive stock options are exercisable at a price not less than 100% of fair market value of the stock at the date of grant, as determined by the Company's Board of Directors, except when they are granted to an employee who owns greater than 10% of the voting power of all classes of stock, in which case they are exercisable at a price not less than 110% of fair market value.

The Company has elected to continue using the intrinsic-value-based method to account for all of its stock-based employee compensation plans. Pursuant to SFAS No. 123, the Company is required to disclose the pro forma effects on the net losses of the Company as if the Company had elected to use the fair value approach to account for all of its stock-based employee compensation plans. Had compensation cost for the Company's plans been determined consistent with the fair value approach enumerated in SFAS No. 123, the Company's 1998 and 1999 net losses would have increased to the following pro forma amounts (in thousands, except per share data):

                                                                 YEARS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Net loss as reported........................................  $(6,028)   $(3,810)
Net loss pro forma..........................................   (6,043)    (3,871)

Net loss per share as reported..............................  $(10.48)   $ (3.83)
Net loss per share pro forma................................   (10.51)     (3.89)

For the years ended June 30, 1998 and 1999 and the quarter ended September 30, 1999, the fair value of each option was estimated using the minimum value-based method on the date of grant with the following weighted-average assumptions: no dividend yield; a risk-free interest rate of 7%; and an expected life of five years.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

The following summarizes activity under the plans as of June 30, 1998 and 1999 and September 30, 1999, respectively (in thousands, except per share data):

                                                   YEAR ENDED            YEAR ENDED          THREE MONTHS ENDED
                                                  JUNE 30, 1998         JUNE 30, 1999        SEPTEMBER 30, 1999
                                               -------------------   -------------------   ----------------------
                                                                                                (UNAUDITED)
                                                         WEIGHTED-             WEIGHTED-                WEIGHTED-
                                               NUMBER     AVERAGE    NUMBER     AVERAGE                  AVERAGE
                                                 OF      EXERCISE      OF      EXERCISE      NUMBER     EXERCISE
                                               OPTIONS     PRICE     OPTIONS     PRICE     OF OPTIONS     PRICE
                                               -------   ---------   -------   ---------   ----------   ---------
Outstanding at beginning of period..........      750      $0.27      2,779      $0.23       5,775        $0.23
Granted.....................................    2,513       0.23      3,456       0.23       1,275         0.46
Exercised...................................      (85)      0.23       (166)      0.25         (34)        0.32
Canceled....................................     (399)      0.26       (294)      0.24         (36)        0.23
                                                -----                 -----                  -----
Outstanding at end of period................    2,779       0.23      5,775       0.23       6,980         0.27
                                                =====                 =====                  =====
Vested at period end........................      287                 1,497                  1,647
                                                =====                 =====                  =====
Weighted-average fair value of options
  granted during the period.................                0.16                  0.16                     0.28

The following table summarizes information about stock options outstanding as of June 30, 1999 (in thousands, except per share data):

              OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
------------------------------------------------   --------------------
                         WEIGHTED-
                          AVERAGE      WEIGHTED-             WEIGHTED-
  RANGE OF               REMAINING      AVERAGE               AVERAGE
  EXERCISE              CONTRACTUAL    EXERCISE               EXERCISE
   PRICE      OPTIONS   LIFE (YEARS)     PRICE     OPTIONS     PRICE
------------  -------   ------------   ---------   -------   ----------
 0.15 - 0.29   5,775        9.07          0.23      5,775       0.23
              ======                                =====

(C) WARRANTS

The Company values all warrants issued using an option pricing model with the following assumptions: no dividend yield; risk-free interest rates ranging between 5.5% and 7.0%; contractual lives ranging from five to ten years, and 65% expected volatility. The fair value assigned to warrants is recorded as compensation expense by the Company. The Company has reserved the corresponding number of shares for the exercise of these warrants. The following warrants were issued and outstanding during the periods presented and as of September 30, 1999:

     In July, 1999, the Company issued warrants to purchase 25,000 shares of common stock at a price of $2.80 per share. These warrants are exercisable at any time prior to the expiration date of September 2004. In addition, in conjunction with the signing of the lease agreement for a lease line of credit, the Company issued warrants to the Lessor for the purchase of 16,304 shares of Series E Preferred Stock at a price of $1.38 per share. These warrants are exercisable at any time prior to the expiration date of September 2009, or 5 years from the effective date of the Company's initial public offering, whichever is earlier. An additional 16,304 shares are issuable to

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

     the Lessor at a price of $1.38 per share if the Company requests an increase to the line above the initial commitment amount discussed above under Financing Arrangements.

     As of June 30, 1999 and 1998, the Company has three transferable warrants to purchase 16,439, 16,948, and 18,324 shares of common stock at a price of $1.46, $2.22, and $1.91 per share, respectively, outstanding. These warrants are exercisable at any time prior to the expiration dates of February 2003, October 2003, and December 2005, respectively. As of June 30, 1999, the Company has a warrant outstanding to purchase 48,268 shares of common stock at a price of $1.91 per share. This warrant is exercisable at any time prior to the expiration date of August 2008.

     As of June 30, 1999, the Company has warrants outstanding to purchase a total of 294,296 shares of common stock at a price of $0.23 per share. These warrants are exercisable at any time prior to their expiration date of January 2009.

(6) INCOME TAXES

The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below (in thousands).

                                                                AS OF JUNE 30,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Deferred tax assets:
Accruals and reserves.......................................  $    76    $   168
  Plant and equipment.......................................       24         13
  State income taxes........................................        1          1
  Research credit carryforward..............................      306        480
  Net operating loss carryforwards..........................    5,910      6,935
                                                              -------    -------
Gross deferred tax assets...................................    6,317      7,597
Valuation allowance.........................................   (6,317)    (7,597)
                                                              -------    -------
Total deferred tax assets...................................       --         --
Deferred tax liabilities....................................  $    --    $    --
                                                              =======    =======

The Company has provided a valuation allowance due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets.

As of June 30, 1999, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $17,500,000 and $11,100,000, respectively, available to reduce future income subject to income taxes. The federal carryforward will expire from 2010 to 2019. The California net operating loss carryforwards expire in 2003.

The Company also has credit carryforwards for federal and California income tax return purposes of approximately $269,000 and $211,000, respectively, available to reduce future income subject to income taxes. The federal credit carryforward will expire from 2010 to 2019, while the California credit may be carried forward indefinitely.

                           RIGHTPOINT SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE THREE MONTHS THEN ENDED IS
                                   UNAUDITED)

As of the year ended June 30, 1998 and 1999, the Company had net deferred tax assets of approximately $6,317,000 and $7,597,000 respectively. The net deferred tax assets have been fully offset by valuation allowances. The net valuation allowance increased by $2,614,000 and $1,281,000 during the years ended June 30, 1998 and 1999, respectively.

(7) RELATED PARTY TRANSACTIONS

In June 1994, the Company's French subsidiary entered into an exclusive license agreement with its founder, who is also a director, to use and market certain technology in certain territories in exchange for an annual royalty fee payable in quarterly installments. The Company also has an option to purchase the technology for $700,000 in the event that the licensor fails to perform any significant obligations or during the six months prior to the contract expiration in 2004. This agreement was amended and restated in October 1995 under substantially the same terms and conditions. The amounts paid under this license arrangement for the years ended June 30, 1999 and 1998, was $51,000 per year.

A second license for the technology was entered into on October 23, 1995, between the Company and the same individual owner of this technology. Annual royalties of $800 are payable under the agreement. The agreement licensed the Company to distribute the technology in certain territories. The license expires on July 18, 2004, with the licensee having the option to purchase all interests in the technology for $10,000 provided that the Company's option to purchase the first technology license is exercised.

In January 1999, the Company entered into an agreement with Edify Corporation, who is also a Series E preferred shareholder, to distribute certain RightPoint software products at a discounted price to Edify for a minimum nonrefundable distribution fee payable to the Company in quarterly installments over 12 months. As of June 30, 1999 and September 30, 1999, the Company has recognized $417,000 and $667,000, respectively, of this minimum nonrefundable distribution fee as revenue.

                                                                         ANNEX I

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                                E.PIPHANY, INC.,
                        YOSEMITE ACQUISITION CORPORATION
                                      AND
                           RIGHTPOINT SOFTWARE, INC.
                         DATED AS OF NOVEMBER 15, 1999

                                       -I-

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
ARTICLE I  THE MERGER.............................................    1
1.1   The Merger..................................................    1
1.2   Effective Time..............................................    2
1.3   Effect of the Merger........................................    2
1.4   Certificate of Incorporation; Bylaws........................    2
1.5   Directors and Officers......................................    2
1.6   Effect of Merger on the Capital Stock of the Constituent
      Corporations................................................    2
1.7   Dissenting Shares...........................................    4
1.8   Surrender of Certificates...................................    5
1.9   Legends.....................................................    6
1.10  No Further Ownership Rights in Company Capital Stock........    6
1.11  Lost, Stolen or Destroyed Certificates......................    6
1.12  Taking of Necessary Action; Further Action..................    7
1.13  Tax and Accounting Consequences.............................    7
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........    7
2.1   Organization of the Company.................................    7
2.2   Subsidiaries................................................    7
2.3   Company Capital Structure...................................    7
2.4   Authority...................................................    8
2.5   No Conflict.................................................    9
2.6   Consents....................................................    9
2.7   Company Financial Statements................................    9
2.8   No Undisclosed Liabilities..................................   10
2.9   No Changes..................................................   10
2.10  Tax Matters.................................................   11
2.11  Restrictions on Business Activities.........................   13
2.12  Title of Properties; Absence of Liens and Encumbrances;
      Condition of Equipment......................................   13
2.13  Intellectual Property.......................................   14
2.14  Agreements, Contracts and Commitments.......................   16
2.15  Interested Party Transactions...............................   17
2.16  Governmental Authorization..................................   17
2.17  Litigation..................................................   18
2.18  Accounts Receivable; Inventory..............................   18
2.19  Minute Books................................................   18
2.20  Environmental Matters.......................................   18
2.21  Brokers' and Finders' Fees; Third Party Expenses............   19
2.22  Employee Matters and Benefit Plans..........................   19
2.23  Insurance...................................................   22
2.24  Compliance with Laws........................................   23
2.25  Warranties; Indemnities.....................................   23
2.26  Voting Agreements...........................................   23
2.27  Complete Copies of Materials................................   23
2.28  Registration Statement; Proxy Statement.....................   23
2.29  Representations Complete....................................   23

                                      -II-

                                                                    PAGE
                                                                    ----
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.....   24
3.1   Organization of Parent and Sub..............................   24
3.2   Authority...................................................   24
3.3   No Conflict.................................................   24
3.4   Consents....................................................   25
3.5   Capital Structure...........................................   25
3.6   SEC Filings; Financial Statements...........................   25
3.7   Brokers' and Finders' Fees..................................   26
3.8   Registration Statement; Proxy Statement.....................   26
3.9   No Changes..................................................   26
ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME...................   26
4.1   Conduct of Business of the Company..........................   26
4.2   No Solicitation.............................................   28
ARTICLE V  ADDITIONAL AGREEMENTS..................................   29
5.1   Registration Statement; Shareholder Approval................   29
5.2   Access to Information.......................................   30
5.3   Confidentiality; Public Disclosure..........................   30
5.4   Consents....................................................   31
5.5   Reasonable Efforts..........................................   31
5.6   Notification of Certain Matters.............................   31
5.7   Additional Documents and Further Assurances.................   31
5.8   FIRPTA Compliance...........................................   31
5.9   Expenses....................................................   31
5.10  Termination of Employee Plans and Agreements................   31
5.11  Employee Benefits...........................................   31
5.12  Officers and Directors of the Company's Subsidiaries........   32
5.13  Voting Agreement............................................   32
5.14  Rule 145 Affiliate Agreements...............................   32
5.15  Loan to Company.............................................   32
5.16  Lock-Up Provisions..........................................   32
5.17  Company Stock Option Grants.................................   33
5.18  No Actions Inconsistent With Tax-Free Reorganization........   33
5.19  Form S-8....................................................   33
ARTICLE VI  CONDITIONS TO THE MERGER..............................   33
6.1   Conditions to Obligations of Each Party to Effect the
      Merger......................................................   33
6.2   Conditions to Obligations of Company........................   34
6.3   Conditions to the Obligations of Parent and Sub.............   34
ARTICLE VII  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION......................................   36
7.1   Survival of Representations and Warranties..................   36
7.2   Indemnification.............................................   36
7.3   Escrow Arrangements.........................................   37

                                      -III-

                                                                    PAGE
                                                                    ----
ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER...................   42
8.1   Termination.................................................   42
8.2   Effect of Termination.......................................   43
8.3   Amendment...................................................   43
8.4   Extension; Waiver...........................................   43
ARTICLE IX  GENERAL PROVISIONS....................................   43
9.1   Notices.....................................................   43
9.2   Interpretation..............................................   44
9.3   Counterparts; Facsimile.....................................   44
9.4   Entire Agreement; Assignment................................   44
9.5   Severability................................................   45
9.6   Other Remedies; Specific Performance........................   45
9.7   Governing Law...............................................   45
9.8   Rules of Construction.......................................   45
9.9   Attorneys Fees..............................................   45

                                      -IV-

                               INDEX OF EXHIBITS

EXHIBITS                           DESCRIPTION
--------                           -----------
Exhibit
  A......  Agreement of Merger
Exhibit
B........  Reserved
Exhibit
  C......  Disclosure Schedules
Exhibit
  D......  Reserved
Exhibit
  E......  Rule 145 Affiliate Agreement
Exhibit
  G......  Form of Voting Agreement

                                       -V-

                               INDEX OF SCHEDULES

SECTION                           DESCRIPTION
-------   ------------------------------------------------------------
2.1       List of Officers and Directors of the Company
2.3(a)    List of Shareholders of the Company
2.3(b)    List of Optionholders of the Company
2.7       Financial Statements of the Company
2.9       List of Changes
2.12(a)   List of all real property currently leased by the Company
2.12(c)   List of all material items of equipment owned or leased by the Company
2.13(b)   List of all Registered Intellectual Property
2.13(d)   List of shrink wrap license agreements of Company
2.13(g)   List of agreements relating to Intellectual Property
2.13(h)   List of agreements relating to infringement of Intellectual
          Property
2.14(a)   List of agreements
2.16      List of Governmental authorizations
2.21(a)   List of any brokerage or finders' fees incurred
2.21(b)   Estimate of Third Party Expenses
2.22(b)   List of Employee Plans, International Employee Plans and
          Employment Agreements
2.22(i)   Description of Effect of Transaction on Company Employee
          Plan and Employment Agreements
2.23      List of all insurance policies
4.1       List of exceptions to Consent Requirement
4.1(j)    List of additional stock options granted at the fair market value
5.4       List of consents, waivers and approvals
5.13      List of Shareholders who will enter into Voting Agreements with Parent
5.14      List of persons who are or may be "affiliates" of the
          Company within the meaning of Rule 145
5.17      List of employees eligible for additional grants of stock
          options
6.3(f)    List of required consents, waivers, assignments and
          approvals

                                      -VI-

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of November 15, 1999 among E.PIPHANY, INC., a Delaware corporation ("Parent"), YOSEMITE ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub") and RIGHTPOINT SOFTWARE, INC., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

     WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding securities of the Company shall be converted into the right to receive Parent Common Stock (as defined herein). Parent will assume all outstanding stock options and warrants of the Company.

     WHEREAS, the Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

     WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. The closing of the Merger (the "Closing") will take place as promptly as practicable, but in any event no later than one (1) business day following the approval of the Merger by the Shareholders at the Company Shareholders' meeting and the satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware (the "Merger Agreement"), in accordance with the applicable provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.

     (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

     (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Sub immediately prior to the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of Delaware Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her successor is duly qualified and elected. The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Sub immediately prior to the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

     (a) Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

          "Company Capital Stock" shall mean shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock and shares of any other capital stock of the Company.

          "Company Common Stock" shall mean outstanding shares of common stock of the Company.

          "Company Options" shall mean all outstanding options or other rights to purchase shares of Company Common Stock issued pursuant to the Stock Option Plans and all warrants and other rights to purchase Company Capital Stock.

          "Company Preferred Stock" shall mean the collective reference to the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock and the Company Series E Preferred Stock.

          "Company Series A Preferred Stock" shall mean shares of Series A Preferred Stock of the Company.

          "Company Series B Preferred Stock" shall mean shares of Series B Preferred Stock of the Company.

          "Company Series C Preferred Stock" shall mean shares of Series C Preferred Stock of the Company.

          "Company Series D Preferred Stock" shall mean shares of Series D Preferred Stock of the Company.

                                       (2)

          "Company Series E Preferred Stock" shall mean shares of Series E Preferred Stock of the Company.

          "Estimated Third Party Expenses" shall mean Third Party Expenses (as defined in Section 5.9) of the Company on the Closing Date as estimated by the Company in good faith and based on reasonable assumptions.

          "GAAP" shall mean U.S. generally accepted accounting principles consistent with the reporting practices and principles used by Parent from time to time for preparing its public filings under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

          "Knowledge" of any entity shall mean the knowledge of any officer or director of such entity.

          "Parent Common Stock" shall mean shares of the common stock, par value $0.0001 per share, of Parent.

          "Parent Common Stock Consideration" shall mean a number of shares of Parent Common Stock (as appropriately adjusted for stock splits, stock dividends, combination and the like of such Parent Common Stock subsequent to the date hereof and prior to the Effective Time) equal to the quotient of the Purchase Price divided by the Trading Price.

          "Purchase Price" shall mean $350,000,000.

          "Shareholder" shall mean each holder of any Company Capital Stock immediately prior to the Effective Time.

          "Stock Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (a) Parent Common Stock Consideration by, (b)(i) the number of Total Outstanding Shares immediately prior to the Effective Time,
     (ii) less the Company Common Stock issuable upon the exercise of the stock options described in Schedule 5.17 and any Company Options granted by the Company after the date of this Agreement; provided that Parent has expressly consented in writing to the grant of such Company Options and their exclusion from the number of Total Outstanding Shares as described in this definition.

          "Stock Option Plans" shall mean the Company's Amended 1995 Stock Option Plan (the "1995 Plan") and 1996 Stock Option Plan (the "1996 Plan").

          "Total Consideration" shall mean the total Parent Common Stock Consideration paid hereunder.

          "Total Outstanding Shares" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the aggregate number of shares of Company Common Stock issuable, with or without the passage of time or satisfaction of other conditions, upon exercise or conversion of all convertible securities or exercise of options, warrants and other rights to acquire or receive shares of Company Capital Stock outstanding immediately prior to the Effective Time.

          "Trading Price" shall mean $102.17.

     (b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Sub, the Company or the Shareholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.7) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock and upon the terms and subject to the conditions set forth below and throughout this Agreement, including, without limitation Sections 1.6(e) and
(f) hereof and the escrow provisions set forth in Article VII and/or described in Section 1.8(b) hereof, a fraction of a share of Parent Common Stock equal to the Stock Exchange Ratio.

                                       (3)

     (c) Assumption of Company Stock Options, Warrants and Other Rights to Purchase Capital Stock.

          (i) At the Effective Time, under this Agreement, each Company Option will be assumed by Parent, and will continue to have, and be subject to, the same terms and conditions governing such Company Option immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Stock Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Stock Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent will issue to each holder of an outstanding Company Option a notice describing the foregoing assumption of such Company Options by Parent.

          (ii) Prior to the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 1.6(c) under all Company Option agreements and any other plan or arrangement of the Company.

     (d) Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     (e) Withholding Taxes. All Parent Common Stock issuable pursuant to Section
1.6 shall be subject to, and reduced by, any amount that Parent or the Company is required under federal, state or foreign law to withhold or deduct from the amount of such stock deliverable to a Shareholder (and that has not been previously paid by or on behalf of such Shareholder, Parent or the Company) in connection with the Merger, the acquisition of Company Capital Stock upon the exercise of Company Options, the acceleration of the vesting of any Company Option or any Company Capital Stock or the payment of a bonus in the form of Company Capital Stock.

     (f) Fractional Shares. No fractional share of Parent Common Stock shall be issued in the Merger. In lieu thereof, any fractional share, after aggregating all shares held by a Shareholder, shall be rounded down to the nearest whole share of Parent Common Stock.

     1.7 Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration for Company Capital Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law. Company shall pay to any

                                       (4)
holders of Dissenting Shares all cash (or other property) to which such holders are entitled by exercise of their rights under Delaware Law, and neither Parent nor any affiliate of Parent shall make any such payment or reimburse Company for any such payment.

     (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

     (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

     1.8 Surrender of Certificates.

     (a) Exchange Agent. The Corporate Secretary of Parent or an institution selected by Parent and reasonably satisfactory to the Company shall serve as exchange agent (the "Exchange Agent") in the Merger.

     (b) Parent to Provide Shares. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this
Article I, Certificates representing the shares of Parent Common Stock that are the Parent Common Stock Consideration (in the aggregate amount to be issued in the Merger); provided, however, that on behalf of the Shareholders, pursuant to
Section 7.3 hereof, Parent shall deposit into an escrow account the number of shares of Parent Common Stock issued in respect of Company Common Stock held by such Shareholders pursuant to Section 1.6(b) to the Escrow Agent on behalf of the Shareholders equal to the product obtained by multiplying (x) fifteen percent (15%) by (y) the Parent Common Stock Consideration (the "Escrow Amount") to be received by such Shareholders in respect of the shares of Company Common Stock held by them immediately prior to the Effective Time. The portion of the Escrow Amount contributed on behalf of each Shareholder shall be in proportion to the aggregate number of shares of Parent Common Stock which such Shareholder would otherwise be entitled to receive in the Merger by virtue of ownership of outstanding shares of Company Common Stock.

     (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to

                                       (5)

Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive any dividends or distributions payable pursuant to Section 1.8(d).

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock. No interest shall accrue or be owed to a Shareholder with respect to any amounts which the Shareholder has the right to receive.

     (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 Legends. The certificates representing the shares of Parent Common Stock issued in the Merger shall bear a legend stating that the shares are subject to certain lock-up provisions that restrict the transfer of shares prior to March 20, 2000, as well as the market stand-off provisions imposed in Section
5.16 (the "Lock-Up Restrictions").

     1.10 No Further Ownership Rights in Company Capital Stock. All consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.8; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

                                       (6)

     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and Sub, the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     1.13 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). It is intended by the parties hereto that the Merger be treated as a purchase for financial accounting purposes. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Section and paragraph numbers) supplied by the Company to Parent and attached hereto as Exhibit C (the "Disclosure Schedule"), that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a Company Material Adverse Effect. For all purposes of this Agreement, the term "Company Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company; provided, however, that a change, event or effect resulting directly from the announcement of this Agreement and the Merger shall not be deemed to have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

     2.2 Subsidiaries. The Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

     2.3 Company Capital Structure.

     (a) The authorized Company Capital Stock consists of 30,000,000 shares of authorized Company Common Stock, with a par value of $0.01 per share, of which 5,871,815 shares are issued and outstanding as of the date hereof, and 15,476,443 shares of Preferred Stock, with a par value of $0.01 per share. Of the Company Preferred Stock, 2,047,000 shares are designated Series A Preferred Stock, all of which are issued and outstanding as of the date hereof, 1,482,376 shares are designated Series B Preferred Stock, all of which are issued and outstanding as of the date hereof, 1,673,154 shares are designated Series C Preferred Stock, all of which are issued and outstanding as of the date hereof, 2,173,913 shares are designated Series D Preferred Stock, all of which are issued and

                                       (7)
outstanding as of the date hereof and 8,100,000 shares are designated Series E Preferred Stock, all of which are issued and outstanding as of the date hereof. Each share of Company Series A Preferred Stock is convertible into 1.5008432 shares of Company Common Stock. Each share of Company Series B Preferred Stock is convertible into 1.5547945 shares of Company Common Stock. Each share of Company Series C Preferred Stock is convertible into 1.9954955 shares of Company Common Stock. Each share of Company Series D Preferred Stock is convertible into
1.2041885 shares of Company Common Stock. Each share of Company Series E Preferred Stock is convertible into 1.00000000 share of Company Common Stock. All outstanding shares of Preferred Stock will convert into Common Stock prior to the Closing. The Company Capital Stock is held by the persons and in the amounts set forth in Section 2.3(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company's Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

     (b) Except for the Stock Option Plans, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 2,178,176 shares of Company Common Stock for issuance to employees and consultants pursuant to the 1995 Plan, and 164,908 shares are subject to outstanding unexercised options as of the date hereof under the 1995 Plan. In addition, the Company has reserved 8,558,612 shares of Company Common Stock for issuance to employees and consultants pursuant to the 1996 Plan, and 2,994,628 shares are subject to outstanding unexercised options as of the date hereof under the 1996 Plan. Except as set forth on Section 2.3(b) of the Disclosure Schedule, there is no outstanding Company Capital Stock which is subject to vesting. Section 2.3(b) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder, the number of shares of Company Common Stock subject to such Company Option, the exercise price of such Company Option, the vesting schedule of such Company Option including the extent to which such Company Option has vested to the date hereof and whether the vesting of such Company Option will be accelerated by reason of the transactions contemplated by this Agreement, and whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Section 2.3(b) of the Disclosure Schedule also sets forth the name of the holder of any Company Capital Stock subject to vesting, the number of shares of Company Capital Stock subject to vesting and the vesting schedule for such Company Capital Stock, including the extent vested to date. Section 2.3(b) of the Disclosure Schedule sets forth for each outstanding warrant to purchase Company Capital Stock (a "Company Warrant"), the name of the holder, the number of shares of Company Common Stock subject to such Company Warrant and the exercise price of such Company Option. Except as set forth on Section 2.3(b) of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

     2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the

                                       (8)
transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and any Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "Related Agreements" shall mean all such ancillary agreements and certificates required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby.

     2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreements to which the Company is a party do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation and Bylaws of the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its respective properties or assets (including intangible assets) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its respective properties or assets.

     2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (ii) the filing of the Merger Agreement with the Secretary of State of the State of Delaware.

     2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company's audited consolidated balance sheets as of June 30, 1999 and June 30, 1998 and the related audited consolidated statements of income and cash flow for the twelve-month periods ended June 30, 1999 and June 30, 1998 (the "Year-End Financials") and the Company's unaudited balance sheets as of September 30, 1999, and the related unaudited statements of income and cash flow for the three months then ended (the "Interim Financials"). The Year-End Financials and the Interim Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. TheYear-End Financials and Interim Financials present fairly the consolidated financial condition and consolidated operating results of the Company and any consolidated subsidiaries as of the dates and during the periods indicated therein, subject in the case of the Interim Financials, to normal year-end adjustments, which will not be material in amount or significance. The Company's unaudited Balance Sheet as of September 30, 1999 shall be hereinafter referred to as the "Current Balance Sheet."

                                       (9)

     2.8 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since September 30, 1999, none of which is material to the business, results of operations or condition (financial or otherwise) of the Company.

     2.9 No Changes. Except as set forth in Section 2.9 of the Disclosure Schedule and subject to the last sentence of this Section 2.9, since June 30, 1999 through the date hereof, there has not been, occurred or arisen any:

          (a) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

          (b) capital expenditure or commitment by the Company, exceeding $50,000 individually or $250,000 in the aggregate;

          (c) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

          (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (f) revaluation by the Company of any of its assets;

          (g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock other than repurchase of shares of Company Capital Stock from employees in connection with the termination of such employees' employment with the Company;

          (h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company of a bonus or otheradditional salary or compensation to any such person, other than "spot" bonuses paid to employees and salary increases that do not exceed $20,000 individually or $100,000 in the aggregate;

          (i) agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (including intangible assets) are bound or any termination, extension, amendment or modification the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound in each case involving obligations or payments by or to the Company in excess of $100,000 individually or $250,000 in the aggregate;

          (j) sale, lease, license or other disposition of any of the assets or properties of the Company valued in excess of $50,000 individually or $100,000 in the aggregate or any creation of any security interest in such assets or properties;

          (k) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practice;

                                      (10)

          (l) waiver or release of any right or claim of the Company including any write-off or other compromise of any account receivable of the Company involving amounts in excess of $10,000 individually or $50,000 in the aggregate;

          (m) the commencement or notice or threat or reasonable basis therefor of any lawsuit or, to the Company's Knowledge, proceeding or investigation against the Company or its affairs;

          (n) knowledge of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13) or of infringement by the Company of any other person's Intellectual Property (as defined in Section 2.13);

          (o) issuance or sale, or contract to issue or sell, by the Company of any shares of its capital stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing, other than issuances of less than 50,000 stock options to any individual or less than 250,000 stock options in the aggregate;

          (p) (i) sale or license of any Company Intellectual Property or entering into of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity or (ii) purchase or license of any Intellectual Property or entering into of any agreement with respect to the Intellectual Property of any person or entity, except for end-user, licenses of commercially available software applications for internal use by the Company in the ordinary course of business or (iii) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

          (q) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;

          (r) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices; or

          (s) agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (r) (other than agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

     The individual dollar thresholds that are stated above as "$50,000 individually," shall be deemed to read "$100,000 individually" with respect to the period from June 30, 1999 through September 30, 1999.

     2.10  Tax Matters.

     (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                                      (11)

     (b) Tax Returns and Audits.

     (i) As of the Effective Time, the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

     (ii) As of the Effective Time, the Company (A) will have paid all Taxes required to be paid by the Company on or before the Effective Time and will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet sufficient accruals and reserves for all Taxes attributable to the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period between September 30, 1999 and the Effective Time other than in the ordinary course of business.

     (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

     (v) The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise.

     (vi) To the extent requested by Parent, the Company has made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Tax Returns for the Company filed for all periods since its inception other than those as to which (x) the statute of limitations (including extensions) has expired, (y) a court or administrative body with requisite authority has made a final determination of all tax claims related to such period which cannot be appealed or subject to further administrative or judicial action by any party, or with respect to which the period under applicable action by any party, or with respect to which the period under applicable law for making such an appeal or taking any such action has expired or (z) a closing agreement or similar contract binding on the applicable tax authority and resolving all claims with respect to such period has been entered into with such tax authority.

     (vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

     (viii) The Company does not have Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

     (ix) None of the Company's assets are treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

     (x) As of the Effective Time, there will not be any contract,agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible as an expense under applicable law.

                                      (12)

     (xi) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection(f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

     (xii) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement, other than this Agreement.

     (xiii) The Company is not and has never been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

     (xiv) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any representative thereof.

     (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company, individually or collectively, that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or constitute a "parachute payment" under Section 280G of the Code.

     2.11 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing and except as set forth on Section 2.11 of the Disclosure Schedule, the Company has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

     (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

     (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current Balance Sheet and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

     (c) Section 2.12(c) of the Disclosure Schedule lists all material items of equipment (the "Equipment") owned or leased by the Company as of the date hereof, and such Equipment is, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

                                      (13)

     2.13 Intellectual Property.

     (a) For the purposes of this Agreement, the following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works,
     (ii) inventions (whether or not patentable), improvements, and technology,
     (iii) proprietary and confidential information, trade secrets and know how,
     (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and
     (viii) all versions of the foregoing in any form and embodied in any media.

          "Intellectual Property Rights" shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyrights registrations and copyrights applications and "moral" rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired.

          "Company Intellectual Property" shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

          "Registered Intellectual Property Rights" shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected by recordation with any state, government or other public legal authority.

     (b) Section 2.13(b) of the Disclosure Schedule lists as of the date hereof all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

     (c) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.13(b) of the Disclosure Schedule and all Intellectual Property licensed to the Company, is free and clear of any Liens or other encumbrances. The Company is the exclusive owner or licensor of all Company Intellectual Property.

     (d) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment.

     (e) The Company has not transferred ownership of or granted any license of or right to use any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

     (f) The Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it has been conducted in the past or as it currently is conducted or currently planned to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development).

                                      (14)

     (g) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in Section 2.13(g) of the Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights. No person who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

     (h) Section 2.13(h) of the Disclosure Schedule lists as of the date hereof all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse,hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

     (i) The operation of the business of the Company as it has been conducted in the past or as it currently is conducted or is currently planned to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

     (j) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. There are no actions that must be taken by the Company prior to March 1, 2000, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO or its respective equivalents in any relevant foreign jurisdiction, as the case may be.

     (k) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

     (l) To the Knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

                                      (15)

     (m) The Company has taken all commercially reasonable steps that are required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements ("Confidentiality Agreements") substantially in the Company's standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement.

     (n) No Company Intellectual Property, Intellectual Property Rights or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

     (o) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

     (p) All of the Company's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). The Company's products will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. To the Company's Knowledge, all of the Company's internal computer and technology products and systems are Year 2000 Compliant.

     2.14 Agreements, Contracts and Commitments.

     (a) Except as set forth in Sections 2.13(g), 2.13(h) or 2.14(a) of the Disclosure Schedule, as of the date hereof, the Company is not a party to nor is it bound by:

          (i) any employment or consulting agreement, contract or commitment, other than Confidentiality Agreements with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

          (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan not otherwise described in Section 2.3(b) of the Disclosure Schedule, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

          (iii) any fidelity or surety bond or completion bond,

          (iv) any lease of personal property having a value individually in excess of $50,000 or $250,000 in the aggregate,

          (v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $250,000 in the aggregate,

                                      (16)

          (vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business or inconsistent with past practice,

          (vii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000,

          (viii) any purchase order or contract for the purchase of materials involving in excess of $50,000 individually or $250,000 in the aggregate,

          (ix) any construction contracts involving future obligations of the Company in excess of $50,000 individually or $100,000 in the aggregate,

          (x) any dealer, distribution, joint marketing or development agreement,

          (xi) any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services, or

          (xii) any other agreement, contract or commitment that involves $50,000 individually or $250,000 in the aggregate or more or is not cancelable without penalty within thirty (30) days.

     (b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which it is a party or by which it is bound (collectively a "Contract"), nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. To the Company's Knowledge each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained all necessary consents, waivers and approvals of parties to anyContract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification after the Closing. Following the Effective Time, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

     2.15 Interested Party Transactions. No officer, director or Shareholder (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services or (iii) a beneficial interest in any Contract other than any Company Employee Plan or Employment Agreement; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

     2.16 Governmental Authorization. Section 2.16 of the Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of their properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

                                      (17)

     2.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or, to the Company's Knowledge, threatened, against the Company, its properties (tangible or intangible) or any of their officers or directors, nor, to the Knowledge of the Company, is there any reasonable basis therefor. To the Company's Knowledge, there is no investigation pending or threatened against the Company, its properties or any of their officers or directors (nor, to the best Knowledge of the Company, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

     2.18 Accounts Receivable; Inventory.

     (a) The Company has made available to Parent a list of all accounts receivable of the Company as of October 31, 1999 along with a range of days elapsed since invoice.

     (b) All accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

     (c) All of the inventories of the Company reflected on the Company Financials and the Company's books and records were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company reflected on the Company Financials or on the Company's books and records (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Company Financials conforms to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

     2.19 Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the time of incorporation of the Company through October 31, 1999. The Company has provided to Parent summaries of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since October 31, 1999.

     2.20 Environmental Matters.

     (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. To the Company's Knowledge, no Hazardous Materials are present as a result of the deliberate actions of the Company or, as a result of any actions of any other person or otherwise, in, on or under any property, including the land

                                      (18)
and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has either of them disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of theforegoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company does not have Knowledge of any fact or circumstance which could reasonably be expected to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

     2.21 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth in Section 2.21(a) of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.21(a) of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.21(b) of the Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses (the "Estimated Third Party Expenses") expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.22 Employee Matters and Benefit Plans.

     (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Code" shall mean the Internal Revenue Code of 1986, as amended;

          (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation;

          (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iv) "DOL" shall mean the Department of Labor;

                                      (19)

          (v) "Employee" shall mean any current or former employee, consultant or director of the Company or any Affiliate;

          (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "ERISA Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c),
     (m) or (o) of the Code and the regulations issued thereunder;

          (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (x) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

          (xi) "IRS" shall mean the Internal Revenue Service;

          (xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (xiii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

          (xiv) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Section 2.22(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employee Agreement.

     (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan, International Employee Plan, and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications

                                      (20)
material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices (or such forms and notices as required under comparable law); (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

     (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer and Multiple Employer Plans. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, as described in Section 413(c) of the Code.

     (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to

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

Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

     (h) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such Act, or any similar provisions of state law applicable to its Employees.

     (i) Effect of Transaction. Except as set forth on Sections 2.3(b) or 2.22(i) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration,forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

     (j) Employment Matters. The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

     (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

     (l) International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

     2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid,

                                      (22)
and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company does not have Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     2.24 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

     2.25 Warranties; Indemnities. Except for the warranties and indemnities contained in (i) those contracts and agreements set forth in Section 2.13(g) of the Disclosure Schedule and (ii) the Company's shrink wrap license agreements substantially in the form set forth in Section 2.13(d) of the Disclosure Schedule, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company.

     2.26 Voting Agreements. The Principal Shareholders (as defined below) who are executing Voting Agreements pursuant to Section 5.18, own in the aggregate a sufficient percentage of the outstanding voting securities of the Company to approve the Merger under Delaware Law, the applicable provisions of the California General Corporation Law and the Company's Certificate of Incorporation.

     2.27 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

     2.28 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by Company pursuant to Section 5.1(a) hereof (the "Proxy Statement/ Prospectus") will, at the dates mailed to the stockholders of Company, at the times of the stockholders meeting of Company (the "Company Stockholders' Meeting") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub which is contained in any of the foregoing documents.

     2.29 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement or furnished in or in connection with documents mailed or delivered to the Shareholders for use in soliciting their consent to this Agreement and the Merger contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                      (23)

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company that on the date hereof, and as of the Effective Time as though made on the date hereof, as follows:

     3.1 Organization of Parent and Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a Parent Material Adverse Effect. For all purposes of this Agreement, the term "Parent Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Parent and its subsidiaries, taken as a whole; provided, however, that neither (i) a decline in the market price of the Parent's Common Stock, nor (ii) a change, event or effect resulting directly from the announcement of this Agreement and the Merger, shall be deemed to have a Parent Material Adverse Effect. Parent has made available a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Sub, each as amended to date, to the Company.

     3.2 Authority. Each of Parent and Sub has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no further action is required on the part of Parent and Sub to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Merger have been approved by the Board of Directors of Parent. This Agreement and any Related Agreements to which Parent is a party have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of Parent enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. This Agreement and any Related Agreements to which Sub is a party have been duly executed and delivered by Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of Sub enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3 No Conflict. The execution and delivery by Parent of this Agreement and any Related Agreements to which Parent is a party and the execution and delivery by Sub of this Agreement and any Related Agreements to which Sub is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, or result in, any Conflict with or under (i) any provision of the Certificate of Incorporation and Bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or Sub or any of their respective properties or assets (including intangible assets) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its respective properties or assets or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or its respective properties or assets.

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

     3.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for
(i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and
(ii) the filing of the Merger Agreement with the Secretary of State of the Sate of Delaware.

     3.5 Capital Structure.

     (a) The authorized stock of Parent consists of 100,000,000 shares of Common Stock, $0.0001 par value, of which 26,983,223 shares were issued and outstanding as of November 15, 1999, and 5,000,000 shares of undesignated Preferred Stock, $0.0001 par value, none of which were outstanding on such date. The authorized capital stock of Sub consists of 100 shares of Common Stock, $0.01 par value, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares of Parent and Sub have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Parent has also reserved an aggregate of 8,701,130 shares of Common Stock for issuance pursuant to its employee and director stock and option and stock purchase plans, and an aggregate of 106,250 shares of Common Stock for issuance pursuant to outstanding warrants. There are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable, free of any liens or encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the Certificate of Incorporation or Bylaws of Parent or Sub or any agreement to which Parent or Sub is a party or is bound.

     3.6 SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports
(i) at the time they were filed, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent and Sub make no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed. None of the Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) (the "Parent Financial Statements") contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the

                                      (25)
unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be, individually or in the aggregate, materially adverse to Parent and its subsidiaries taken as a whole.

     3.7 Brokers' and Finders' Fees. Except for certain fees the Parent has agreed to pay to Credit Suisse First Boston, the Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.8 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Company, at the time of the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

     3.9 No Changes. Since September 30, 1999, there has not been, occurred or arisen any event or condition of any character that has had or is reasonably likely to have a Parent Material Adverse Effect.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use their reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company.

     Except as expressly contemplated by this Agreement or as set forth in
Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent:

          (a) Make any expenditures or enter into any commitment or transaction exceeding $50,000 individually or $250,000 in the aggregate or that is not in the ordinary course of business and consistent with past practice, or any commitment or transaction of the type described in Section 2.9 hereof;

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          (b) (i) Sell any Company Intellectual Property or enter into any agreement with respect to the Company Intellectual Property with any person or entity, other than end-user licenses entered into in the ordinary course of business and consistent with past practice, or with respect to the Intellectual Property of any person or entity, (ii) buy any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement with respect to development of any Intellectual Property with a third party;

          (c) Sell or enter into any license agreement with respect to the Company Intellectual Property with any person or entity or buy or enter into any license agreement with respect to the Intellectual Property of any person or entity; provided, that the Company may enter into end-user licenses entered into in the ordinary course of business and consistent with past practice as long as it gives prior written notice to the Parent;

          (d) Transfer to any person or entity any rights to the Company Intellectual Property;

          (e) Enter into or amend any Contract pursuant to which any other party is granted distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

          (f) Enter into or amend any Contract pursuant to which as other party is granted marketing or similar rights of any type or scope with respect to any products or technology of the Company; provided, that, the Company may enter into such agreements in the ordinary course of business and consistent with past practice provided it gives prior written notice to the Parent;

          (g) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

          (h) Commence or settle any litigation;

          (i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company (or options, warrants or other rights exercisable therefor) except for repurchases of shares of Company Capital Stock from employees of the Company in connection with the termination of their employment with the Company;

          (j) Except for the issuance of shares of Company Capital Stock upon the exercise or conversion of options, warrants or other rights, or convertible securities outstanding on the date hereof, and except for the grant of additional stock options at the fair market value to the persons and in the amounts listed and with the vesting as set forth on Section 4.1(j) to the Disclosure Schedule, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, or accelerate the vesting of any stock options except as expressly provided in this Agreement.

          (k) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (l) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation,

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     partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

          (m) Sell, lease, license or otherwise dispose of any of its material properties or assets, except properties or assets which are not Intellectual Property in the ordinary course of business and consistent with past practices;

          (n) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (o) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

          (p) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

          (q) Adopt any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

          (r) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (s) Pay, discharge or satisfy, in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

          (t) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (u) Enter into any strategic alliance or joint marketing arrangement or agreement;

          (v) Other than as specifically requested in writing by Parent or as specified in Section 2.22(i) of the Disclosure Schedule, accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

          (w) Hire or terminate employees or encourage employees to resign; or

          (x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (w) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder, or any other action not in the ordinary course of the Company's business and consent with past practice.

     4.2 No Solicitation. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor will it permit any of its officers, directors, employees, stockholders, agents, representatives or affiliates to),

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directly or indirectly, take any of the following actions with any party other than Parent or its designees:

          (a) solicit, encourage, initiate, continue or participate in any negotiations or discussions with respect to any offer or proposal to acquire or license all or any material part of the business of Company (the "Business"), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction,

          (b) disclose any information not customarily disclosed to any person concerning the Business or afford to any person or entity access to its properties, books or records,

          (c) assist or cooperate with any person to make any proposal to purchase or license all or a material portion of the Business (including, without limitation any technology or proprietary information related to the Business), or

          (d) enter into any agreement or arrangement with any person providing for the acquisition or licensing of all or any material portion of the Business (whether by way of merger, purchase of assets (including, without limitation any technology or proprietary information of Company), tender offer, license or otherwise).

In the event Company shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, it shall immediately inform Parent as to any such offer or proposal, provide Parent with a complete copy of any written offer or proposal and any related correspondence, and will cooperate with Parent by furnishing any other information Parent may reasonably request (including without limitation the identity of the party making the offer or proposal and all terms and conditions of the offer or proposal). Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, employee, stockholder, agent, representative or affiliate of Company shall be deemed to be a breach of this
Section 4.2 by Company. Company agrees that irreparable damage would occur in the event that the provisions of this Section 4.2 are not performed in accordance with their specific terms or were otherwise breached. Company accordingly agrees that Parent shall be entitled, without the requirement of posting a bond or other security, to an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Registration Statement; Shareholder Approval. (a) Within fifteen (15) days after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the S-4 in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4. Each of the Company and Parent shall use its respective reasonable best efforts to respond to any comments of the SEC and have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will cause the Proxy Statement/Prospectus to be mailed to the Shareholders, at

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the earliest practicable time and in no event later than five (5) days after the
S-4 is declared effective by the SEC, subject to Parent approval, which approval shall not be unreasonably withheld. As promptly as practicable after the date of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Proxy Statement/ Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus, the Merger or any Other Filing. The Proxy Statement/Prospectus, the S-4 and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the S-4 or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the Shareholders, such amendment or supplement.

     (b) Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a special meeting of its Shareholders to be held on the twenty-first business day after the mailing of the Proxy Statement/ Prospectus to the Shareholders for the purpose of voting upon this Agreement and the Merger. The Company will use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by Delaware Law to obtain such approvals. The materials submitted to the Company's Shareholders shall have been subject to review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

     5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request and (c) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements and projections (including by returns and supporting documentation) promptly upon request. Parent shall provide the Company with copies of such publicly available information about Parent as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.3 Confidentiality; Public Disclosure.

     (a) Each of the parties hereto hereby agrees that the information obtained pursuant to Section 5.2 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Mutual Nondisclosure Agreement dated as of October 28, 1999 by and between the Company and Parent, as amended on November 6, 1999.

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

     (b) Each of the parties hereto agrees to continue to be bound by the publicity and disclosure provisions of that Mutual Nondisclosure Agreement, dated October 28, 1999, as amended on November 6, 1999, by and between Parent and the Company.

     5.4 Consents. The Company shall use its commercially reasonable efforts to obtain the consents, waivers, assignments and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in Section 5.4 of the Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company thereunder.

     5.5 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

     5.6 Notification of Certain Matters. The Company and Parent shall give prompt notice to each other of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to the party receiving such notice. Further, disclosure by the Company or Parent pursuant to this Section 5.6 shall not be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

     5.7 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

     5.9 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

     5.10 Termination of Employee Plans and Agreements. Company shall terminate, or cause to be terminated, prior to Closing, all employment agreements between the Company and any person, other than non-disclosure, confidentiality and invention assignment agreements and those agreements entered into in connection with this Agreement. The Company agrees to cause its 401(k) plan to terminate effective as of two days preceding the Closing Date.

     5.11 Employee Benefits. Each employee of the Company who remains an employee of the Surviving Corporation after the Effective Time shall be eligible, upon (i) completion of Parent's standard employee background and reference check, (ii) the employee's execution of Parent's

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standard form of Proprietary Information, Invention Assignment and Arbitration
Agreement and (iii) proof of appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State reflecting a right to work in the United States, to receive salary and benefits (such as medical benefits, bonuses and 401(k) plan participation) consistent with Parent's standard human resource policies. All such employees shall be "at-will" employees of the Surviving Corporation. Subject to the foregoing, each Company Employee at the time of the Closing shall be eligible to participate in the employee benefit plans and compensation programs maintained by Parent applicable to other employees of Parent, including (without limitation) retirement plans, savings or profit sharing plans, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject, in each case, to the generally applicable terms and conditions of the applicable plan or program in question. Under the terms of each such plan or program, each Employee's service with the Company and its predecessors prior to the Closing shall be treated as service with Parent for all purposes, and each such plan or program shall be modified to the extent necessary to give effect to the foregoing. Each such Employee shall be credited with all expenses incurred under any Company plan or program for purposes of any deductible or out-of-pocket requirements under any similar Company plan or program. During the Employee's period of employment, such Employee shall be entitled to receive all fringe benefits and perquisites in accordance with the plans, practices, programs and policies of Parent as from time to time in effect.

     5.12 Officers and Directors of the Company's Subsidiaries. The Company will obtain and deliver to Parent on the Closing Date resignations from all of the officers and directors of its U.K. and French subsidiaries, which consents may, to the extent required by applicable law, be contingent upon the appointment or election of their successors.

     5.13 Voting Agreement. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each of the shareholders listed on Schedule 5.13 of the Disclosure Schedule (the "Principal Shareholders"), an executed Voting Agreement with the Parent substantially in the form attached hereto as Exhibit G.

     5.14 Rule 145 Affiliate Agreements. Section 5.14 of the Disclosure Schedule sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person a "Rule 145 Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement from each of the Rule 145 Affiliates of the Company, an executed agreement ("Rule 145 Affiliate Agreement") in the form attached hereto as Exhibit E. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Rule 145 Affiliate Agreements.

     5.15 Loan to Company. In the event that the Merger has not been effected prior to January 5, 2000, then Parent, if requested by Company at that time, shall loan $6.0 million to Company, with an interest rate of 7%, compounded annually, on terms otherwise to be mutually agreed upon by the parties. The loan shall be due and payable on the earlier of (x) the date theCompany raises an amount equal to or greater than the loan amount in a debt or equity financing or
(y) on the date that is six (6) months from the date the loan is made.

     5.16 Lock-Up Provisions. The shares of Parent Common Stock to be issued in the Merger shall be subject to the terms and conditions of the lock-up agreement entered into by Parent's stockholders

                                      (32)
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in connection with the Parent's initial public offering, as well as the market stand-off provisions of the Registration Rights Agreement. Parent agrees that it shall release these shares from such restrictions to the same extent that the Company's other stockholders are released from the lock-up they entered into in connection with the initial public offering.

     5.17 Company Stock Option Grants. Parent and Company agree that Company may grant stock options from its 1996 Stock Option Plan to the employees listed on
Section 5.17 of the Disclosure Schedule in the amounts and with the terms and conditions described therein. All such grants shall have exercise prices equal to the fair market value of Company's common stock on the date of grant.

     5.18 No Actions Inconsistent With Tax-Free Reorganization. The Company, Parent and Sub shall (and, following the Effective Time, Parent shall cause the Company to) take no action with respect to the capital stock, assets or liabilities of the Company that would cause the Merger and the exchange of Company Capital Stock for Parent Capital Stock pursuant to Sections 1.6 and 1.8 hereof fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.19 Form S-8. Parent shall file a registration statement on Form S-8 to register shares of Parent Common Stock issuable upon exercise of assumed Company Options (other than Company Options in the form of warrants or other investments issued pursuant to arrangements that are not eligible for registration on Form S-8) within 30 days after the Closing Date. During the period that any such assumed Company Options are exercisable by their terms, Parent will maintain in effect such registration statement and Parent shall comply with any applicable state securities laws requirements applicable with respect to any shares of Parent Common Stock issuable pursuant to the exercise of any assumed Company Options.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger.The respective obligations of the Parent, Sub and Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Company Shareholder Approval. The Shareholders shall have duly approved by the requisite vote under Delaware Law and the Company's Certificate of Incorporation, the Merger, this Agreement and the transactions contemplated hereby.

          (b) Permits. All approvals from government authorities, including any requisite Blue Sky approvals, which are appropriate or necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, shall have been obtained.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal or otherwise prohibits consummation of the Merger.

          (d) Tax Opinions. The Company and Parent shall each have received written opinions from their respective counsel, Davis Polk & Wardwell and Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that the Merger will constitute a reorganization within the

                                      (33)
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     meaning of Section 368(a) of the Code; provided, however, that if the counsel to either the Company or Parent does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     6.2 Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date and each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati with respect to the issuance of the shares of Parent Common Stock in the Merger, in such form as Company and its counsel shall reasonably request.

          (c) Certificate of the Parent. Company shall have been provided with a certificate executed on behalf of Parent by a Vice President to the effect that, as of the Effective Time:

             (i) all representations and warranties made by Parent and Sub in this Agreement are true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date; and

             (ii) all covenants and obligations of this Agreement to be performed by Parent on or before such date have been so performed in all material respects.

          (d) Secretary's Certificate. Company shall have been provided with a certificate of the Parent's Secretary relating to the organization, existence and good standing of Parent and Sub and the authorization of this Agreement and the transactions contemplated hereby and other customary matters, all in form and substance satisfactory to Company and its counsel.

          (e) No Parent Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Parent Material Adverse Effect.

     6.3 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of the

                                      (34)

     Effective Time, except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date, and the Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

          (b) No Company Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect.

          (c) Shareholder Approval. The Shareholders shall have duly approved, by the requisite vote, any payments and benefits to Employees as a result of the Merger, this Agreement or the transactions contemplated hereby which are characterized as "parachute payments," within the meaning of Section 280G(b)(2) of the Internal Revenue Code.

          (d) Claims. There shall be no final judgment, against the Parent, Sub or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

          (e) Dissenters. Shareholders holding no more than ten percent (10%) of the Company Capital Stock shall have exercised or given notice of their intent to exercise appraisal rights in accordance with Delaware Law.

          (f) Third Party Consents. Any and all consents, waivers, assignments and approvals listed on Schedule 6.3(f) hereto shall have been obtained.

          (g) Legal Opinion. Parent shall have received a legal opinion from Davis Polk & Wardwell, legal counsel to the Company, in such form as Parent and its counsel shall reasonably request.

          (h) Employment Agreements. Each of Gayle Crowell and Earl Stahl shall have entered into an Employment Agreement with Parent and each of such Employment Agreements shall be in full force and effect at the Effective Time and no party to any such agreement shall be in breach of the agreement, threatening to breach such agreement or taking any action materially inconsistent with the party's obligations under the agreement.

          (i) Affiliate Agreements. Each Rule 145 Affiliate of the Company shall have entered into a Rule 145 Affiliate Agreement and each of such agreements shall be in full force and effect at the Effective Time and no party to any such agreement shall be in breach of the agreement, are threatening to breach such agreement or taking any action materially inconsistent with the party's obligations under the agreement.

          (j) Conversion of Preferred Stock. All outstanding shares of Company Preferred Stock shall have converted into shares of Company Common Stock.

          (k) Voting Agreements. Each of the Principal Shareholders shall have entered into a Voting Agreement with Parent and each of such agreements shall be in full force and effect on the Effective Time.

          (l) Secretary's Certificate. Parent shall have been provided with a certificate of the Parent's Secretary relating to the organization, existence and good standing of Company and the authorization of this Agreement and the transactions contemplated hereby and other customary matters, all in form and substance satisfactory to Parent and its counsel.

                                      (35)
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          (m) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive
     Officer to the effect that, as of the Effective Time:

             (i) all representations and warranties made by Company in this Agreement are true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date; and

             (ii) all covenants and obligations of this Agreement to be performed by the Company on or before such date have been so performed in all material respects; and

             (iii) the provisions set forth in Sections 6.3(b), (c), (d) and (e) have been satisfied.

                                  ARTICLE VII

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     7.1 Survival of Representations and Warranties. The Company's representations and warranties in this Agreement shall survive the Merger and shall continue until the date that is twelve (12) months after the Closing Date; provided that, the Company's representations and warranties contained in Section
2.13 of this Agreement shall survive the Merger and shall continue until the date that is eighteen (18) months after the Closing Date. All of the Parent's and Sub's representations and warranties in this Agreement shall survive the Merger and shall continue until the date that is twelve (12) months after the Closing Date.

     7.2 Indemnification. The Company agrees to indemnify and hold Parent and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or any Related Agreements or (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement or any Related Agreements. The Shareholders shall not have any right of indemnification or contribution from the Company with respect to any Loss claimed by an indemnified party after the Effective Time. Notwithstanding the foregoing, the Company shall not have any liability under this Section 7.2, unless and until the aggregate Losses for which indemnification is sought (aggregating all of the claims against the Company) exceed $1,750,000, (the "Basket") in which case the full amount of such Losses (including the $1,750,000) shall be subject to indemnification; provided, however, that in the event that aggregate Losses attributable to breaches of
Section 2.13 ("Section 2.13 Losses") exceed $500,000 prior to such time as total aggregate Losses exceed the Basket, then the Company shall have liability to Parent to the extent of such Section 2.13 Losses (including the $500,000), and provided, further, that in the event the Company has liability to Parent for
Section 2.13 Losses pursuant to the foregoing proviso, then the Basket shall be reduced to $1,250,000 for Losses other than Section 2.13 Losses. Except in the event of fraud or willful misconduct, the Escrow Fund (as defined below) shall be the sole right and remedy of Parent and Sub for breaches of the Company's representations and warranties.

                                      (36)

     7.3 Escrow Arrangements.

     (a) Escrow Fund. As security for the indemnity provided for in Section 7.2 hereof and by virtue of this Agreement and the Merger Agreement, the Company and the Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) without any act of the Company or any Shareholders. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Shareholders, will be deposited with U.S. Bank Trust N.A. (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.3(g) below)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such latter execution shall not affect the binding nature of this Agreement as of the date hereof among the signatories hereto. Nothing herein shall limit the liability of the Company or Parent for any breach of any representation, warranty, or covenant contained in this Agreement if the Merger does not close.

     (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific time, on the eighteen (18) month anniversary of the Closing Date (the "Escrow Period"); provided that, subject to the second proviso of this Section 7.3(b), on the twelve (12) month anniversary of the Closing Date, the Escrow Amount shall be reduced to an amount equal to the product obtained by multiplying (x) ten percent (10%) by (y) the Parent Common Stock Consideration issued in respect of shares of outstanding Company Common Stock at the Effective Time; provided further, the Escrow Period shall not terminate with respect to such remaining portion of the Escrow Fund (or some portion thereof) that in the reasonable judgement of Parent, subject to the objection of the Securityholder Agent (as defined below) and the subsequent arbitration of the matter in the manner provided in Section 7.3(f) hereof, is necessary to satisfy (i) any then pending unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period and (ii) any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Shareholders pursuant to this
Section 7.3(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

     (c) Protection of Escrow Fund.

          (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock, if any, shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

                                      (37)

          (iii) Each Shareholder shall have voting rights and the right to distributions of dividends with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Shareholders (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

     (d) Claims Upon Escrow Fund.

          (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentations, breach of warranty or covenant to which such items are related and (C) specifying the number of Escrow Shares necessary to satisfy such claim, the Escrow Agent shall, subject to the provisions of Section 7.3(e), deliver to Parent out of the Escrow Fund as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

          (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to Section 7.3(b) and 7.3(d)(i) hereof, the shares of Parent Common Stock shall be valued at the Trading Price.

     (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.3(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.3(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

     (f) Resolution of Conflicts; Arbitration.

          (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

          (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Securityholder Agent. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Securityholder Agent cannot mutually agree on one arbitrator, Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed

                                      (38)
     to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.3(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

          (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in San Mateo County, California under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

     (g) Securityholder Agent of the Shareholders; Power of Attorney.

          (i) In the event that the Merger is approved, effective upon such vote, and without further act of any Shareholders, Stewart Schuster shall be appointed as agent and attorney-in-fact (the "Securityholder Agent") for each Shareholder of the Company, for and on behalf of Shareholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a majority interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services but shall be entitled to reimbursement of reasonable and documented out-of-pocket expenses (including reasonable legal fees) incurred in carrying out the Securityholder Agent's duties as such out of the Escrow Fund to the extent available. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Shareholders. The Securityholder Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such latter execution shall not affect the binding nature of this Agreement as of the date hereof among the signatories hereto.

          (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration

                                      (39)
     of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

     (h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

     (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent and the Shareholders of the Company shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

     (j) Escrow Agent's Duties.

          (i)The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

          (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

          (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                                      (40)

          (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

          (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

          (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

          (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Securityholder Agent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of Delaware. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

     (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered

                                      (41)
compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation. The Parent promises to pay these sums upon demand.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred by March 31, 2000, provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit or materially restrict the Parent's or the Surviving Corporation's ownership or operation of any portion of the business of the Company or
     (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreements on the part of the Company and such breach has not been cured within ten (10) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

          (e) by Parent if an event having a Company Material Adverse Effect shall have occurred after the date of this Agreement;

          (f) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreements on the part of Parent and such breach has not been cured within ten (10) calendar days after written notice to Parent; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured; or

          (g) by the Company if an event having a Parent Material Adverse Effect shall have occurred after the date of this Agreement.

                                      (42)

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company, or their respective officers, directors or Shareholders; provided, that each party shall remain liable for any willful breaches of this Agreement prior to its termination; provided further that, the provisions of Sections 5.3 and 5.9,
Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Sub and the Company.

     8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

          (a) if to Parent or Sub, to:
              E.piphany, Inc.
              1900 South Norfolk Street, Suite 310
              San Mateo, California 94403
              Attention: General Counsel
              Telephone No.: (650) 356-3800
              Facsimile No.: (650) 356-3873

               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, California 94304
               Attention: Aaron J. Alter, Esq.
               N. Anthony Jeffries, Esq.
               Telephone No.: (650) 493-9300
               Facsimile No.: (650) 493-6811

          (b) if to the Company, to:
              RightPoint Software, Inc.
              1500 Fashion Island Blvd.
              San Mateo, CA 94404

                                      (43)

              Attention: Gayle Crowell
              Telephone No.: (650) 287-2000
              Facsimile No.: (650) 524-2187

           with a copy to:

           Davis Polk & Wardwell

           Prior to December 11, 1999:

           1875 Charleston Road
           Mountain View, CA 94043
           Attention: Frank Currie, Esq.
           Martin Wellington, Esq.
           Telephone No.: (650) 316-3808
           Facsimile No.: (650) 316-3865/6

           After December 11, 1999:
           1600 El Camino Real
           Menlo Park, CA 94025
           Attention: Frank Currie, Esq.
           Martin Wellington, Esq.
           Telephone No.: (650) 752-2000
           Facsimile No.: (650) 752-2111

        (c) If to the Escrow Agent, to:

            U.S. Bank Trust N.A.
            One California Street, 4th Floor
            San Francisco, California 94111
            Attention: Anne Gadsby
            Telephone No.: (415) 273-4532
            Facsimile No.: (415) 273-4593

        (d) If to the Securityholder Agent, to:

            Stewart Schuster
            Attention:
            Telephone No.:
            Facsimile No.:

     9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3 Counterparts; Facsimile. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; Assignment. This Agreement, the Related Agreements, the Exhibits and Schedules hereto, the Mutual Nondisclosure Agreement, dated October 28, 1999, between the Company and Parent (as amended on November 6,
1999) and the documents and instruments and

                                      (44)
other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within San Mateo County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objectionwhich they might otherwise have to such jurisdiction, venue and such process. Each of Parent, Company and Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of Parent, Company or Sub in the negotiation, administration, performance and enforcement hereof.

     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9 Attorneys Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                      (45)

     IN WITNESS WHEREOF, Parent, Sub, the Company, the Escrow Agent and the Securityholder Agent have caused this Agreement to be signed, all as of the date first written above.

E.PIPHANY, INC                                              RIGHTPOINT SOFTWARE, INC.

By: /s/ KEVIN YEAMAN
                                                            By: /s/ GAYLE CROWELL
-----------------------------------------------------       -----------------------------------------------------
Name:   Kevin Yeaman                                        Name:   Gayle Crowell
-----------------------------------------------------       -----------------------------------------------------
Title:   Chief Financial Officer                            Title:   Chief Executive Officer
-----------------------------------------------------       -----------------------------------------------------

                                                            ESCROW AGENT:
                                                            U.S. BANK TRUST N.A.
YOSEMITE ACQUISITION CORPORATION                            (for purpose of Article VII only)

By: /s/ KEVIN YEAMAN
                                                            By:
-----------------------------------------------------       -----------------------------------------------------
Name:   Kevin Yeaman                                        Name:
-----------------------------------------------------       -----------------------------------------------------
Title:                                                      Title:
-----------------------------------------------------       -----------------------------------------------------

SECURITYHOLDER AGENT:
Stewart Schuster
(for purposes of Article VII only)

By: /s/ STEWART SCHUSTER
-----------------------------------------------------
Name:   Stewart Schuster
-----------------------------------------------------
Title:
-----------------------------------------------------

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                                                        ANNEX II

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of November 15, 1999, among E.piphany, Inc., a Delaware corporation ("Parent"), and the undersigned Stockholder and/or option holder (the "Shareholder") of RightPoint Software, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Company, Sub (as defined below), Parent and certain other parties have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Sub") into the Company. Pursuant to the Merger, all outstanding capital stock of the Company shall be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement;

     WHEREAS, shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

     WHEREAS, in consideration of the execution of the Reorganization Agreement by Parent, Shareholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Shareholder has voting power so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this
Agreement:

          (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

          (b) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

          (c) "Shares" shall mean: (i) all securities of the Company (including all shares of Company Common Stock or Preferred Stock and all options, warrants and other rights to acquire shares of Company Common Stock or Preferred Stock) owned by Shareholder as of the date of this Agreement; and
     (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock or Preferred Stock) of which Shareholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

          (d) Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into anagreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

     2. Transfer of Shares.

          (a) Transferee of Shares to be Bound by this Agreement. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Shares to be effected unless such Transfer is in accordance with any affiliate agreement between Shareholder and Parent contemplated by the Reorganization Agreement and each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have:
     (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

          (b) Transfer of Voting Rights. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. At every meeting of the Shareholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the Shareholders of the Company, Shareholder (in his or her capacity as such) shall cause the Shares to be voted in favor of approval of the Reorganization Agreement and the Merger, in favor of the automatic conversion of Company Preferred Stock into Company Common Stock immediately prior to Effective Time, in favor of each of the other transactions contemplated by the Reorganization Agreement, in favor of any matter that could reasonably be expected to facilitate the Merger and against any matter that is inconsistent with the prompt consummation of the Merger and other transactions contemplated by the Reorganization Agreement.

     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

     5. Irrevocable Election to Conversion. Shareholder hereby agrees and elects to the automatic conversion immediately prior to Effective Time of the Shares into Company Common Stock pursuant to the terms of the Company's Certificate of Incorporation, which agreement and election shall be irrevocable to the fullest extent permissible by law.

     6. "Market Stand-Off" Agreement. Shareholder hereby agrees that, during the period of duration (up to, but not exceeding, 180 days) specified by Parent and an underwriter of Common Stock or other securities of Parent, following the date of the final prospectus distributed in connection with a registration statement of Parent filed under the Securities Act of 1933, as amended (the "Market Stand-Off Period"), Shareholder shall not, to the extent requested by Parent and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of Parent held by Shareholder at any time during such period except (i) Common Stock included in such registration and (ii) in the event that any Holders of Registrable Securities of Parent sell any shares of Parent Common Stock in such registration, then Shareholder shall be entitled to sell during the Market Stand-Off Period the number of shares such Shareholder could have sold in such registration had such Shareholder been a requesting Holder (but not a Founder) of Registrable Securities pursuant to that certain Fourth Amended and Restated Investors' Rights Agreement dated June 16, 1999 by and among Parent and certain investors (the "Registration Rights Agreement"), and assuming for purposes of calculating such number that (I) the aggregate number of shares of Parent Common Stock requested to be included in such registration by former stockholders of the Company (the "Deemed Requested Shares") who have entered into this form of Agreement with Parent ("Covered Shareholders") bears the same proportion to the aggregate number of shares of Parent Common Stock held by Covered Shareholders as the number of Registrable Securities requested to be included in the Registration (the "Requested Shares") bears to the total number of Registrable Securities, (II) the aggregate number of Shares all Covered Shareholders are allowed to sell (the "Released Shares") bears the same proportion to the Deemed Requested Shares as the aggregate number of Registrable Securities actually included in the registration bears to the Requested Shares, and (III) that the Shareholder is entitled to sell that number of Shares equal to the product obtained by multiplying (A) the Released Shares by (B) the quotient obtained by dividing the number of Shares held by the Shareholder by the aggregate number of shares of Parent Common Stock held by all Covered Shareholders; provided, however, that all officers, directors, Founders (as defined in the Registration Rights Agreement), and one-percent security holders of Parent enter into similar agreements. Capitalized terms used but otherwise defined in the foregoing sentence shall have the meanings set forth in the Registration Rights Agreement.

     In order to enforce the foregoing covenant, Parent may impose stop-transfer instructions with respect to the Shares owned by Shareholder until the end of such period, and Shareholder agrees that, if so requested, Shareholder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 6.

     Notwithstanding the foregoing, the obligations described in this Section 6 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

     7. Representations and Warranties of the Shareholder. Shareholder (a) is the sole beneficial owner of the shares of Company Common Stock, Preferred Stock of the Company and the options and warrants to purchase shares of Common Stock of the Company indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal (except as may be held by the Company), co-sale rights, charges or other encumbrances; (b) does not beneficially own any securities of the Company other than the shares of Company Common Stock, Preferred Stock of the Company and options and warrants to purchase shares of Common Stock of the Company indicated on the final page of this Agreement; and (c) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     8. Additional Documents. Shareholder (in his or her capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

     9. Consent and Waiver. Shareholder (not in his capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

     10. Legending of Shares. If so requested by Parent, Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Shareholder agrees that Shareholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

     11. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

     12. Miscellaneous.

          (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

          (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) Waiver. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. No failure or delay by any party in executing any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise hereof preclude any other or future exercise hereof or the exercise of any other right, power or privilege hereof.

          (e) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

          (f) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        If to Parent:                E.piphany, Inc.
                                     1900 South Norfolk Street, Suite 310
                                     San Mateo, CA 94403
                                     Attention: General Counsel
                                     Telephone: (650) 356-3800
                                     Facsimile: (650) 356-3801

        With a copy to:             Wilson Sonsini Goodrich & Rosati
                                    Professional Corporation
                                    650 Page Mill Road
                                    Palo Alto, California 94304
                                    Attention: Aaron Alter, Esq.
                                               Tony Jeffries, Esq.
                                    Telephone: (650) 493-9300
                                    Facsimile: (650) 493-6811

        If to Shareholder:          To the address for notice set forth on the
                                    signature page hereof.

          (g) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

          (h) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

          (i) Effect of Headings. The Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

          (j) Facsimile; Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

E.piphany, Inc.
By:
-------------------------------------------
Signature of Authorized Signatory
Name:
-------------------------------------------
Title:
-------------------------------------------  BRENTWOOD ASSOCIATES IX, L.P.
                                             By: Brentwood IX Ventures, L.L.C.
                                             Its General Partner
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             BRENTWOOD AFFILIATES FUND II, L.P.
                                             By: Brentwood VIII Ventures, L.L.C.
                                             Its General Partner
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             ATLAS VENTURE EUROPE FUND B.V.
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             ATLAS VENTURE FUND II, L.P.
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             Sequoia 1995
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             Sequoia 1997
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                             SQP 1997
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             SEQUOIA CAPITAL VII
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             SEQUOIA TECHNOLOGY PARTNERS VII
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             CANAAN CAPITAL
                                             LIMITED PARTNERSHIP
                                             By: Canaan Capital Management L.P.,
                                             General Partner
                                             By: Canaan Capital Partners L.P.,
                                             General Partner
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             CANAAN CAPITAL OFFSHORE
                                             LIMITED PARTNERSHIP, C.V.
                                             By: Canaan Capital Management L.P.,
                                             General Partner
                                             By: Canaan Capital Partners L.P.,
                                             General Partner
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             CANAAN VENTURES II
                                             LIMITED PARTNERSHIP
                                             By: Canaan Venture Partners II L.P.
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                             CANAAN VENTURES II
                                             OFFSHORE C.V.
                                             By: Canaan Venture Partners II L.P.
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             CANAAN EQUITY, L.P.
                                             By: Canaan Equity Partners L.L.C.
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             CANAAN S.B.I.C., L.P.
                                             By: Canaan S.B.I.C. Partners L.P.
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------
                                             PARQUEST VENTURE PARTNERSHIP
                                             By:
                                             -------------------------------------------
                                             Name:
                                             -------------------------------------------
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: John Balen
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: Harold Bloom
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: Al Castino
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: Gayle Crowell
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                             By:
                                             -------------------------------------------
                                             Name: Kevin Faulkner
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: Linda Johnstone
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: Doug Leone
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: Stewart Schuster
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: Carol Snell
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: Christopher Spray
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: Earl Stahl
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: David Winter
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                                             By:
                                             -------------------------------------------
                                             Name: Jeffrey Miller
                                             Title:
                                             -------------------------------------------
                                             Address:
                                             -------------------------------------------

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

     Shares beneficially owned:

               shares of Company Common Stock

               shares of Company Common Stock issuable upon exercise of outstanding options or warrants shares of Company Series A, Preferred Stock

               shares of Company Series A, Preferred Stock issuable upon exercise of outstanding warrants shares of Company Series B, Preferred Stock

               shares of Company Series B, Preferred Stock issuable upon exercise of outstanding warrants shares of Company Series C, Preferred Stock

               shares of Company Series C, Preferred Stock issuable upon exercise of outstanding warrant shares of Company Series D, Preferred Stock

               shares of Company Series D, Preferred Stock issuable upon exercise of outstanding warrants shares of Company Series E, Preferred Stock

               shares of Company Series E, Preferred Stock issuable upon exercise of outstanding warrants

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned Shareholder of RightPoint Software, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints Roger Siboni, Kevin Yeaman and Debbie Townsend, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among E.piphany, Inc., a Delaware corporation ("Parent") and the undersigned Shareholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), among Parent, Yosemite Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company. The Reorganization Agreement provides for the merger of Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting in favor of approval of the Reorganization Agreement and the Merger, in favor of the automatic conversion of Company Preferred Stock into Company Common Stock immediately prior to Effective Time, in favor of each of the other transactions contemplated by the Reorganization Agreement, in favor of any matter that could reasonably be expected to facilitate the Merger and against any matter that is inconsistent with the prompt consummation of the Merger or other transactions contemplated by the Reorganization Agreement.

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned Shareholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.
Dated:             , 1999

                                Signature of Shareholder:
                                Print Name of Shareholder:
                                Shares beneficially owned:
                                ________ shares of the Company Common Stock
                                ________ shares of the Company Common Stock issuable upon
                                exercise of outstanding options or warrants
                                ________ shares of the Company Series A Preferred Stock
                                ________ shares of the Company Series A Preferred Stock
                                issuable upon exercise of outstanding warrants
                                ________ shares of the Company Series B Preferred Stock
                                ________ shares of the Company Series B Preferred Stock
                                issuable upon exercise of outstanding warrants
                                ________ shares of the Company Series C Preferred Stock
                                ________ shares of the Company Series C Preferred Stock
                                issuable upon exercise of outstanding warrants
                                ________ shares of the Company Series D Preferred Stock
                                ________ shares of the Company Series D Preferred Stock
                                issuable upon exercise of outstanding warrants
                                shares of the Company Series E Preferred Stock
                                shares of the Company Series E Preferred Stock issuable upon exercise of outstanding warrants

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                                                       ANNEX III

                          CALIFORNIA CORPORATIONS CODE

                         CHAPTER 13. DISSENTERS' RIGHTS

1300 RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DENIED.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301 DEMAND FOR PURCHASE.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to

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require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302 ENDORSEMENT OF SHARES.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303 AGREED PRICE -- TIME OF PAYMENT.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the

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

case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304 DISSENTER'S ACTION TO ENFORCE PAYMENT.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305 APPRAISERS' REPORT -- PAYMENT -- COSTS.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

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1306 DISSENTING SHAREHOLDERS' STATUS AS CREDITOR.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307 DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308 CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309 TERMINATION OF DISSENTING SHAREHOLDER STATUS.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

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

1311  EXEMPT SHARES.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

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                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.sec. 251 (other than a merger effected pursuant to sec.251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the Stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

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

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such shareholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such shareholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such shareholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec. 228 and sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholder of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who

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

has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the fact stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has compiled with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has compiled with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take

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

into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to thesurviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                        9